UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Frontier Group Holdings, Inc. and the Stockholders of Spirit Airlines, Inc.:

On February 5, 2022, Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Spirit Airlines, Inc. (which we refer to as “Spirit”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement, Top Gun Acquisition Corp., a wholly owned subsidiary of Frontier, will merge with and into Spirit, with Spirit continuing as the surviving corporation, in a transaction we refer to as the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of Spirit common stock, par value $0.0001 per share, (which we refer to as the “Spirit common stock”) (except for treasury stock or shares owned by Frontier) will be converted into the right to receive $2.13 in cash, without interest (which we refer to as the “per share cash consideration”), and 1.9126 shares (which we refer to as the “per share stock consideration” and, together with the per share cash consideration, the “merger consideration”) of voting common stock, par value $0.001 per share, of Frontier (which we refer to as the “Frontier common stock”).

Although the number of shares of Frontier common stock that each Spirit stockholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Frontier common stock and will not be known at the time Spirit stockholders vote on the merger. Based on the closing price per share of Frontier common stock on The Nasdaq Global Select Market (which we refer to as the NASDAQ) on February 4, 2022, the last trading day before public announcement of the merger, the per share stock consideration represented approximately $23.70, for a total merger consideration of $25.83 in value for each share of Spirit common stock. Based on the closing price per share of Frontier common stock on May 10, 2022, the latest practicable trading day before the date of the enclosed information statement and proxy statement/prospectus, the per share stock consideration represented approximately $17.18, for a total merger consideration of $19.31 in value for each share of Spirit common stock. We urge you to obtain current market quotations for shares of Frontier common stock (currently traded on The Nasdaq Global Select Market under the trading symbol “ULCC”) and shares of Spirit common stock (currently traded on the New York Stock Exchange under the trading symbol “SAVE”).

Based on the fully diluted number of shares of Frontier common stock and Spirit common stock as of February 4, 2022, the last trading day before public announcement of the merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the merger.

Spirit will hold a special meeting of its stockholders (which we refer to as the “Spirit stockholders”) virtually, via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM on June 10, 2022 at 9:00 a.m., Eastern Time (which we refer to as the “Spirit special meeting”). At the Spirit special meeting, the Spirit stockholders will be asked (i) to consider and vote on a proposal to adopt the merger agreement (which we refer to as the “merger proposal”), (ii) to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Spirit that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”) and (iii) to consider and vote on a proposal to approve the adjournment of the Spirit special meeting, if necessary or appropriate, including adjournment to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”). The board of directors of Spirit (which we refer to as the “Spirit board of directors”) has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Spirit and its stockholders, (ii) declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable and (iii) approved the execution, delivery and performance by Spirit of the merger agreement and the transactions contemplated thereby, including the merger. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, including to solicit additional votes for approval of the merger proposal.

The board of directors of Frontier (which we refer to as the “Frontier board of directors”) has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier and its stockholders (which we refer to as the “Frontier stockholders”) and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Frontier of the merger agreement and the transactions contemplated thereby, including the merger. Concurrently with the execution of the merger agreement, Indigo Frontier Holdings Company, LLC, the holder of 178,834,034 shares of Frontier common stock, or approximately 82.4% of the shares of Frontier common stock outstanding and entitled to vote on such matters as of February 4, 2022, executed a written consent in lieu of a meeting (which we refer to as the “Frontier written consent”) approving the issuance of shares of Frontier common stock in connection with the merger as contemplated by the merger agreement (which we refer to as the “Frontier stock issuance”). As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger.

The attached information statement and proxy statement/prospectus describes the special meeting of Spirit, the merger, the documents related to the merger, and other related matters. Please carefully read the entire information statement and proxy statement/prospectus, including the “Risk Factors,” beginning on page 24, for a discussion of the risks relating to the proposed merger. You also can obtain information about Frontier and Spirit from documents that each has filed with the Securities and Exchange Commission.

William A. Franke Chairman Frontier Group Holdings, Inc.	H. McIntyre Gardner Chairman Spirit Airlines, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this information statement and proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this information statement and proxy statement/prospectus is May 11, 2022, and it is first being mailed or otherwise delivered to the Frontier stockholders and the Spirit stockholders on or about May 11, 2022.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT TO FRONTIER STOCKHOLDERS—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Frontier Group Holdings, Inc.:

The board of directors (which we refer to as the “Frontier board of directors”) of Frontier Group Holdings, Inc. (which we refer to as “Frontier”) approved an Agreement and Plan of Merger dated as of February 5, 2022 (which we refer to as the “merger agreement”) pursuant to which Top Gun Acquisition Corp., a wholly owned subsidiary of Frontier, will merge with and into Spirit, with Spirit continuing as the surviving corporation, in a transaction we refer to as the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of Spirit common stock, par value $0.0001 per share (which we refer to as the “Spirit common stock”) (except for treasury stock or shares owned by Frontier), will be converted into the right to receive $2.13 in cash, without interest (which we refer to as the “per share cash consideration”), and 1.9126 shares (which we refer to as the “per share stock consideration” and, together with the per share cash consideration, the “merger consideration”) of voting common stock, par value $0.001 per share, of Frontier (which we refer to as the “Frontier common stock”).

The Frontier board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier and the stockholders of Frontier (which we refer to as the “Frontier stockholders”) and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Frontier of the merger agreement and the transactions contemplated thereby, including the merger. Immediately following the execution of the merger agreement, Indigo Frontier Holdings Company, LLC, the holder of 178,834,034 shares of Frontier common stock, or approximately 82.4% of the shares of Frontier common stock outstanding and entitled to vote on such matters as of February 5, 2022, executed a written consent in lieu of a meeting (which we refer to as the “Frontier written consent”) approving the issuance of shares of Frontier common stock in connection with the merger as contemplated by the merger agreement (which we refer to as the “Frontier stock issuance”). As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger.

Frontier has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Frontier stock issuance. Frontier is furnishing this Notice of Stockholder Action by Written Consent and this information statement and proxy statement/prospectus to provide its stockholders with material information concerning the actions taken in connection with the Frontier written consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. Further, this Notice of Stockholder Action by Written Consent and this information statement and proxy statement/prospectus shall constitute notice, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware to Frontier’s stockholders who have not consented in writing to the actions set forth in the Frontier written consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been February 5, 2022, the date the Frontier written consent was delivered to Frontier.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the merger, the documents related to the merger, and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Howard Diamond Secretary Frontier Group Holdings, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Spirit Airlines, Inc.:

Spirit Airlines, Inc. (which we refer to as” Spirit”) will hold a special meeting of holders of common stock of Spirit (who we refer to as “Spirit stockholders”) virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 10, 2022, at 9:00 a.m. Eastern Time (which we refer to as the “Spirit special meeting”) to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time (which agreement we refer to as the “merger agreement”) by and between Spirit, Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Top Gun Acquisition Corp. (which we refer to as “Merger Sub”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the merger proposal;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

•

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

Spirit has fixed the close of business on May 6, 2022 as the record date for the Spirit special meeting. Only Spirit stockholders of record at that time are entitled to notice of, and to vote at, the Spirit special meeting, or any adjournment or postponement of the Spirit special meeting. During the Spirit special meeting, Spirit stockholders will be able to examine the list of the stockholders entitled to vote at the Spirit special meeting by following the instructions on the live webcast. Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of common stock, $0.0001 par value per share, of Spirit (which we refer to as “Spirit common stock”), entitled to vote on thereon. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or by proxy at the Spirit special meeting and entitled to vote thereon.

The board of directors of Spirit (which we refer to as the “Spirit board of directors”) has unanimously adopted the merger agreement, has determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Spirit and its stockholders, and unanimously recommends that Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. Frontier and Spirit cannot complete the merger unless Spirit’s stockholders adopt the merger proposal.

Regardless of whether you plan to attend (via the Internet) the Spirit special meeting, please vote as soon as possible by following the voting procedures described on the proxy card. If you do not vote on the merger proposal, it will have the same effect as a vote by you against the merger proposal.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the Spirit special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Canfield Secretary

REFERENCES TO ADDITIONAL INFORMATION

This information statement and proxy statement/prospectus incorporates important business and financial information about Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Spirit Airlines, Inc. (which we refer to as “Spirit”), from documents filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this information statement and proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Frontier and/or Spirit at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this information statement and proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Frontier Group Holdings, Inc. 4545 Airport Way Denver, Colorado 80239 Attention: Investor Relations Telephone: (720) 374-4550	Spirit Airlines, Inc. 2800 Executive Way Miramar, Florida 33025 Attention: Investor Relations Telephone: (954) 447-7920

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Spirit stockholders must request them no later than five business days before the date of the Spirit special meeting. This means that Spirit stockholders requesting documents must do so by June 3, 2022.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated May 11, 2022, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Frontier stockholders or Spirit stockholders, nor the issuance by Frontier of shares of its common stock in connection with the merger, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Frontier has been provided by Frontier and information contained in this document regarding Spirit has been provided by Spirit.

Please see “Where You Can Find More Information” for more details.

ABOUT THIS DOCUMENT

Frontier has supplied all information contained in or incorporated by reference into this information statement and proxy statement/prospectus relating to Frontier. Spirit has supplied all information contained in or incorporated by reference into this information statement and proxy statement/prospectus relating to Spirit. Frontier and Spirit have both contributed information relating to the merger.

This information statement and proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-263467) filed by Frontier with the SEC. It constitutes a prospectus of Frontier under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the rules thereunder, with respect to the shares of Frontier common stock to be issued to Spirit stockholders in the merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting and action to be taken with respect to the Spirit special meeting of stockholders at which Spirit stockholders will consider and vote on the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement and the other proposals described in this information statement and proxy statement/prospectus. In addition, it constitutes an information statement under Section 14(c) of the Exchange Act and Section 228(e) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) to provide Frontier stockholders with notice of the Frontier written consent and material information concerning the actions taken in connection with the Frontier written consent.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this document. You should not assume that the information contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Neither the mailing of this document to the stockholders of Spirit, nor the taking of any actions contemplated hereby by Frontier or Spirit at any time will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the Spirit special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this information statement and proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, or the Spirit special meeting. Additional important information is also contained in the documents incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

General

Q:	What is the merger?

A:

Frontier and Spirit have entered into an Agreement and Plan of Merger, dated as of February 5, 2022 (which we refer to as the “merger agreement”). Under the merger agreement, Top Gun Acquisition Corp., a wholly owned subsidiary of Frontier (which we refer to as “Merger Sub”), will merge with and into Spirit, with Spirit continuing as the surviving corporation (such transaction we refer to as the “merger”). A copy of the merger agreement is included in this information statement and proxy statement/prospectus as Annex A.

If the merger is completed, Spirit stockholders will receive $2.13 in cash, without interest (which we refer to as the “per share cash consideration”), and 1.9126 shares of Frontier common stock (which we refer to as the “per share stock consideration” and, together with the per share cash consideration, the “merger consideration”) for each share of Spirit common stock (except for treasury stock or shares owned by Frontier) they hold immediately prior to the merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the fully diluted number of shares of Frontier common stock and Spirit common stock as of February 4, 2022, the last trading day before public announcement of the merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the effective time of the merger (which we refer to as the “effective time”).

The merger cannot be completed unless, among other things, Spirit stockholders approve the proposal to adopt the merger agreement.

Q:	Why am I receiving this information statement and proxy statement/prospectus?

A:

We are delivering this document to you because it is an information statement being used by the board of directors of Frontier (which we refer to as the “Frontier board of directors”) to provide Frontier stockholders with notice of the Frontier written consent (as defined below) and material information concerning the actions taken in connection with the Frontier written consent, and a proxy statement being used by the board of directors of Spirit (which we refer to as the “Spirit board of directors”) to solicit proxies of Spirit stockholders in connection with approval of the merger and related matters.

In order to adopt the merger agreement and related matters, Spirit has called a special meeting of its stockholders (which we refer to as the “Spirit special meeting”). This document serves as the proxy statement for the Spirit special meeting and describes the proposals to be presented at the Spirit special meeting.

Finally, this document is also a prospectus that is being delivered to Spirit stockholders because, in connection with the merger, Frontier will be issuing to Spirit stockholders shares of Frontier common stock as merger consideration.

For Frontier stockholders, this information statement and proxy statement/prospectus contains important information about the merger and the other actions taken in connection with the Frontier written consent (as defined below) and serves as your notice pursuant to Section 228(e) of the DGCL. Frontier is not asking you for a proxy and you are not requested to send Frontier a proxy.

For Spirit stockholders, this information statement and proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Spirit special meeting and important information to consider in connection with an investment in Frontier common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Spirit common stock voted by proxy without attending the Spirit special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

For Frontier Stockholders

Q:	Has the Frontier board of directors approved the merger and the other transactions contemplated by the merger agreement, including the Frontier stock issuance?

A:

After careful consideration of the various factors described in “The Merger—Frontier’s Reasons for the Merger,” the Frontier board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier and the Frontier stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Frontier of the merger agreement and the transactions contemplated thereby, including the merger.

Q:	Has Frontier stockholder approval of the merger and the other transactions contemplated by the merger agreement, including the Frontier stock issuance, been obtained?

A:

Yes. Immediately following the execution of the merger agreement, Indigo Frontier Holdings Company, LLC (which we refer to as “Indigo Fund”), the holder of 178,834,034 shares of Frontier common stock, or approximately 82.4% of the shares of Frontier common stock outstanding and entitled to vote on such matters as of February 5, 2022, executed a written consent in lieu of a meeting (which we refer to as the “Frontier written consent”) approving the issuance of shares of Frontier common stock in connection with the merger as contemplated by the merger agreement (which we refer to as the “Frontier stock issuance”). As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger.

Q:	Why are Frontier stockholders receiving this information statement and proxy statement/prospectus?

A:

This information statement and proxy statement/prospectus is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this information statement and proxy statement/prospectus in its entirety. However, no action is required on your part in connection with this document. Frontier is not asking you for a proxy and you are requested not to send Frontier a proxy.

Q:	What will Frontier stockholders receive in the merger?

A:

If the merger is completed, Frontier stockholders will not receive any merger consideration (as defined below) and will continue to hold the shares of Frontier common stock that they currently hold. As a result of the Frontier stock issuance, however, the overall ownership percentage of the Frontier stockholders in the combined company will be diluted. Based on the fully diluted number of shares of Frontier common stock and Spirit common stock as of February 4, 2022, the last trading day before public announcement of the merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the effective time.

For Spirit Stockholders

Q:	What are Spirit stockholders being asked to vote on at the Spirit special meeting?

A:	Spirit is soliciting proxies from its stockholders with respect to the following proposals:

•	a proposal to adopt the merger agreement (which we refer to as the “merger proposal”);

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Spirit that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

•

a proposal to adjourn the Spirit special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

Q:	What will Spirit stockholders receive in the merger?

A:

If the merger is completed, Spirit stockholders will receive (i) $2.13 in cash, without interest (which we refer to as the “per share cash consideration”), and (ii) 1.9126 shares of Frontier common stock (which we refer to as the “per share stock consideration” and, together with the per share cash consideration, the “merger consideration”) for each share of Spirit common stock held immediately prior to the merger. Frontier will not issue any fractional shares of Frontier common stock in the merger. Spirit stockholders who would otherwise be entitled to a fraction of a share of Frontier common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing sale price for one share of Frontier common stock as quoted on NASDAQ on the trading day that is three business days preceding the closing date of the merger.

Q:	How will the merger affect Spirit restricted stock unit awards?

A:

Under the merger agreement, each restricted stock unit denominated in Spirit common stock (each of which we refer to as a “Spirit RSU Award”) that is outstanding immediately prior to the effective time (including the Spirit performance market stock unit awards (each of which we refer to as a “Spirit MSU Award”)) granted pursuant to Spirit’s 2015 Incentive Award Plan (which we refer to as the “Spirit Equity Award Plan”) will be assumed by Frontier and converted into (i) for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive the per share cash consideration of $2.13, which cash will be subject to the same vesting schedule applicable to the related Spirit RSU Award and (ii) a Frontier restricted stock unit award denominated in Frontier common stock (each of which we refer to as a “Frontier RSU Award”). Each Frontier RSU Award will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit RSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (and after treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance), multiplied by (ii) 1.9126.

Q:	How will the merger affect Spirit performance share awards granted prior to fiscal year 2022?

A:

Under the merger agreement, immediately prior to the effective time, each outstanding Spirit performance share award denominated in Spirit common stock granted prior to fiscal year 2022 (each of which we refer to as a “Spirit Pre-2022 PSU Award”) pursuant to the Spirit Equity Award Plan shall entitle the holder to receive the number of shares of Spirit common stock that are earned based on target performance as of immediately prior to the effective time, multiplied by a fraction, the numerator of which is equal to the number of whole months elapsed from the first day of the applicable performance period until the closing date, and the denominator of which is the number of total months in such performance period. Any shares of Spirit common stock so delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration.

Q:	How will the merger affect Spirit performance share awards granted in fiscal year 2022?

A:

Under the merger agreement, immediately prior to the effective time, each outstanding performance share award denominated in Spirit common stock granted in fiscal year 2022 (each, a “Spirit 2022 PSU Award”) pursuant to the Spirit Equity Award Plan shall be assumed by Frontier and converted into (i) for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive the per share cash consideration of $2.13, which cash will be subject to the same vesting schedule applicable to the Spirit 2022 PSU Award and (ii) a Frontier RSU Award. Each such Frontier RSU Award will be a service-vesting award and will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit 2022 PSU Award immediately prior to the effective time, and will represent the right to receive upon vesting the number of shares of Frontier common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time, multiplied by (ii) 1.9126.

Q:	How will the merger affect Spirit warrants?

A:

Under the merger agreement, immediately prior to the effective time, (i) the Spirit warrants shall be assumed by Frontier and shall be converted into warrants exercisable for the merger consideration and (ii) Frontier shall assume the due and punctual performance and observance of each and every covenant, agreement and condition of the Spirit warrant agreements, such that the Frontier assumed warrants shall continue to have, and shall be subject to, the same terms and conditions as applied to the Spirit warrants immediately prior to the effective time.

Q:	How will the merger affect Spirit convertible notes?

A:

Under the indentures governing Spirit’s 4.75% Convertible Senior Notes due 2025 (which we refer to as the “2025 convertible notes”) and Spirit’s 1.00% Convertible Senior Notes due 2026 (which we refer to as the “2026 convertible notes” and, together with the 2025 convertible notes, the “Spirit convertible notes”), prior to the effective time, Spirit, Frontier and the Spirit convertible notes trustee will execute supplemental indentures to, among other things, (i) change each Spirit convertible note holder’s right to convert Spirit convertible notes for shares of Spirit common stock into a right to convert Spirit convertible notes for the merger consideration on and after the effective date, and (ii) provide for Frontier’s assumption of Spirit’s obligations under the Spirit convertible notes upon consummation of the merger, in each case pursuant to the terms of the indentures governing the Spirit convertible notes. At the effective time, if the aggregate per share stock consideration does not constitute 90% of the value of the total merger consideration issued and payable to Spirit stockholders in connection with the merger, (i) the Spirit convertible notes will be temporarily subject to a cash repurchase option at par value plus accrued interest following the merger, and (ii) the conversion rates of the Spirit convertible notes may be temporarily increased following the merger.

Under the terms of the merger agreement, Spirit will settle any conversions of Spirit convertible notes that occur prior to the effective time (i) pursuant to “Physical Settlement” (as defined in the indenture governing the 2025 convertible notes) for any conversions of 2025 convertible notes and (ii) pursuant to “Cash Settlement” (as defined in the indenture governing the 2026 convertible notes) for any conversions of 2026 convertible notes, in each case pursuant to the terms of the indentures governing the Spirit convertible notes.

Q:	What are the U.S. federal income tax consequences of the merger to Spirit stockholders?

A:

As described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”, it will not be known at the time of the special meeting whether the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Qualification of the merger as a reorganization depends on compliance with numerous technical requirements, including that the value of the shares of Frontier common stock issued to holders of Spirit common stock in the merger, determined as of completion of the merger, represents at least 80 percent of the total consideration paid to holders of Spirit common stock in the merger (which we refer to as the “Control Requirement”). Provided the Control Requirement is satisfied as of the closing of the merger, Frontier and Spirit intend that the merger will qualify as a reorganization. This determination depends on facts that will not be known until the completion of the merger (e.g., the value of Frontier common stock as of such time). If the Control Requirement is not satisfied as of the closing date of the merger, the merger will not qualify as a reorganization. Frontier will provide notice to the Spirit stockholders if the Control Requirement is not satisfied as of the closing date of the merger by posting a statement on the investor relations portion of the Frontier website within 45 days of the closing of the merger. The completion of the merger is not conditioned on the merger qualifying as a reorganization or upon the receipt of an opinion of counsel to that effect, and no assurance can be given that the merger will qualify as a reorganization.

Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” of this information statement and proxy statement/prospectus:

•

If the merger qualifies as a reorganization, a holder of Spirit common stock whose shares of Spirit common stock are exchanged in the merger for shares of Frontier common stock and cash generally will recognize gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (except with respect to any cash received in lieu of a fractional share of Frontier common stock).

•

If the merger does not qualify as a reorganization, a holder of Spirit common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Frontier common stock and the amount of cash received in the merger by the holder (including cash received in lieu of a fractional share of Frontier common stock) and (2) the holder’s basis in the Spirit common stock surrendered.

SPIRIT WILL NOT RESOLICIT STOCKHOLDER VOTES IN THE EVENT THAT THE MERGER FAILS TO QUALIFY AS A REORGANIZATION.

For further information, including a discussion of the potential application of Section 304 of the Internal Revenue Code if the merger does not qualify as a reorganization, which may characterize the receipt of cash consideration by certain holders of Spirit common stock as a dividend for U.S. federal income tax purposes, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164 of this information statement and proxy statement/prospectus.

All holders of Spirit common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger to them in light of their particular facts and circumstances.

Q:	If I am a Spirit stockholder, should I send in my Spirit stock certificate(s) now?

A:

No. Please do not send in your Spirit stock certificate(s) with your proxy. After the merger, an exchange agent will send you instructions for exchanging Spirit stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”

Q:	What should I do if I hold my shares of Spirit common stock in book-entry form?

A:

You are not required to take any additional actions, in connection with the conversion at the effective time of your shares of Spirit common stock into shares of Frontier common stock, if your shares of Spirit common stock are held in book-entry form. After the completion of the merger, shares of Spirit common stock held in book-entry form automatically will be exchanged for the merger consideration, including book-entry shares of Frontier common stock.

Q:	Will the value of the merger consideration change between the date of this information statement and proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the merger consideration is fixed, the value of the per share stock consideration will fluctuate between the date of this information statement and proxy statement/prospectus and the completion of the merger based upon the market value for Frontier common stock. Any fluctuation in the market price of Frontier common stock after the date of this information statement and proxy statement/prospectus will change the value of the shares of Frontier common stock that Spirit stockholders will receive.

Based on the closing price per share of Frontier common stock on NASDAQ, on February 4, 2022, the last trading day before public announcement of the merger, of $12.39, the per share stock consideration represented approximately $23.70, for a total merger consideration of $25.83 in value for each share of Spirit common stock. Based on the closing price per share of Frontier common stock on May 10, 2022, the latest practicable trading day before the date of this information statement and proxy statement/prospectus, of $8.98, the per share stock consideration represented approximately $17.18, for a total merger consideration of $19.31 in value for each share of Spirit common stock. We urge you to obtain current market quotations for shares of Frontier common stock (trading symbol “ULCC”) and shares of Spirit common stock (currently traded on the New York Stock Exchange, or the NYSE, under the trading symbol “SAVE”).

Q:	How does the Spirit board of directors recommend that I vote at the Spirit special meeting?

A:	The Spirit board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	When and where will the Spirit special meeting take place?

A:

The Spirit special meeting will be held virtually via live webcast on the Internet on June 10, 2022, at 9:00 a.m. Eastern Time. The Spirit special meeting will be held solely via live webcast and there will not be a physical meeting location. Spirit stockholders will be able to attend the Spirit special meeting online and vote their shares electronically during the meeting and will be able to examine the list of the stockholders entitled to vote at the Spirit special meeting during the Spirit special meeting by visiting www.virtualshareholdermeeting.com/SAVE2022SM (which we refer to as the “Spirit special meeting website”).

Q:	What do l need to do now?

A:

After you have carefully read this information statement and proxy statement/prospectus and have decided how you wish to vote your shares of Spirit common stock, please vote your shares promptly so that your shares are represented and voted at the Spirit special meeting.

Q:	How do I vote?

A:	You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Spirit special meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Spirit special meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Spirit special meeting, you may still attend the Spirit special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

•

To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Spirit special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Spirit special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How do I vote via Internet or telephone?

A:

You may vote by proxy by following the instructions provided on the proxy card. You may also vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 9, 2022. The giving of such a telephonic or Internet proxy will not affect your right to vote should you decide to attend (via the Internet) the Spirit special meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:	What constitutes a quorum for the Spirit special meeting?

A:

The presence at the Spirit special meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the Spirit common stock issued and outstanding and entitled to vote at the Spirit special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

If you hold shares of Spirit common stock entitled to vote at the Spirit special meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm, your shares of Spirit common stock entitled to vote at the Spirit special meeting will not be voted and will not be treated as present for purposes of establishing a quorum.

Q:	What is the vote required to approve each proposal at the Spirit special meeting?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Spirit common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Compensation proposal:

•

Standard: Approval of the compensation proposal requires the affirmative vote of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the Spirit special meeting and entitled to vote on the compensation proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Spirit special meeting, this will have no effect on the compensation proposal.

Adjournment proposal:

•

Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the Spirit special meeting and entitled to vote on the adjournment proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Spirit special meeting, this will have no effect on the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Spirit to obtain the necessary quorum to hold the Spirit special meeting and to receive the vote necessary to complete the merger. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority in voting power of all issued and outstanding shares of Spirit common stock entitled to vote on the proposal. Only Spirit stockholders as of the close of business on May 6, 2022 (which we refer to as the “record date”) are entitled to vote at the Spirit special meeting. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. In addition, your failure to submit a proxy or vote at the Spirit special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Spirit, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Spirit special meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the Spirit special meeting. Further, brokers, banks or other nominees who hold shares of Spirit common stock on behalf of their customers may not give a proxy to Spirit to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have (i) the same effect as a vote “AGAINST” the merger proposal, (ii) no effect on the compensation proposal and (iii) no effect on the adjournment proposal.

Q:	Can I attend the Spirit special meeting and vote my shares via the Internet?

A:

Yes. All Spirit stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend (via the Internet) the Spirit special meeting. Whether or not you plan to attend (via the Internet) the Spirit special meeting, we urge you to vote by proxy over the Internet to ensure your vote is counted. Even if you have submitted a proxy before the Spirit special meeting, holders of record of Spirit common stock may still attend the Spirit special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of Spirit common stock, you may change your vote at any time before your shares of Spirit common stock are voted electronically at the Spirit special meeting by: (1) submitting another properly completed proxy over the Internet, by telephone or by mail with a later date; (2) attending (via the Internet) the special meeting and voting online (simply attending (via the Internet) the Spirit special meeting will not, by itself, revoke your proxy); or (3) delivering a written revocation letter to Spirit’s Secretary at 2800 Executive Way, Miramar, Florida, 33025, which written revocation letter must be received by Spirit prior to the special meeting. If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each proxy card that you receive by mail or email, which include instructions for voting over the Internet, by telephone or by signing, dating and returning each proxy card.

Q:	Will Spirit be required to submit the merger proposal to its stockholders even if the Spirit board of directors has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Spirit special meeting, Spirit is required to submit the merger proposal to its stockholders even if the Spirit board of directors has withdrawn, modified or qualified its recommendation that Spirit stockholders adopt the merger agreement.

For Both Frontier Stockholders and Spirit Stockholders

Q:	Are Frontier or Spirit stockholders entitled to appraisal rights?

A:

Pursuant to Section 262 of the DGCL, Frontier stockholders are not entitled to appraisal rights in connection with the Frontier stock issuance. Holders of Spirit common stock who hold their shares through the effective time and do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Spirit common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of Spirit common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Spirit stockholders would otherwise be entitled to receive under the terms of the merger agreement. Spirit stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Spirit common stock who wish to preserve any appraisal rights they may have, must so advise Spirit by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must not vote in favor of the merger proposal and otherwise follow fully the procedures prescribed by Section 262 of the DGCL. For further information, see “The Merger—Appraisal Rights in the Merger.”

Q:	When do you expect to complete the merger?

A:

Frontier and Spirit expect to complete the merger in the second half of 2022. However, neither Frontier nor Spirit can assure you of if or when the merger will be completed. Frontier and Spirit must obtain the approval of the merger proposal by the Spirit stockholders at the Spirit special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions. For further information, see “Risk Factors—Risks Related to the Merger” and “The Merger Agreement—Conditions to Completion of the Merger,” beginning on pages 25 and 157 of this information statement and proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Spirit stockholders will not receive any consideration for their shares of Spirit common stock in connection with the merger. Instead, Spirit will remain an independent, public company and Spirit common stock will continue to be listed and traded on the NYSE. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Spirit to Frontier. Further, if the merger agreement is terminated under certain circumstances, an expense reimbursement amount may be required to be paid by Spirit to Frontier. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

Q:	Whom should I call with questions?

A:

Frontier stockholders: If you have any questions concerning the merger or this information statement and proxy statement/prospectus, or would like additional copies of this information statement and proxy statement/prospectus, please contact Frontier’s Investor Relations department at 4545 Airport Drive, Denver, CO 80239, Attention: Investor Relations or at (720) 374-4550.

Spirit stockholders: If you have any questions concerning the merger or this information statement and proxy statement/prospectus, would like additional copies of this information statement and proxy statement/prospectus, or need help voting your shares of Spirit common stock, please contact Spirit’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8903 or via email at info@okapipartners.com.

SUMMARY

This summary highlights selected information from this information statement and proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this information statement and proxy statement/prospectus, including its annexes carefully and in its entirety and the other documents to which we refer in order to fully understand the merger before you decide how to vote with respect to the proposals to be considered and voted on at the Spirit special meeting. In addition, Frontier and Spirit incorporate by reference important business and financial information about Frontier and Spirit into this information statement and proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement and proxy statement/prospectus.

Information about the Companies (page 58)

Frontier Group Holdings, Inc.

Frontier Group Holdings, Inc.

4545 Airport Way

Denver, CO 80239

(720) 374-4550

Frontier Group Holdings, Inc. is a Delaware corporation headquartered in Denver, Colorado and is the parent company of Frontier Airlines, Inc.

Frontier Airlines is an ultra low-cost carrier whose business strategy is focused on Low Fares Done Right®. Frontier offers flights throughout the United States and to select near international destinations in the Americas. Frontier’s unique strategy is underpinned by our low-cost structure and superior low-fare brand. Frontier operates more than 100 A320 family aircraft and has the largest A320neo fleet in the U.S. The use of these aircraft, Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to airline’s average fuel savings compared to other U.S. airlines (fuel savings is based on Frontier Airlines’ 2019 ASMs per fuel gallon consumed compared to the weighted average of major U.S. airlines), which makes Frontier the most fuel-efficient U.S. airline. With over 230 new Airbus planes on order, Frontier will continue to grow to deliver on its mission of providing affordable travel across America.

Frontier common stock is traded on NASDAQ under the symbol “ULCC.”

Spirit Airlines, Inc.

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

(954) 447-7920

Spirit was founded in 1964 as Clippert Trucking Company, a Michigan corporation. It began air charter operations in 1990 and renamed itself Spirit Airlines, Inc. in 1992. In 1994, Spirit reincorporated in Delaware, and in 1999 it relocated its headquarters to Miramar, Florida.

Spirit offers affordable travel to value-conscious customers. Its all-Airbus fleet is one of the youngest and most fuel efficient in the United States. Spirit serves 85 destinations in 16 countries throughout the United States, Latin America and the Caribbean.

Spirit’s ultra low-cost carrier, or ULCC, business model allows it to compete principally by offering customers unbundled base fares that remove components traditionally included in the price of an airline ticket. By offering customers unbundled base fares, Spirit gives customers the power to save by paying only for the Á La SmarteTM options they choose, such as checked and carry-on bags, advance seat assignments, priority boarding and refreshments. Spirit records revenue related to these options as non-fare passenger revenue, which is recorded within passenger revenues in its consolidated statements of operations.

Spirit common stock is traded on the NYSE under the symbol “SAVE.”

Top Gun Acquisition Corp.

Top Gun Acquisition Corp.

c/o Frontier Group Holdings, Inc.

4545 Airport Way

Denver, CO 80239

(720) 374-4550

Top Gun Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Frontier. Merger Sub is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

The Merger (page 61)

Pursuant to the terms of the merger agreement that are described in this information statement and proxy statement/prospectus and attached as Annex A, Spirit will be acquired by Frontier. We encourage you to carefully read in its entirety the merger agreement, which is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a wholly-owned subsidiary of Frontier. Upon the completion of the merger, each share of Spirit common stock outstanding (other than shares held by any holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Frontier, Merger Sub or any of their respective wholly-owned subsidiaries) will be converted into the right to receive the merger consideration. See “Risk Factors” beginning on page 24 of this information statement and proxy statement/prospectus.

You should consider all the information contained in or incorporated by reference into this information statement and proxy statement/prospectus in deciding how to vote for the proposals presented in the information statement and proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors,” beginning on page 24 of this information statement and proxy statement/prospectus.

Frontier’s Reasons for the Merger (page 71)

The Frontier board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier and its stockholders, (ii) declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable, and (iii) approved the execution, delivery and performance by Frontier of the merger agreement and the transactions contemplated thereby, including the merger. The Frontier written consent was obtained on February 5, 2022 immediately after the execution of the merger agreement. As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger. For the factors considered by the Frontier’s board of directors in reaching its decision to adopt the merger agreement, see “The Merger—Frontier’s Reasons for the Merger,” beginning on page 71 of this information statement and proxy statement/prospectus.

Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors (page 88)

The Spirit board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Spirit and its stockholders, (ii) declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable, and (iii) approved the execution, delivery and performance by Spirit of the merger agreement and the transactions contemplated thereby, including the merger. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by the Spirit board of directors in reaching its decision to approve the merger agreement, see “The Merger— Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 88 of this information statement and proxy statement/prospectus.

Opinion of Citigroup Global Markets, Inc. (page 78 and Annex B)

Frontier retained Citigroup Global Markets Inc. (which we refer to as “Citi”) as its financial advisor in connection with a possible transaction involving Spirit. In connection with Citi’s engagement, Frontier requested that Citi evaluate the fairness, from a financial point of view, to Frontier of the exchange ratio of 1.9126 (which we refer to as the “exchange ratio”), taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement. On February 5, 2022, at a meeting of the Frontier board held to evaluate the proposed merger and at which the merger agreement was approved, Citi rendered to the Frontier board an oral opinion, confirmed by delivery of a written opinion, dated February 5, 2022, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, was fair, from a financial point of view, to Frontier.

The full text of Citi’s written opinion, dated February 5, 2022, to the Frontier board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this information statement and proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section entitled “The Merger—Opinion of Citigroup Global Markets Inc.” beginning on page 76 of this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Frontier board (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Frontier of the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the proposed merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

For more information, see the section entitled “The Merger—Opinion of Citigroup Global Markets Inc.” beginning on page 78 of this information statement and proxy statement/prospectus.

Opinion of Barclays Capital Inc. (page 92 and Annex C)

Spirit retained Barclays Capital Inc. (which we refer to as “Barclays”) to act as financial advisor to the Spirit board of directors with respect to pursuing strategic alternatives for Spirit, including a possible sale of Spirit, pursuant to an engagement letter dated November 21, 2019. At the meeting of the Spirit board of directors on February 5, 2022, Barclays rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Barclays as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Barclays, dated as of February 5, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached to this information statement and proxy statement/prospectus as Annex C. You are encouraged to read the opinion carefully and in its entirety. Barclays’ opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than the certain excluded shares). Barclays’ opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Frontier common stock or Spirit common stock would trade following consummation of the merger or at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Barclays did not express any opinion or recommendation as to how the stockholders of Spirit should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Barclays set forth below is qualified in its entirety by reference to the full text of the opinion.

For more information, see the section entitled “The Merger—Opinion of Barclays Capital Inc.” beginning on page 92 of this information statement and proxy statement/prospectus.

Opinion of Morgan Stanley & Co. LLC (page 99 and Annex D)

Spirit retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) to act as financial advisor to the Spirit board of directors in connection with the proposed merger, pursuant to an engagement letter dated December 17, 2019. The Spirit board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on February 5, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Morgan Stanley, dated as of February 5, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this information statement and proxy statement/prospectus as Annex D. You are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than the certain excluded shares). Morgan Stanley’s opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Frontier common stock or Spirit common stock would trade following consummation of the merger or at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Morgan Stanley did not express any opinion or recommendation as to how the stockholders of Spirit should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

For more information, see the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 99 of this information statement and proxy statement/prospectus.

Treatment of Spirit Equity-Based Awards and Warrants (page 133)

Spirit RSU Awards. The merger agreement provides that, effective as of immediately prior to the effective time of the merger, each Spirit RSU Award that is outstanding as of immediately prior to the effective time of the merger (including each Spirit MSU Award), shall be assumed by Frontier and converted into:

•

for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive $2.13 per such share in cash, with such cash payment subject to the same vesting schedule applicable to the related Spirit RSU Award; and

•	a Frontier RSU Award.

Each Frontier RSU Award will be subject to the same terms and conditions (including “double trigger” vesting) as applied to each Spirit RSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (and after treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance), multiplied by (ii) 1.9126.

Spirit Pre-2022 PSU Awards. The merger agreement provides that, effective as of immediately prior to the effective time of the merger, each Spirit Pre-2022 PSU Award that is outstanding immediately prior to the effective time will entitle each holder to receive the number of shares of Spirit common stock earned thereunder based on target performance as of immediately prior to the effective time, multiplied by a fraction, the numerator of which is equal to the number of months elapsed from the first day of the applicable performance period until the closing date, and the denominator of which is equal to the number of months under the applicable performance period.

Any shares of Spirit common stock delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration.

Spirit 2022 PSU Awards. The merger agreement provides that, effective as of immediately prior to the effective time of the merger, each Spirit 2022 PSU Award that is outstanding as of immediately prior to the effective time of the merger shall be assumed by Frontier and converted into:

•

for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive $2.13 per such share in cash consideration, with such cash payment subject to the same vesting schedule applicable to the related Spirit 2022 PSU Award; and

•	a Frontier RSU Award.

Each Frontier RSU Award will be a service-vesting award that will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit 2022 PSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the Effective Time (and after treating any performance-based vesting condition as having been achieved based on target performance), multiplied by (ii) 1.9126.

Warrants. Immediately prior to the effective time, each outstanding warrant to purchase shares of Spirit common stock will be assumed by Frontier and converted into a warrant exercisable for the merger consideration, and each such warrant will continue to have, and be subject to, the same terms and conditions as applied to the warrants prior to the effective time.

For further information, see “The Merger Agreement— Treatment of Spirit Equity-Based Awards and Warrants,” beginning on page 133 of this information statement and proxy statement/prospectus.

Spirit Will Hold its Special Meeting on June 10, 2022 (page 52)

The Spirit special meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 10, 2022, at 9:00 a.m. Eastern Time. At the Spirit special meeting, Spirit stockholders will be asked to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time, by and between Spirit, Frontier and Merger Sub, pursuant to which Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger; and

•

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

The Spirit board of directors has fixed the close of business on May 6, 2022 as the record date for determining the holders of Spirit common stock entitled to receive notice of and to vote at the Spirit special meeting.

As of the Spirit record date, there were 108,618,703 shares of Spirit common stock outstanding and entitled to vote at the Spirit special meeting held by approximately 69 holders of record. Each share of Spirit common stock entitles the holder to one vote at the Spirit special meeting on each proposal to be considered at the Spirit special meeting.

For further information, see “The Spirit Special Meeting” beginning on page 52 of this information statement and proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (page 164)

As described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”, it will not be known at the time of the special meeting whether the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Qualification of the merger as a reorganization depends on compliance with numerous technical requirements, including that the value of the shares of Frontier common stock issued to holders of Spirit common stock in the merger, determined as of completion of the merger, represents at least 80 percent of the total consideration paid to holders of Spirit common stock in the merger (which we refer to as the “Control Requirement”). Provided the Control Requirement is satisfied as of the closing of the merger, Frontier and Spirit intend that the merger will qualify as a reorganization. This determination depends on facts that will not be known until the completion of the merger (e.g., the value of Frontier common stock as of such time). If the Control Requirement is not satisfied as of the closing date of the merger, the merger will not qualify as a reorganization. Frontier will provide notice to the Spirit stockholders if the Control Requirement is not satisfied as of the closing date of the merger by posting a statement on the investor relations portion of the Frontier website within 45 days of the closing of the merger. The completion of the merger is not conditioned on the merger qualifying as a reorganization or upon the receipt of an opinion of counsel to that effect, and no assurance can be given that the merger will qualify as a reorganization.

Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” of this information statement and proxy statement/prospectus:

•

If the merger qualifies as a reorganization, a holder of Spirit common stock whose shares of Spirit common stock are exchanged in the merger for shares of Frontier common stock and cash generally will recognize gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (except with respect to any cash received in lieu of a fractional share of Frontier common stock).

•

If the merger does not qualify as a reorganization, a holder of Spirit common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Frontier common stock and the amount of cash received in the merger by the holder (including cash received in lieu of a fractional share of Frontier common stock) and (2) the holder’s basis in the Spirit common stock surrendered.

SPIRIT WILL NOT RESOLICIT STOCKHOLDER VOTES IN THE EVENT THAT THE MERGER FAILS TO QUALIFY AS A REORGANIZATION.

For further information, including a discussion of the potential application of Section 304 of the Internal Revenue Code if the merger does not qualify as a reorganization, which may characterize the receipt of cash consideration by certain holders of Spirit common stock as a dividend for U.S. federal income tax purposes, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164 of this information statement and proxy statement/prospectus.

All holders of Spirit common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger to them in light of their particular facts and circumstances.

Interests of Spirit’s Directors and Executive Officers in the Merger (page 114)

In considering the recommendation of the Spirit board of directors with respect to the merger, Spirit stockholders should be aware that Spirit’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the stockholders of Spirit generally. The Spirit board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Spirit’s stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time).

These interests potentially include, among others:

•	As holders of Spirit Pre-2022 PSU Awards, Spirit’s executive officers will be entitled to prorated vesting and settlement of such awards;

•

Cash severance payments and/or other benefits under Spirit’s 2017 Executive Severance Plan that may be payable to Spirit’s executive officers upon a termination without cause or for good reason in connection with the merger;

•	Retention bonuses in connection with the merger in order to retain and incentivize key employees during the period between the public announcement of the merger and the closing of the merger;

•	Continued indemnification and insurance coverage to the officers and directors of Spirit following the merger for acts or omissions occurring prior to the merger; and

•	Appointment of five designees appointed by Spirit to serve on the Frontier board of directors following the closing of the merger.

For a more complete description of these interests, see the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger,” beginning on page 114 of this information statement and proxy statement/prospectus.

Appraisal Rights in the Merger (page 125)

If the merger is consummated and certain conditions are met, Spirit stockholders who continuously hold shares of Spirit common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Spirit common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger) and to receive, in lieu of the merger consideration, such fair value, together with interest to be paid on the amount determined to be fair value, if any. The amount determined to be fair value by the court will be determined as of the effective time and could be more than, the same as or less than the merger consideration for Spirit common stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

Due to the complexity of the appraisal process, Spirit stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex E carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

To exercise appraisal rights, Spirit stockholders must: (i) submit a written demand for appraisal to Spirit before the stockholder vote is taken on the proposal to adopt the merger agreement at the Spirit special meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; (iii) continue to hold shares of Spirit common stock of record through the effective time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Spirit unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this information statement and proxy statement/prospectus, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex E to this information statement and proxy statement/prospectus. If you hold your shares of Spirit common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

For more information, see “The Merger—Appraisal Rights in the Merger,” beginning on page 125 of this information statement and proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page 130)

Subject to the terms of the merger agreement, both Frontier and Spirit have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the U.S. Department of Justice (which we refer to as the “DOJ”), the Federal Trade Commission (which we refer to as the “FTC”), the U.S. Department of Transportation (which we refer to as the “DOT”), the Federal Aviation Administration (which we refer to as the “FAA”) and the Federal Communications Commission (which we refer to as the “FCC”). Frontier and Spirit plan to file applications and notifications to obtain the required regulatory approvals.

Although neither Frontier nor Spirit knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Frontier and Spirit cannot be certain when or if they will be obtained. For more information, see “Risk Factors—Risks Related to the Merger” and “The Merger—Regulatory Approvals Required for the Merger,” beginning on pages 25 and 130, respectively, of this information statement and proxy statement/prospectus.

Conditions to Completion of the Merger (page 157)

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•	The merger agreement will have been adopted by the requisite affirmative vote of Spirit’s stockholders at the Spirit special meeting;

•

The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) will have expired or been terminated;

•	Any approval or authorization required to be obtained from the DOT, the FAA and the FCC in connection with the consummation of the merger shall have been obtained;

•

There will have been no governmental order issued enjoining or prohibiting the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger;

•

This information statement and proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending its effectiveness shall have been issued by the SEC; and

•	The shares of Frontier common stock to be issued as merger consideration shall have been authorized and approved for listing on the Nasdaq Stock Market LLC.

The obligations of Frontier and Merger Sub to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•

With specified qualifications and exceptions, the truth and correctness of Spirit’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger;

•

Spirit will have performed and complied in all material respects with each of the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so shall have been cured;

•	The receipt by Frontier of a certificate executed by an executive officer of Spirit certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Spirit.

The obligation of Spirit to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•

With specified qualifications and exceptions, the truth and correctness of Frontier and Merger Sub’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger;

•

Each of Frontier and Merger Sub will have performed and complied in all material respects with each of the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so shall have been cured;

•	The receipt by Spirit of a certificate executed by an executive officer of Frontier certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Frontier.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 157 of this information statement and proxy statement/prospectus.

Termination of the Merger Agreement (page 159)

In each case described below, the merger agreement may be terminated and the merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The merger agreement may be terminated by mutual written consent of Frontier and Spirit at any time prior to the effective time of the merger. In addition, the merger agreement may be terminated by either party if:

•

any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action has become final and nonappealable (which order the party seeking to terminate the merger agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the merger agreement);

•

the effective time of the merger has not occurred on or before February 5, 2023 or, in certain circumstances, August 5, 2023 or February 5, 2024 (such applicable date, as determined pursuant to the merger agreement, which we refer to as the “Outside Date”); or

•	the required Spirit stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the Spirit special meeting.

The merger agreement may be terminated by Spirit if:

•

in connection with Spirit’s board of directors causing Spirit to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the merger agreement; or

•

there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by Frontier or Merger Sub that would result in the failure of the conditions to the obligation of Spirit to effect the merger to be satisfied; (ii) Spirit has delivered to Frontier written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Spirit cannot terminate for this reason if it has breached any covenant such that the condition to the consummation of the merger relating to performance of Spirit’s covenants is not satisfied or there is an uncured inaccuracy in any of Spirit’s representations and warranties such that the condition to the consummation of the merger relating to the truth and accuracy of Spirit’s representations and warranties is not satisfied.

The merger agreement may be terminated by Frontier if:

•

at any time prior to the effective time of the merger, (i) the Spirit board of directors effects a change of board recommendation with respect to the adoption and approval of the merger agreement and the merger; (ii) Spirit enters into any alternative acquisition agreement with a third party; (iii) the Spirit board of directors publicly recommends to its stockholders any acquisition proposal by a third party; (iv) where an acquisition proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), the Spirit board of directors fails to publicly reaffirm its recommendation of the merger within ten business days after Frontier’s request; (v) where a tender or exchange offer is commenced, the Spirit board of directors fails to recommend against such offer’s acceptance by Spirit’s stockholders of such proposal (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten business days of the commencement of such proposal; or (vi) the Spirit board formally resolves to take or publicly announces its intention to take any of the foregoing actions (we refer to these events as the “Triggering Events”); or

•

there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by Spirit that would result in the failure of the conditions to the obligation of Frontier to effect the merger to be satisfied; (ii) Frontier has delivered to Spirit written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Frontier cannot terminate for this reason if it or Merger Sub has breached any covenant such that the condition to the consummation of the merger relating to performance of Frontier’s and Merger Sub’s covenants are not satisfied or there is an uncured inaccuracy in any of their representations and warranties of Frontier or Merger Sub contained in the merger agreement such that the condition relating to the truth and accuracy of Frontier’s and Merger Sub’s representations and warranties is not satisfied.

For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 159 of this information statement and proxy statement/prospectus.

Transaction Expenses and Termination Fee (page 160)

Except for the expenses in connection with printing and mailing this information statement and proxy statement/prospectus, all SEC filing fees relating to the merger, fees incurred in connection with the preparation of the pro forma financial statements and the fees in connection with the regulatory approvals required pursuant to the merger agreement and related to the merger (each of which fees and expenses will be borne, in each case, equally by Frontier and Spirit), all fees and expenses incurred in connection with the preparation, negotiation and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. However, Spirit must pay Frontier a termination fee of $94.2 million (which we refer to as the “termination fee”) if:

•	Spirit terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement;

•	Frontier terminates the merger agreement in connection with a Triggering Event; or

•

(i) the merger agreement is terminated (a) at the Outside Date, (b) because there is an intentional breach of Spirit’s covenant with respect to non-solicitation or (c) because the required stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the special meeting, (ii) prior to the date of the Spirit special meeting (or prior to the termination of the merger agreement if there has been no Spirit special meeting) an acquisition proposal has been publicly announced and is not withdrawn and (iii) at any time on or prior to the first anniversary of the termination of the merger agreement, Spirit consummates any acquisition proposal or enters into a definitive written agreement related to an alternative acquisition proposal that is ultimately consummated; provided that for purposes of clauses (ii) and (iii), the references to “20%” in the meaning of acquisition proposal are deemed to be references to “50%”.

In the event that the merger agreement is terminated by either Frontier or Spirit because Spirit stockholder approval of the merger proposal is not obtained at the Spirit special meeting, then Spirit will pay to Frontier the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Frontier in connection with the transactions contemplated by the merger agreement up to $25 million (which we refer to as the “expense reimbursement”). Any payment of the expense reimbursement shall reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable under the merger agreement.

For more information, see “The Merger Agreement—Transaction Expenses and Termination Fee” beginning on page 160 of this information statement and proxy statement/prospectus.

The Rights of Spirit Stockholders Will Change as a Result of the Merger (page 192)

As a result of the merger, Spirit stockholders will receive shares of Frontier common stock and will become stockholders of Frontier. Following the merger, Spirit stockholders will have different rights as stockholders of Frontier than as stockholders of Spirit due to the different provisions of the governing documents of Spirit and Frontier.

For more information, see “Description of Capital Stock of Frontier,” beginning on page 182 of this information statement and proxy statement/prospectus for a description of Frontier’s common stock and see “Comparison of Frontier Stockholders’ and Spirit Stockholders’ Rights,” beginning on page 192 of this information statement and proxy statement/prospectus for a description of the material differences in stockholders’ rights under each of the Frontier and Spirit governing documents.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this information statement and proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” Frontier’s Annual Report on Form 10-K for the year ended December 31, 2021, and Spirit’s Annual Report on Form 10-K for the year ended December 31, 2021, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this information statement and proxy statement/prospectus. You should also consider the other information in this information statement and proxy statement/prospectus and the other documents incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Risk Factors Summary

Below is a summary of the principal risk factors that you should consider in deciding how to vote for the proposals presented in this information statement and proxy statement/statement. The below summary is qualified in its entirety by the more complete discussion of such risks and uncertainties that follows this summary.

•	The pendency of the proposed merger may cause disruption in Frontier’s and Spirit’s businesses.

•	If certain governmental approvals are not granted or are granted with conditions, completion of the merger will be jeopardized.

•	Uncertainties associated with the merger may cause a loss of Frontier’s and Spirit’s management personnel and other key employees.

•	Failure to complete the merger in a timely manner could negatively impact the market price of Frontier and Spirit’s common stock, as well as Frontier’s and Spirit’s future businesses.

•	The ability of the merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code will not be known until closing.

•	Spirit stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares of Spirit common stock.

•	The market price and value of Frontier’s common stock may be volatile and may be materially adversely affected before completion of the merger.

•	Factors affecting the market price of Frontier common stock may differ from those currently affecting the market price of Spirit common stock.

•	Any damage to our reputation or brand image could adversely affect the market price of Frontier common stock.

•	Spirit stockholders will have reduced ownership and voting interest in Frontier as compared to their current ownership and voting interest in Spirit and will exercise less influence over management.

•

Spirit stockholders will be forfeiting all rights with respect to their shares of Spirit common stock other than the right to receive the merger consideration, and the rights with respect to the Frontier common stock will differ from the rights with respect to the shares of Spirit common stock.

•	Spirit directors and officers potentially have interests in the transaction that differ from, or are in addition to, the interests of Spirit stockholders generally.

•

Failure to complete the merger could negatively impact the price of shares of Frontier common stock and Spirit common stock, as well as Frontier’s and Spirit’s respective future businesses and financial results.

•	The combined company may not realize certain expected synergies and other benefits.

•	The combined company faces challenges in integrating Frontier’s and Spirit’s computer, communications and other technology systems.

•

The future results of the combined company will suffer if it does not effectively manage its expanded operations following the merger, and uncertainties associated with the merger may cause a loss of management personnel and other key employees.

•	The combined company is expected to incur substantial expenses related to the merger and the integration of Frontier and Spirit and could experience significant operating losses in the future.

•

The demand for airline services is highly sensitive to changes in economic conditions, and another recession or similar economic downturn in the United States or globally would further weaken demand for the combined company’s services and have a material adverse effect on the combined company’s business, results of operations and financial condition.

•	The combined company will be affected by factors beyond its control, which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

•	The airline industry is exceedingly competitive and the combined company will compete against legacy network airlines, low-cost carriers and other ultra low-cost carriers.

•	The combined company will depend on a limited number of suppliers for aircraft and engines.

•

The combined company may be exposed to liability and reputational damage as a result of cybersecurity threats or breaches, threatened or actual terrorist attacks or other security concerns, which could have a material adverse impact on the combined company.

•	The deployment of new 5G C-band service by wireless communications service providers could have a material adverse effect on the combined company’s operations.

•	The COVID-19 pandemic and measures to reduce its spread are expected to have a material adverse impact on the combined company’s business.

•	The combined company’s reputation and business could be adversely affected in the event of an emergency, accident or similar public incident involving its aircraft or personnel.

•

The combined company will be subject to heavy taxation and extensive governmental regulation, and changes in legislation, regulation and government policy may have a material adverse effect on the combined company’s business.

Risks Related to the Merger

The pendency of the proposed merger may cause disruption in Frontier and Spirit’s businesses.

On February 5, 2022, Frontier entered into the merger agreement with Spirit and Merger Sub, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation.

The merger agreement restricts Frontier and Spirit from taking specified actions without the other party’s consent until the merger is completed or the merger agreement is terminated. See “The Merger Agreement—Other Covenants” beginning on page 152 for a description of the restrictive covenants applicable to Frontier and Spirit. These restrictions and others more fully described in the merger agreement may affect Frontier and Spirit’s ability to execute their business strategies and attain their financial and other goals and may impact Frontier and Spirit’s businesses, results of operations and financial conditions.

The pendency of the proposed merger could cause disruptions to Frontier and Spirit’s businesses or business relationships, which could have an adverse impact on Frontier and Spirit’s results of operations. Parties with which Frontier or Spirit have business relationships, including customers, unions, employees, suppliers, third-party service providers and third-party distribution channels, may be uncertain as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with Frontier or Spirit. Parties with whom Frontier or Spirit otherwise may have sought to establish business relationships may seek alternative relationships with third parties.

The pursuit of the merger and the preparation for Spirit’s integration with Frontier’s business is expected to place a significant burden on Frontier and Spirit’s management and internal resources. The diversion of managements’ attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect Frontier and Spirit’s businesses, results of operations and financial conditions.

While the merger is pending, Frontier and Spirit intend to continue to grow their businesses, which will entail the continued hiring of additional employees, including pilots and other skilled workers, presently in short supply in the airline industry. Any disruption or perceived uncertainty may make it more difficult for Frontier and Spirit to meet their employee retention and hiring goals which could materially impact Frontier and Spirit’s businesses, results of operations and financial conditions.

Frontier and Spirit have incurred and will continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the merger. Frontier and Spirit may also incur unanticipated costs in connection with Spirit’s integration with Frontier’s business. The substantial majority of these costs will be non-recurring expenses relating to the merger, and many of these costs are payable regardless of whether or not the merger is consummated. Frontier and Spirit could be subject to litigation related to the proposed merger, which could prevent or delay the consummation of the merger and result in significant costs and expenses.

In order to complete the merger, Frontier and Spirit must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the merger will be jeopardized.

Although Frontier and Spirit have agreed to use reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals, including from the FCC, FAA and DOT and the expiration or early termination of the statutory waiting period under the HSR Act, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated or that the relevant approvals will be obtained. As a condition to approving the merger, these governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of the combined company’s business after completion of the merger. There can be no assurance that regulators will not challenge the transaction judicially or impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, including to a material extent, the combined company’s business, results of operations and financial condition after completion of the merger. If Frontier or Spirit is required to divest assets or businesses, there can be no assurance that Frontier or Spirit will be able to negotiate such divestitures expeditiously or on favorable terms or that the governmental authorities will approve the terms of such divestitures. Neither Frontier nor Spirit can provide assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Frontier and Spirit are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of Frontier and Spirit to retain key management personnel and other key employees. Current and prospective employees of Frontier and Spirit may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Frontier and Spirit to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Frontier and Spirit to the same extent that Frontier and Spirit have previously been able to attract or retain their own employees.

Failure to complete the merger in a timely manner or at all could negatively impact the market price of Frontier and Spirit’s common stock, as well as Frontier and Spirit’s future businesses and their results of operations and financial conditions.

The merger cannot be completed until conditions to closing are satisfied or (if permissible under applicable law) waived. The merger is subject to numerous closing conditions, including among other things, (i) approval of the transactions by Spirit’s stockholders, (ii) receipt of applicable regulatory approvals, including approvals from the FCC, FAA and DOT and the expiration or early termination of the statutory waiting period under the HSR Act and other required regulatory approvals; (iii) the absence of any law or order prohibiting the consummation of the transactions; (iv) the effectiveness of the registration statement to be filed by Frontier and Spirit with the SEC pursuant to the merger agreement; (v) the authorization and approval for listing on The Nasdaq Stock Market LLC of the shares of Frontier common stock to be issued to holders of Spirit’s common stock in the merger; and (vi) the absence of any material adverse effect (as defined in the merger agreement) on either Frontier or Spirit.

The process of satisfying such conditions, including seeking the necessary regulatory approvals, could delay the completion of the merger for a significant period of time or prevent it from occurring. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed.

If the merger is not completed in a timely manner or at all, Frontier and Spirit’s ongoing businesses may be adversely affected as follows:

•

Frontier and Spirit may experience negative reactions from the financial markets, and their stock prices could decline to the extent that the current market price reflects an assumption that the merger will be completed;

•	Frontier and Spirit may experience negative reactions from employees, customers, suppliers or other third parties;

•	Frontier and Spirit may be subject to litigation, which could result in significant costs and expenses;

•	Managements’ focus may have been diverted from day-to-day business operations and pursuing other opportunities that could have been beneficial to Frontier or Spirit; and

•	Frontier and Spirit’s costs of pursuing the merger may be higher than anticipated.

If the merger is not consummated, there can be no assurance that these risks will not materialize and will not materially adversely affect Frontier or Spirit’s stock price, business, results of operations and financial condition.

For a discussion of the conditions to closing, please see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 157 of this information statement and proxy statement/prospectus.

The ability of the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will not be known until closing, the completion of the merger is not conditioned on the receipt of an opinion of counsel to the effect that the merger will qualify as a reorganization, and neither Spirit nor Frontier intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger.

As described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”, it will not be known at the time of the special meeting whether the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Qualification of the merger as a reorganization depends on compliance with numerous technical requirements, including that the value of the shares of Frontier common stock issued to holders of Spirit common stock in the merger, determined as of completion of the merger, represents at least 80 percent of the total consideration paid to holders of Spirit common stock in the merger. This determination depends on facts that will not be known until the completion of the merger (e.g., the value of Frontier common stock as of such time). The completion of the merger is not conditioned on the merger qualifying as a reorganization or upon the receipt of an opinion of counsel to that effect, and neither Spirit nor Frontier intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Accordingly, no assurance can be given that the merger will qualify as a reorganization.

SPIRIT WILL NOT RESOLICIT STOCKHOLDER VOTES IN THE EVENT THAT THE MERGER FAILS TO QUALIFY AS A REORGANIZATION.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164 of this information statement and proxy statement/prospectus and consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in light of your particular facts and circumstances.

Risks Relating to Ownership of Frontier Common Stock

The merger consideration is fixed and will not be adjusted. Because the market price of Frontier common stock may fluctuate, Spirit stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares of Spirit common stock in connection with the transactions.

In connection with the merger, at the effective time, each share of Spirit common stock (other than shares held by Frontier, Spirit or their respective subsidiaries immediately prior to the effective time and shares as to which dissenters’ rights have been properly perfected) will be converted into the right to receive (i) 1.9126 shares of Frontier common stock and (ii) $2.13 in cash, without interest. Accordingly, the market value of the stock consideration that Spirit stockholders will receive will vary based on the price of Frontier common stock at the time Spirit stockholders receive the merger consideration. The market price of Frontier common stock may decline after the date of this document, after Spirit stockholders exchange their shares and/or after the closing.

A decline in the market price of Frontier common stock could result from a variety of factors beyond Frontier’s control, including, among other things, the possibility that Frontier may not achieve the expected benefits of the acquisition of Spirit as rapidly or to the extent anticipated, Spirit’s business may not perform as anticipated following the closing, the effect of Frontier’s acquisition of Spirit on Frontier’s financial results may not meet the expectations of Frontier, financial analysts or investors, or the addition and integration of Spirit’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Frontier and its businesses that are unrelated to Spirit.

If the merger is completed, there will be a lapse of time between each of the date of this information statement and proxy statement/prospectus, the date on which Spirit stockholders vote to approve the Spirit merger proposal and the date on which Spirit stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Frontier common stock may decline during and after these periods as a result of a variety of factors, and consequently, at the time Spirit stockholders must decide whether to adopt the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by Spirit stockholders at the completion of the merger will depend on the market value of the shares of Frontier common stock at that time.

The market price of the Frontier common stock may be volatile.

The market price of the Frontier common stock may fluctuate significantly due to a variety of factors, some of which are beyond Frontier’s and Spirit’s control, including:

•	announcements concerning Frontier’s competitors, the airline industry or the economy in general;

•	developments with respect to the COVID-19 pandemic, and government restrictions and mandates related thereto;

•	strategic actions by Frontier or Frontier’s competitors, such as acquisitions, restructurings, strategic partnerships, changes in routes or capital commitments;

•	media reports and publications about the safety of Frontier’s aircraft or the aircraft type that Frontier operates;

•	new regulatory pronouncements and changes in regulatory guidance;

•	changes in the price of aircraft fuel;

•	trading strategies related to changes in fuel or oil prices;

•	the success or failure in managing the combined company, including the integration of the separate operations of Frontier and Spirit;

•	announcements concerning the availability of the type of aircraft that Frontier uses;

•	increases or decreases in reported holdings by insiders or other significant stockholders;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations;

•	general market, political and other economic conditions;

•	future sales of Frontier common stock or issuance of Frontier common stock upon the exercise or conversion of convertible securities, options, warrants, RSUs, SARs or similar rights; and

•	fluctuations in trading volume.

The value of Frontier’s common stock may be materially adversely affected by additional issuances of common stock or preferred stock by Frontier or sales by Frontier’s principal stockholder.

Any future issuances or sales of Frontier’s common stock by Frontier will be dilutive to Frontier’s common stockholders. Frontier had 217,065,096 shares of common stock outstanding as of December 31, 2021. All of the shares of common stock sold in Frontier’s initial public offering are freely tradable without restrictions or further registration under the Securities Act. Indigo Fund, an investment fund managed by Indigo Partners LLC (which we refer to as “Indigo Partners”), is the holder of approximately 178.8 million shares of Frontier’s common stock as of December 31, 2021, and is entitled to rights with respect to registration of all such shares under the Securities Act pursuant to a registration rights agreement. Sales of substantial amounts of Frontier’s common stock in the public or private market, a perception in the market that such sales could occur or the issuance of securities exercisable or convertible into Frontier’s common stock, could adversely affect the prevailing price of Frontier’s common stock.

If securities or industry analysts do not publish research or reports about Frontier’s business or publish negative reports about Frontier’s business, Frontier’s stock price and trading volume could decline.

The trading market for Frontier’s common stock depends in part on the research and reports that securities and industry analysts may publish about Frontier or Frontier’s business. If one or more of the analysts who cover Frontier downgrade Frontier’s stock or publish inaccurate or unfavorable research about Frontier’s business, the trading price of Frontier’s common stock would likely decline. If one or more of these analysts ceases to cover Frontier or fails to publish reports on Frontier regularly, demand for Frontier’s stock could decrease, which may cause the trading price of Frontier’s common stock and the trading volume of Frontier’s common stock to decline.

The issuance or sale of shares of Frontier’s common stock, or rights to acquire shares of Frontier’s common stock, or the exercise of the warrants issued to the U.S. Department of the Treasury, could depress the trading price of Frontier’s common stock.

Frontier may conduct future offerings of its common stock, preferred stock or other securities that are convertible into, or exercisable for, Frontier’s common stock to finance its operations or fund acquisitions, or for other purposes. In connection with Frontier’s participation in the Payroll Support Program under the CARES Act, Frontier issued warrants to the U.S. Department of the Treasury (which we refer to as the “Treasury”), which are exercisable for up to an aggregate of 759,850 shares of Frontier’s common stock.

In connection with the $150 million borrowing under the loan received from the Treasury, Frontier issued warrants to the Treasury which are exercisable for up to 2,358,090 shares of Frontier’s common stock. Further, Frontier reserves shares of its common stock for future issuance under its equity incentive plans, which shares are eligible for sale in the public market to the extent permitted by the provisions of various agreements and, to the extent held by affiliates, the volume and manner of sale restrictions of Rule 144. If these additional shares are sold, or if it is perceived that they will be sold, into the public market, the price of Frontier’s common stock could decline substantially. If Frontier issues additional shares of its common stock or rights to acquire shares of its common stock, if any of Frontier’s existing stockholders sells a substantial amount of Frontier’s common stock or if the market perceives that such issuances or sales may occur, then the trading price of Frontier’s common stock may significantly decline. In addition, Frontier’s issuance of additional shares of common stock will dilute the ownership interests of Frontier’s existing common stockholders.

The market price of Frontier common stock after the merger may be affected by factors different from those currently affecting the shares of Spirit.

At the effective time, holders of Spirit common stock will become holders of Frontier common stock. Spirit’s business prior to the merger is independent of and different from that of Frontier, and accordingly the results of operations of Frontier may be affected by factors different from those currently affecting the results of operations of Spirit. Following the completion of the merger, Spirit will be part of a larger company, so decisions affecting Spirit may be made in respect of the larger combined business as a whole rather than the Spirit business individually. For additional information on the business of Spirit and a discussion of certain factors to consider in connection with its business, see the documents relating to Spirit that are incorporated by reference by Spirit into this information statement and proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 204 of this information statement and proxy statement/prospectus for the location of information incorporated by reference into this information statement and proxy statement/prospectus.

Any damage to our reputation or brand image could adversely affect the market price of Frontier common stock.

Maintaining a good reputation globally is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for all of our operations and activities; our impact on the environment; any inability to maintain our position as “America’s Greenest Airline” including, for example, if another major U.S. airline experiences more average fuel savings than us based on ASMs per fuel gallon consumed or if consumers perceive us to be less “green” than other airlines based on different factors or metrics or by attributing the sustainability practices of our vendors, suppliers and other third parties to us; public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage;” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs; customer perceptions of our use of social media; or customer perceptions of statements made by us, our employees and executives, agents or other third parties. In addition, we operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results and market price of Frontier common stock, as well as require additional resources to rebuild our reputation.

In addition, our reputation or brand image could be adversely impacted by any inability to deliver strong operational performance, which we believe helps strengthen our customer loyalty and attract new customers. The DOT publishes statistics regarding measures of customer satisfaction for domestic airlines, including on-time performance and completion factor. Our on-time performance, which measures the percentage of our scheduled flights that were operated by us that were on-time (within 15 minutes) for domestic routes only, was 76.6%, 83.9%, and 73.1% for the years ended December 31, 2021, 2020, and 2019, respectively. Our completion factor, which measures the percentage of our scheduled flights that were completed by us for domestic routes only, whether or not delayed (i.e., not cancelled), was 98.6%, 94.9%, and 98.3% for the years ended December 31, 2021, 2020, and 2019, respectively. The ranges of on-time performance and completion factor for the 10 airlines of significant size in the United States ranged from 68.3% to 90.1% and 96.7% to 99.6%, respectively, and we ranked 7th and 3rd, respectively, for the year ended December 31, 2021. Any sustained inability to maintain or improve our operational performance could result in decreased customer loyalty and, in turn, could significantly harm our brand and reputation and adversely affect our business and financial results, and the market price of Frontier common stock.

Moreover, the outbreak and spread of COVID-19 has adversely impacted consumer perceptions of the health and safety of travel, and airline travel in particular, and these negative perceptions, whether or not based in fact, could continue even after the pandemic subsides. Actual or perceived risk of infection on our flights has had, and may continue to have, a material adverse effect on the public’s perception of us, which has harmed, and may continue to harm, our reputation and business. We have taken various measures to reassure our team members and the traveling public of the safety of air travel, such as requiring that facial coverings must be worn by all customers and team members throughout every flight and introducing a fogging disinfectant to our already stringent aircraft cleaning and sanitation protocols. We expect that we will continue to incur COVID-19-related costs as we sanitize aircraft, implement additional hygiene-related protocols and take other actions to limit the threat of infection among our employees and passengers. However, we cannot assure you that these or any other actions we might take in response to the COVID-19 pandemic will be sufficient to restore the confidence of consumers in the safety of air travel.

Spirit stockholders will have a reduced ownership and voting interest in Frontier as compared to their ownership and voting interest in Spirit and will exercise less influence over management.

Currently, Spirit stockholders have the right to vote in the election of the Spirit board of directors and the power to approve or reject any matters requiring stockholder approval under Delaware law and the Spirit certificate of incorporation and bylaws. Upon completion of the merger, each Spirit stockholder who receives shares of Frontier common stock will become a stockholder of Frontier with a percentage ownership of Frontier that is smaller than the Spirit stockholder’s current percentage ownership of Spirit. Based on the fully diluted number of shares of Frontier common stock and shares of Spirit common stock as of May 6, 2022 and the exchange ratio of 1.9126, after the merger Spirit stockholders are expected to become owners of approximately 48.8% of the fully diluted shares of Frontier common stock, without giving effect to any shares of Frontier common stock held by Spirit stockholders prior to the completion of the merger and disregarding stock options, restricted stock units and other equity awards or rights to acquire shares that may be issued by Frontier or Spirit pursuant to any employee stock plan.

Consequently, even if all former Spirit stockholders voted together on all matters presented to Frontier stockholders from time to time, the former Spirit stockholders would exercise significantly less influence over Frontier after the completion of the merger relative to their influence over Spirit prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Frontier proposals submitted to a stockholder vote.

The shares of Frontier common stock to be received by Spirit stockholders as a result of the merger will have different rights from the shares of Spirit common stock.

At the effective time, Spirit stockholders will become holders of Frontier common stock and their rights as stockholders will be governed by Frontier’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The rights associated with Spirit common stock are different from the rights associated with Frontier common stock.

For a discussion of the different rights associated with Frontier common stock, see the sections entitled “Description of Capital Stock of Frontier” beginning on page 185 and “Comparison of Frontier Stockholders’ and Spirit Stockholders’ Rights” beginning on page 192 of this information statement and proxy statement/prospectus.

Spirit stockholders will be forfeiting all rights with respect to their shares of Spirit common stock other than the right to receive the merger consideration, including the right to participate directly in any earnings or future growth of Spirit.

If the merger is completed, Spirit stockholders will cease to have any equity interest in Spirit and will not participate in its earnings or any future growth, except indirectly through ownership of Frontier shares received as part of the merger consideration.

Spirit directors and officers potentially have interests in the transaction that differ from, or are in addition to, the interests of Spirit stockholders generally.

Some of the officers and directors of Spirit may be deemed to have interests in the mergers that are different from, or in addition to, the interests of Spirit stockholders. These interests may include, among others, agreements that certain officers have entered into with Spirit that provide for the acceleration of Spirit RSU Awards and Spirit 2022 PSU Awards in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Spirit, and cash severance payments and/or other benefits under Spirit’s 2017 Executive Severance Plan that may be payable to Spirit’s executive officers upon a termination without cause or for good reason in connection with the merger.

For additional information, see “The Mergers—Interests of Spirit’s Directors and Executive Officers in the Mergers” and “The Merger Agreement—Employee Matters.”

Failure to complete the merger could negatively impact the price of shares of Frontier common stock and the price of shares of Spirit common stock, as well as Frontier’s and Spirit’s respective future businesses and financial results.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement—Conditions to Complete the Merger.” There can be no assurance that all of the conditions to the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Frontier and Spirit will be unable to complete the merger.

If the merger is not completed for any reason, including the failure to receive the Spirit stockholder approval, Frontier’s and Spirit’s respective businesses and financial results may be adversely affected, including as follows:

•	Frontier and Spirit may experience negative reactions from the financial markets, including negative impacts on the market price of Frontier common stock and Spirit common stock;

•

the manner in which industry contacts, business partners and other third parties perceive Frontier and Spirit may be negatively impacted, which in turn could affect Frontier’s and Spirit’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Frontier and Spirit may experience negative reactions from employees; and

•

Frontier and Spirit will have expended time and resources that could otherwise have been spent on Frontier’s and Spirit’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Frontier’s and Spirit’s ongoing businesses and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Frontier’s anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of Frontier’s common stock.

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws may make it difficult to remove Frontier’s board of directors and management and may discourage or delay “change of control” transactions, which could adversely affect the price of Frontier’s common stock. These provisions include, among others:

•

Frontier’s board of directors is divided into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

•	no cumulative voting in the election of directors, which prevents the minority stockholders from electing director candidates;

•

the exclusive right of Frontier’s board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on Frontier’s board of directors;

•

from and after such time as Indigo Fund and its affiliates no longer hold a majority of the voting rights of Frontier’s common stock, actions to be taken by Frontier’s stockholders may only be affected at an annual or special meeting of Frontier’s stockholders and not by written consent;

•

from and after such time as Indigo Fund and its affiliates no longer hold a majority of the voting rights of Frontier’s common stock, special meetings of Frontier’s stockholders may be called only by the Chairman of the Board or by Frontier’s corporate secretary at the direction of Frontier’s board of directors;

•

advance notice procedures that stockholders, other than Indigo Fund for so long as it and its affiliates hold a majority of the voting rights of Frontier’s common stock, must comply with in order to nominate candidates to Frontier’s board of directors and propose matters to be brought before an annual meeting of Frontier’s stockholders may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Frontier;

•

from and after such time as Indigo Fund and its affiliates hold less than a majority of the voting rights of Frontier’s common stock, (i) a majority stockholder vote is required for removal of a director only for cause (and a director may only be removed for cause), and (ii) a vote of 66 2/3% of the outstanding voting stock is required for the amendment, repeal or modification of certain provisions of Frontier’s amended and restated certificate of incorporation and amended and restated bylaws; and

•

Frontier’s board of directors may, without stockholder approval, issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of Frontier’s common stock or could also be used as a method of discouraging, delaying or preventing a change of control.

Certain anti-takeover provisions under Delaware law also apply to Frontier. While Frontier has elected not to be subject to the provisions of Section 203 of the DGCL in its amended and restated certificate of incorporation, such certificate of incorporation provides that in the event Indigo Fund and its affiliates cease to beneficially own at least 15% of the then-outstanding shares of Frontier’s voting common stock, Frontier will automatically become subject to Section 203 of the DGCL to the extent applicable. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its voting stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between Frontier and its stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933.

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws provide that: (i) unless Frontier consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on Frontier’s behalf, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of Frontier’s current or former directors, officers, other employees, agents or stockholders to Frontier or Frontier’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against Frontier or any of its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or Frontier’s amended and restated certificate of incorporation or amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving Frontier that is governed by the internal affairs doctrine; (ii) unless Frontier consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in Frontier’s shares of capital stock will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause Frontier irreparable harm, and Frontier will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. This provision is intended to benefit and may be enforced by Frontier, Frontier’s officers and directors, the underwriters to any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Nothing in Frontier’s amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Frontier believes these provisions may benefit Frontier by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that is contained in Frontier’s amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, Frontier may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect Frontier’s business, results of operations, and financial condition. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the

Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Frontier or any of Frontier’s current or former directors, officers, other employees, agents or stockholders, which may discourage such claims against Frontier or any of Frontier’s current or former directors, officers, other employees, agents or stockholders and result in increased costs for investors to bring a claim.

Frontier’s amended and restated certificate of incorporation contains a provision renouncing Frontier’s interest and expectancy in certain corporate opportunities.

Frontier’s amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between Frontier and Indigo Fund. Under these provisions, neither Indigo Fund, its portfolio companies, funds or other affiliates, nor any of their agents, stockholders, members, partners, officers, directors and employees will have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities or lines of business in which Frontier operates. For instance, a director of Frontier who also serves as a stockholder, member, partner, officer, director or employee of Indigo Fund or any of its portfolio companies, funds or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to Frontier’s business and, as a result, such acquisitions or other opportunities may not be available to Frontier. These potential conflicts of interest could have a material adverse effect on Frontier’s business, results of operations or financial condition, if attractive corporate opportunities are allocated by Indigo Fund to itself or its portfolio companies, funds or other affiliates instead of to Frontier. In addition, Frontier’s amended and restated certificate of incorporation provides that Frontier shall indemnify each the aforementioned parties in the event of any claims for breach of fiduciary or other duties brought in connection with such other opportunities.

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting ownership, control and voting by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership and control of U.S. airlines, Frontier’s amended and restated certificate of incorporation and amended and restated bylaws restrict ownership, voting and control of shares of Frontier’s common stock by non-U.S. citizens. The restrictions imposed by federal law and DOT policy require that Frontier be owned and controlled by U.S. citizens; that no more than 25.0% of Frontier’s voting stock be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens, as defined in 49 U.S.C. § 40102(a)(15); that Frontier’s president, chief executive officer, if any, chairman of the board and at least two-thirds of the members of Frontier’s board of directors and other managing officers be U.S. citizens; that Frontier be under the actual control of U.S. citizens; and, subject to the limitation that no more than 25.0% of Frontier’s voting stock be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens, up to 49% of Frontier’s outstanding stock may be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens but only if those non-U.S. citizens are from countries that have entered into “open skies” air transport agreements with the U.S. which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. Frontier’s amended and restated certificate of incorporation and amended and restated bylaws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, which Frontier refers to as the “foreign stock record,” would result in a loss of their voting rights. Additionally, in no event shall such shares owned or controlled by a non-U.S. citizen be voted if the aggregate foreign ownership of the outstanding common stock exceeds the foreign ownership restrictions imposed by federal law. Frontier’s amended and restated bylaws further provide that no shares of Frontier’s common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record, resulting in the loss of voting rights, in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. Frontier is currently in compliance with these ownership restrictions.

Frontier is a holding company and relies on dividends, distributions and other payments, advances and transfers of funds from its subsidiaries to meet its obligations.

Frontier is a holding company that does not conduct any business operations of its own. As a result, Frontier is largely dependent upon cash dividends and distributions and other transfers, including for payments in respect of indebtedness, at the holding company level from its subsidiaries to meet its obligations. The agreements governing the indebtedness of Frontier’s subsidiaries, including the CARES Act, impose restrictions on Frontier’s subsidiaries’ ability to pay dividend distributions or other transfers to Frontier. Each of Frontier’s subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit Frontier’s ability to obtain cash from them. The deterioration of the earnings from, or other available assets of, Frontier’s subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to Frontier.

Risks Relating to the Combined Company Following the Merger

Although Frontier and Spirit expect that the merger will result in synergies and other benefits, the combined company may not realize those benefits because of difficulties related to integration, the achievement of such synergies and other challenges.

Frontier and Spirit have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that Frontier’s and Spirit’s businesses can be combined in a manner that allows for the achievement of substantial benefits. Historically, the integration of separate airlines has often proven to be more time consuming, to cost more and to require more resources than initially estimated. The combined company must devote significant management attention and financial and other resources to integrating business practices, cultures and operations. If the combined company is not able to successfully integrate Spirit’s business with Frontier’s, the anticipated benefits, including synergies, of the merger may not be realized fully or may take longer than expected to be realized. Specifically, the following issues, among others, must be addressed in combining Spirit’s operations with Frontier’s in order to realize the anticipated benefits of the merger:

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combining Spirit’s business with Frontier’s in a manner that permits the combined company to achieve the synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

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maintaining existing agreements with unions, employees, suppliers, third-party service providers and third-party distribution channels, and avoiding delays in entering into new agreements with prospective employees, suppliers, third-party service providers and third-party distribution channels;

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the challenge of integrating complex systems and technologies, including designing and implementing an integrated customer reservations system, operating procedures, regulatory compliance programs, aircraft fleets, networks and other assets in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	determining whether and how to address possible differences in corporate cultures and management philosophies;

•	diversion of the attention of management and other key employees;

•	integrating the businesses’ administrative and information technology infrastructure;

•	the challenge of integrating workforces and attracting and retaining key personnel while maintaining focus on providing consistent, high quality customer service and running an efficient operation;

•	managing the expanded operations of a significantly larger and more complex company;

•	branding or rebranding initiatives may involve substantial costs and may not be favorably received by customers; and

•	resolving potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger.

Even if the operations of Frontier’s business and Spirit’s business are integrated successfully, the full benefits of the merger may not be realized, including, among others, the synergies that are expected. These benefits may not be achieved within the anticipated time frame or at all. Additional unanticipated costs, which could be material, may also be incurred in the integration of Spirit’s business and Frontier’s business. Further, it is possible that there could be loss of key Frontier or Spirit employees, loss of customers, disruption of either or both of Frontier or Spirit’s ongoing businesses or unexpected issues, higher than expected costs and an overall post-completion process that takes longer than originally anticipated.

Frontier plans to submit to the FAA a transition plan for merging the day-to-day operations of Frontier and Spirit under a single operating certificate. The issuance of a single operating certificate will occur when the FAA agrees that the combined company has achieved a level of integration that can be safely managed under one certificate. The actual time required and cost incurred to receive this approval cannot be predicted. Any delay in the grant of such approval or increase in costs beyond those presently expected could have a material adverse effect on the completion date of the combined company’s integration plan and receipt of the benefits expected from that plan. All of these factors could materially adversely affect Frontier’s business, results of operations and financial condition.

The combined company faces challenges in integrating Frontier and Spirit’s computer, communications and other technology systems.

Among the principal risks of integrating Frontier and Spirit’s businesses and operations are the risks relating to integrating various computer, communications and other technology systems, including designing and implementing an integrated customer reservations system, that will be necessary to operate Frontier and Spirit as a single airline and to achieve cost synergies by eliminating redundancies in the businesses. The integration of these systems in a number of prior airline mergers has taken longer, been more disruptive and cost more than originally forecasted. The implementation process to integrate these various systems will involve a number of risks that could adversely impact the combined company’s business, results of operations and financial condition. The related implementation will be a complex and time-consuming project involving substantial expenditures for implementation consultants, system hardware, software and implementation activities, as well as the transformation of business and financial processes.

As with any large project, there will be many factors that may materially affect the schedule, cost and execution of the integration of Frontier and Spirit’s computer, communications and other technology systems. These factors include, among others: problems during the design, implementation and testing phases; systems delays and/or malfunctions; the risk that suppliers and contractors will not perform as required under their contracts; the diversion of management attention from daily operations to the project; reworks due to unanticipated changes in business processes; challenges in simultaneously activating new systems throughout the combined company’s global network; difficulty in training employees in the operations of new systems; the risk of security breach or disruption; and other unexpected events beyond the combined company’s control. The combined company cannot assure that its security measures, change control procedures or disaster recovery plans will be adequate to prevent disruptions or delays. Disruptions in or changes to these systems could result in a disruption to the combined company’s business and operations and the loss of important data. Any of the foregoing could result in a material adverse effect on the combined company’s business, results of operations and financial condition.

The future results of the combined company will suffer if it does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Frontier or Spirit’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Frontier and Spirit.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Frontier and Spirit. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, reservations, maintenance, flight operations, marketing and benefits. While Frontier and Spirit have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Frontier and Spirit are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their respective business plans. The combined company’s success after the merger will depend in part upon the ability of Frontier and Spirit to retain key management personnel and other key employees. Current and prospective employees of Frontier and Spirit may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Frontier and Spirit to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Frontier and Spirit to the same extent that Frontier and Spirit have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial statements and the forecasts included in this information statement and proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations after the merger.

The unaudited pro forma condensed combined financial statements and the forecasts contained in this information statement and proxy statement/prospectus are presented for illustrative purposes only and are based on various adjustments, assumptions, and preliminary estimates or are projected to be realized by the combined company after the closing. Consequently, the unaudited pro forma condensed combined financial statements and the forecasts contained in this information statement and proxy statement/prospectus may not be an indication of the combined company’s financial condition or results of operations following the closing for a number of reasons. The actual financial condition and results of operations of the combined company following the closing may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements and the forecasts. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and the forecasts may not prove to be accurate, and other factors, some of which are not known at the present time, may affect the combined company’s financial condition or results of operations following the closing. Any potential deterioration in Frontier or Spirit’s financial condition or results of operations may cause significant variation in the price of Frontier common stock following the closing. For more information, see “The Merger—Unaudited Prospective Financial Information” beginning on page 73 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 171 of this information statement and proxy statement/prospectus.

Following the closing, the combined company will be bound by all of the obligations and liabilities of both Frontier and Spirit.

Following the closing, the combined company will become bound by all of the obligations and liabilities of Frontier and Spirit. Neither Frontier nor Spirit can predict their respective financial condition at the time of that combination or the ability of the combined company to satisfy its obligations and liabilities.

The combined company could experience significant operating losses in the future.

For a number of reasons, including those addressed in these “Risk Factors,” the combined company might fail to achieve profitability and might experience significant losses. In particular, the condition of the economy and the high volatility of the COVID-19 pandemic have had, and continue to have, an impact on each of Frontier and Spirit’s businesses, financial conditions, and results of operations, and increase the risk that Frontier and Spirit will experience losses in the future.

The demand for airline services is highly sensitive to changes in economic conditions, and another recession or similar economic downturn in the United States or globally would further weaken demand for the combined company’s services and have a material adverse effect on the combined company’s business, results of operations and financial condition, particularly since a substantial portion of the combined company’s customers travel for leisure or other non-essential purposes.

The demand for travel services is affected by U.S. and global economic conditions. Unfavorable economic conditions, such as those resulting from an inflationary economic environment, reactions to the COVID-19 pandemic or military conflict (such as the conflict involving Russia and Ukraine), have historically impaired airline economics. For most cost-conscious leisure travelers, travel is a discretionary expense, and though Frontier and Spirit believe ultra low-cost carriers (which we refer to as “ULCCs”) are best suited to attract travelers during periods of unfavorable economic conditions as a result of such carriers’ low base fares, travelers have often elected to replace air travel at such times with various other forms of ground transportation or have opted not to travel at all. Likewise, during periods of unfavorable economic conditions, businesses have deferred air travel or forgone it altogether. Travelers have also reduced spending by purchasing fewer non-fare services, which can result in a decrease in average revenue per passenger. Because airlines typically have relatively high fixed costs as a percentage of total costs, much of which cannot be mitigated during periods of lower demand for air travel, the airline business is particularly sensitive to changes in U.S. and global economic conditions. A reduction in the demand for air travel due to unfavorable economic conditions would limit the combined company’s ability to raise fares to counteract increased fuel, labor and other costs. If U.S. or global economic conditions are unfavorable or uncertain for an extended period of time, it would have a material adverse effect on the combined company’s business, results of operations and financial condition. In particular, the ongoing COVID-19 pandemic and associated decline in economic activity and increase in unemployment levels have had, and may continue to have, a severe and prolonged effect on the global economy generally and, in turn, may continue to depress demand for air travel into the foreseeable future. Due to the uncertainty surrounding the duration and severity of the COVID-19 pandemic, neither Frontier nor Spirit can provide assurance as to when and at what pace demand for air travel will return to pre-pandemic levels, if at all.

The combined company’s initiatives to generate additional revenues and to reduce its costs may not be adequate or successful.

The combined company must take steps to generate additional revenues and to achieve a competitive cost structure after the merger. The adequacy and ultimate success of initiatives to generate additional revenues and/or reduce costs cannot be assured. Moreover, whether combined company’s initiatives will be adequate or successful depends in large measure on factors beyond its control. For example, the overall industry environment, including customer demand, yield and industry capacity growth, actions of competitors, the COVID-19 pandemic and fuel prices could negatively impact the success of these initiatives. It could be very difficult for the combined company to continue to fund its obligations on an ongoing basis, and to be profitable, if the overall industry revenue environment were to deteriorate or if fuel prices were to increase and persist for an extended period at high levels.

Airlines are often affected by factors beyond their control, including: air traffic congestion at airports; air traffic control inefficiencies; government shutdowns; major construction or improvements at airports; aircraft and engine defects; FAA grounding of aircraft; adverse weather conditions; increased security measures; new travel-related taxes; or the outbreak of disease, any of which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Like other airlines, the combined company’s business will be affected by factors beyond its control, including air traffic congestion at airports, air traffic control inefficiencies, government shutdowns, major construction or improvements at airports at which the combined company will operate, increased security measures, new travel-related identification requirements, taxes and fees, adverse weather conditions, natural disasters and the outbreak of disease. Flight delays caused by these factors may frustrate passengers and may increase costs and decrease revenues, which in turn could adversely affect profitability. The federal government controls all U.S. airspace, and airlines are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The federal government also controls airport security. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel airlines to fly inefficient, indirect routes resulting in delays. In addition, federal government slowdowns or shutdowns may further impact the availability of federal resources, such as air traffic controllers and security personnel, necessary to provide air traffic control and airport security, which may cause delays or cancellations of flights or may impact the combined company’s ability to take delivery of aircraft or expand the combined company’s route network or airport footprint. Further, implementation of the Next Generation Air Transport System, or NextGen, by the FAA could result in changes to aircraft routings and flight paths that could lead to increased noise complaints and other lawsuits, resulting in increased costs. The U.S. Congress could enact legislation that could impose a wide range of consumer protection requirements, which could increase the combined company’s costs of doing business.

In addition, airlines may also experience disruptions to their operations as a result of the aircraft and engines they operate, such as manufacturing defects, spare part shortages and other factors beyond their control. For example, regulators ordered the grounding of the entire worldwide Boeing 737 MAX fleet in March 2019. While such order did not have a direct impact on Frontier’s fleet, which is comprised entirely of Airbus A320 and Airbus A321 aircraft, or on Spirit’s fleet, which is comprised entirely of Airbus A319, Airbus A320 and Airbus A321 family aircraft, any similar or other disruption to the combined company’s operations could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, thunderstorms, blizzards, snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect the combined company to a greater degree than other larger airlines that may be able to recover more quickly from these events, and therefore could have a material adverse effect on the combined company’s business, results of operations and financial condition to a greater degree than other air carriers. Because of the combined company’s expected high utilization and point-to-point network, operational disruptions can have a disproportionate impact on its ability to recover. In addition, many airlines re-accommodate their disrupted passengers on other airlines at prearranged rates under flight interruption manifest agreements. Frontier and Spirit have been unsuccessful in procuring any of these agreements with their peers, which will make the combined company’s recovery from disruption more challenging than for larger airlines that have these agreements in place. Similarly, outbreaks of contagious diseases, such as COVID-19, Ebola, measles, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine) flu, pertussis (whooping cough) and Zika virus, have in the past and may in the future result in significant decreases in passenger traffic and the imposition of government restrictions in service, resulting in a material adverse impact on the airline industry. New identification requirements, such as the implementation of rules under the REAL ID Act of 2005, and increased travel taxes, such as those provided in the Travel Promotion Act, enacted in March 2010, which charges visitors from certain countries a $10 fee every two years to travel into the United States to subsidize certain travel promotion efforts, could also result in decreases in passenger traffic. Any general reduction in airline passenger traffic could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The deployment of new 5G C-band service by wireless communications service providers could have a material adverse effect on the combined company’s operations, which in turn could negatively impact our business, results of operations and financial condition.

On January 17, 2022, various executives of U.S. passenger airlines and cargo carriers, and airline industry associations, warned the U.S. federal government of the potential adverse impact the imminent deployment of AT&T and Verizon’s new 5G C-band service would have on U.S. aviation operations. According to aviation leaders, the deployment of the new 5G C-band service could cause, among other consequences, operational and security issues, interference with critical aircraft instruments and adverse impact to low-visibility operations. Any of these consequences could potentially cause flight cancellations, diversions and delays, or could result in damage to our aircraft and other equipment and a diminished margin of safety in airline operations. The DOT and the FAA are currently working with AT&T and Verizon to create appropriate safeguards in the deployment of their new 5G C-band service, including a potential delay in its overall deployment, the installation of buffer zones around airports and other measures to be announced. Any requirements or restrictions imposed on airlines by the DOT, the FAA or other government agencies are uncertain, but could have an adverse effect on the combined company’s operations. Any sustained impact to the combined company’s operations could adversely affect the combined company’s business, results of operations and financial condition.

The airline industry is exceedingly competitive, and the combined company will compete against legacy network airlines, low-cost carriers and other ultra low-cost carriers; if the combined company is not able to compete successfully in its markets, its business will be materially adversely affected.

The combined company will face significant competition with respect to routes, fares and services. Within the airline industry, the combined company will compete with legacy network carriers, low cost carriers (which we refer to as “LCCs”) and other ULCCs. Competition on most of the routes Frontier and Spirit presently serve is intense, due to the large number of carriers in those markets. Furthermore, other airlines may begin service or increase existing service on routes where Frontier or Spirit currently faces no or little competition. In almost all instances, the combined company’s competitors will be larger than the company combined and possess significantly greater financial and other resources than the combined company does.

The airline industry is particularly susceptible to price discounting because, once a flight is scheduled, airlines incur only nominal additional costs to provide service to passengers occupying otherwise unsold seats. Increased fare or other price competition could adversely affect the combined company’s operations. Airlines typically use discount fares and other promotions to stimulate traffic during normally slower travel periods to generate cash flow and to increase revenue per available seat mile. The prevalence of discount fares can be particularly acute when a competitor has excess capacity to sell. Given the high levels of excess capacity among U.S. airlines generally as a result of the COVID-19 pandemic, the combined company will face significant discounted fare competition as the U.S. market continues to recover. Moreover, many other airlines have unbundled their services, at least in part, by charging separately for services such as baggage and advance seat selection which previously were offered as a component of base fares. This unbundling and other cost-reducing measures could enable competitor airlines to reduce fares on routes that the combined company will serve.

In addition, airlines increase or decrease capacity in markets based on perceived profitability. If the combined company’s competitors increase overall industry capacity, or capacity dedicated to a particular domestic or foreign region, market or route that the combined company will serve, it could have a material adverse impact on the combined company’s business. For instance, in 2017 there was widespread capacity growth across the United States, including in many of the markets in which the combined company will operate. In particular, during 2017, both Southwest Airlines and United Airlines increased their capacity in Denver. The domestic airline industry has often been the source of fare wars undertaken to grow market share or for other reasons, including, for example, actions by American Airlines in 2015 and United Airlines in 2017 to match fares offered in many of their markets by ULCCs, with resulting material adverse effects on the revenues of the airlines involved. The increased capacity across the United States in 2017 exacerbated the competitive pricing environment, particularly beginning in the second quarter of 2017, and this activity continued throughout 2018 and the first half of 2019. Given the decreased demand resulting from the COVID-19 pandemic, the combined company will face significant competition, including price competition, at least in the short term and as the U.S. market recovers. If the combined company experiences increased competition, its business could be materially adversely affected.

Frontier also expects that new work patterns and the growth of remote work will lead to increasing numbers of employees choosing to live remotely from their office location, which could significantly alter the historical demand levels on the routes that the combined company will serve. While Frontier believes its low fares and low costs will enable the combined company to grow its network in new markets profitably to take advantage of new demand patterns as they arise, there can be no assurance that the combined company will be successful in doing so or that it will be able to successfully compete with other U.S. airlines on such routes. If the combined company fails to establish itself in such new markets, the combined company’s business could be materially adversely affected.

The combined company’s growth and the success of its ULCC business model could stimulate competition in the airline industry through its competitors’ development of their own ULCC strategies. Additionally, several new market entrants, including Avelo Airlines and Breeze Airways, have commenced, or announced their intent to commence, operations, which could present further competition should they develop ULCC strategies. For example, certain legacy network airlines have further segmented the cabins of their aircraft in order to enable them to offer a tier of reduced base fares designed to be competitive with those offered by Frontier, Spirit and other ULCCs. Frontier expects the legacy airlines to continue to match LCC and ULCC pricing on portions of their network. A competitor adopting a ULCC strategy may have greater financial resources and access to lower cost sources of capital than the combined company will, which could enable them to execute a ULCC strategy with a lower cost structure than the combined company can. If these competitors adopt and successfully execute a ULCC business model, the combined company’s business, results of operations and financial condition could be materially adversely affected.

There has been significant consolidation within the airline industry, including, for example, the combinations of American Airlines and US Airways, Delta Air Lines and Northwest Airlines, United Airlines and Continental Airlines, Southwest Airlines and AirTran Airways, Alaska Airlines and Virgin America, and Frontier’s pending merger with Spirit. In the future, there may be additional consolidation in the airline industry. Business combinations could significantly alter industry conditions and competition within the airline industry and could enable the combined company’s competitors to reduce their fares.

The extremely competitive nature of the airline industry could prevent the combined company from attaining the level of passenger traffic or maintaining the level of fares or revenues related to non-fare services required to achieve and sustain profitable operations in new and existing markets and could impede the combined company’s growth strategy, which could harm its operating results. Due to the combined company’s relatively small size, it will be susceptible to a fare war or other competitive activities in one or more of the markets it serves, which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The combined company will depend on a limited number of suppliers for aircraft and engines.

A critical cost-saving element of the combined company’s anticipated business strategy will be to operate a single-family aircraft fleet; however, the combined company’s dependence on the Airbus A320 family aircraft for its aircraft and on CFM International and Pratt & Whitney for its engines will make the combined company vulnerable to any design defects, mechanical problems or other technical or regulatory issues associated with this aircraft type or these engines. In the event of any actual or suspected design defects or mechanical problems with the Airbus A320 family aircraft or CFM International or Pratt & Whitney engines, whether involving the combined company’s aircraft or that of another airline, the combined company may choose, or be required, to suspend or restrict the use of its aircraft.

The combined company’s business could also be materially adversely affected if the public avoids flying on the its aircraft due to an adverse perception of the Airbus A320 family aircraft or CFM International or Pratt & Whitney engines, whether because of safety concerns or other problems, real or perceived, or in the event of an accident involving such aircraft or engines. Separately, if any of Airbus, CFM International or Pratt & Whitney becomes unable to perform its contractual obligations and the combined company must lease or purchase aircraft or engines from another supplier, the combined company would incur substantial transition costs, including expenses related to acquiring new aircraft, engines, spare parts, maintenance facilities and training activities, and would lose the cost benefits from its current single-fleet composition, any of which would have a material adverse effect on the combined company’s business, results of operations and financial condition. These risks may be exacerbated by the long-term nature of the combined company’s fleet and order book and the unproven new engine technology to be utilized by the aircraft in the combined company’s order book.

Unauthorized use, unauthorized incursions or user exploitation of the combined company’s information technology infrastructure could compromise the personally identifiable information of its passengers, prospective passengers or personnel, and other sensitive information and expose the combined company to liability, damage its reputation and have a material adverse effect on its business, results of operations and financial condition.

In the processing of the combined company’s customer transactions and as part of the combined company’s ordinary business operations, the combined company and certain of its third-party specialists will collect, process, transmit and store a large volume of personally identifiable information of its passengers, prospective passengers or personnel, including email addresses, home addresses, financial data such as credit and debit card information and other sensitive information. The security of the systems and network where the combined company and its third-party specialists will store this data will be a critical element of the combined company’s business, and these systems and the combined company’s network may be vulnerable to cyberattacks and other security issues, including threats potentially involving criminal hackers, hacktivists, state-sponsored actors, corporate espionage, employee malfeasance and human or technological error. Threats to cybersecurity have increased with the sophistication of malicious actors, and the combined company will have to manage those evolving risks. Frontier and Spirit have been the targets of cybersecurity attacks in the past and Frontier expects the combined company will continue to be targeted in the future. Recently, several high-profile companies have experienced significant data breaches and ransom attacks, which have caused those companies to suffer substantial financial and reputational harm. Failure to appropriately address these issues could also give rise to potentially material legal risks and liabilities.

A significant cybersecurity incident could result in a range of potentially material negative consequences for the combined company, including lost revenue; unauthorized access to, disclosure, modification, misuse, loss or destruction of company systems or data; theft of sensitive, regulated or confidential data, such as personal identifying information or the combined company’s intellectual property; the loss of functionality of critical systems through ransomware, denial of service or other attacks; and business delays, service or system disruptions, damage to equipment and injury to persons or property. The costs and operational consequences of defending against, preparing for, responding to and remediating an incident may be substantial. As cybersecurity threats become more frequent, intense and sophisticated, costs of proactive defense measures are increasing. Further, the combined company could be exposed to litigation, regulatory enforcement or other legal action as a result of an incident, carrying the potential for damages, fines, sanctions or other penalties, as well as injunctive relief requiring costly compliance measures. A cybersecurity incident could also impact the combined company’s brand, harm its reputation and adversely impact its relationship with customers, employees and stockholders. Additionally, any material failure by the combined company or its third-party specialists to maintain compliance with the Payment Card Industry security requirements or to rectify a data security issue may result in fines and restrictions on the combined company’s ability to accept credit and debit cards as a form of payment. While Frontier and Spirit have taken precautions to avoid an unauthorized incursion of their computer systems, Frontier cannot ensure that those precautions are either adequate or implemented properly to prevent and detect a data breach or other cybersecurity incident and its adverse financial and reputational consequences to the combined company’s business.

The combined company will also be subject to increasing legislative, regulatory and customer focus on privacy issues and data security in the United States and abroad. The compromise of the combined company’s technology systems resulting in the loss, disclosure, misappropriation of or access to the personally identifiable information of its passengers, prospective passengers or personnel could result in governmental investigation, civil liability or regulatory penalties under laws protecting the privacy of personal information, any or all of which could disrupt the combined company’s operations and have a material adverse effect on its business, results of operations and financial condition. In addition, a number of the combined company’s commercial partners, including credit card companies, have imposed data security standards that will apply to the combined company, and these standards continue to evolve. The combined company will make an effort to meet its privacy and data security obligations; however, it is possible that certain new obligations may be difficult to meet and could increase the combined company’s costs.

Threatened or actual terrorist attacks or security concerns, particularly involving airlines, could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Past terrorist attacks or attempted attacks, particularly those against airlines, have caused substantial revenue losses and increased security costs, and any actual or threatened terrorist attack or security breach, even if not directly against an airline, could have a material adverse effect on the combined company’s business, results of operations and financial condition. For instance, enhanced passenger screening, increased regulation governing carry-on baggage and other similar restrictions on passenger travel may further increase passenger inconvenience and reduce the demand for air travel. In addition, increased or enhanced security measures have tended to result in higher governmental fees imposed on airlines, resulting in higher operating costs for airlines, which the combined company may not be able to pass on to consumers in the form of higher prices. Terrorist attacks made directly on an airline, particularly in the U.S., or the fear of such attacks or other hostilities (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats), would have a negative impact on the airline industry and have a material adverse effect on the combined company’s business, results of operations and financial condition.

The combined company’s inability to expand or operate reliably or efficiently out of airports where it maintains a large presence could have a material adverse effect on its business, results of operations and financial condition.

The combined company’s results of operations may be affected by actions taken by governmental or other agencies or authorities having jurisdiction over its airports, including, but not limited to:

•	increases in airport rates and charges;

•	limitations on take-off and landing slots, airport gate capacity or other use of airport facilities;

•	termination of Frontier or Spirit’s airport use agreements, some of which can be terminated by airport authorities with little notice to the combined company;

•	increases in airport capacity that could facilitate increased competition;

•	international travel regulations such as customs and immigration;

•	increases in taxes;

•	changes in the law that affect the services that can be offered by airlines, in general and in particular markets or at particular airports;

•	restrictions on competitive practices;

•	the adoption of statutes or regulations that impact or impose additional customer service standards and requirements, including security standards and requirements; and

•	the adoption of more restrictive locally imposed noise regulations or curfews.

In general, any changes in airport operations could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The COVID-19 pandemic and measures to reduce its spread are expected to have, a material adverse impact on the combined company’s business, results of operations and financial condition.

COVID-19 has spread to almost every country in the world, including the United States. The World Health Organization has declared COVID-19 a pandemic. The outbreak of COVID-19 and the implementation of measures to reduce its spread have adversely impacted Frontier and Spirit’s businesses and are expected to adversely impact the combined company in a number of ways. Multiple governments in countries the combined company will serve, principally the United States, have responded to the virus with air travel restrictions, closures or recommendations against air travel, and the implementation of mandatory quarantine periods after travel, and certain countries the combined company will serve have required airlines to limit or completely stop operations. Although there has been significant recovery of demand through the year ended December 31, 2021, as compared to the year ended December 31, 2020, Frontier and Spirit are unable to predict the future spread and impact of COVID-19, including future variants of the virus such as the recent Delta and Omicron variants, nor the efficacy and adherence rates of vaccines and other therapeutics and the resulting measures that may be introduced by governments or other parties and what impact those measures may have on the demand for air travel. Frontier and Spirit are closely monitoring the impact of the Delta and Omicron variants and expects any impact to be short term in nature given the availability of vaccines and the likely increase in vaccination rates in response to these variants.

The extent of the impact of the COVID-19 pandemic on the combined company’s business, results of operations and financial condition will depend on future developments, including the currently unknowable duration of the COVID-19 pandemic; the efficacy and adherence rates of COVID-19 vaccines; impact of existing and future governmental regulations, travel advisories, testing regimes and restrictions that are imposed in response to the COVID-19 pandemic; additional reductions to the combined company’s flight capacity, or a voluntary temporary cessation of all flights, that the combined company implements in response to the COVID-19 pandemic; and the impact of the COVID-19 pandemic on consumer behavior, such as a reduction in the demand for air travel, especially in what will be the combined company’s destination cities. The potential economic impact brought on by the COVID-19 pandemic is difficult to assess or predict, and it has already caused, and is likely to result in further, significant disruptions of global economies and financial markets, which may reduce the combined company’s ability to access capital on favorable terms or at all, and increase the cost of capital. In addition, a recession, depression or other sustained adverse economic event, including, but not limited to, an inflationary economic environment, would materially adversely impact the combined company’s business and the value of its common stock. The COVID-19 pandemic makes it more challenging for management to estimate future performance of the combined company’s business, particularly over the near to medium term. A further significant decline in demand for the combined company’s flights could have a materially adverse impact on its business, results of operations and financial condition.

The combined company will also be dependent upon successful COVID-19 vaccines, including an efficient distribution and sufficient supply, and significant uptake by the general public in order to normalize economic conditions, the airline industry and the combined company’s business operations and to realize the combined company’s growth plans and business strategy. Frontier cannot predict if or when it will be able to resume full normal operations. The failure of a vaccine, including to the extent it is not effective against the future variants of the virus such as the most recent Delta and Omicron variants, significant unplanned adverse reactions to the vaccine, politicization of the vaccine or general public distrust of the vaccine could have an adverse effect on the combined company’s business, results of operations and financial condition. Legally required vaccine mandates have been imposed and have resulted in multiple unresolved court challenges, some of which remain ongoing. Frontier cannot predict what policies it may determine, or be required, to implement in the future, or the effect thereof on the combined company’s business, including whether the imposition of a mandatory vaccination requirement could cause the combined company to lose, or experience difficulties hiring, qualified personnel.

In addition, an outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand, travel behavior or travel restrictions could adversely impact the combined company’s business, results of operations and financial condition. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect the combined company’s operations.

The COVID-19 pandemic may also exacerbate other risks described in this “Risk Factors” section, including, but not limited to, the combined company’s competitiveness, demand for its services, shifting consumer preferences and the combined company’s substantial amount of outstanding indebtedness.

The combined company’s reputation and business could be adversely affected in the event of an emergency, accident or similar public incident involving its aircraft or personnel.

The combined company will be exposed to potential significant losses and adverse publicity in the event that any of its aircraft or personnel is involved in an emergency, accident, terrorist incident or other similar public incident, which could expose the combined company to significant reputational harm and potential legal liability. In addition, the combined company could face significant costs or lost revenues related to repairs or replacement of a damaged aircraft and its temporary or permanent loss from service. Frontier cannot ensure that the combined company will not be affected by such events or that the amount of the combined company’s insurance coverage will be adequate in the event such circumstances arise, and any such event could cause a substantial increase in the combined company’s insurance premiums. In addition, any future emergency, accident or similar incident involving the combined company’s aircraft or personnel, even if fully covered by insurance or even if it does not involve the combined company’s airline, may create an adverse public perception about the combined company’s airline or that the equipment it flies is less safe or reliable than other transportation alternatives, or, in the case of the combined company’s aircraft, could cause the combined company to perform time-consuming and costly inspections on its aircraft or engines, any of which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The airline industry is heavily taxed.

The airline industry is subject to extensive government fees and taxation that will negatively impact the combined company’s revenue. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly for domestic flights, and various U.S. fees and taxes also are assessed on international flights. For example, as permitted by federal legislation, most major U.S. airports impose a passenger facility charge per passenger on Frontier and Spirit airplanes. In addition, the combined company will be obligated to collect a federal excise tax, commonly referred to as the “ticket tax,” on domestic and international air transportation. The combined company will collect the excise tax, along with certain other U.S. and foreign taxes and user fees on air transportation (such as a per-ticket tax on passengers to fund the Transportation Security Administration (which we refer to as “TSA”)), and pass along the collected amounts to the appropriate governmental agencies. Although these taxes are not operating expenses, they represent an additional cost to the combined company’s customers. There are continuing efforts in Congress and in other countries to raise different portions of the various taxes, fees and charges imposed on airlines and their passengers. Increases in such taxes, fees and charges could negatively impact the combined company’s business, results of operations and financial condition. Under DOT regulations, all governmental taxes and fees must be included in the fares that the combined company quotes or advertises to its customers. Due to the competitive revenue environment, many increases in these fees and taxes have been absorbed by the airline industry rather than being passed on to the customer. Further increases in fees and taxes may reduce demand for air travel, and thus the combined company’s revenues.

The need to integrate the Frontier and Spirit workforces following the merger and negotiate new joint labor agreements presents the potential for delay in achieving expected synergies, increased labor costs or labor disputes that could adversely affect the combined company’s operations.

The successful integration of Frontier and Spirit and achievement of the anticipated benefits of the merger depend significantly on integrating Frontier and Spirit’s employee groups and on maintaining productive employee relations. Failure to do so presents the potential for delays in achieving expected synergies of integration, increased labor costs and labor disputes that could adversely affect the combined company’s operations.

Frontier and Spirit are both highly unionized companies. The process for integrating labor groups in an airline merger is governed by a combination of the Railway Labor Act (which we refer to as the “RLA”), the McCaskill-Bond Act, and where applicable, the existing provisions of each company’s collective bargaining agreements and union policy. Pending operational integration, it is generally necessary to maintain a “fence” between employee groups, during which time the combined company will keep the employee groups separate and apply the terms of the existing collective bargaining agreements unless other terms have been negotiated.

Under the RLA, the National Mediation Board (which we refer to as the “NMB”) has exclusive authority to resolve representation disputes arising out of airline mergers. The disputes that the NMB has authority to resolve include (i) whether the merger has created a “single carrier” for representation purposes; (ii) designation of the appropriate “craft or class”—the RLA term for “bargaining unit”—for bargaining at the combined company on a system wide basis, an issue which typically arises from minor inconsistencies over which positions are included within a particular craft or class at the two companies; and (iii) designation of the representative of each craft or class at the combined company.

In order to fully integrate the pre-merger represented employee groups, the combined company must negotiate a joint collective bargaining agreement covering each combined group. These negotiations can begin immediately where the same union represents employees of both companies within the craft or class in question, but otherwise will likely begin after a single post-merger representative has been certified by the NMB.

Prior to the completion of the merger, there is a risk of litigation or arbitration by unions or individual employees that could delay or halt the merger or result in monetary damages on the basis that the merger either violates a provision of an existing collective bargaining agreement or an obligation under the RLA or other applicable law. The unions or individual employees might also pursue judicial or arbitral claims arising out of changes implemented as a result of the merger. There is also a possibility that employees or unions could engage in job actions such as slow-downs, work-to-rule campaigns, sick-outs or other actions designed to disrupt Frontier and Spirit’s normal operations, whether in opposition to the merger or in an attempt to pressure the companies in collective bargaining negotiations. Although the RLA makes such actions unlawful until the parties have been lawfully released to self-help, and Frontier and Spirit can seek injunctive relief against premature self-help, such actions can cause significant harm even if ultimately enjoined.

The combined company will be subject to extensive regulation by the Federal Aviation Administration, the Department of Transportation, Transportation Security Administration, U.S. Customs and Border Protection and other U.S. and foreign governmental agencies, compliance with which could cause increased costs and adversely affect the combined company’s business, results of operations and financial condition.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, Congress has passed laws and the FAA, DOT and TSA have issued regulations, orders, rulings and guidance relating to the operation, safety, and security of airlines and consumer protections that have required significant expenditures. The combined company will incur expenses in connection with complying with such laws and government regulations, orders, rulings and guidance. Additional laws, regulations, taxes and increased airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue, and increasing costs.

For example, the DOT has broad authority over airlines and their consumer and competitive practices, and has used this authority to issue numerous regulations and pursue enforcement actions, including rules and fines relating to the handling of lengthy tarmac delays, consumer notice and disclosure requirements, consumer complaints, price and airline advertising, oversales and involuntary denied boarding process and compensation, ticket refunds, liability for loss, delay or damage to baggage, customer service commitments, contracts of carriage and the transportation of passengers with disabilities. Among these is the series of Enhanced Airline Passenger Protection rules issued by the DOT. In addition, the FAA Reauthorization Act of 2018, signed into law on October 5, 2018, provided for several new requirements and rulemakings related to airlines, including but not limited to: (i) prohibition on voice communication cell phone use during certain flights, (ii) insecticide use disclosures, (iii) new training policy best practices for training regarding racial, ethnic, and religious non-discrimination, (iv) training on human trafficking for certain staff, (v) departure gate stroller check-in, (vi) the protection of pets on airplanes and service animal standards, (vii) requirements to refund promptly to passengers any ancillary fees paid for services not received, (viii) consumer complaint process improvements, (ix) pregnant passenger assistance, (x) restrictions on the ability to deny a revenue passenger permission to board or involuntarily remove such passenger from the aircraft, (xi) minimum customer service standards for large ticket agents, (xii) information publishing requirements for widespread disruptions and passenger rights, (xiii) submission of plans pertaining to employee and contractor training consistent with the Airline Passengers with Disabilities Bill of Rights, (xiv) ensuring assistance for passengers with disabilities, (xv) flight attendant duty period limitations and rest requirements, including submission of a fatigue risk management plan, (xvi) submission of policy concerning passenger sexual misconduct, (xvii) development of Employee Assault Prevention and Response Plan related to the customer service agents, (xviii) increased penalties available related to harm to passengers with disabilities or damage to wheelchairs or mobility aids and (xix) minimum dimensions for passenger seats.

Furthermore, in 2019, the FAA published an Advance Notice of Proposed Rulemaking regarding flight attendant duty period limitations and rest requirements. The DOT also published a Notice of Proposed Rulemaking in January 2020 regarding, for example, the accessibility features of lavatories and onboard wheelchair requirements on certain single-aisle aircraft with an FAA certificated maximum capacity of 125 seats or more, training flight attendants to proficiency on an annual basis to provide assistance in transporting qualified individuals with disabilities to and from the lavatory from the aircraft seat, and providing certain information on request to qualified individuals with a disability or persons inquiring on their behalf, on the carrier’s website, and in printed or electronic form on the aircraft concerning the accessibility of aircraft lavatories. The DOT also recently published Final Rules regarding traveling by air with service animals and defining unfair or deceptive practices. The DOT also recently published a Final Rule clarifying that the maximum amount of denied boarding compensation that a carrier may provide to a passenger denied boarding involuntarily is not limited, prohibiting airlines from involuntarily denying boarding to a passenger after the passenger’s boarding pass has been collected or scanned and the passenger has boarded (subject to safety and security exceptions), raising the liability limits for denied boarding compensation and raising the liability limit for mishandled baggage in domestic air transportation. In addition, the FAA issued its final regulations governing pilot rest periods and work hours for all passenger airlines certificated under Part 121 of the Federal Aviation Regulations (which we refer to as “FAR”). The rule known as FAR Part 117, which became effective January 4, 2014, impacts the required amount and timing of rest periods for pilots between work assignments and modifies duty and rest requirements based on the time of day, number of scheduled segments, time zones and other factors. In addition, Congress enacted a law and the FAA issued regulations requiring U.S. airline pilots to have a minimum number of hours as a pilot in order to qualify for an Air Transport Pilot certificate, which all pilots on U.S. airlines must obtain. Compliance with these rules may increase the combined company’s costs, while failure to remain in full compliance with these rules may subject the combined company to fines or other enforcement action. FAR Part 117 and the minimum pilot hour requirements may also reduce the combined company’s ability to meet flight crew staffing requirements. Frontier and Spirit cannot assure that compliance with these and other laws, regulations, orders, rulings and guidance will not have a material adverse effect on the combined company’s business, results of operations and financial condition.

In addition, the TSA mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, some of which is funded by a security fee imposed on passengers and collected by airlines. Frontier and Spirit cannot forecast what additional security and safety requirements may be imposed in the future or the costs or revenue impact that would be associated with complying with such requirements.

The combined company’s ability to operate as an airline will be dependent on its obtaining and maintaining authorizations issued to the combined company by the DOT and the FAA. The FAA from time to time issues directives and other mandatory orders relating to, among other things, operating aircraft, the grounding of aircraft, maintenance and inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. These requirements can be issued with little or no notice, can impact the combined company’s ability to efficiently or fully utilize its aircraft, and could result in the temporary grounding of aircraft types altogether. A decision by the FAA to ground, or require time-consuming inspections of or maintenance on, the combined company’s aircraft, for any reason, could negatively affect its business, results of operations and financial condition. Federal law requires that air carriers operating scheduled service be continuously “fit, willing and able” to provide the services for which they are licensed. The combined company’s “fitness” will be monitored by the DOT, which considers managerial competence, operations, finances and compliance record. In addition, under federal law, the combined company must be a U.S. citizen (as determined under applicable law). While the DOT has seldom revoked a carrier’s certification for lack of fitness, such an occurrence would render it impossible for the combined company to continue operating as an airline. The DOT may also institute investigations or administrative proceedings against airlines for violations of regulations.

International routes are regulated by air transport agreements and related agreements between the United States and foreign governments. The combined company’s ability to operate international routes is subject to change, as the applicable agreements between the United States and foreign governments may be amended from time to time. The combined company’s access to new international markets may be limited by the applicable air transport agreements between the U.S. and foreign governments and the combined company’s ability to obtain the necessary authority from the U.S. and foreign governments to fly the international routes. In addition, the combined company’s operations in foreign countries are subject to regulation by foreign governments and the combined company’s business may be affected by changes in law and future actions taken by such governments, including granting or withdrawal of government approvals, airport slots and restrictions on competitive practices. The combined company will be subject to numerous foreign regulations in the countries outside the United States where it will provide service. If the combined company is not able to comply with this complex regulatory regime, its business could be significantly harmed.

Changes in legislation, regulation and government policy may have a material adverse effect on the combined company’s business.

Changes in, and uncertainty with respect to, legislation, regulation and government policy at the local, state or federal level may significantly impact the combined company’s business and the airline industry as a whole. Specific legislative and regulatory proposals that could have a material impact on the combined company in the future include, but are not limited to, infrastructure renewal programs; changes to operating and maintenance requirements and immigration and security policy and requirements; modifications to international trade policy, including withdrawing from trade agreements and imposing tariffs; changes to consumer protection laws; public company reporting requirements; environmental regulation; tax legislation and antitrust enforcement. Any such changes may make it more difficult and/or more expensive for the combined company to obtain new aircraft or engines and parts to maintain existing aircraft or engines or make it less profitable or prevent the combined company from flying to or from some of the destinations we currently serve. To the extent that any such changes have a negative impact on the combined company or the airline industry in general, including as a result of related uncertainty, these changes may materially impact the combined company’s business, results of operations, financial condition and cash flows.

Other Risk Factors of Frontier and Spirit

Frontier and Spirit’s businesses are and will be subject to the risks described above. In addition, Frontier and Spirit are, and will continue to be, and the combined company after the merger will be, subject to the risks described in Frontier and Spirit’s Annual Reports, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 204 of this information statement and proxy statement/prospectus for the location of information incorporated by reference into this information statement and proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this information statement and proxy statement/prospectus, including statements concerning Frontier, Spirit, the proposed transactions and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Frontier’s and Spirit’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to Frontier’s and Spirit’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this information statement and proxy statement/prospectus are based upon information available to Frontier and Spirit on the date of this information statement and proxy statement/prospectus. Frontier and Spirit undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the merger or other matters addressed in this information statement and proxy statement/prospectus and attributable to Frontier, Spirit, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this information statement and proxy statement/prospectus.

Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; failure to obtain applicable regulatory or Spirit stockholder approval in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure of the parties to consummate the transaction; risks that the new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; that Frontier’s cash and cash equivalents balances, together with the availability under certain credit facilities made available to Frontier and certain of its subsidiaries under its existing credit agreements, will be sufficient to fund Frontier’s operations including capital expenditures over the next 12 months; Frontier’s expectation that based on the information presently known to management, the potential liability related to Frontier’s current litigation will not have a material adverse effect on its financial condition, cash flows or results of operations; that the COVID-19 pandemic will continue to impact the businesses of the companies; ongoing and increase in costs related to IT network security; and other risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 24 and as set forth from time to time under the sections captioned “Risk Factors” in Frontier’s and Spirit’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

THE SPIRIT SPECIAL MEETING

Date, Time and Place of Meeting

The Spirit special meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 10, 2022, at 9:00 a.m. Eastern Time.

Matters to Be Considered

At the Spirit special meeting, Spirit stockholders will be asked to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time, by and between Spirit, Frontier and Merger Sub, pursuant to which Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s executive officers that is based on or otherwise relates to the merger, as discussed in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 114; and

•

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

Recommendation of the Spirit Board of Directors

The Spirit board of directors has determined that the merger is advisable and in the best interests of Spirit and its stockholders and has unanimously adopted the merger agreement. The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. See “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors” for a more detailed discussion of the Spirit board of directors’ recommendation.

Spirit Record Date and Quorum

The Spirit board of directors has fixed the close of business on May 6, 2022 as the record date for determining the holders of Spirit common stock entitled to receive notice of and to vote at the Spirit special meeting.

As of the Spirit record date, there were 108,618,703 shares of Spirit common stock outstanding and entitled to vote at the Spirit special meeting held by approximately 69 holders of record. Each share of Spirit common stock entitles the holder to one vote at the Spirit special meeting on each proposal to be considered at the Spirit special meeting.

The presence at the Spirit special meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the Spirit common stock issued and outstanding and entitled to vote at the Spirit special meeting will constitute a quorum for the transaction of business. All shares of Spirit common stock present in person (via the Internet) or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Spirit special meeting.

Votes Required; Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Spirit common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Compensation proposal:

•

Standard: Approval of the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the Spirit special meeting and entitled to vote on the compensation proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Spirit special meeting, this will have no effect on the compensation proposal.

Adjournment proposal:

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Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the Spirit special meeting and entitled to vote on the adjournment proposal.

•

Effect of abstentions and broker non-votes: If you attend the Spirit special meeting in person and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the Spirit special meeting and you do not attend the Spirit special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Spirit special meeting, this will have no effect on the adjournment proposal.

Shares Held by Officers and Directors

As of the Spirit record date, the directors and executive officers of Spirit and their affiliates beneficially owned and were entitled to vote approximately 468,079 shares of Spirit common stock representing approximately 0.431% of the shares of Spirit common stock outstanding on that date. It is expected that Spirit’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. As of the Spirit record date, Frontier, the directors and officers of Frontier and their affiliates beneficially owned no shares of Spirit common stock outstanding on that date.

Voting of Proxies; Incomplete Proxies

Each copy of this information statement and proxy statement/prospectus mailed to Spirit stockholders is accompanied by a form of proxy card with instructions for voting. If you hold shares in your name as a stockholder of record, you should complete and return the proxy card accompanying this information statement and proxy statement/prospectus, regardless of whether you plan to attend (via the Internet) the Spirit special meeting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Spirit special meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Spirit special meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Spirit special meeting, you may still attend the Spirit special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

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To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Spirit special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Spirit special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

All shares represented by valid proxies that Spirit receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. No matters other than the matters described in this information statement and proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the Spirit special meeting. However, if other business properly comes before the Spirit special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of Spirit common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Spirit special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Spirit common stock in “street name,” your broker, bank, or other nominee will vote your shares of Spirit common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this information statement and proxy statement/prospectus.

Revocability of Proxies and Changes to a Spirit Stockholder’s Vote

If you hold your shares of Spirit common stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) submitting another properly completed proxy over the Internet, by telephone or by mail with a later date, (2) delivering a written revocation letter to Spirit’s Secretary, or (3) attending (via the Internet) the Spirit special meeting and voting online.

Any stockholder entitled to vote in person at the Spirit special meeting may vote online regardless of whether a proxy has been previously given, but the mere presence (without notifying Spirit’s secretary) of a stockholder at the Spirit special meeting will not by itself constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention: Secretary

If your shares of Spirit common stock are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Spirit is soliciting your proxy in conjunction with the merger. Spirit will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Spirit will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Spirit common stock and secure their voting instructions. Spirit has also made arrangements with Okapi Partners LLC to assist it in soliciting proxies and has agreed to pay Okapi Partners LLC approximately $25,000 plus reasonable expenses for these services.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials, including annual reports, with respect to two or more stockholders sharing the same address by delivering a single copy of the documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one set of documents will be delivered to multiple stockholders sharing an address unless Spirit has received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of the proxy materials, including annual reports, please notify your broker, direct your written request to Thomas Canfield, Secretary, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 or contact Thomas Canfield at (954) 447-7920. Stockholders who currently receive multiple copies of such documents and would like to request “householding” of their communications should contact their brokers.

Attending the Spirit Special Meeting (via the Internet)

All holders of Spirit common stock, including holders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Spirit special meeting (via the Internet). Stockholders of record can vote electronically at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote electronically at the special meeting.

Assistance

If you have any questions concerning the merger or this information statement and proxy statement/prospectus, would like additional copies of this information statement and proxy statement/prospectus, or need help voting your shares of Spirit common stock, please direct your inquiry to Secretary, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025, (954) 447-7920, or Spirit’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8903 or via email at info@okapipartners.com.

SPIRIT PROPOSALS

Proposal No. 1 — Merger Proposal

At the Spirit special meeting, the Spirit stockholders will be asked to adopt the merger agreement. Holders of Spirit common stock should read this information statement and proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this information statement and proxy statement/prospectus as Annex A.

After careful consideration, the Spirit board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Spirit and its stockholders. Please see “The Merger— Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors” included elsewhere in this information statement and proxy statement/prospectus for a more detailed discussion of the Spirit board of directors’ recommendation.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the proposal to adopt the merger agreement.

Proposal No. 2 — Compensation Proposal

Section 14A of the Exchange Act, and Rule 14a-21(c) under the Exchange Act require that Spirit seek a nonbinding advisory vote from its stockholders to approve the “golden parachute” compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 114, including the table titled “Merger-Related Compensation for Spirit’s Named Executive Officers” and its accompanying footnotes. As required by these provisions, Spirit is asking the Spirit stockholders to cast an advisory vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for Spirit’s Named Executive Officers” beginning on pages 114 and 122, are hereby APPROVED on a non-binding, advisory basis.”

The vote with respect to this proposal is an advisory vote and will not be binding on Spirit, Spirit’s board of directors, Frontier, any of Spirit or Frontier’s subsidiaries or the combined company. Therefore, regardless of whether Spirit stockholders approve this proposal, if the merger agreement is approved by the stockholders and completed, the compensation that is based on or otherwise related to the merger will still be paid to Spirit’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements. Approval of this compensation proposal is not a condition to the closing of the merger.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” approval of the compensation proposal.

Proposal No. 3 — Adjournment Proposal

The Spirit special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the Spirit special meeting, (i) there are insufficient shares of Spirit common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) additional time is required for the filing and mailing of any supplemental or amended disclosure which Spirit has determined is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Spirit stockholders prior to the meeting of Spirit stockholders, (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent Spirit reasonably believes the number of shares of Spirit common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal or (iv) if required by law, Spirit intends to move to adjourn the Spirit special meeting. In accordance with the Spirit bylaws, a vote to approve the proposal to adjourn the Spirit special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Spirit special meeting to adopt the merger proposal may be taken in the absence of a quorum.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Frontier

Frontier Group Holdings, Inc.

4545 Airport Way

Denver, CO 80239

(720) 374-4550

Frontier Group Holdings, Inc. is a Delaware corporation headquartered in Denver, Colorado, and is the parent company of Frontier Airlines, Inc.

Frontier Airlines is an ultra low-cost carrier whose business strategy is focused on Low Fares Done Right®. Frontier offers flights throughout the United States and to select near international destinations in the Americas. Frontier’s unique strategy is underpinned by our low-cost structure and superior low-fare brand. Frontier operates more than 100 A320 family aircraft and has the largest A320neo fleet in the U.S. The use of these aircraft, Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to airline’s average fuel savings compared to other U.S. airlines (fuel savings is based on Frontier Airlines’ 2019 ASMs per fuel gallon consumed compared to the weighted average of major U.S. airlines), which makes Frontier the most fuel-efficient U.S. airline. With over 230 new Airbus planes on order, Frontier will continue to grow to deliver on its mission of providing affordable travel across America.

Frontier common stock is traded on NASDAQ under the symbol “ULCC.”

Additional information about Frontier and its subsidiaries is included in documents incorporated by reference in this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Spirit

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

(954) 447-7920

Spirit was founded in 1964 as Clippert Trucking Company, a Michigan corporation. It began air charter operations in 1990 and renamed itself Spirit Airlines, Inc. in 1992. In 1994, Spirit reincorporated in Delaware, and in 1999 it relocated its headquarters to Miramar, Florida.

Spirit offers affordable travel to value-conscious customers. Its all-Airbus fleet is one of the youngest and most fuel efficient in the United States. Spirit serves 85 destinations in 16 countries throughout the United States, Latin America and the Caribbean.

Spirit’s ultra low-cost carrier, or ULCC, business model allows it to compete principally by offering customers unbundled base fares that remove components traditionally included in the price of an airline ticket. By offering customers unbundled base fares, Spirit gives customers the power to save by paying only for the Á La SmarteTM options they choose, such as checked and carry-on bags, advance seat assignments, priority boarding and refreshments. Spirit records revenue related to these options as non-fare passenger revenue, which is recorded within passenger revenues in its consolidated statements of operations.

Spirit’s common stock trades under the symbol “SAVE” on the NYSE.

Additional information about Spirit and its subsidiaries is included in documents incorporated by reference in this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Top Gun Acquisition Corp.

Top Gun Acquisition Corp.

c/o Frontier Group Holdings, Inc.

4545 Airport Way

Denver, CO 80239

(720) 374-4550

Top Gun Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Frontier. Merger Sub is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

THE DESCRIPTION OF FRONTIER WRITTEN CONSENT

ENTERED INTO BY FRONTIER’S MAJOR STOCKHOLDER

The Frontier stock issuance requires the affirmative consent of the holders of a majority of the outstanding Frontier common stock entitled to vote thereon.

Concurrently with the execution of the merger agreement, Indigo Fund, the holder of 178,834,034 shares of Frontier common stock, or approximately 82.4% of the shares of Frontier common stock outstanding and entitled to vote on such matters as of February 5, 2022, executed a written consent in lieu of a meeting, approving the Frontier stock issuance. As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger.

Because less than all of the Frontier’s stockholders approved the Frontier stock issuance, this information statement and proxy statement/prospectus serves as your notice pursuant to 228(e) of the DGCL that such corporate actions were taken. This information statement and proxy statement/prospectus shall constitute notice, pursuant to Section 228(e) of the DGCL to Frontier’s stockholders who have not consented in writing to the actions set forth in the Frontier written consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been February 5, 2022, the date the Frontier written consent was delivered to Frontier.

Frontier has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, including the Frontier stock issuance.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this information statement and proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire information statement and proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

The Spirit board of directors and the Frontier board of directors have each unanimously approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a wholly owned subsidiary of Frontier, in a transaction we refer to as the merger.

Upon completion of the merger, for each share of Spirit common stock held immediately prior to the merger (except for treasury stock or shares owned by Frontier). Spirit stockholders will receive (i) $2.13 in cash, without interest, and (ii) 1.9126 shares of Frontier common stock, plus cash in lieu of fractional shares. As a result of the foregoing, based on the fully diluted number of shares of Frontier common stock and Spirit common stock as of February 4, 2022, the last trading day before public announcement of the merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the merger.

Immediately following the execution of the merger agreement, Indigo Fund, the holder of 178,834,034 shares of Frontier common stock, or approximately 82.4% of the shares of Frontier common stock outstanding and entitled to vote on such matters as of February 4, 2022, executed a written consent in lieu of a meeting approving the Frontier stock issuance. As a result, no further action by any Frontier stockholder is required in connection with the approval by Frontier stockholders of the Frontier stock issuance, which is the only Frontier stockholder approval required in connection with the merger.

Spirit stockholders are being asked to adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

Spirit’s board of directors and senior management regularly review and assess Spirit’s financial performance, prospects, competitive position and long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Spirit board of directors and senior management have periodically evaluated potential strategic alternatives relating to Spirit and its business and have engaged in discussions with third parties concerning potential strategic transactions, including possible acquisitions, divestitures, business combinations and mergers.

Between November 2016 and August 2018, Spirit and Frontier periodically explored the possibility of a business combination involving the two companies. Spirit and Frontier entered into a non-disclosure agreement (“NDA”) on November 15, 2016, in connection with discussions between the parties held at such time regarding a potential business combination, which agreement expired by its terms in November 2017. On April 9, 2018, Spirit and Frontier entered into a new NDA in connection with renewed discussions regarding a potential business combination. Spirit and Frontier sent each other “return or destroy” letters on August 22, 2018 and August 24, 2018, respectively, and no confidential information was shared between Spirit and Frontier thereafter until January 2022. The NDA dated April 9, 2018 expired on April 9, 2019.

On March 31, 2021, Frontier priced an initial public offering of 34.5 million shares of its common stock listed on the Nasdaq Global Select Market, which began trading on April 1, 2021.

On June 8, 2021, William A. Franke, chairman of the board of directors of Frontier and managing member of Indigo Partners, LLC (“Indigo”), an affiliate of the majority stockholder of Frontier, sent an email to Edward M. Christie, Spirit’s President and Chief Executive Officer, and Thomas C. Canfield, Spirit’s Senior Vice President and General Counsel, suggesting an in-person meeting in Fort Lauderdale, Florida. At that meeting, which was held on July 8, 2021, Mr. Franke suggested that the parties consider reopening discussions of a potential business combination, proposing a business combination transaction involving primarily stock consideration. Mr. Christie said he would discuss the matter with the Spirit board of directors. During the course of the conversation, Mr. Franke was asked whether Indigo and Frontier had any preconditions to the potential transaction. Mr. Franke responded that, in light of the challenges generally faced in the consolidation of airlines, Frontier would insist upon a significant level of control over the combined entity. Messrs. Christie and Canfield noted that, given the degree of control that Frontier sought, the consideration to be paid to the Spirit stockholders in any such transaction should include an appropriate premium.

Following this meeting, Mr. Christie sent an email to the Spirit board of directors, covering the matters discussed at the meeting and stating that Spirit management would update its valuation materials and prepare for a discussion at the next meeting of the board, scheduled for August 10, 2021. However, Spirit experienced significant operational disruptions in the first week of August, resulting from a combination of adverse weather events, airport staffing shortages, and flight crew dislocations, and the scheduled board meeting was used exclusively to discuss recovery from the disruptions and schedule adjustments during the remainder of the summer high season.

On August 23, 2021, the Spirit board of directors and senior management team held a scheduled meeting by video conference during which the potential business combination with Frontier was discussed. The Spirit board of directors asked management to have Spirit’s outside advisers refresh their analysis of synergies, but determined that further work on a transaction with Frontier should be put on hold for the time being, in the aftermath of the operating challenges experienced by Spirit in early August.

On August 25, 2021, Messrs. Franke and Christie spoke by telephone and Mr. Christie advised Mr. Franke of Spirit’s decision to defer further discussions on a transaction.

On October 12, 2021, the Spirit board of directors and certain members of the senior management team met in person. The Spirit board of directors received updated summary valuation materials from Spirit’s senior management team and discussed, among other things, the potential value creation and synergies arising from a potential business combination with Frontier, the requisite regulatory approvals necessary for such a transaction, and the location and management of a combined business. The Spirit board of directors directed the Spirit management team to conduct additional analysis of the potential business combination with Frontier and to reach out to Mr. Franke for further discussions.

On October 18, 2021, Mr. Christie emailed Mr. Franke that the Spirit board of directors had authorized further discussions regarding a potential business combination with Frontier. Mr. Christie asked Mr. Franke to identify the key work streams needed from his perspective for purposes of those discussions. Mr. Franke responded by e-mail, noting his desire to understand (1) the impact of a change of control on Spirit’s outstanding indebtedness, (2) Spirit’s fleet and order book, and (3) potential synergies. Mr. Christie responded by e-mail noting that Spirit would like to understand Frontier’s views on relative value, management integration, and fleet plan.

On November 3, 2021, members of Spirit management met by video conference with representatives of Spirit’s financial advisors, Barclays and Morgan Stanley, to discuss financial overviews of the two companies and potential next steps.

On November 4, 2021, two senior representatives of Morgan Stanley held a meeting with representatives of Indigo Partners in Phoenix, Arizona. The principal purpose of the meeting was to discuss with Indigo Partners the general state of, and opportunities in, the aviation industry in light of the multiple investments Indigo has in the industry. The conversation also included the status of a potential transaction involving Frontier and Spirit.

On November 9, 2021, the Spirit board of directors held a meeting by video conference, during which the Spirit board of directors and members of Spirit’s senior management discussed the potential business combination with Frontier. Representatives of Barclays and Morgan Stanley, and representatives of Spirit’s legal advisor, Debevoise & Plimpton LLP (“Debevoise”), participated in that meeting.

On November 10, 2021, representatives of Morgan Stanley emailed Mr. Franke to advise that the Spirit board of directors had discussed the potential business combination with Frontier and suggested an in-person meeting between Messrs. Franke, Christie, and H. McIntyre Gardner, the chairman of Spirit’s board of directors, to take place later that month.

On November 13, 2021, the Spirit board of directors met by conference call, together with members of Spirit’s senior management and representatives of Barclays and Morgan Stanley, to discuss, among other things, the potential form of merger consideration, potential synergies, transaction expenses, and the potential timing of the consummation of the potential combination. After discussion, a consensus of the Spirit board of directors emerged that a combination of Spirit and Frontier would deliver significant operating synergies and create a more powerful low-fare competitor. The board indicated a preference for an all-stock transaction in which Spirit stockholders would own a share of the combined company “of at least 50%” and could thereby participate meaningfully in the value of synergies. The board agreed that Messrs. Gardner and Christie should set up a call with Mr. Franke to convey this position.

On November 15, 2021, Messrs. Franke, Christie and Gardner held a telephone call during which Messrs. Christie and Gardner proposed to Mr. Franke a stock-for-stock merger between Frontier and Spirit in which the Spirit stockholders would own 50% of the fully-diluted equity of the combined company. Mr. Franke told Messrs. Christie and Gardner that he would have difficulty bridging the gap between a 50% ownership share for Spirit stockholders that they proposed and the significantly lower percentage share of the combined company that the Spirit stockholders would hold if the companies were combined on the basis of the current market capitalizations of the two companies. However, Mr. Franke said he would consider the proposal further and respond more specifically.

On November 18, 2021, Mr. Christie called Mr. Franke. Both noted that the companies’ respective positions on valuation remained apart. No new proposals were made during the call, but they agreed to continue working with their respective boards of directors and advisors and to speak further after the Thanksgiving holiday.

On December 9, 2021, during an executive session associated with a regularly scheduled meeting of the Frontier board of directors, Mr. Franke provided the outside directors with a summary of the recent discussions regarding a transaction with Spirit and the benefits of such a transaction to Frontier if it could be agreed on attractive terms. The directors at the executive session expressed their support for continued discussions with the Spirit representatives. It was also agreed that a meeting of the outside directors would be convened to discuss the transaction in further detail if discussions progressed favorably.

On December 10, 2021, the Spirit board of directors held a scheduled in-person meeting at which the members discussed, among other things, the potential business combination between Spirit and Frontier, including the implied premium if Spirit stockholders were to have a 50% interest in the combined company and the regulatory review process for the transaction. The Spirit board of directors also discussed other aspects of the potential combination, including the stronger competitive position of the combined airline, the fully diluted outstanding share counts of the two companies, and the use of a fixed exchange ratio compared to an adjustable ratio with a possible collar. Mr. Gardner indicated that he and Mr. Christie would schedule an in-person meeting with Mr. Franke to convey the perspective of the Spirit board of directors on the terms of the potential transaction.

On December 15, 2021, Messrs. Christie and Gardner met in person with Mr. Franke in Dallas, Texas. Messrs. Christie and Gardner again proposed an all-stock transaction in which the Spirit stockholders would own 50% of the fully diluted shares of the combined company. They also noted the need for a broad-based retention program given the potential for a protracted regulatory review period, issues related to labor integration, and the need for both companies to operate independently prior to closing. Mr. Franke indicated that Indigo would be willing to support and recommend to its limited partners and the Frontier board of directors a 47% / 53% ownership split of the combined company between Spirit stockholders and Frontier stockholders, respectively, and that this represented a significant premium to the Spirit stockholders over the then-current market price of Spirit stock. After further discussion, Mr. Franke agreed to present to Indigo’s limited partners and to the Frontier board of directors a transaction that would result in the Spirit stockholders receiving 48.5% of the fully diluted equity of the combined company plus an amount of cash equivalent to 1.5% of the value of the combined company.

On December 17, 2021, Messrs. Christie and Gardner received an email from Mr. Franke outlining a proposal for a business combination in which the Spirit stockholders would receive shares representing a 48% ownership stake in the combined company on a fully diluted basis plus an amount of cash equal to approximately 2% of the value of the combined company. Mr. Franke stated that the current market capitalizations of the two companies indicated an ownership split of 44% for Spirit stockholders and 56% for Frontier stockholders. Mr. Franke also expressed his initial views regarding determination of the brand of the combined company. On December 18, 2021, Mr. Christie shared Mr. Franke’s email with the rest of the Spirit board of directors, along with an updated presentation from Barclays and Morgan Stanley illustrating various ownership scenarios, including the proposals received from Mr. Franke on December 15 and 17.

On December 20, 2021, the Spirit board of directors met by teleconference. After receiving a brief report from Mr. Christie on operations matters during the holiday week, the board reviewed the updated presentation from Spirit’s financial advisors and engaged in a wide-ranging discussion on the potential combination transaction with Frontier. Members of the Spirit board of directors discussed the tight labor market for management talent and expressed concerns over retention and recruiting prior to closing any transaction. They also urged Spirit’s management to continue with the construction of Spirit’s South Florida headquarters and training facility, given that a transaction with Frontier remained uncertain and the new facility would take approximately two years to complete. Sprit’s board members generally agreed that Spirit could accommodate Mr. Franke’s desire that Frontier would hold slightly more than 50% of the stock of the combined company so long as Spirit stockholders received slightly below 50% as well as an amount of cash, taking into account the present value of future synergies, that would result in Spirit stockholders owning not less than 50% of the economic value of the combined business.

On December 27, 2021, Mr. Christie emailed Mr. Franke setting forth a proposal for a business combination pursuant to which (i) the Spirit stockholders would receive shares representing a 48.5% ownership stake in the combined company on a pro forma basis plus $239 million in cash, an amount intended to deliver to the Spirit shareholders an equivalent level of estimated value creation as would have been possible in a 50% / 50% all-stock transaction inclusive of the value of expected synergies to the combined business, (ii) the board of directors of the combined company would have a total of either nine or 11 directors, with Frontier having the right to designate one more director than Spirit, (iii) Mr. Franke would serve as chairman of the board of directors of the combined company, and (iv) Mr. Franke would nominate the chief executive officer of the combined company. Mr. Christie further proposed that determination and public announcement of the brand of the combined company would be made by the board of directors of the combined company following the closing. Mr. Christie also indicated that if the transaction moved forward, Spirit expected to implement an employee retention program in light of the lengthy time anticipated between signing a merger agreement and consummating the transaction.

On January 4, 2022, Messrs. Franke and Christie discussed Spirit’s December 27, 2021 proposal by telephone. Mr. Franke indicated Frontier could recommend the economic terms of that proposal provided that Frontier had the right to designate two more directors to the board of directors of the combined company than Spirit.

Also on January 4, 2022, the outside directors of Frontier met to discuss the current status of a potential transaction with Spirit. The Frontier directors supported continued pursuit of the business combination with the goal of arriving at definitive terms that the Frontier board of directors could assess.

Later that same day, the Spirit board of directors and members of Spirit’s senior management held a telephonic meeting, with representatives of Barclays, Morgan Stanley and Debevoise present, to discuss the proposed transaction. At that meeting, the Spirit board of directors determined to accept Mr. Franke’s proposal as to the composition of the board of directors of the combined company and otherwise to proceed on the basis of the transaction proposed in Mr. Christie’s email of December 27, 2021. Mr. Christie sent an email to Mr. Franke requesting a call on the following day to discuss other details of the transaction. That e-mail also articulated Spirit’s views on a number of topics of discussion, including board of directors composition and governance matters, the operation of the two airlines during the period between signing and closing, employee retention programs, and the process and timing for the determination of senior management, the location of the headquarters, the brand of the combined company, and related announcements. Mr. Franke articulated Frontier’s view that the brand of the combined company should be announced simultaneously with the announcement of the business combination.

On January 5, 2022, in a phone call with Mr. Franke, Mr. Christie stated that the board of directors split at the combined company, as proposed by Mr. Franke on January 4, was acceptable to Spirit’s board of directors. Mr. Christie also discussed various other matters covered in his email of December 27. On the same day, Mr. Gardner called Mr. Franke to express appreciation for the work undertaken on the Indigo side and the outcome of the parties’ discussions which, he stated, would result in a transaction with significant benefits to both companies. He also discussed aspects of the management and board of directors of the combined company and reconfirmed the Spirit board of directors’ support for continuing to work to finalize the transaction.

On January 6, 2022, Messrs. Franke and Christie spoke by telephone regarding a number of open items, including the calculation of the cash payment and the timing of any public announcement of the brand of the combined company. The following day, Mr. Christie emailed Mr. Franke describing the rationale behind the proposed aggregate cash amount of $239 million. Mr. Christie further proposed that the board of directors of the combined company would determine the brand of the combined company.

On January 7, 2022, Spirit and Frontier entered into an NDA, which contained a customary standstill provision, to facilitate the exchange of confidential information in connection with the parties’ evaluation of the proposed transaction.

On January 8, 2022, Spirit sent a due diligence work plan and document request list to Frontier in advance of a proposed meeting between the parties scheduled for the following week.

From May 2021 to January 2022, representatives of Citi, who were advising Frontier on a potential transaction with Spirit, held meetings with Indigo and members of senior management of Frontier, to discuss such a potential transaction with Spirit. On January 9, 2022, at the direction of Frontier management, representatives of Citi discussed by telephone the approach to determine the appropriate calculation of the equity share count of Spirit with representatives of Barclays and Morgan Stanley.

On January 12 and 13, 2022, members of the senior management of each of Spirit, Frontier and Indigo held in-person meetings in Fort Lauderdale, Florida, and related video and telephonic meetings, to discuss, among other things, due diligence matters, communications strategy, synergies, and transaction costs. Outside financial, legal, and industry advisers of Spirit and Frontier/Indigo participated in portions of these meetings.

On January 13, 2022, Mr. Christie emailed Mr. Franke proposing that Spirit would agree to Frontier being permitted to appoint (i) two more directors to the board of directors of the combined company than Spirit and (ii) the Chief Executive Officer of the combined company. Mr. Christie further proposed that the Chief Executive Officer appointment would be credited against the director appointment allocation of whichever company the Chief Executive served before the transaction.

On January 17 and 19, 2022, representatives of Debevoise and of Frontier’s legal counsel, Latham & Watkins LLP (“Latham & Watkins”), held telephone calls to discuss the structure of the proposed combination from an income tax perspective.

On January 19, 2022, Spirit sent its five-year plan to Frontier and, on January 20, 2022, representatives of Citi discussed the plan by telephone with representatives of Barclays and Morgan Stanley. On January 20, 2022, representatives of Citi sent Frontier’s five-year plan to Spirit and representatives of Barclays and Morgan Stanley and, on January 21, 2022, members of Spirit’s senior management and representatives of Citi, Barclays and Morgan Stanley discussed the plan by telephone.

Later on January 21, 2022, Latham & Watkins sent Debevoise a draft merger agreement for the proposed transaction. Among other things, that draft provided (i) that the per-share exchange ratio and per-share cash amount to be received by Spirit’s stockholders in the merger would be determined at closing in order to take into account changes in the parties’ respective share counts between the signing of the merger agreement and the closing, (ii) that at the time of signing the merger agreement, Frontier would deliver a consent by Frontier’s majority stockholder, an affiliate of Indigo, approving the issuance of the Frontier common stock in the merger, which consent would become effective only upon the approval of the potential transaction by Spirit’s stockholders (the “Frontier Stockholder Consent”), (iii) “fiduciary out” provisions applicable to each of Spirit and Frontier allowing, among other things, their respective board of directors to terminate the agreement in order to enter into a transaction constituting a “superior proposal,” (iv) mutual termination fees equal to 3.75% of the equity value of Spirit, and (v) restrictions on the operations of Spirit and Frontier between signing of the merger agreement and closing.

On January 24, 2022, the Frontier board of directors met for the purposes of engaging in an extensive status discussion of the potential transaction with Spirit, with representatives from by Citi and Latham & Watkins in attendance. Representatives of Citi reviewed their preliminary financial analyses with the Frontier board of directors. Representatives of Latham & Watkins discussed the fiduciary duties of the members of the Frontier board of directors with respect to the proposed transaction and provided a description of the status of negotiations related to the merger agreement. In advance of the meeting, Citi provided Frontier with information disclosing certain relationships between Citi, Frontier, Spirit, and Indigo Partners LLC, updating the information previously disclosed to Frontier on January 23, 2022.

Also on January 24, 2022, at the direction of Frontier management, representatives of Citi discussed by telephone the approach to the exchange ratio set forth in the draft merger agreement proposed by Frontier with representatives of Barclays and Morgan Stanley.

On January 26, 2022, Debevoise sent Latham & Watkins a revised draft of the merger agreement, which, among other things, (i) contemplated that the exchange ratio and per-share cash amount would be determined at signing of the merger agreement, (ii) provided that the Frontier Stockholder Consent would be effective upon signing (iii) provided for a termination fee equal to 2.75% of the equity value of Spirit, and (iv) modified the restrictions on operations between signing and closing applicable to Spirit and to Frontier.

On January 26 and 27, 2022, members of the senior management of each of Spirit, Frontier, and Indigo met in person in Fort Lauderdale, Florida, with representatives of their respective financial and legal advisors joining portions of the meeting by video conference, to discuss, among other things, the potential synergies expected to result from the proposed transaction, open items in the merger agreement, regulatory and labor matters, and ongoing due diligence.

On January 29, 2022, Latham & Watkins sent Debevoise a revised draft of the merger agreement, which, among other things, (i) contemplated that the exchange ratio would be determined at closing, (ii) provided for the Frontier Stockholder Consent to be effective upon approval of the proposed transaction by Spirit’s stockholders, (iii) reinserted Frontier’s fiduciary out, (iv) provided for a termination fee equal to 3.5% of the equity value of

Spirit, (v) modified the restrictions on the operations between signing and closing applicable to Spirit and to Frontier, and (vi) proposed that prior to the closing, the board of directors of Frontier (or a committee of such board) would determine the location of the headquarters and the brand of the combined entity and that such decision would not be announced until the earlier of the closing and July 1, 2022.

On January 31, 2022, representatives of Debevoise and Latham & Watkins held a call to discuss the open items in the merger agreement.

On February 1, 2022, Messrs. Christie and Canfield held discussions with Messrs. William Franke and Brian Franke, an executive at Indigo and a member of the Frontier board of directors. It was agreed, among other things, that (i) the termination fee would be set at 3.25% of the equity value of Spirit, (ii) the share exchange ratio would be fixed at signing subject to further issuances of shares prior to closing being constrained to the satisfaction of Frontier, and (iii) the outside date would be up to 24 months following signing, unless further extended by mutual agreement of the parties. The parties also discussed certain changes to the covenants governing interim operations between signing and closing. Additionally, between January 29 and February 4, Mr. Brian Franke had a number of telephone conversations with Messrs. Christie and/or Canfield regarding other commercial terms contained in the draft merger agreement.

On February 2, 2022, the Compensation Committee of the Spirit board of directors and members of Spirit’s senior management held a meeting to discuss a proposal for a retention bonus program and modifications to certain long-term incentive awards of Spirit, in each case, to secure and encourage the continued employment of certain key employees with Spirit following the announcement of the merger.

Also on February 2, 2022, Debevoise sent Latham & Watkins a revised draft of the merger agreement, which, among other things, (i) contemplated that the exchange ratio would be determined at signing, (ii) provided for the Frontier Stockholder Consent to be effective at signing, (iii) removed Frontier’s fiduciary out, (iv) provided for a termination fee equal to 3.25% of the equity value of Spirit, and (v) modified the restrictions on each party’s operations between signing and closing.

On February 3, 2022, the Frontier board of directors met by video conference for the principal purpose of engaging in an extensive discussion of the due diligence review that had been conducted in connection with the potential transaction with Spirit, including the regulatory approvals required in connection with such a business combination. Representatives of Latham & Watkins and members of Frontier’s senior management participated in this discussion. Representatives of Latham & Watkins also provided an update regarding the status of negotiations related to the merger agreement.

Also on February 3, 2022, the compensation committee of Frontier’s board of directors met and approved a policy for employees at the director level or above that provided for the full vesting of an employee’s equity awards if such employee were terminated without “cause” or resigned for “good reason” in connection with a qualifying change in control of Frontier (which would include the merger). The compensation committee of Frontier’s board of directors also approved amending the definition of “change in control” under employees’ existing employment agreements and offer letters for purposes of severance benefits thereunder due upon a qualifying termination of employment in connection with a change in control of Frontier, so that a “change in control” will include the merger. The compensation committee of Frontier’s board of directors also approved the terms of a cash-based retention program for all of Frontier’s salaried, non-union employees based on employee level, which provides for cash payments upon the closing of the merger, subject to a participant’s continued employment through the payment date. The individual cash payments under the program generally range from three months’ salary (for individual contributors and similar level employees) to 150% of an employee’s total cash compensation (for senior vice presidents and above). Participants would be entitled to 50% of their respective retention award if the merger is not consummated.

On February 3, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, and Debevoise present, held a video conference to discuss the status of the transaction. Spirit’s senior management team provided updates to the Spirit board of directors on the status of the merger agreement negotiations. Representatives of Barclays and Morgan Stanley reviewed their respective preliminary financial analyses with the Spirit board of directors. Representatives of Debevoise discussed the fiduciary duties of the members of the Spirit board of directors with respect to the proposed transaction. In advance of the meeting, each of Barclays and Morgan Stanley provided Spirit with updated information on their respective relationships with Spirit, Frontier, and Indigo Partners, LLC.

Later on February 3, 2022, Latham & Watkins sent Debevoise a revised draft of the merger agreement, together with drafts of the exhibits to the merger agreement. The draft merger agreement accepted Spirit’s position reflected in the February 2, 2022 draft merger agreement with respect to the exchange ratio, the effectiveness of the Frontier Stockholder Consent, the absence of a Frontier fiduciary out, the amount of the termination fee, and modifications to the restrictions on Spirit’s and Frontier’s operations between signing and closing. Later that day, Debevoise returned a revised draft of the merger agreement to Latham & Watkins, with revisions relating to termination triggers and the treatment of Spirit’s outstanding equity awards.

On February 4, 2022, representatives of Debevoise and Latham & Watkins had a call to discuss the remaining open items in the merger agreement.

During the morning of February 5, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, and Debevoise present, held a video conference to review and consider whether to approve the proposed transaction. After referencing its financial analyses provided to the Spirit board of directors in advance of the meeting, each of Barclays and Morgan Stanley rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit board of directors that, as of such date and based upon and subject to the qualifications, limitations, and assumptions stated in its opinion, the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock. The Spirit board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and resolved to recommend that Spirit’s stockholders vote their shares in favor of the adoption of the merger agreement.

In a special sub-session held during the same meeting on February 5, 2022, the Compensation Committee of the Spirit board of directors unanimously approved, subject to approval by the Spirit board of directors of the merger agreement and the transactions contemplated thereby, a retention bonus program for certain key employees of Spirit, including its executive officers, that provides for payment of a cash-based retention award upon the closing of the merger, subject to a participant’s continued employment through such date. For participants who are executive officers of Spirit, the cash payments generally range from a participant’s total cash compensation (for “Vice Presidents”) to 150% of the participant’s total cash compensation (for “Senior Vice Presidents” and above). Participants would be entitled to 50% of their respective retention award in the event that the merger is not consummated. The Compensation Committee of the Spirit board of directors also approved, subject to approval by the Spirit board of directors of the merger agreement and the transactions contemplated thereby, and to any required consent of the holders of the modified long-term incentive awards, modifications to the terms of Spirit time-based cash awards and performance cash awards, and Spirit 2022 PSU Awards, to provide that such awards will be assumed or substituted upon the occurrence of a “change in control” and remain subject to service-based vesting, with any applicable performance conditions treated as having been achieved based on target performance and lapsing upon the “change in control.” If such awards are not assumed or substituted by a successor corporation, or if the holder of an award experiences a qualifying termination following a “change in control,” then the award would vest in full.

Also on February 5, 2022, the Frontier board of directors and members of Frontier’s senior management, with representatives of Citi and Latham & Watkins present, held a video conference to review and consider whether to approve the proposed transaction. After referencing its financial analyses provided to the Frontier board of directors in advance of the meeting, Citi rendered to the Frontier board of directors an oral opinion, confirmed by delivery of a written opinion, dated February 5, 2022, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, was fair, from a financial point of view, to Frontier. Representatives of Latham & Watkins described for the Frontier board of directors the modifications to the merger agreement since the discussion held on February 3, 2022. Following these presentations, the Frontier board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and resolved to recommend that Frontier’s stockholders approve the issuance of Frontier common stock pursuant to the merger agreement.

Later on February 5, 2022, Spirit and Frontier finalized the merger agreement and the other ancillary agreements, the parties executed the finalized merger agreement, and Indigo executed the Frontier Stockholder Consent.

During the morning of February 7, 2022, Spirit and Frontier issued a joint press release announcing the signing of the transaction, made a joint press appearance, and held a joint investor conference call.

On March 29, 2022, Spirit received an unsolicited proposal from JetBlue Airways Corporation (“JetBlue”) to acquire all of the outstanding shares of Spirit common stock in an all-cash transaction at a price of $33.00 per share (the “JetBlue proposal”), which proposal was subsequently provided to Frontier in accordance with the terms of the merger agreement.

On April 1, 2022, Debevoise called Latham & Watkins to ask whether Frontier was willing to waive the requirement under the merger agreement that the Spirit board of directors determine that the JetBlue proposal constitutes or could be reasonably likely to lead to a “Superior Proposal” (as defined in the merger agreement) before entering into discussions with JetBlue. Later that day, Latham informed Debevoise that Frontier was not willing to waive the requirement.

On April 4, 2022, the Frontier board of directors and members of Frontier’s senior management, with representatives of Citi and Latham & Watkins present, held a video conference to discuss the JetBlue proposal.

On April 7, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Spirit’s antitrust counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), present, held a video conference to review the JetBlue proposal. At that meeting, after consultation with its financial advisors and outside counsel, the Spirit board of directors determined that the JetBlue proposal could reasonably be likely to lead to a “Superior Proposal” (as defined in the merger agreement).

The Spirit board of directors directed Spirit’s senior management to negotiate a confidentiality agreement with JetBlue and to engage in discussions with JetBlue with respect to JetBlue’s proposal, in accordance with the terms of the merger agreement. Spirit and JetBlue entered into a confidentiality agreement on April 8, 2022 and commenced discussions regarding the JetBlue proposal on April 9, 2022.

Between April 9, 2022 and April 20, 2022, Paul Weiss conducted seven calls and video conferences with JetBlue’s legal advisor, Shearman & Sterling LLP (“Shearman”), and engaged with economic consultants and economists in order to assess the regulatory risk of an acquisition of Spirit by JetBlue and to assess the validity and merits of JetBlue’s own analysis.

On April 13, 2022, Frontier and Spirit received second requests for information from the DOJ in connection with the proposed merger with Frontier.

On April 14, 2022, Mr. Christie and Mr. Franke had lunch together in Phoenix, Arizona, which had been scheduled in mid-March prior to the JetBlue proposal, but did not discuss either the JetBlue proposal or the proposed merger with Frontier.

On April 15, 2022, Spirit provided JetBlue and its representatives with access to a virtual data room containing due diligence materials for Spirit.

On April 19, 2022, members of senior management of Spirit and JetBlue, together with their respective financial advisors, held a video conference to discuss a broad range of financial and business due diligence matters.

On April 21, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the JetBlue proposal. The discussion focused primarily on the likelihood of a transaction with JetBlue receiving the requisite regulatory approvals needed to consummate the transaction and the risks to Spirit’s business during a likely protracted approval period. The Spirit board of directors directed Spirit’s senior management and legal advisors to develop a proposal to convey to JetBlue in respect of the contractual protections that Spirit would need to improve the likelihood that the JetBlue proposal could be consummated.

On April 24, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to further discuss the JetBlue proposal. At that meeting, the Spirit board of directors instructed Spirit’s senior management to communicate to JetBlue a package of contractual protections that the board of directors considered appropriate to provide increased assurance as to the likelihood of regulatory approval of the JetBlue proposal and to protect Spirit and its stockholders against the risk that such approval would not be obtained, which included a covenant to take all actions necessary to obtain regulatory approval, including being willing to terminate JetBlue’s Northeast Alliance Agreement (“NEA”) with American Airlines and make any divestitures necessary to obtain regulatory approval, and a significant reverse termination fee payable in the event that such regulatory approval ultimately was not obtained. The Spirit board of directors also instructed Spirit’s senior management to inform JetBlue that, in the event that Spirit ultimately concluded that the JetBlue proposal, as it might be amended, constituted a Superior Proposal, Spirit would expect JetBlue to fund the termination fee payable to Frontier upon termination of the Frontier merger agreement.

On April 25, 2022, Mr. Christie called Mr. Hayes to convey the foregoing package of contractual protections. Following that discussion, representatives from Barclays and Morgan Stanley held a call with JetBlue’s financial advisor, Goldman Sachs Group Inc. (“Goldman”), to discuss the same proposal, and Debevoise delivered to Shearman a document setting forth Spirit’s proposal along with proposed language for the regulatory covenant that Spirit would expect to be included in any merger agreement with JetBlue.

On April 29, 2022, JetBlue sent Spirit a letter setting forth its response to Spirit’s proposed package of contractual protections to address the regulatory approval risks inherent in the JetBlue proposal, along with a draft of a merger agreement between JetBlue and Spirit. In that response, JetBlue offered (i) to pay a reverse termination fee of $200 million if antitrust approval was not obtained, (ii) to use its reasonable best efforts to obtain regulatory approval subject to various limitations, including that JetBlue would not be required to take any action that in its sole and absolute discretion would be reasonably likely to materially and adversely affect the anticipated benefits of JetBlue or American Airlines under the NEA or that would have a material adverse effect on Spirit or JetBlue when measured relative to a company of Spirit’s size, and (iii) to fund the termination fee payable to Frontier upon termination of the Frontier merger agreement.

On April 30, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the JetBlue proposal, as modified by the April 29, 2022 letter. The Spirit board of directors’ discussion focused on the prospects that the JetBlue proposal would be able to obtain regulatory approval, particularly in light of JetBlue’s unwillingness to abandon the NEA, and the requirement of the Frontier merger agreement that, in order for an Acquisition Proposal to constitute a Superior Proposal, it must be “reasonably capable of being consummated in accordance with the terms of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.” The Spirit board of directors also discussed the extended time that would be required to reach a final regulatory determination, which was expected to be up to two years, and the risks to Spirit if it were unable to complete the proposed transaction with JetBlue at the end of that period.

Following adjournment, the Spirit board of directors continued its meeting on May 1, 2022. The directors, other than Mr. Christie, initially met in executive session together with representatives of Debevoise, after which Mr. Christie, other members of Spirit’s senior management, and representatives of Barclays, Morgan Stanley and Paul Weiss joined the meeting. Following further discussion among the board and its advisors, the Spirit board of directors unanimously determined that the JetBlue proposal did not constitute a “Superior Proposal” as defined in the Frontier merger agreement, on the basis that it did not meet the requirement of being reasonably capable of being consummated. In reaching that determination, the Spirit board of directors took into account, among other things, the low probability that the JetBlue proposal would receive antitrust clearance so long as the NEA remained in effect, the ongoing litigation brought against JetBlue and American Airlines by the DOJ and the Attorneys General of six states and the District of Colombia seeking to block the NEA on the grounds that it eliminated competition and harmed air travel consumers, the Spirit board of directors’ belief that the divestitures proposed by JetBlue would not be sufficient to resolve the DOJ’s objections to the NEA or its expected objection to a combination of JetBlue and Spirit, and the fact that the reverse termination fee proposed by JetBlue would not be adequate to protect Spirit’s stockholders against the substantial risk that the JetBlue proposal would not receive regulatory approval. Given the Spirit board of directors’ determination that the JetBlue proposal failed to satisfy the portion of the definition of “Superior Proposal” requiring it to be reasonably capable of consummation, the Spirit board of directors did not form a view as to whether the economic terms of the JetBlue proposal were or were not more favorable to the Spirit stockholders, from a financial point of view, than the economic terms of the Frontier merger agreement.

On May 2, 2022, Spirit sent a letter to JetBlue, which Spirit also released publicly, informing JetBlue that the Spirit board of directors had determined that the JetBlue proposal did not constitute a “Superior Proposal” as defined in the Frontier merger agreement, on the grounds that it was not reasonably capable of being consummated, and that the Spirit board of directors continued to believe that the pending transaction with Frontier represented the best opportunity to maximize value for the Spirit stockholders.

Frontier’s Reasons for the Merger

In evaluating the merger, the Frontier board of directors consulted with Frontier management, as well as independent legal and financial advisors, and, in the course of reaching its decision to (i) approve and declare advisable the merger agreement, the merger and other transactions contemplated thereby and (ii) subject to the terms and conditions of the merger agreement, recommend that the Frontier stockholders approve the issuance of Frontier common stock, the Frontier board of directors considered a number of factors, including the following material factors:

•

the opportunity for Frontier’s stockholders to participate in the benefits that are expected to result from the merger, including the expectation that business combination between Frontier and Spirit will create an airline more capable of competing with other U.S. carriers, including American Airlines, Delta Airlines, Southwest Airlines and United Airlines, than either Frontier or Spirit could do individually. The business combination between Frontier and Spirit will result in the scale, depth, relevance and capabilities required to compete more effectively, expand investment in improved technology products and services and create the ability to better respond to the competitive challenges and cyclical business conditions of the airline industry;

•

management’s estimate, consistent with Spirit’s management’s estimate, that the combination of Frontier and Spirit would result in approximately $500 million in net annual synergies, including significant incremental annual revenues, as a result of more effective aircraft utilization, a more comprehensive and diversified route system, an expanded loyalty program and cost synergies from reduced overhead and improved operational efficiency, which synergies would not be achievable without completing the merger;

•	management’s belief that the combined company would have a strengthened balance sheet and increased liquidity, in part as a result of synergies and increased scale, that should provide both the financial strength and flexibility to weather competitive challenges and cyclical conditions in the airline industry and to provide a foundation for future growth;

•

management’s assessment that the proposed business combination between Frontier and Spirit is expected to benefit consumers by resulting in (i) the delivery of $1 billion in annual consumer savings, (ii) the offering of more than 1,000 daily flights to over 145 destinations in 19 countries across complementary networks, (iii) faster growth that will allow the combined company to take delivery of more than 350 aircraft on order to deliver more ultra-low fares, (iv) the increased access to ultra-low fares by adding new routes to underserved communities across the United States, Latin America and the Caribbean, (v) the delivery of more reliable service through a variety of operational efficiencies and (vi) the expansion of frequent flyer and membership offerings;

•

management’s assessment that the proposed business combination between Frontier and Spirit is expected to benefit employees and team members by resulting in (i) 10,000 direct jobs and thousands of additional jobs at the companies’ business partners by 2026, (ii) the ability for existing team members to remain with the combined airline and (iii) expanded career opportunities;

•

an assessment of alternatives to the merger (principally consisting of stand-alone development opportunities) and the expectation that the merger will create a more relevant, competitive and financially successful airline than Frontier would be able to create on a standalone basis, including because the combined company would have the frequency of flights, resilience, brand recognition and scale needed to provide a compelling ultra-low-cost alternative to the Big Four nationally;

•

management’s assessment that the proposed business combination between Frontier and Spirit presented attributes necessary for a successful airline merger, including strategic fit, limited overlap of route networks, acceptable execution risk, and financial benefits to Frontier’s stockholders;

•	that the combined company will benefit from an experienced, highly motivated combined management team;

•

historical information concerning Frontier and Spirit’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed Frontier’s board of directors’ determination as to the relative values of Frontier, Spirit and the combined company;

•	the Frontier forecasts and the Spirit forecasts;

•	the results of Frontier’s due diligence review of Spirit’s businesses and operations;

•

the oral opinion rendered by Citi to the Frontier board, which was confirmed by delivery of a written opinion, dated February 5, 2022, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, was fair, from a financial point of view, to Frontier. For more information, see “The Merger—Opinion of Citigroup Global Markets Inc.” beginning on page 78 of this information statement and proxy statement/prospectus.

•

that Frontier expects the combined company to have the financial strength to invest in the company’s growth, while maintaining the flexibility and liquidity necessary to weather competitive challenges and cyclical conditions in the airline industry;

•

the terms and conditions in the merger agreement, including (i) certain deal protection provisions that preclude Spirit from actively soliciting alternative transaction proposals and requires payment by Spirit of a $94.2 million breakup fee to Frontier under certain circumstances, including in the event that the merger agreement is terminated by Spirit to accept a superior proposal, (ii) certain deal protection provisions that would entitle Frontier to be reimbursed for its expenses up to $25.0 million in the event that Spirit fails to obtain stockholder approval of the merger, (iii) that William A. Franke, the current chairman of Frontier’s board of directors, will serve as the chairman of the combined company,

(iv) that Frontier’s board of directors will designate seven (7) of the twelve (12) members of the combined company’s board of directors, (v) that Frontier’s board of directors will determine the Chief Executive Officer of the combined company, (vi) that Frontier’s board of directors will determine the location of the headquarters and the brand of the combined business, and (vii) that Frontier’s stockholders will own 51.5% of the combined company;

In the course of its deliberations, the Frontier board of directors also considered the following risks and other countervailing factors related to entering into the merger agreement that had previously been identified and discussed by Frontier management and the Frontier board of directors:

•	the possibility of encountering difficulties in successfully integrating Spirit’s business, operations and workforce with those of Frontier;

•

the risk that the parties may not receive the necessary regulatory approvals or clearances to complete the merger, or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions that may cause one of the closing conditions to not be satisfied;

•

the possibility that the merger might not be consummated for an extended period of time, the fact that the merger agreement imposes restrictions on the operations of Frontier during the interim period between the execution of the merger agreement and the consummation of the merger, the effect of those restrictions on Frontier’s operations and performance during that potentially extended interim period and the possibility that those restrictions could delay or prevent Frontier from pursuing some business opportunities that may arise during that time;

•

the possibility that the merger might not be consummated, and the fact that if it is not consummated: (i) Frontier’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transactions; (ii) Frontier will have incurred significant transaction expenses and opportunity costs; (iii) Frontier’s relationships with its customers, key partners, employees and other third parties may be adversely affected; (iv) the trading price of Frontier’s stock could be adversely affected; (v) the market’s perceptions of Frontier and its prospects could be adversely affected; and (vi) Frontier’s business may be subject to significant disruptions and decline; and

•	that litigation may occur in connection with the merger and that such litigation could prevent the merger or increase costs related to the merger.

The foregoing discussion of the information and factors considered by Frontier’s board of directors is not intended to be exhaustive, but includes the material factors considered by Frontier’s board of directors. In reaching its decision to approve and declare advisable the merger agreement, the merger and other transactions contemplated thereby, Frontier’s board of directors did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weights to different factors. Frontier’s board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Frontier board of directors unanimously (i) determined that the merger and other transactions contemplated by the merger agreement are fair to and in the best interest of Frontier and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and other transactions contemplated thereby and (iii) subject to the terms and conditions of the merger agreement, recommended that the Frontier stockholders approve the issuance of Frontier common stock. The written consent of Frontier’s major stockholder approving the issuance of Frontier common stock in connection with the merger as contemplated by the merger agreement was obtained on February 5, 2022.

Unaudited Prospective Financial Information

Frontier Financial Forecasts

Other than limited short-term guidance concerning certain aspects of their expected financial performance which is publicly issued each quarter, Frontier does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results given, among other reasons, the uncertainty of realizing the underlying assumptions and estimates. However, Frontier is including in this information statement and proxy statement/prospectus certain unaudited prospective financial information, which are summarized in the below table (which we refer to as the “Frontier Financial Forecasts”), that was provided to the Frontier board of directors in connection with its evaluation of the merger and to Citi, financial advisor to Frontier, for purposes of its financial analysis and opinion described in the section titled “The Merger—Opinion of Citigroup Global Markets Inc.”. The Frontier Financial Forecasts were also provided to Spirit and to Morgan Stanley and Barclays, financial advisors to Spirit.

The Frontier Financial Forecasts were prepared based on the following key forecast assumptions:

•

Recovery. Assumes that recovery from the Delta and Omicron variants begins during the second quarter of 2022, with subsequent improvement in off-peak periods in the second half of 2022 as the demand for business travel strengthens and full recovery in 2023.

•	Revenue. Revenue is a reflection of the estimated demand recovery timing and oil pricing environment.

•	Fuel Expense. Fuel pricing based on the forward curve available as of mid-January 2022. No hedging activity is assumed

•

Other Operating Expenses. Inflation in operating expenses is based upon Frontier’s existing contractual arrangements (e.g., collective bargaining arrangements) or trends anticipated as of January 2022 for areas susceptible to inflationary risk.

•	Fleet Plan. Based on Frontier’s committed fleet plan and presently anticipated lease extensions of certain aircraft, which assumes ASMs approximately double from 2022 to 2026.

The inclusion of this information should not be regarded as an indication that any of Frontier, Spirit, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use, is subjective in many respects and has not been updated since the time of preparation in January 2022.

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$3,103	$4,014	$4,920	$5,738	$6,695
Adjusted EBITDAR[6]	$610	$1,179	$1,537	$1,833	$2,207
Adjusted Net Income (Non-GAAP)[7]	$14	$358	$497	$554	$637

The following table sets forth the estimated amounts of the Unlevered Free Cash Flow of Frontier, calculated using the above prospective financial information as approved by Frontier management for use by Citi in connection with its

[6]	“Adjusted EBITDAR” is a non-GAAP measure defined as operating income plus depreciation and amortization, and aircraft rent.
[7]	“Adjusted Net Income” is a non-GAAP measure. Refer to Frontier’s Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation of Net Income to Adjusted Net Income.

financial analysis and opinion described in the section of this information statement and proxy statement/prospectus captioned “The Merger—Opinion of Citigroup Global Markets Inc.” (amounts may reflect rounding):

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flows[8]	($60)	$356	$351	$514	$736

The following table sets forth the estimated amounts of the Unlevered Free Cash Flow of Frontier, calculated using the above prospective financial information as approved by Spirit management for use by Barclays and Morgan Stanley for purposes of their respective financial analyses and opinions described in the sections of this information statement and proxy statement/prospectus captioned “The Merger—Opinion of Barclays Capital Inc.” and “The Merger—Opinion of Morgan Stanley & Co. LLC” (amounts may reflect rounding):

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flows[9]	($175)	$311	$269	$461	$749

Spirit Financial Forecasts

Other than limited short-term guidance concerning certain aspects of their expected financial performance which is publicly issued each quarter, Spirit does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results given, among other reasons, the uncertainty of realizing the underlying assumptions and estimates. However, Spirit is including in this information statement and proxy statement/prospectus certain unaudited prospective financial information, which are summarized in the below table (which we refer to as the “Spirit Financial Forecasts”), that was provided to the Spirit board of directors in connection with their evaluation of the merger and to Barclays and Morgan Stanley, financial advisors to Spirit, for purposes of their respective financial analyses and opinions described in the sections of this information statement and proxy statement/prospectus captioned “The Merger—Opinion of Barclays Capital Inc.” and “The Merger—Opinion of Morgan Stanley & Co. LLC”. The Spirit Financial Forecasts were also provided to Frontier and to Citi, financial advisor to Frontier.

The Spirit Financial Forecasts were prepared based on the following key forecast assumptions:

•	Recovery. Unit revenue is assumed to stabilize at fuel-price adjusted pre-Covid levels in mid-2023.

•	Revenue. Revenue is a reflection of underlying fuel price assumptions and pace of assumed timing of recovery.

•	Fuel Expense. Fuel pricing based on the forward curve available as of mid-January 2022. No hedging activity is assumed.

•

Non-fuel Operating Expenses. Capacity growth is the primary driver, with additional increases driven by inflationary assumptions estimated as of mid-January 2022. No new union contracts are assumed (the terms of the collective bargaining agreements currently in effect for our unionized work groups are assumed for all years).

•	Fleet Plan. Fleet plan is based on Spirit’s committed aircraft order book, with additional aircraft assumed in 2025-2026 to achieve stated mid-teens growth target.

[8]

“Unlevered Free Cash Flows” is a non-GAAP measure defined as Adjusted EBITDAR minus aircraft rent, cash taxes, capitalized maintenance and other capital expenditures, plus proceeds from sale-leaseback transactions (net of gains recognized) and adjusted for changes in air traffic liability and other working capital.

[9]

“Unlevered Free Cash Flows” is a non-GAAP measure defined as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds), less gains recognized on sale-leaseback transactions, plus proceeds from sale-leaseback transactions.

The inclusion of this information should not be regarded as an indication that any of Frontier, Spirit, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects.

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$5,049	$6,319	$7,233	$8,276	$9,492
Adjusted EBITDAR[10]	$736	$1,419	$1,768	$2,069	$2,424
Adjusted Net Income (Non-GAAP)	$5	$434	$566	$695	$833

The following table sets forth the estimated amounts of the Unlevered Free Cash Flow of Spirit, calculated using the above prospective financial information as approved by Spirit management for use by Barclays and Morgan Stanley for purposes of their respective financial analyses and opinions described in the section of this information statement and proxy statement/prospectus captioned “The Merger—Opinion of Barclays Capital Inc.” and “The Merger—Opinion of Morgan Stanley & Co. LLC” (amounts may reflect rounding):

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flows[12]	$209	$649	$979	$965	$1,004

The following table sets forth the estimated amounts of the Unlevered Free Cash Flow of Spirit, calculated using the above prospective financial information as approved by Frontier management for use by Citi in connection with its financial analysis and opinion described in the section of this information statement and proxy statement/prospectus captioned “The Merger — Opinion of Citigroup Global Markets Inc.” (amounts may reflect rounding):

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flows[13]	$127	$461	$751	$832	$794

Synergy Forecasts

In addition, in connection with the evaluation of the merger, Frontier and Spirit jointly developed estimates of synergies that could be achieved by the combined company in connection with the merger, which are summarized in the below table (which we refer to as the “Synergy Forecasts”). Frontier and Spirit are electing to provide the Synergy Forecasts in this section of the information statement and proxy statement/prospectus to provide each of Frontier’s and Spirit’s stockholders access to the Synergy Forecasts that were made available to each of the Frontier and Spirit board of directors, for purposes of considering and evaluating the merger, as well as each company’s financial advisors, for purposes of their respective financial analyses and opinions. The inclusion of this information should not be regarded as an indication that any of Frontier, Spirit, their respective

[10]	“Adjusted EBITDAR” is a non-GAAP measure defined as operating income plus depreciation and amortization, aircraft rent and supplemental rent expense.
[12]

“Unlevered Free Cash Flows” is a non-GAAP measure defined as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds, and proceeds from sale of property and equipment), plus certain other non-cash expenses.

[13]

“Unlevered Free Cash Flows” is a non-GAAP measure defined as Adjusted EBITDAR minus aircraft rent and supplemental rent, cash taxes, capitalized maintenance and other capital expenditures, and adjusted for changes in air traffic liability and other working capital.

affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects.

	Fiscal Year Ending December 31,
($ in Millions)	2022E	2023E	2024E	2025E	2026E
Synergies (EBIT Contribution)	—	($65)	$50	$250	$500

Important Information About the Financial Forecasts

The Frontier Financial Forecasts, the Spirit Financial Forecasts, and the Synergy Forecasts (which we refer to collectively as the “Financial Forecasts”) provide summary unaudited prospective financial information for Frontier, Spirit, and the combined company. The Financial Forecasts were not prepared with a view toward public disclosure and the inclusion of such Financial Forecasts should not be regarded as an indication that any of Frontier, Spirit, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numeric specificity, the Financial Forecasts were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with GAAP published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. However, in the view of Frontier management and Spirit management, the respective Financial Forecasts were prepared on a reasonable basis, and reflect the best currently available estimates and judgments, and present, to the best of Frontier management’s and Spirit management’s knowledge and belief, the expected course of action and the expected future financial performance of Frontier and Spirit, respectively. Neither Frontier’s independent registered public accounting firm nor Spirit’s independent registered public accounting firm, each of which is listed as an expert in the section entitled “Experts” of this information statement and proxy statement/prospectus, nor any other independent accountants, compiled, examined or performed any procedures with respect to the Financial Forecasts summarized above, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the Financial Forecasts. The reports of the independent registered public accounting firms incorporated by reference in this information statement and proxy statement/prospectus relate to historical financial statements. They do not extend to any financial projections and should not be seen to do so.

Although presented with numerical specificity, the Financial Forecasts were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Frontier and Spirit, and which may prove not to have been, or to no longer be, accurate. While in the view of Frontier and Spirit management the Financial Forecasts were prepared on a reasonable basis, the Financial Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Financial Forecasts include risks and uncertainties relating to Frontier’s and Spirit’s businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Frontier’s and Sprit’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this information statement and proxy statement/prospectus.

The Financial Statements also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the Financial Forecasts were prepared. In addition, the Financial Forecasts do not take into account any circumstances, transactions or events occurring after the date the Financial Forecasts were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Financial Forecasts. We do not assure you that the financial results in the Financial Forecasts set forth above will be realized or that future financial results of Frontier or Spirit will not materially vary from those in the Financial Forecasts.

None of Frontier, Spirit, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Frontier or Spirit, or any other person, any assurance that actual results will not differ materially from the Financial Forecasts, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances after the date the Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Financial Forecasts are shown to be in error.

No one has made or makes any representation to any stockholder of Frontier or Spirit, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the Financial Forecasts set forth above. You are cautioned not to rely on the Financial Forecasts. The inclusion of this information should not be regarded as an indication that the Frontier board, the Spirit board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.

The Financial Forecasts included above cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Frontier’s and Spirit’s respective public filings with the SEC.

Due to the forward-looking nature of the Financial Forecasts, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available. Frontier and Spirit believe that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Frontier and Spirit from providing accurate forecasted non-GAAP to GAAP reconciliations.

Opinion of Citigroup Global Markets Inc.

Frontier retained Citi as its financial advisor in connection with a possible transaction involving Spirit. In connection with Citi’s engagement, Frontier requested that Citi evaluate the fairness, from a financial point of view, to Frontier of the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement. On February 5, 2022, at a meeting of the Frontier board held to evaluate the proposed merger and at which the merger agreement was approved, Citi rendered to the Frontier board an oral opinion, confirmed by delivery of a written opinion, dated February 5, 2022, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, was fair, from a financial point of view, to Frontier.

The full text of Citi’s written opinion, dated February 5, 2022, to the Frontier board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this information statement and proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Frontier board (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Frontier of the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the proposed merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citi:

•

reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Frontier and certain senior officers and other representatives and advisors of Spirit concerning the businesses, operations and prospects of Frontier and Spirit;

•

Citi examined certain publicly available business and financial information relating to Frontier and Spirit, certain financial forecasts and other information and data relating to Spirit which were provided to or discussed with Citi by the management of Spirit, as well as certain financial forecasts and other information and data relating to Frontier and Spirit which were provided to or discussed with Citi by the management of Frontier, including certain information and data relating to potential revenue enhancements, cost savings and other strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Frontier and Spirit to result from the merger (such potential revenue enhancements, cost savings and other strategic implications and financial and operational benefits, we collectively refer to as the “Synergies”);

•

Citi reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Frontier common stock and Spirit common stock, the historical and projected earnings and other operating data of Frontier and Spirit and the capitalization and financial condition of Frontier and Spirit;

•

Citi considered, to the extent publicly available, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Frontier and Spirit; and

•	Citi also evaluated certain potential pro forma financial effects of the merger on Frontier.

In addition to the forgoing, Citi conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion. The issuance of Citi’s opinion had been authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi had assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Frontier that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Spirit which were provided to or discussed with Citi by the management of Spirit, and which Frontier had directed Citi to use for purposes of its analysis and the opinion, Citi had been advised by the management of Spirit and had assumed, with Frontier’s consent, that, they were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Spirit as to the future financial performance of Spirit, and had assumed, with Frontier’s consent, that the financial results reflected in such forecasts and other information and data would be realized in the amounts and at the times projected. With respect to financial forecasts and other information and data relating to Frontier and Spirit which were provided to or discussed with Citi by the management of Frontier, including the potential Synergies anticipated by the managements of Frontier and Spirit to result from the merger, Citi had been advised by the management of Frontier and had assumed, with Frontier’s consent, that such forecasts and potential Synergies and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Frontier as to the future financial performance of Frontier, including the potential Synergies and the other matters covered thereby, and had assumed, with Frontier’s consent, that the financial results (including the potential Synergies) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected. In addition, Citi relied, at Frontier’s direction, upon the assessments of the management of Frontier, as to, among other things, (i) the potential impact on Frontier and Spirit of certain market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the airline industry, including assumptions of the management of Frontier as to, among other things, future fuel prices, operational, maintenance and other costs, and demand for air travel reflected in the financial forecasts and other information and data utilized in its analysis or otherwise relevant for purposes of its opinion, which were subject to significant volatility and which, if different than as assumed, could have had a material impact on its analyses and opinion, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships of Frontier and Spirit, and (iii) the ability of Frontier to integrate the businesses and operations of Frontier and Spirit and to realize the potential Synergies anticipated by the management of Frontier to result from the merger. Citi had assumed, with Frontier’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Frontier and Spirit or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Citi expressed no opinion as to any financial and other information or data (or any underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with Citi.

Citi had assumed, with Frontier’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Frontier, Spirit or the contemplated benefits of the merger that would be material to Citi’s analysis or opinion. Citi did not express any opinion or view with respect to accounting, tax, regulatory, legal or similar matters and Citi had relied, with Frontier’s consent, upon the assessments of representatives of Frontier as to such matters.

Citi’s opinion did not address any terms (other than the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger, any consent, indemnification, escrow, holdback or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the merger or otherwise. Citi’s opinion, as set forth therein, related to the relative values of Frontier and Spirit (taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement). Citi did not express any opinion as to what the value of the Frontier common stock actually would be when issued pursuant to the merger or the prices at which the Frontier common stock or Spirit common stock would trade at any time. Citi’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement. Citi had not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Frontier or Spirit nor had it made any physical inspection of the properties or assets of Frontier or Spirit. Citi expressed no view as to, and its opinion does not address, the underlying business decision of Frontier to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Frontier or the effect of any other transaction in which Frontier might engage or consider. Citi also expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio, taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, or otherwise. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Although subsequent developments may have affected its opinion, Citi had no obligation to update, revise or reaffirm its opinion. As Frontier was aware, the credit, financial and stock markets, and the industries and sectors in which Frontier and Spirit operate, had experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Frontier, Spirit (or their respective businesses) or the merger (including the contemplated benefits thereof).

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the proposed merger. The type and amount of consideration payable in the proposed merger were determined through negotiations between Frontier and Spirit and Frontier’s decision to enter into the merger agreement was solely that of the Frontier board. Citi’s opinion was only one of many factors considered by the Frontier board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Frontier board or the management of Frontier with respect to the proposed merger, the exchange ratio or any other aspect of the transactions contemplated by the merger agreement.

Summary of Financial Analyses of Citi

The following is a summary of the material financial analyses prepared for and reviewed with the Frontier board in connection with the rendering of Citi’s opinion, dated February 5, 2022, to the Frontier board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Financial data utilized for Frontier and Spirit in the financial analyses described below, to the extent based on financial forecasts and estimates of management, were based on (i) certain financial forecasts and other information and data relating to Spirit provided to or discussed with Citi by the management of Spirit, and approved for Citi’s use by Frontier, as further summarized in the section entitled “The Merger—Unaudited Prospective Financial Information” beginning on page 73 (which we refer to as the “Spirit Management Projections”) and (ii) certain financial forecasts and other information and data relating to Frontier and Spirit, including information relating to potential revenue enhancements, cost savings and other strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Frontier to result from the merger, provided to or discussed with Citi by the management of Frontier and approved for Citi’s use by Frontier, as further summarized in the section entitled “The Merger—Unaudited Prospective Financial Information” beginning on page 73 (which we refer to as the “Frontier Management Projections”). In addition, the approximate implied per share equity value reference ranges derived from the financial analyses described below, except for the 52-week trading range, were rounded to the nearest $0.05.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Spirit from such analyses, after taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement, by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Frontier from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Discounted Cash Flow Analyses

Citi performed separate discounted cash flow analyses of Spirit and Frontier. A discounted cash flow analysis is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows of that company over a projection period and a terminal value for that company at the end of the projection period.

Spirit

Citi conducted discounted cash flow analyses for Spirit using the Spirit Management Projections. For purposes of its analysis, Citi used estimates of the unlevered free cash flows that Spirit was forecasted to generate during the period from January 1, 2022 through December 31, 2026, as provided in the Spirit Management Projections. Citi also calculated a range of terminal values for Spirit, by applying an illustrative range of perpetuity growth rates of 2.5% to 3.5% to estimates of the unlevered free cash flows that Spirit was expected to generate in the terminal year as provided by Frontier management. The unlevered free cash flows and the range of terminal values were then discounted to present values, as of December 31, 2021, using mid-period discounting convention and discount rates ranging from 10.4% to 11.9%, to derive ranges of implied firm value for Spirit. The illustrative range of perpetuity growth rates applied was selected by Citi based on its professional judgment and experience. The discount rate range was chosen by Citi based upon an analysis of the weighted average cost of capital of Spirit, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.

From the range of implied firm values it derived for Spirit, Citi subtracted Spirit’s net debt as of December 31, 2021 (calculated as debt, excluding in-the-money convertible notes, less cash and cash equivalents, excluding cash to settle in-the-money convertible notes) and added a range of present values of Spirit’s tax benefits from Federal net operating losses carry forwards, and divided the results by diluted share counts of Spirit calculated using the treasury stock method, based on equity information as of February 4, 2022 as provided by Spirit management. The range of present values of Spirit’s tax benefits from Federal net operating losses carry forwards was calculated by discounting to present values, as of December 31, 2021, estimates of Spirit’s tax benefits from Federal net operating losses carry forwards, as provided in the Spirit Management Projections, using end of period discounting convention and discount rates ranging from 10.4% to 11.9%, which Citi derived from a calculation of the weighted average cost of capital of Spirit.

This analysis indicated an approximate implied per share equity value reference range for Spirit of $49.35 to $68.95, as compared to the closing share price of the Spirit common stock as of February 4, 2022, of $21.73, and the implied per share value of the merger consideration, of $25.83 (calculated as the cash consideration of $2.13 per share of Spirit common stock plus the exchange ratio of 1.9126x multiplied by the closing price per share of Frontier common stock as of February 4, 2022 of $12.39).

Frontier

Citi conducted discounted cash flow analyses for Frontier using the Frontier Management Projections. For purposes of its analysis, Citi used estimates of the unlevered free cash flows that Frontier was forecasted to generate during the period from January 1, 2022 through December 31, 2026, as provided in the Frontier Management Projections. Citi also calculated a range of terminal values for Frontier, by applying an illustrative range of perpetuity growth rates of 2.5% to 3.5% to estimates of the unlevered free cash flows that Frontier was expected to generate in the terminal year as provided by Frontier management. The unlevered free cash flows and the range of terminal values were then discounted to present values, as of December 31, 2021, using mid-period discounting convention and discount rates ranging from 10.5% to 12.0%, to derive ranges of implied firm value for Frontier. The illustrative range of perpetuity growth rates applied was selected by Citi based on its professional judgment and experience. The discount rate range was chosen by Citi based upon an analysis of the weighted average cost of capital of Frontier, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.

From the range of implied firm values it derived for Frontier, Citi subtracted Frontier’s net debt as of December 31, 2021 (calculated as debt less cash) and added a range of present values of Frontier’s tax benefits from Federal net operating losses carry forwards, and divided the results by diluted share counts of Frontier calculated using the treasury stock method, based on equity information as of February 4, 2022 as provided by Frontier management. The range of present values of Frontier’s tax benefits from Federal net operating losses carry forwards was calculated by discounting to present values, as of December 31, 2021, estimates of Frontier’s tax benefits from Federal net operating losses carry forwards, as provided in the Frontier Management Projections, using end of period discounting convention and discount rates ranging from 10.5% to 12.0%, which Citi derived from a calculation of the weighted average cost of capital of Frontier.

This analysis indicated an approximate implied per share equity value reference range for Frontier of $22.50 to $29.30, as compared to the closing share price of the Frontier common stock, as of February 4, 2022, of $12.39.

Selected Public Companies Analyses

Citi performed separate selected public companies analyses of Spirit and Frontier, in each case, on a standalone basis, in which Citi reviewed certain financial and stock market information relating to Spirit, Frontier and the selected publicly traded companies listed below.

Spirit

Citi reviewed certain publicly available financial and stock market information of Spirit and the following selected companies (which we collectively refer to as the “Spirit selected companies”):

•	Allegiant Travel Company

•	Frontier Group Holdings, Inc.

•	JetBlue Airways Corporation

•	Southwest Airlines Co.

•	Sun Country Airlines Holdings, Inc.

Although none of the Spirit selected companies listed above is directly comparable to Spirit, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered generally relevant in evaluating those of Spirit based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of February 4, 2022.

For each of the Spirit selected companies, and for Spirit for reference, Citi calculated and reviewed, among other information, (i) price as a multiple of calendar year 2023 estimated adjusted earnings per share (which we refer to as “EPS”, and such multiple as “Price / 2023E EPS”); and (ii) firm value (calculated as fully diluted market equity value, plus net debt, operating lease liabilities, preferred equity and non-controlling interests, and less unconsolidated investments, as applicable) as a multiple of estimated calendar year 2023 adjusted earnings before interest, taxes, depreciation, amortization and rent costs (which we refer to as “EBITDAR” and such multiple as “Firm Value / 2023E EBITDAR”). Financial data of the Spirit selected companies were based on Wall Street research analysts’ estimates and other publicly available information. With respect to the multiples calculated for Spirit for reference, the financial data of Spirit was based on Wall Street research analysts’ estimates, other publicly available information. The overall low to high Price / 2023E EPS multiples observed for the Spirit selected companies were 8.5x to 12.4x (with a median of 9.4x). The overall low to high Firm Value / 2023E EBITDAR multiples observed for the Spirit selected companies were 3.5x to 5.4x (with a median of 4.7x).

Based on its professional judgment and experience, and taking into consideration the observed multiples for the Spirit selected companies, Citi identified selected illustrative ranges of multiples of (i) Price / 2023E EPS of 8.4x to 10.4x and (ii) Firm Value / 2023E EBITDAR of 4.2x to 5.2x. To derive approximate implied per share equity value reference ranges for Spirit, Citi (i) applied the range of Price / 2023E EPS multiples to Spirit’s estimated EPS for calendar year 2023, as provided in the Spirit Management Projections, and (ii) applied the range of Firm Value / 2023E EBITDAR multiples to Spirit’s estimated EBITDAR for calendar year 2023, as provided in the Spirit Management Projections, subtracted from the resulting approximate implied firm value reference range Spirit’s net debt as of December 31, 2021 (calculated as debt including the value of Spirit’s out of the money convertible notes, plus operating lease liabilities, less cash and cash equivalents), and divided the results by diluted share counts of Spirit calculated using the treasury stock method, based on equity information as of February 4, 2022 as provided by Spirit management. This analysis indicated the following approximate implied per share equity value reference ranges for Spirit, as compared to the closing share price of the Spirit common stock, as of February 4, 2022, of $21.73, and the implied per share value of the merger consideration of $25.83:

Implied per Share Equity Value Reference Range
Price / 2023E EPS	$33.05 to $40.90
Firm Value / 2023E EBITDAR	$20.90 to $33.45

Frontier

Citi reviewed certain publicly available financial and stock market information of Frontier and the following selected companies (which we refer to as the “Frontier selected companies”).

•	Allegiant Travel Company

•	JetBlue Airways Corporation

•	Southwest Airlines Co.

•	Spirit Airlines, Inc.

•	Sun Country Airlines Holdings, Inc.

Although none of the Frontier selected companies listed above is directly comparable to Frontier, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered generally relevant in evaluating those of Frontier based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of February 4, 2022.

For each of the Frontier selected companies, and for Frontier for reference, Citi calculated and reviewed, among other information, (i) P / 2023E EPS multiples; and (ii) Firm Value / 2023E EBITDAR multiples. Financial data of the Frontier selected companies were based on Wall Street research analysts’ estimates and other publicly available information. With respect to the multiples calculated for Frontier for reference, the financial data of Frontier was based on Wall Street research analysts’ estimates, other publicly available information. The overall low to high Price / 2023E EPS multiples observed for the selected companies were 8.2x to 12.4x (with a median of 9.4x). The overall low to high Firm Value / 2023E EBITDAR multiples observed for the selected companies were 3.5x to 5.4x (with a median of 4.7x).

Based on its professional judgment and experience, and taking into consideration the observed multiples for the Frontier selected companies, Citi identified selected illustrative ranges of multiples of (i) Price / 2023E EPS of 8.4 to 10.4x and (ii) Firm Value / 2023E EBITDAR of 4.2x to 5.2x. To derive approximate implied per share equity value reference ranges for Frontier, Citi (i) applied the range of Price / 2023E EPS multiples to Frontier’s estimated EPS for calendar year 2023, as provided in the Frontier Management Projections and (ii) applied the range of Firm Value / 2023E EBITDAR multiples to Frontier’s estimated EBITDAR for calendar year 2023, as provided in the Frontier Management Projections, subtracted from the resulting approximate implied firm value reference range Frontier’s net debt as of December 31, 2021 (calculated as debt, plus operating lease liabilities less cash), and divided the results by diluted share counts of Frontier calculated using the treasury stock method, based on equity information as of February 4, 2022 as provided by Frontier management. This analysis indicated the following approximate implied per share equity value reference ranges for Frontier, as compared to the closing share price of the Frontier common stock, as of February 4, 2022, of $12.39:

Implied per Share Equity Value Reference Range
Price / 2023E EPS	$13.15 - $16.30
Firm Value / 2023E EBITDAR	$13.45 - $18.55

Present Value of Future Share Price Analyses

Citi performed separate present value of future share price analyses of Spirit and Frontier, in each case, on a standalone basis.

Spirit

Citi performed an analysis to derive a range of illustrative present values per share of Spirit common stock as of February 4, 2022 based on theoretical future prices calculated by Citi for the shares of Spirit common stock based on the Spirit Management Projections. Citi derived a range of theoretical future values per share for the shares of Spirit common stock as of December 31 of each of 2022, 2023 and 2024 based on the Spirit Management Projections. Citi derived this range of theoretical future values per share by applying illustrative one year forward price to adjusted EPS multiples of 8.2x to 11.1x to estimates of the adjusted EPS of Spirit for each of calendar years 2023, 2024 and 2025, as reflected in the Spirit Management Projections. The price to adjusted EPS multiples used by Citi were derived based on Citi’s professional judgment and experience and taking into account Spirit’s Price / 2023E EPS multiple based on Wall Street research analysts’ estimates and other publicly available information as of February 4, 2022 and historical price to adjusted EPS multiples of the Frontier selected companies during the five year period ended on February 21, 2020. By applying a discount rate of 14.3%, reflecting a mid-point estimate of Spirit’s cost of equity, Citi discounted to present value as of February 4, 2022 the theoretical future values per share it derived for Spirit as described above, to yield a range of illustrative present values per share of Spirit common stock. This analysis indicated an approximate implied per share equity value reference range for Spirit of $28.65 to $47.15, as compared to the closing share price of the Spirit common stock as of February 4, 2022, of $21.73, and the implied per share value of the merger consideration, of $25.83.

Frontier

Citi performed an analysis to derive a range of illustrative present values per share of Frontier common stock as of February 4, 2022 based on theoretical future prices calculated by Citi for the shares of Frontier common stock based on the Frontier Management Projections. Citi derived a range of theoretical future values per share for the shares of Frontier common stock as of December 31 of each of 2022, 2023 and 2024 based on the Frontier Management Projections. Citi derived this range of theoretical future values per share by applying illustrative one year forward price to adjusted EPS multiples of 8.6x to 11.1x to estimates of the adjusted EPS of Frontier for each of calendar years 2023, 2024 and 2025, as reflected in the Frontier Management Projections. The price to adjusted EPS multiples used by Citi were derived based on Citi’s professional judgment and experience and taking into account Frontier’s Price / 2023E EPS multiple based on Wall Street research analysts’ estimates and other publicly available information as of February 4, 2022, and historical price to adjusted EPS multiples of the Frontier selected companies during the five year period ended on February 21, 2020. By applying a discount rate of 14.3%, reflecting a mid-point estimate of Frontier’s cost of equity, Citi discounted to present value as of February 4, 2022 the theoretical future values per share it derived for Frontier as described above, to yield a range of illustrative present values per share of Frontier common stock. This analysis indicated an approximate implied per share equity value reference range for Frontier of $11.90 to $18.55, as compared to the closing share price of the Frontier common stock, as of February 4, 2022, of $12.39.

Implied Exchange Ratio Analysis

Utilizing the approximate implied per share equity value reference ranges derived for Spirit based on the discounted cash flow, selected public companies and present value of future share price analyses above, compared in each case to the approximate implied per share equity value reference ranges derived for Frontier based on the discounted cash flow, selected public companies and present value of future share price analyses described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio pursuant to the merger agreement of 1.9126x, after taking into account the cash consideration to be paid by Frontier pursuant to the merger agreement:

Analyses:	Implied Exchange Ratio Reference Ranges
Discounted Cash Flow	1.613x - 2.973x
Selected Public Companies (Price / 2023E EPS)	1.899x - 2.945x
Selected Public Companies (Firm Value / 2023E EBITDAR)	1.011x - 2.334x
Present Value Of Future Share Price	1.430x - 3.784x

Illustrative Value Creation Analysis—Discounted Cash Flow

Citi performed an illustrative value creation analysis in which Citi observed the impact of the proposed merger on the equity value of shares of Frontier common stock owned by Frontier stockholders by calculating and comparing illustrative per share equity values for Frontier on a standalone basis and Frontier on a pro forma basis, giving effect to the consummation of the proposed merger. Citi derived an implied equity value for Frontier on a pro forma basis, giving effect to the consummation of the proposed merger, by calculating the sum of (i) the midpoint of implied equity values for Frontier derived pursuant to the “Discounted Cash Flow Analysis—Frontier” described above, plus (ii) the midpoint of implied equity values for Spirit derived pursuant to the “Discounted Cash Flow Analysis—Spirit”, less (iii) the aggregate amount of cash consideration to be paid to Spirit stockholders pursuant to the merger agreement, less (iv) estimated transaction expenses, as provided by Frontier management, plus (v) the midpoint estimated present value of the expected Synergies. With respect to Frontier on a standalone basis, Citi divided the implied equity values by the total number of fully diluted shares outstanding of Frontier calculated using information provided by Frontier management, to derive approximate implied per share equity values for Frontier on a standalone basis. With respect to Frontier on a pro forma basis, giving effect to the consummation of the proposed merger, Citi divided the resulting equity values by the total number of fully diluted shares outstanding of Frontier on a pro forma basis, giving effect to the consummation of the proposed merger including the shares to be issued to Spirit stockholders pursuant to the merger agreement, calculated using information provided by Frontier management, to derive approximate implied per share equity values for Frontier on a pro forma basis, giving effect to the consummation of the proposed merger. This analysis indicated illustrative value creation to the holders of Frontier common stock of 35% with Synergies, and 7% without Synergies.

Illustrative Value Creation Analysis—Pro Forma Future Share Price

Citi performed an illustrative value creation analysis in which Citi observed the impact of the proposed merger on the equity value of shares of Frontier common stock owned by Frontier stockholders by calculating and comparing illustrative theoretical future prices for the shares of Frontier common stock on a standalone basis and

Frontier on a pro forma basis, giving effect to the consummation of the proposed merger. Citi derived a range of theoretical future values per share for the shares of Frontier common stock, on a standalone basis and on a pro forma basis, giving effect to the consummation of the proposed merger including Synergies, as of December 31 of each of 2022, 2023 and 2024 by applying illustrative one year forward price to adjusted EPS multiple of 8.6x (reflecting Frontier’s 2023 EPS multiple based on Wall Street research analysts’ consensus estimates) to estimates of the adjusted EPS of Frontier on a standalone basis and a pro forma basis for each of calendar years 2023, 2024 and 2025, as reflected in the Frontier Management Projections. This analysis indicated illustrative value creation to the holders of Frontier common stock of 20% in 2022, 27% in 2023 and 42% in 2024.

Certain Additional Information

Citi observed certain other information with respect to Spirit and Frontier that was not considered part of its financial analyses with respect to its opinion, but was noted for reference purposes only, including the following:

52–Week Trading Range

Citi reviewed the historical intra-day share prices of the Spirit common stock for the 52-week period ended February 4, 2022 and the Frontier common stock for the period from April 1, 2021 (the date of Frontier’s initial public offering) through February 4, 2022. Citi noted that the low and high intraday prices of the Spirit common stock during this period were approximately $19.40 and $40.77 per share, and that the low and high intraday prices of the Frontier common stock during this period were approximately $11.73 and $22.70 per share.

Equity Research Analyst Price Targets

Citi reviewed the most recent publicly available research analysts’ one-year forward price targets for the Spirit common stock and Frontier common stock prepared and published by selected research analysts. Citi noted that as of February 4, 2022 such price targets ranged from $23.00 to $43.00 for the Spirit common stock and $18.00 to $25.00 for the Frontier common stock. Citi also noted that these ranges of price targets, discounted one year at an estimated 14.3% cost of equity for both Spirit and Frontier, was $20.10 to $37.60 for the Spirit common stock and $15.75 to $21.90 for the Frontier common stock.

Premia Paid

Citi calculated, using publicly available information, the median one-day unaffected stock price premia paid for acquisition transactions announced during the period from January 1, 2010 through January 31, 2022 involving 100% stock consideration with a transaction value between $1 billion to $10 billion that Citi deemed appropriate in its professional judgment, which indicated a median one-day unaffected stock price premium of 14.9%. Based on the foregoing review and its professional judgment and experience, Citi applied a premia reference range of 4.9% to 24.9% to the closing share price of shares of Spirit common stock on February 4, 2022 of $21.73. This analysis indicated an approximate implied per share equity value reference range for Spirit of $22.80 to $27.15.

Miscellaneous

Frontier has agreed to pay Citi for its services in connection with the merger an aggregate fee of $20 million, of which $3 million was payable in connection with the delivery of Citi’s opinion to the Frontier board and the remainder is payable contingent upon consummation of the merger, and an additional discretionary fee of $1.5 million payable at the discretion of Frontier upon consummation of the merger. In addition, Frontier agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Frontier board was aware, Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide, certain investment banking, commercial banking and other financial services to

Frontier unrelated to the proposed merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, having acted as lead left bookrunner in connection with Frontier’s initial public offering, as facility agent, arranger, and lender in connection with an amendment to a certain pre-delivery payment facility of Frontier and as a lender in connection with certain loans of Frontier. For the services described above for Frontier, Citi and its affiliates received, during the two year period prior to the date of Citi’s opinion, aggregate fees of approximately $6.1 million from Frontier and/or certain of its affiliates. In addition, as the Frontier board was also aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide, certain investment banking, commercial banking and other financial services to Indigo Fund and/or its affiliates and portfolio companies (which we refer to as the “Indigo Group”), the controlling shareholder of Frontier, unrelated to the proposed Merger and excluded from the services provided to Frontier, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting as financial advisor in connection with certain M&A related activity and as bookrunner in connection with certain equity offerings of the Indigo Group. For the services described above for the Indigo Group, Citi and its affiliates received, during the two year period prior to the date of Citi’s opinion, aggregate fees of approximately $0.9 million from the Indigo Group and/or certain of its affiliates. Citi and its affiliates in the past have provided, currently are providing and in the future may provide, certain investment banking, commercial banking and other financial services to Spirit, unrelated to the proposed merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, having acted or acting as bookrunner in connection with certain equity offerings of Spirit, including Spirit’s convertible senior notes, as a bookrunner in connection with certain credit facilities of Spirit and as lender in connection with certain loans of Spirit. For the services described above for Spirit, Citi and its affiliates received, during the two year period prior to the date of Citi’s opinion, aggregate fees of approximately $10.7 million from Spirit and/or certain of its affiliates. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Frontier, affiliates of the Indigo Group and Spirit for Citi’s own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Frontier, the Indigo Group, Spirit and their respective affiliates.

Frontier selected Citi to act as financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with Frontier, Spirit and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors

In reaching its decision to approve the merger agreement and recommend its adoption by Spirit’s stockholders, the Spirit board of directors consulted with management as well as Spirit’s financial and legal advisers, and also considered a variety of factors that the Spirit board of directors viewed as supporting its decision, including, without limitation, the following:

•

the opportunity for Spirit’s stockholders to participate in the benefits expected to result from the merger, including the expectation that the combined company will be a stronger airline than either Spirit or Frontier individually, will have the scale, breadth, and capabilities to compete more effectively in the marketplace and will be better able to respond to the competitive challenges and cyclical business conditions of the airline industry;

•

the potential synergies expected to be generated by the merger. Management of Spirit and Frontier believe that the combination of the two airlines will achieve more than $500 million in annual net synergies once the airlines are fully integrated, including synergies that Spirit and Frontier expect to realize through reducing management and administrative overhead and using one operating certificate, combining complementary networks and generating new revenue streams;

•

that the proposed merger consideration represents a premium of 25.6% based on the 30-day volume weighted average prices of Frontier and Spirit common stock ending as of the close of trading on February 4, 2022;

•

an assessment of alternatives to the merger, and the expectation that the merger will create a more competitive and financially successful ultra-low fare airline than Spirit would be able to create on a stand-alone basis, including because the combined company would create an ultra-low fare alternative to other airlines with a significantly expanded network;

•

Spirit management’s assessment that the proposed business combination between Spirit and Frontier presented attributes conducive to a successful airline merger, including strategic fit due to the highly complementary business models and all-Airbus fleets, limited overlap of route networks, and expected financial benefits to Spirit’s stockholders;

•

the anticipated market capitalization of the combined company and the fact that the aggregate number of shares of the combined company common stock issuable to holders of Spirit equity instruments (including stockholders, holders of convertible notes and holders of restricted stock units) in the merger will represent approximately 48.5% of the fully diluted equity ownership of the combined company and that the cash portion of the merger consideration is equal to approximately 1.5% of the fully diluted equity ownership of the combined company, resulting in Spirit stockholders receiving 50% of the economic value of the combined company;

•	that the merger is expected to provide employees of the combined entity with increased job security, and that management of Spirit and Frontier expect to add 10,000 direct jobs by 2026;

•

that Spirit will designate five (5) of the twelve (12) board members to the board of directors of the combined company and that the combined company is expected to benefit from an experienced, highly motivated combined management team;

•

historical information concerning Spirit’s and Frontier’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the Spirit board of directors’ views as to the relative values of Spirit and Frontier;

•	the Spirit forecasts and the Frontier forecasts;

•	the results of Spirit’s due diligence review of Frontier’s businesses and operations;

•

the oral opinions of each of Barclays and Morgan Stanley rendered to the Spirit board of directors on February 5, 2022, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each of Barclays and Morgan Stanley as set forth in their respective written opinions, the merger consideration to be received by the holders of shares of Spirit common stock (other than the holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock, each as further described in detail below under the sections entitled “The Merger—Opinion of Barclays Capital Inc.” beginning on page 92 and “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 99;

•	the terms and conditions of the merger agreement, including:

•	Spirit’s ability to engage in negotiations with third parties regarding potential alternative acquisition proposals under certain circumstances;

•

the Spirit board of directors’ right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to the terms and conditions of the merger agreement, including payment of a termination fee to Frontier of $94.2 million (approximately 3.25% of Spirit’s equity value), which is within the customary range of termination fees payable in similar transactions and which, in the view of the Spirit board of directors, taking into consideration the advice of its advisors, would not preclude a third party with both the financial capability and strategic interest in Spirit from submitting a potential superior proposal;

•	the potential treatment of the exchange of Spirit common stock for the combined company common stock as a reorganization for federal income tax purposes;

•

the fact that Frontier’s majority stockholder consented to the Frontier stock issuance at the time of signing of the merger agreement, and that Frontier is not permitted under the merger agreement to negotiate with third parties or terminate the merger agreement to enter into an agreement with respect to a superior proposal; and

•	the nature of the closing conditions included in the merger agreement, as well as the likelihood of completion of the merger;

•	the Spirit board of directors’ view that the merger agreement was the product of arm’s-length negotiations and contained customary terms and conditions;

•	the fact that the merger would be subject to the approval of Spirit’s stockholders, and the stockholders would be free to reject the merger;

•

the fact that if Spirit’s stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the merger, which would allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery as further described in detail below under the section entitled “The Merger—Appraisal Rights in the Merger” beginning on page 125; and

•

the belief that regulatory approvals and clearances necessary to complete the merger are likely to be obtained within the time allotted in the merger agreement and without any material cost or burden to Spirit or Frontier.

The Spirit board of directors also considered the potential adverse impact of other factors weighing against its decision to approve the merger agreement and recommend its adoption by Spirit’s stockholders, including, without limitation, the following:

•

the risk that the combined company will not be able to successfully combine Spirit’s business with that of Frontier in a manner that permits the combined company to achieve the synergies and other benefits anticipated to result from the merger;

•	the risk that if the merger is not consummated, the trading price of Spirit common stock and the market’s perceptions of Spirit’s prospects could be adversely affected;

•

the challenge of integrating complex systems, operating procedures, regulatory compliance programs, technology, networks and other assets of Spirit and Frontier in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	diversion of the attention of the combined company’s management and other key employees by the integration process;

•	the potential disruption of, or the loss of momentum in, the combined company’s ongoing business as part of the integration process;

•	the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses of Spirit and Frontier;

•	the challenge of integrating the workforces of Spirit and Frontier while maintaining focus on providing consistent, high quality customer service and running an efficient operation;

•	the risk that despite Spirit’s and Frontier’s efforts and the efforts of the combined company after the merger, Spirit, Frontier, and the combined company may not be able to retain key personnel;

•	the fact that Spirit designees will represent less than one half of the members of the combined company’s initial board of directors;

•

potential unknown liabilities, liabilities that are significantly larger than Spirit and Frontier currently anticipate, and unforeseen increased expenses or delays associated with the merger, including costs to integrate the two businesses that may exceed the approximately $400 million of one-time cash costs that Spirit and Frontier currently anticipate;

•	the restrictions on the conduct of Spirit’s business during the period between the signing of the merger agreement and the completion of the merger;

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Spirit from proposing such a transaction;

•	the potential that the exchange of Spirit common stock for the combined company common stock will not qualify as a reorganization for federal income tax purposes;

•	that litigation may occur in connection with the merger and that such litigation could prevent the merger or increase costs related to the merger;

•	the possibility that Spirit’s stockholders might not adopt the merger and that, in such a circumstance, Spirit would be obligated to reimburse Frontier for its expenses, up to $25 million;

•	the time it may take for the merger to receive the required regulatory approvals;

•

that there can be no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied, or that the merger will receive the required regulatory approvals, and as a result, the possibility that the merger may not be completed even if the merger is approved by Spirit’s stockholders.

•

that if the merger is not completed, Spirit will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to Spirit’s operations, diversion of management and employee attention, employee attrition, and a potentially negative effect on Spirit’s business and customer relationships;

•	the other risks described above in the section entitled “Risk Factors” beginning on page 24; and

•

the interests that certain executive officers and directors of Spirit may have with respect to the merger, as described in the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 114, which the Spirit board of directors was aware of in connection with its evaluation of the proposed merger.

In addition, the Spirit board of directors also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the Spirit board of directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

In reaching its conclusion, the Spirit board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Spirit board of directors may have given different weight to different factors. It should be noted that the explanation of the reasoning of the Spirit board of directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Barclays Capital Inc.

Spirit engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Spirit, including a possible sale of Spirit, pursuant to an engagement letter dated November 21, 2019. On February 5, 2022, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Spirit’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the stockholders of Spirit in the merger is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of February 5, 2022, is attached as Annex C to this information statement and proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Spirit, addresses only the fairness, from a financial point of view, of the consideration to be received by the stockholders of Spirit in the proposed transaction and does not constitute a recommendation to any stockholder of Spirit as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Spirit and Frontier and were unanimously approved by Spirit’s board of directors. Barclays did not recommend any specific form of consideration to Spirit or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Spirit’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which Spirit may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Spirit in the proposed transaction or otherwise. No limitations were imposed by Spirit’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of February 4, 2022, and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning Spirit and Frontier that Barclays believed to be relevant to Barclays’ analysis, including Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Frontier’s Registration Statement on Form S-1 filed on March 8, 2021, Spirit’s and Frontier’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Spirit furnished to Barclays by Spirit, including financial projections of Spirit prepared by management of Spirit (the “Spirit Projections”);

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Frontier furnished to Barclays by Spirit, including financial projections of Frontier prepared by management of Frontier and approved for Barclays’ use by Spirit (the “Frontier Projections”);

•	reviewed and analyzed a trading history of Spirit common stock from February 4, 2017 to February 4, 2022, a trading history of the Frontier common stock from April 1, 2021 (the “Frontier IPO Date”) to

February 4, 2022 and a comparison of those trading histories with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Spirit to result from a combination of the businesses (the “Expected Synergies”);

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Spirit and Frontier;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Spirit and Frontier with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the relative contributions of Spirit and Frontier to the historical and future financial performance of the combined company on a pro forma basis;

•	had discussions with the management of Spirit and Frontier concerning their respective businesses, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of Spirit that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Spirit Projections, upon the advice of Spirit, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Spirit as to the future financial performance of Spirit and that Spirit would perform substantially in accordance with such projections. With respect to the Frontier Projections, upon the advice of Spirit, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Frontier and Spirit as to the future financial performance of Frontier and that Frontier would perform substantially in accordance with such projections. Furthermore, upon the advice of Spirit, Barclays assumed that the Expected Synergies reflect the best currently available estimates and judgments of the management of Frontier and Spirit as to their amounts and timing and would be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Spirit or Frontier and did not make or obtain any evaluations or appraisals of the assets or liabilities of Spirit or Frontier. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 5, 2022. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after February 5, 2022. Barclays expressed no opinion as to the prices at which (i) Spirit common stock or Frontier common stock would trade following the announcement of the proposed transaction or (ii) the Frontier common stock would trade at any time following the consummation of the proposed transaction.

Barclays assumed that the executed merger agreement will conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Spirit, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Spirit had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Spirit common stock but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the stockholders of Spirit in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Spirit’s board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit, Frontier, Barclays or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Spirit, Frontier, Merger Sub or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Spirit, Frontier, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Spirit and per share of Frontier by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Spirit and Frontier, respectively, with selected companies that Barclays, based on its experience in the airline industry, deemed comparable to Spirit and Frontier, respectively. The selected comparable companies with respect to Spirit were:

•	Southwest Airlines Co.

•	Allegiant Travel Company

•	Sun Country Airlines Holdings, Inc.

•	JetBlue Airways Corporation

•	Frontier

The selected comparable companies with respect to Frontier were:

•	Southwest Airlines Co.

•	Allegiant Travel Company

•	Sun Country Airlines Holdings, Inc.

•	JetBlue Airways Corporation

•	Spirit

Barclays calculated and compared various financial multiples and ratios of Spirit and Frontier and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s adjusted enterprise value to certain projected financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization and rent, or EBITDAR). The adjusted enterprise value of each company was obtained by adding its short and long-term debt and operating leases to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of February 4, 2022, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

	Low	High	Median
Adj. EV / 2023E EBITDAR	3.8x	5.1x	4.9x
P / 2023E EPS	8.1x	13.4x	9.4x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Spirit or Frontier, as applicable. However, because of the inherent differences between the business, operations and prospects of Spirit or Frontier, as applicable and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Spirit or Frontier, as applicable and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Spirit or Frontier, as applicable and the companies included in the selected company analysis. Due to the impact of the COVID-19 pandemic on the air transportation services industry, Barclays focused its analysis of the selected financial metrics to 2023E.

Spirit Standalone Valuation. Based upon the analysis described above and its professional judgment, Barclays selected a range of 2023 estimated P/E multiples of 8.0x to 10.0x for Spirit and applied such range to Spirit’s adjusted EPS, as set out in the Spirit Projections, to calculate a range of implied prices per share of Spirit common stock of $31 to $39. Based upon its professional judgments, Barclays also selected a range of 2023 estimated EBITDAR multiples of 4.0x to 5.0x for Spirit and applied such range to Spirit’s EBITDAR, as set out in the Spirit Projections, to calculate a range of implied prices per share of Spirit common stock of $18 to $31. Barclays noted that the implied per share merger consideration (as described below) of $25.83 was below the 2023 estimated P/E range and within the 2023 estimated EBITDAR range.

Frontier Standalone Valuation. Based upon the analysis described above and its professional judgment, Barclays selected a range of 2023 estimated P/E multiples of 8.0x to 10.0x for Frontier and applied such range to Frontier’s adjusted EPS, as set out in the Frontier Projections, to calculate a range of implied prices per share of Frontier common stock of $12 to $16. Based upon its professional judgments, Barclays also selected a range of 2023 estimated EBITDAR multiples of 4.0x to 5.0x for Spirit and applied such range to Frontier’s EBITDAR, as set out in the Frontier Projections, to calculate a range of implied prices per share of Frontier common stock of $12 to $17.

For purposes of its opinion, Barclays calculated the implied value, as of February 4, 2022, of the proposed transaction consideration per Spirit common share to be $25.83 (the “implied per share merger consideration”), which was determined by adding the cash portion of the proposed transaction consideration of $2.13 per Spirit common share to $23.70, the implied value of the stock portion of the proposed transaction consideration per Spirit common share, which was derived by multiplying the closing price of $12.39 per share of Frontier common stock on February 4, 2022, the last trading day prior to the announcement of the proposed transaction, by the exchange ratio of 1.9126 shares of Frontier common stock per Spirit common share.

Discounted Cash Flow Analysis

In order to estimate the present value of the Spirit common stock and Frontier common stock, Barclays performed a discounted cash flow analysis of Spirit and Frontier. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Spirit Standalone Valuation. To calculate the estimated enterprise value of Spirit using the discounted cash flow method, Barclays (i) added Spirit’s projected after-tax unlevered free cash flows for fiscal years 2022 through 2026 based on the Spirit Projections to the “terminal value” of Spirit as of December 31, 2026 and then (ii) discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the projected total EBITDAR, adjusted for one-time or non-recurring items (“Adj. EBITDAR”), and subtracting rent expenses, unlevered cash taxes and capital expenditures and adjusting for the impact of depreciation and amortization, changes in working capital (including changes in deferred heavy maintenance) and certain other non-cash expenses. The residual value of Spirit at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on estimated last twelve months EBITDAR (“LTM EBITDAR”) for the five year period ending December 31, 2026 of 5.5x to 7.5x, which was derived by analyzing historical average LTM EBITDAR multiples from selected comparable companies and applying such range to the Spirit Projections. The range of after-tax discount rates of 9.0% to 11.0% was selected based on an analysis of the weighted average cost of capital of Spirit and the comparable companies. Barclays then calculated a range of implied prices per share of Spirit by (A) (i) subtracting estimated total debt and (ii) adding cash, each as of December 31, 2021, from the estimated enterprise value using the discounted cash flow method and (B) dividing such amount by the fully diluted number of shares of Spirit common stock. These calculations resulted in a range of implied price per share of $34 to $64 (the “Spirit DCF Range”). Barclays noted that the implied per share merger consideration of $25.83 was below the Spirit DCF Range.

Frontier Standalone Valuation. To calculate the estimated enterprise value of Frontier using the discounted cash flow method, Barclays (i) added Frontier’s projected after-tax unlevered free cash flows for fiscal years 2022 through 2026 based on the Frontier Projections to the “terminal value” of Frontier as of December 31, 2026 and then (ii) discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the projected total Adj. EBITDAR and subtracting rent expenses, unlevered cash taxes and capital expenditures and adjusting for the impact of depreciation and amortization, changes in working capital (including changes in deferred heavy maintenance), the net cash proceeds from sale-leaseback transactions (proceeds from sale-leaseback transactions less gains recognized on sale-leaseback transactions) and certain other non-cash expenses. The residual value of Frontier at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on estimated LTM EBITDAR for the five year period ending December 31, 2026 of 5.5x to 7.5x, which was derived by analyzing historical average LTM EBITDAR multiples from selected comparable companies and applying such range to the Frontier Projections. The range of after-tax discount rates of 9.0% to 11.0% was selected based on an analysis of the weighted average cost of capital of Frontier and the comparable companies. Barclays then calculated a range of implied prices per share of Frontier by (A) (i) subtracting estimated total debt and (ii) adding cash, each as of December 31, 2021, from the estimated enterprise value using the discounted cash flow method and (B) dividing such amount by the fully diluted number of shares of Frontier common stock. These calculations resulted in a range of implied price per share of $23 to $37.

Implied Exchange Ratio Analysis

Using the implied value per share reference ranges for Spirit common stock and Frontier common stock indicated in the selected comparable company analysis and the discounted cash flow analysis of Spirit and Frontier described above, Barclays calculated cash adjusted ranges of implied exchange ratios of Spirit common stock into Frontier common stock, after taking into account the $2.13 cash consideration to be received in the merger. The following summarizes the result of these calculations, compared to the 1.9126x exchange ratio to be paid by Frontier in the merger:

Implied Cash Adjusted Exchange Ratio Ranges
Selected Comparable Company Analysis
Based on 2023 Estimated EPS	1.872x to 2.968x
Based on 2023 Estimated Adj. EV / EBITDAR	0.933x to 2.352x
Discounted Cash Flow Analysis	0.846x to 2.679x

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Share Price Analysis and the Research Analyst Price Targets Analysis described below.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Spirit common stock, Barclays considered historical data with regard to the trading prices of Spirit common stock for the period beginning on the Frontier IPO Date and ending February 4, 2022 and compared such data with the relative stock price performances during the same periods of Frontier, the S&P 500 and the selected companies listed under the caption “Selected Comparable Company Analysis” above. Barclays noted that the closing price of Spirit common stock ranged from $20 to $40 during the 52-week period ended February 4, 2022, compared to Frontier which ranged from $12 to $22 during the period beginning on the Frontier IPO Date and ended February 4, 2022. The implied cash adjusted exchange ratio of Spirit common stock into Frontier common stock from this analysis ranged from 0.817x to 3.050x.

Research Analyst Price Targets

Barclays reviewed, for informational purposes, as of February 4, 2022, the publicly available price targets of Spirit and Frontier common stock published by equity research analysts associated with various Wall Street bulge-bracket and middle market brokers. The research analysts’ price target per share of Spirit common stock ranged from $25 to $43 per share compared to Frontier common stock which ranged from $18 to $25 per share. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading price for Spirit common stock or Frontier common stock and these estimates are subject to uncertainties, including future financial performance of Spirit and Frontier and future market conditions. The implied cash adjusted exchange ratio of Spirit common stock into Frontier common stock based on these targets ranged from 0.915x to 2.271x. Research analyst price targets for Spirit and Frontier were used for informational purposes only and were not included in Barclays’ financial analyses.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Spirit’s board of directors selected Barclays because of its familiarity with Spirit and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Spirit in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Spirit paid Barclays a fee of $3 million upon the delivery of Barclays’ opinion (which we refer to as the “Opinion Fee”). The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. Additional compensation of $16 million will be payable on completion of the proposed transaction against which the amounts paid for the opinion will be credited. In addition, Spirit has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Spirit and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for Spirit and Frontier in the past, and may perform such services in the future, and has received, and would expect to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) having acted as a joint bookrunner on Frontier’s initial public offering in March 2021; (ii) having acted as an underwriter on Spirit’s 2025 convertible notes in May 2020; (iii) having acted as an underwriter on Spirit’s $175 million follow on equity offering in May 2020; (iv) having acted as a financial advisor to Spirit in connection with the Coronavirus Aid, Relief, and Economic Security Act of 2020; (v) having acted as a structuring agent and joint bookrunner on Spirit’s $850 million senior secured notes in September 2020; (vi) having acted as an underwriter on Spirit’s 2026 convertible notes in April 2021; (vii) having acted as an advisor on Spirit’s registered direct offering and repurchase in April 2021; (viii) having served as a lender under Spirit’s existing revolving credit facility; (ix) having served as a lender under Frontier’s pre-delivery deposit payments financing facility; and (x) having provided advisory services to Spirit on its assessment of certain strategic alternatives. During the period beginning January 1, 2020 through the date of rendering its opinion, the aggregate amount of fees that Barclays received from Spirit and Frontier for the investment banking and financial services described above was approximately $12.6 million and $5.5 million, respectively.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of Barclays’ business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Spirit and Frontier for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Morgan Stanley & Co. LLC

Spirit retained Morgan Stanley to act as financial advisor to the Spirit board of directors in connection with the proposed merger, pursuant to an engagement letter dated December 17, 2019. The Spirit board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on February 5, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Morgan Stanley, dated as of February 5, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this information statement and proxy statement/prospectus as Annex D. You are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than the certain excluded shares). Morgan Stanley’s opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Frontier common stock or Spirit common stock would trade following consummation of the merger or at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Morgan Stanley did not express any opinion or recommendation as to how the stockholders of Spirit should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Spirit and Frontier, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Spirit and Frontier, respectively;

•	reviewed certain financial projections prepared by the managements of Spirit and Frontier, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Spirit and Frontier, respectively;

•

discussed the past and current operations and financial condition and the prospects of Spirit, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Spirit;

•

discussed the past and current operations and financial condition and the prospects of Frontier, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Frontier;

•	reviewed the pro forma impact of the merger on Frontier’s earnings, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for Spirit common stock and Frontier common stock;

•

compared the financial performance of Spirit and Frontier and the prices and trading activity of Spirit common stock and Frontier common stock with that of certain other publicly traded companies comparable with Spirit and Frontier, respectively, and their securities;

•	participated in certain discussions and negotiations among representatives of Spirit and Frontier and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Spirit and Frontier, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Spirit and Frontier of the future financial performance of Spirit and Frontier. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Spirit. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Spirit and Frontier of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Spirit and Frontier; (iii) their ability to retain key employees of Spirit and Frontier, respectively and (iv) the validity of, and risks associated with, Spirit and Frontier’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Frontier and Spirit and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Spirit’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) in the transaction. Morgan Stanley expressed no opinion with respect to the treatment of the Spirit convertible notes or the Spirit warrants pursuant to the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Spirit or Frontier, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, February 5, 2022. Events occurring after February 5, 2022 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated February 5, 2022. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 4, 2022, the last trading day prior to the date of the meeting of the Spirit board of directors at which Morgan Stanley rendered its oral opinion. Capitalization information for each of Spirit and Frontier, including fully-diluted number of shares and balance sheet information, were provided on February 4, 2022 by Spirit management and Frontier management, respectively, to Morgan Stanley, and were approved by Spirit management for Morgan Stanley’s use in its financial analyses. The various analyses summarized below were based on the closing price of $21.73 per Spirit share as of February 4, 2022 and the closing price of $12.39 per Frontier share as of February 4, 2022 and are not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley used and relied upon management estimates provided by the management of Spirit on February 3, 2022 (the “Spirit Management Forecasted Financial Information”) and management estimates provided by the management of Frontier on January 20, 2022 (the “Frontier Management Forecasted Financial Information”), as more fully described in the section entitled “The Merger—Unaudited Prospective Financial Information”, each of which were approved by Spirit management for Morgan Stanley’s use in connection with its financial analyses.

Public Trading Benchmark Analysis

Morgan Stanley performed a public trading benchmark analysis, which is designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for each of Spirit and Frontier with comparable publicly available consensus equity analyst research estimates for selected companies that, in Morgan Stanley’s professional judgment, share certain similar business characteristics with and have certain comparable operating characteristics, including, among other things, product characteristics, similarly sized revenue and/or revenue growth rates, market capitalization, profitability, scale and/or other similar operating characteristics, to those of Spirit and Frontier, as applicable (which companies are referred to as the comparable companies) (the “Spirit Consensus Forecasted Financial Information of Spirit” and the “Spirit Consensus Forecasted Financial Information of Frontier”).

In the case of applying the analysis to Spirit, Frontier was included in the group of comparable companies. In the case of applying the analysis to Frontier, Spirit was included in the group of comparable companies. For purposes of this analysis, Morgan Stanley analyzed the ratio of adjusted enterprise value (“Adj. EV”), which Morgan Stanley defined as fully diluted market capitalization plus total debt, including capitalized operating lease liabilities, plus preferred stock, plus non-controlling interest, less cash and cash equivalents (including marketable securities and short term investments), to EBITDAR, which Morgan Stanley defined as operating income plus depreciation, amortization and rent expense plus addbacks for certain one-time costs, in each case estimated for the calendar year 2023, which ratio Morgan Stanley referred to as 2023E Adj. EV / EBITDAR. Morgan Stanley also analyzed the ratio of price per share as of February 4, 2022 to earnings per share estimated for the calendar year 2023, which ratio Morgan Stanley referred to as 2023E P / E.

The below tables summarize the companies, the metrics and the multiples employed in this analysis:

	2023E Adj. EV / EBITDAR	2023E P /E
Spirit	4.8x	8.1x
Frontier	4.3x	8.2x
Southwest Airlines Co.	5.1x	13.4x
Sun Country Airlines Holdings, Inc.	5.0x	9.7x
Allegiant Travel Company	5.0x	9.9x
JetBlue Airways Corporation	3.8x	9.1x

Spirit Public Trading Benchmark Analysis

Based on its analysis and its professional judgment, Morgan Stanley selected a reference range of (i) 2023E Adj. EV / EBITDAR of 4.0x to 5.0x for Spirit and (ii) 2023E P / E of 8.0x to 10.0x for Spirit. Morgan Stanley applied the selected reference range to the corresponding financial estimates set forth in the Spirit Management Forecasted Financial Information and the Spirit Consensus Forecasted Financial Information of Spirit. Morgan Stanley’s analysis resulted in the following implied fully diluted share prices for Spirit common stock (rounded to the nearest $0.25):

	Reference Range	Implied Value Per Share Range
2023E Adj. EV / EBITDAR
Spirit Management Forecasted Financial Information	4.0x–5.0x	$18.25–$31.00
Spirit Consensus Forecasted Financial Information of Spirit	4.0x–5.0x	$10.75–$21.50
2023E P / E
Spirit Management Forecasted Financial Information	8.0x–10.0x	$31.25–$39.25
Spirit Consensus Forecasted Financial Information of Spirit	8.0x–10.0x	$21.50–$26.75

Frontier Public Trading Benchmark Analysis

Based on its analysis and its professional judgment, Morgan Stanley selected a reference range of (i) 2023E Adj. EV / EBITDAR of 4.0x to 5.0x for Frontier and (ii) 2023E P / E of 8.0x to 10.0x for Frontier. Morgan Stanley applied the selected reference range to the corresponding financial estimates set forth in the Frontier Management Forecasted Financial Information and the Spirit Consensus Forecasted Financial Information of Frontier. Morgan Stanley’s analysis resulted in the following implied fully diluted share prices for Frontier common stock (rounded to the nearest $0.25):

	Reference Range	Implied Value Per Share Range
2023E Adj. EV / EBITDAR
Frontier Management Forecasted Financial Information	4.0x–5.0x	$12.25–$17.25
Spirit Consensus Forecasted Financial Information of Frontier	4.0x–5.0x	$11.50–$16.50
2023E P / E
Frontier Management Forecasted Financial Information	8.0x–10.0x	$12.50–$15.50
Spirit Consensus Forecasted Financial Information of Frontier	8.0x–10.0x	$12.00–$15.00

Exchange Ratio Implied by Public Trading Benchmark Analysis

Morgan Stanley then calculated the estimated implied cash adjusted exchange ratio range as set forth in the table below. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Spirit common stock resulting from the application of the relevant multiples described above, less the $2.13 cash consideration to be received in the merger, by the highest per share price for Frontier common stock resulting from the application of the relevant multiples described above. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Spirit common stock resulting from the application of the relevant multiples described above, less the $2.13 cash consideration to be received in the merger, by the lowest per share price for Frontier common stock resulting from the application of the relevant multiples described above. The implied cash adjusted exchange ratio range (rounded to one decimal place) resulting from this analysis was as follows:

Implied Cash Adjusted Exchange Ratio Range
2023E Adj. EV / EBITDAR
Spirit Management Forecasted Financial Information to Frontier Management Forecasted Financial Information	0.9x–2.4x
Spirit Consensus Forecasted Financial Information of Spirit to Spirit Consensus Forecasted Financial Information of Frontier	0.5x–1.7x
2023E P / E
Spirit Management Forecasted Financial Information to Frontier Management Forecasted Financial Information	1.9x–3.0x
Spirit Consensus Forecasted Financial Information of Spirit to Spirit Consensus Forecasted Financial Information of Frontier	1.3x–2.0x

Morgan Stanley noted that the exchange ratio was 1.9126x.

No company utilized in the public trading benchmark analysis is identical to either Spirit or Frontier or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing analysis necessarily involves complex considerations and judgments concerning differences between Spirit and Frontier and the companies being compared and other factors that would affect the value of the companies to which Spirit and Frontier are being compared. In selecting comparable companies, Morgan Stanley made numerous judgments and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit or Frontier. These include, among other things, the impact of competition on Spirit’s or Frontier’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Spirit or Frontier, the industry, or in the financial markets in general, which could affect the public trading value of Spirit and Frontier or the companies to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on each of Spirit and Frontier, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. In connection with this analysis, Morgan Stanley calculated a range of per share equity values for each of Spirit and Frontier.

Spirit Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the stand-alone unlevered free cash flows that Spirit was forecasted to generate for the calendar years 2022 through 2026 on a standalone basis. Financial data used in this analysis were based on the Spirit Management Forecasted Financial Information.

Morgan Stanley performed this analysis on the estimated future cash flows contained in the Spirit Management Forecasted Financial Information as set forth in the section entitled “The Merger—Unaudited Prospective Financial Information”. For purposes of this analysis, unlevered free cash flows were calculated as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds, and proceeds from sale of property and equipment), plus certain other non-cash expenses. These estimated unlevered free cash flows were reviewed and approved by Spirit management for Morgan Stanley’s use.

Morgan Stanley calculated terminal values for Spirit by applying a range of multiples of Adj. EV / EBITDAR of 5.5x to 7.0x, based on Morgan Stanley’s professional judgment, to the Adjusted EBITDAR of Spirit for the calendar year 2026. Morgan Stanley then adjusted the terminal value for the capitalized operating leases at December 31, 2026 (based on the Spirit Management Forecasted Financial Information) and discounted the unlevered free cash flows and terminal value to present value as of December 31, 2021 using mid-year convention (except for terminal value which was discounted using end-of-period methodology) and a range of discount rates from 9.8% to 11.4%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Spirit’s weighted average cost of capital (“WACC”). To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares of Spirit common stock outstanding as of February 4, 2022, as provided by Spirit management on February 4, 2022 using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Spirit common stock on a fully-diluted basis (rounded to the nearest $0.25):

Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Spirit Management Forecasted Financial Information	$33.00–$55.50

Frontier Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the stand-alone unlevered free cash flows that Frontier was forecasted to generate for the calendar years 2022 through 2026 on a standalone basis. Financial data used in this analysis were based on the Frontier Management Forecasted Financial Information.

Morgan Stanley performed this analysis on the estimated future cash flows contained in the Frontier Management Forecasted Financial Information as set forth in the section entitled “The Merger—Unaudited Prospective Financial Information”. For purposes of this analysis, unlevered free cash flows were calculated as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds), less gains recognized on sale-leasebacks transactions, and plus proceeds from sale-leaseback transactions. These estimated unlevered free cash flows were reviewed and approved by Spirit management for Morgan Stanley’s use.

Morgan Stanley calculated terminal values for Frontier by applying a range of multiples of Adj. EV / EBITDAR of 5.5x to 7.0x, based on Morgan Stanley’s professional judgment, to the Adjusted EBITDAR of Frontier for the calendar year 2026. Morgan Stanley then adjusted the terminal value for the capitalized operating leases at December 31, 2026 (based on the Frontier Management Forecasted Financial Information) and discounted the unlevered free cash flows and terminal value to present value as of December 31, 2021 using mid-year convention (except for terminal value which was discounted using end-of-period methodology) and a range of discount rates from 9.5% to 11.2%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Frontier’s WACC. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares of Frontier common stock outstanding as of February 4, 2022, as provided by Frontier management on February 4, 2022 using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Frontier common stock on a fully-diluted basis (rounded to the nearest $0.25):

Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Frontier Management Forecasted Financial Information	$22.75–$33.50

Exchange Ratio Implied by Discounted Cash Flow Analysis

Morgan Stanley then calculated the estimated cash adjusted exchange ratio range implied by the discounted cash flow analysis as set forth in the table below. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest implied share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the highest implied share price for Frontier common stock. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest implied share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the lowest implied share price for Frontier common stock. The implied cash adjusted exchange ratio range (rounded to one decimal place) resulting from this analysis was as follows:

Discounted Cash Flow Analysis	Implied Cash Adjusted Exchange Ratio Range
Spirit Management Forecasted Financial Information to Frontier Management Forecasted Financial Information	0.9x–2.3x

Morgan Stanley noted that the exchange ratio was 1.9126x.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for each of Spirit and Frontier.

Spirit Discounted Equity Value Analysis

To calculate the discounted equity value for Spirit, Morgan Stanley utilized estimated calendar year 2025 EBITDAR and estimated calendar year 2025 earnings per share based on the Spirit Management Forecasted Financial Information. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for Spirit, Morgan Stanley applied a range of multiples of Adj. EV / EBITDAR for the 12-month period following January 1, 2025 of 5.0x to 6.5x, and a range of multiples of P / E for the 12-month period following January 1, 2025 of 9.0x to 11.0x, respectively, to these estimates, which ranges were selected based upon Morgan Stanley’s professional judgment and experience taking into account Spirit’s historical long-term trading multiples, and discounted the resulting values to December 31, 2021 at a discount rate of 12.0% based on Morgan Stanley’s estimate of Spirit’s then-current cost of equity.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Spirit common stock on a fully-diluted basis (rounded to the nearest $0.25):

Implied Equity Value Per Share Range
2025 Adj. EV / NTM EBITDAR
Spirit Management Forecasted Financial Information	$29.25–$47.75

Implied Equity Value Per Share Range
2025 NTM P / E
Spirit Management Forecasted Financial Information	$39.00–$47.25

Frontier Discounted Equity Value Analysis

To calculate the discounted equity value for Frontier, Morgan Stanley utilized estimated calendar year 2025 EBITDAR and estimated calendar year 2025 earnings per share based on the Frontier Management Forecasted Financial Information. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for Frontier, Morgan Stanley applied a range of multiples of Adj. EV / EBITDAR for the 12-month period following January 1, 2025 of 5.0x to 6.5x, and a range of multiples of NTM P / E for the 12-month period following January 1, 2025 of 9.0x to 11.0x, respectively, to these estimates, which ranges were selected based upon Morgan Stanley’s professional judgment and experience taking into account Frontier’s historical long-term trading multiples, and discounted the resulting values to December 31, 2021 at a discount rate of 11.1% based on Morgan Stanley’s estimate of Frontier’s then-current cost of equity.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Frontier common stock on a fully-diluted basis (rounded to the nearest $0.25):

Implied Equity Value Per Share Range
2025 Adj. EV / NTM EBITDAR
Frontier Management Forecasted Financial Information	$19.50–$28.00

Implied Equity Value Per Share Range
2025 NTM P / E
Frontier Management Forecasted Financial Information	$15.75–$19.25

Exchange Ratio Implied by Discounted Equity Value Analysis

Morgan Stanley then calculated the estimated cash adjusted exchange ratio ranges implied by the discounted equity value analysis as set forth in the table below. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Spirit common stock resulting from the application of the relevant multiples described above, less the $2.13 cash consideration to be received in the merger, by the highest per share price for Frontier common stock resulting from the application of the relevant multiples described above. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Spirit common stock resulting from the application of the relevant multiples described above, less the $2.13 cash consideration to be received in the merger, by the lowest per share price for Frontier common stock resulting from the application of the relevant multiples described above. The implied cash adjusted exchange ratio ranges (rounded to one decimal place) resulting from this analysis were as follows:

Implied Cash Adjusted Exchange Ratio Range
2025 Adj. EV / NTM EBITDAR
Spirit Management Forecasted Financial Information to Frontier Management Forecasted Financial Information	1.0x–2.4x
2025 NTM P / E
Spirit Management Forecasted Financial Information to Frontier Management Forecasted Financial Information	1.9x–2.8x

Morgan Stanley noted that the exchange ratio was 1.9126x.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Spirit board of directors, including the following information described below under “—Historical Trading Range” and “—Discounted Analyst Price Targets.”

Historical Trading Range

Morgan Stanley reviewed the historical range of closing stock prices of Spirit common stock for the 52-week period ended on February 4, 2022 and the historical range of closing stock prices of Frontier common stock for the period beginning on the date of the Frontier NASDAQ listing on April 1, 2021 and ended on February 4, 2022. The ranges were as follows:

Historical Period	Historical Per Share Range for Spirit	Historical Per Share Range for Frontier
Respective Trading Range	$20.04–$39.74	$12.33–$21.91

Morgan Stanley then calculated the estimated cash adjusted exchange ratio ranges implied by the trading ranges as set forth in the table below. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the highest per share price for Frontier common stock. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the lowest per share price for Frontier common stock. The implied cash adjusted exchange ratio ranges (rounded to one decimal place) resulting from this analysis were as follows:

Historical Period	Implied Cash Adjusted Exchange Ratio Range
Respective Trading Range	0.8x–3.1x

Morgan Stanley noted that the exchange ratio was 1.9126x.

The historical trading range analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Discounted Analyst Price Targets

Morgan Stanley reviewed future public market trading price targets for each of Spirit common stock and Frontier common stock, in each case prepared and published by selected equity research analysts prior to February 4, 2022, based on publicly available consensus equity analyst research estimates. These forward targets reflected each analyst’s estimate of the 12-month future public market trading price of Spirit common stock and Frontier common stock. Morgan Stanley discounted to December 31, 2021 these 12-month future market trading price estimates by the estimated cost of equity for Spirit of 12.0% and Frontier of 11.1%, respectively, which discount rates were selected based upon Morgan Stanley’s professional judgment and experience.

The indicative discounted value range of the research analysts’ price targets was $24.00 to $38.50 per share for Spirit common stock, and $18.00 to $22.50 per share for Frontier common stock.

Morgan Stanley then calculated the estimated cash adjusted exchange ratio implied by the research analysts’ discounted future price targets analysis. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the highest per share price for Frontier common stock. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Spirit common stock, less the $2.13 cash consideration to be received in the merger, by the lowest per share price for Frontier common stock. The implied cash adjusted exchange ratio range (rounded to one decimal place) resulting from this analysis was as follows:

12-Month Research Estimates	Implied Cash Adjusted Exchange Ratio Range
Discounted at respective cost of equity	1.0x–2.0x

Morgan Stanley noted that the exchange ratio was 1.9126x.

The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for shares of Spirit common stock or shares of Frontier common stock, and these estimates are subject to uncertainties, including the future financial performance of Spirit and Frontier as well as future market conditions.

The discounted analyst price targets analysis was presented for reference purposes only, and was not relied upon by Morgan Stanley for valuation purposes.

General

In connection with the review of the merger by the Spirit board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Spirit or Frontier. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit or Frontier. These include, among other things, the impact of competition on Spirit’s or Frontier’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Spirit or Frontier, the industry, or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) and in connection with the delivery of its written opinion, dated February 5, 2022, to the Spirit board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Spirit common stock or Frontier common stock might actually trade.

The merger consideration was determined by Spirit and Frontier through arm’s length negotiations between Spirit and Frontier and was approved by the Spirit board of directors. Morgan Stanley provided financial advice to the Spirit board of directors during these negotiations but did not, however, recommend any specific merger consideration to Spirit or the Spirit board of directors or opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business or financial strategies or transaction or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Spirit to enter into the merger agreement or proceed with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Frontier common stock or Spirit common stock would trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director, employee of Spirit, or any class of such persons, and was not intended to and did not express any opinion or recommendation as to how the stockholders of Spirit should vote at the stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Spirit board of directors was one of many factors taken into consideration by the Spirit board of directors in deciding to approve the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Spirit board of directors with respect to the merger consideration or of whether the Spirit board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Frontier, Spirit, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Spirit board of directors with financial advisory services and a financial opinion, described in this section and attached to this information statement and proxy statement/prospectus as Annex D, in connection with the merger, and Spirit has agreed to pay Morgan Stanley a fee of approximately $20.0 million, $1.75 million of which was paid in connection with a separate engagement between Morgan Stanley and Spirit and is creditable against the fees for this transaction, $3 million of which became payable upon the delivery of Morgan Stanley’s fairness opinion to the Spirit board of directors, and the remaining portion of which is contingent upon, and will be paid upon, the consummation of the merger.

Spirit also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses incurred from time to time in connection with its engagement. In addition, Spirit agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain losses, claims, damages, liabilities and expenses relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to January 28, 2022, Morgan Stanley and its affiliates have provided (i) financial advisory and financing services to Spirit for which Morgan Stanley and its affiliates received aggregate fees of between $10 million and $25 million, (ii) financing services to Frontier for which Morgan Stanley and its affiliates received aggregate fees of between $5 million and $10 million and (iii) financing services to Indigo Partners, the controlling stockholder of Frontier, and certain majority-controlled affiliates and portfolio companies of Indigo Partners (other than Frontier) for which Morgan Stanley and its affiliates received aggregate fees of between $2 million and $5 million. As of the date of its opinion, Morgan Stanley or an affiliate thereof is a lender to Spirit and Frontier. Morgan Stanley may also seek to provide financial advisory and financing services to Spirit and Frontier and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Interests of Frontier’s Directors and Executive Officers in the Merger

In considering the recommendation of the Frontier board of directors with respect to its adoption of the merger agreement, Frontier stockholders should be aware that Frontier’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Frontier stockholders generally. The Frontier board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. Please see “The Merger—Frontier’s Reasons for the Merger.” These interests are summarized below. As used below, each reference to an executive officer of Frontier refers to an individual who has served as an executive officer of Frontier at any time since the beginning of Frontier’s previous fiscal year.

Continuing Service as Directors on the Frontier Board

The Frontier board of directors after the merger is expected to include seven of the current directors from the Frontier board of directors as of immediately prior to the effective time, in addition to five directors from the current Spirit board of directors. The Frontier board of directors presently consists of ten directors.

Continuing Employment with Frontier

It is currently expected that the executive officers of Frontier will continue their employment with Frontier following the effective time on substantially similar terms and conditions as in existence immediately prior to the effective time, except for the position of chief executive officer of the combined company which will be determined by the Frontier board of directors and announced prior to the effective time.

Double Trigger Vesting Acceleration

On February 3, 2022, the compensation committee of Frontier’s board of directors approved a policy (which we refer to as the “double trigger acceleration policy”), providing for the following: if the employment of any executive officer is terminated without “cause” or the executive resigns for “good reason” in connection with a qualifying change in control of Frontier, then in exchange for a release of claims, the employee’s outstanding Frontier equity awards will fully vest. For purposes of the policy, “qualifying change in control” includes transactions whereby any person (or group of persons) directly or indirectly acquires beneficial ownership of Frontier’s securities possessing 40% or more of the total combined voting power of Frontier’s securities outstanding immediately after such transaction. The foregoing definition of qualifying change in control would include the merger.

For an estimate of the amounts that would be payable to each of Frontier’s named executive officers upon accelerated vesting and settlement of their unvested Frontier equity awards, see “The Merger—Merger-Related Compensation for Frontier’s Named Executive Officers” below. The estimated aggregate amount that would be payable pursuant to the double trigger acceleration policy upon a qualifying termination of employment to all of Frontier’s executive officers who are not named executive officers in settlement of their 252,364 outstanding Frontier restricted stock units is $3,470,510. None of Frontier’s executive officers who are not named executive officers hold unvested options to purchase Frontier common stock. The amounts in this paragraph are determined using a per share price of Frontier common stock of $13.75 (the average closing price of a share of Frontier common stock over the first five business days following the first public announcement of the merger), using the number of outstanding and unvested Frontier equity awards held by the executive officers as of March 1, 2022, and assuming that the closing date occurs on March 1, 2022.

Severance Benefits

Each of Frontier’s executive officers is party to an employment agreement or offer letter with Frontier that provides for severance benefits if Frontier terminates an executive’s employment without cause or (for each executive officer other than Mark Mitchell) the executive resigns for good reason, in each case, within 12 months following a change in control of Frontier. The severance benefits due to each Frontier executive officer upon a qualifying termination of employment are summarized below, and all such benefits are subject to each executive delivering an effective release of claims against Frontier and its affiliates.

Executive Officer	Cash Severance (1)	Prorated Bonus (2)	Health Benefits (3)	Flight Benefits (4)	Equity Acceleration (5)
Barry L. Biffle	2x base salary + 2x target bonus	Yes	24 months	24 months	100%

James G. Dempsey	2x base salary + 2x target bonus	Yes	24 months	24 months	100%

Howard M. Diamond	2x base salary + 2x target bonus	—	—	24 months	100%

Daniel M. Shurz	2x base salary	—	24 months	24 months	100%

Jake F. Filene	2x base salary + 2x target bonus	—	—	24 months	100%

Trevor J. Stedke	2x base salary + 2x target bonus	—	—	24 months	100%

Craig R. Maccubbin	2x base salary + 2x target bonus	—	—	24 months	100%

Mark C. Mitchell	2x base salary	—	—	24 months	100%

(1)	Refers to an amount equal to two times the executive’s annual base salary, plus, if applicable, two times the executive’s target annual bonus for the year of termination, paid in a lump sum.
(2)	Refers to a prorated annual performance bonus for the year of termination, based on actual performance and paid at the time as annual performance bonuses are paid to other continuing executives.
(3)	Refers to Frontier-paid health, dental, and vision insurance premiums for up to the number of months indicated.
(4)	Refers to continued flight benefits under Frontier’s Universal Air Travel Plan (which we refer to as the “UATP”) for the number of months indicated.
(5)	Refers to accelerated vesting of all outstanding Frontier equity awards under the double trigger acceleration policy described above and under Mr. Biffle’s and Mr. Dempsey’s employment agreements.

On February 3, 2022, the compensation committee of Frontier’s board of directors approved the following: Under each executive officer’s existing employment agreement or offer letter with Frontier, for purposes of severance benefits thereunder due upon a termination of employment without cause or resignation for good reason in connection with a change in control of Frontier, the definition of “change in control” will be deemed to include a transaction whereby any person (or group of persons) directly or indirectly acquires beneficial ownership of Frontier’s securities possessing 40% or more of the total combined voting power of Frontier’s securities outstanding immediately after such transaction. As modified, the foregoing definition of change in control would include the merger.

Retention Bonuses

On February 3, 2022, the compensation committee of Frontier’s board of directors approved implementing a cash-based retention program. The program will provide for cash retention payments for all of Frontier’s executive officers equal to 150% of the executive’s annual total cash compensation (or, for Mark Mitchell, 100% of his annual total cash compensation).

Subject to an executive officer’s continued employment with Frontier through the payment date, payments under the retention program will become due as follows:

•	Upon the closing of the merger, 100% of an executive’s retention payment will become payable.

•

If the merger agreement is terminated without the closing occurring, 50% of an executive’s retention payment will become payable on the date of such termination, and the remaining 50% will be forfeited.

Notwithstanding the above, for any executive officer who is subject to applicable CARES Act restrictions on executive compensation, any retention based compensation that is subject to the aforementioned CARES restrictions will be earned and paid when such CARES restrictions are lifted.

Directors’ and Officers’ Insurance

Frontier will continue to provide indemnification and insurance coverage to the directors and executive officers of Frontier.

Merger-Related Compensation for Frontier’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Frontier’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at the completion of the merger or on a qualifying termination of employment upon or following the consummation of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The table below assumes the following:

•	the closing of the merger occurred on March 1, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•

the number of unvested Frontier awards held by the named executive officers is as of March 1, 2022, the latest practicable date to determine such amounts before the filing of this information statement and proxy statement/prospectus;

•

the employment of each named executive officer will terminate immediately following the closing of the merger without cause or due to a resignation for good reason, entitling the executive to the benefits provided under the executive’s employment agreement or offer letter with Frontier, and under the Frontier double trigger acceleration policy;

•

the value of a share of Frontier common stock is $13.75 (the average closing price of a share of Frontier common stock over the first five business days following the first public announcement of the merger); and

•	each named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing.

For purposes of the footnotes to the table below, “single trigger” refers to benefits that arise solely as a result of the completion of the merger, and “double trigger” refers to benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment. All payments of double trigger benefits are contingent on the named executive officer delivering an effective release of claims against Frontier and its affiliates.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Barry L. Biffle	5,277,563	5,250,926	79,713	10,608,202
James G. Dempsey	3,738,870	2,070,121	85,894	5,894,885
Howard M. Diamond	2,499,000	1,246,454	16,500	3,761,954
Craig R. Maccubbin	2,021,355	1,334,260	16,500	3,372,115
Jake F. Filene	2,151,765	1,262,269	16,500	3,430,534

(1)

Cash. For each named executive officer, represents the value of (i) two times the executive’s base salary, two times the executive’s annual target bonus, and a prorated bonus for the year of termination (as applicable) provided under the executive’s employment agreement or offer letter with Frontier upon a termination of employment without cause or resignation for good reason within 12 months after a change in control of Frontier, as described above under the section titled “—Severance Benefits”, and (ii) the executive’s retention bonus under the Frontier retention bonus program, which is equal to 150% of the executive’s annual total cash compensation, as described above under the section titled “—Retention Bonuses.” The benefits provided under an executive’s employment agreement or offer letter with Frontier are double trigger benefits, and the retention bonuses are single trigger benefits.

The following table quantifies each separate form of cash payment included in the aggregate total reported in the column. The value of each prorated bonus was calculated assuming target achievement, and the value of each retention bonus was calculated without regard to CARES Act restrictions.

Name	2x Salary ($)	2x Target Bonus ($)	Prorated Bonus ($)	Retention Bonus ($)
Barry L. Biffle	1,306,250	1,632,813	134,204	2,204,297
James G. Dempsey	1,100,000	990,000	81,370	1,567,500
Howard M. Diamond	840,000	588,000	—	1,071,000
Craig R. Maccubbin	745,200	409,860	—	866,295
Jake F. Filene	745,200	484,380	—	922,185

(2)

Equity. Amounts represent the value of unvested equity awards held by each named executive officer for which vesting would be accelerated upon a termination of employment without cause or resignation for good reason within 12 months after a change in control of Frontier (i) under Frontier’s double trigger acceleration policy, as described above under the section titled “—Double Trigger Vesting Acceleration”, and (ii) for Mr. Biffle and Mr. Dempsey, under their employment agreements, as described above under the section titled “—Severance Benefits.” The foregoing vesting acceleration benefits are double trigger benefits.

The following table quantifies the value of the unvested Frontier options and Frontier restricted stock unit awards included in the aggregate total reported in the column. The estimated value of unvested Frontier options in the table below equals the number of net shares underlying the option, multiplied by

$13.75. The estimated value of Frontier restricted stock unit awards in the table below equals the number of shares underlying the award, multiplied by $13.75.

Name	Unvested Frontier Stock Options ($)	Unvested Frontier RSUs ($)
Barry L. Biffle	—	5,250,926
James G. Dempsey	283,681	1,786,440
Howard M. Diamond	—	1,246,454
Craig R. Maccubbin	—	1,334,260
Jake F. Filene	—	1,262,269

(3)

Perquisites/Benefits. For each named executive officer, represents the value of post-termination healthcare continuation benefits for 24 months and flight benefits under the UATP for 24 months that he is eligible to receive under his employment agreement or offer letter with Frontier upon a termination of employment without cause or resignation for good reason within 12 months after a change in control of Frontier, as described above under the section titled “—Severance Benefits.” The foregoing benefits are double trigger benefits.

The following table quantifies each separate benefit included in the aggregate total reported in the column. The value of flight benefits under the UATP is based on the values each named executive officer was eligible to receive under the UATP for Frontier’s fiscal year 2021.

Name	Health Benefits ($)	Flight Benefits ($)
Barry L. Biffle	57,713	22,000
James G. Dempsey	69,394	16,500
Howard M. Diamond	—	16,500
Craig R. Maccubbin	—	16,500
Jake F. Filene	—	16,500

Interests of Spirit’s Directors and Executive Officers in the Merger

In considering the recommendations of the Spirit board of directors with respect to the merger, Spirit stockholders should be aware that Spirit’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Spirit. The Spirit board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Spirit’s stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time). See the sections entitled “—Background of the Merger” and “—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors” of this information statement and proxy statement/prospectus, respectively. These interests are described and quantified in detail in the narrative and table below.

Spirit’s executive officers for purposes of the discussion below include:

•	Edward M. Christie III, President and Chief Executive Officer;

•	Scott M. Haralson, Senior Vice President and Chief Financial Officer;

•	John Bendoraitis, Executive Vice President and Chief Operating Officer;

•	Matthew H. Klein, Executive Vice President and Chief Commercial Officer;

•	Thomas C. Canfield, Senior Vice President and General Counsel;

•	Rocky Wiggins, Senior Vice President and Chief Information Officer;

•	Brian J. McMenamy, Vice President and Controller;

•	Melinda C. Grindle, Senior Vice President and Chief Human Resources Officer; and

•	Kevin Blake Vanier, Vice President of Financial Planning & Analysis.

M. Laurie Villa, Spirit’s former Senior Vice President and Chief Human Resources Officer, has been omitted from the discussion below because she has no interest in the merger (except insofar as she is a holder of Spirit common stock) or any rights to compensation that will be accelerated or enhanced in connection with the merger due to her departure from Spirit in June 2021.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “—Merger-Related Compensation for Spirit’s Named Executive Officers” below, were used:

•

the relevant price per share of Spirit common stock is $26.59 (the average closing price of a share of Spirit common stock over the first five business days following the first public announcement of the merger);

•	the effective time is March 1, 2022, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”);

•

the number of unvested Spirit awards held by the named executive officers is as of March 1, 2022, the latest practicable date to determine such amounts before the filing of this information statement and proxy statement/prospectus;

•

the approval by Spirit stockholders of the merger or completion of the merger will constitute a change in control, change of control or term of similar meaning for purposes of all Spirit plans and agreements described below;

•

the employment of each executive officer of Spirit is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Spirit 2017 Executive Severance Plan), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of Spirit is terminated immediately following the assumed effective time.

Treatment of Outstanding Spirit Equity-Based Awards—In General

As of the date of this information statement and proxy statement/prospectus, certain of Spirit’s executive officers and directors hold Spirit RSU Awards (including Spirit MSU Awards), Spirit Pre-2022 PSU Awards and Spirit 2022 PSU Awards. In connection with the completion of the merger, all outstanding Spirit RSU Awards (including Spirit MSU Awards) and Spirit 2022 PSU Awards will be assumed by Frontier (treating any performance-vesting condition as being achieved based on target performance) and converted into cash awards and Frontier RSU Awards. Each such award will be subject to the same terms and conditions (including any vesting schedule) applicable to the related Spirit equity-based award as of immediately prior to the effective time of the merger. Each Spirit Pre-2022 PSU Award will entitle each holder to receive the number of shares of Spirit common stock earned thereunder based on target performance as of immediately prior to the effective time, pro-rated based on the portion of the applicable performance period elapsed as of the closing date of the merger, with the resulting shares to be canceled and converted into the right to receive the merger consideration. For more details on the treatment of outstanding Spirit equity based awards in connection with the merger, see “The Merger Agreement—Treatment of Spirit Equity-Based Awards and Warrants,” beginning on page 133.

Equity-Based Awards held by Non-Employee Directors

Spirit non-employee directors held an aggregate of 63,077 Spirit RSU Awards as of immediately prior to the assumed effective time, which were granted pursuant to the Spirit Equity Award Plan and the applicable award agreement thereunder. Spirit RSU Awards held by non-employee directors are subject to accelerated vesting upon a termination of service following the completion of the merger. The amounts reported in the table below reflect the number of outstanding Spirit RSU Awards held by each non-employee director as of the assumed effective time, and the value in respect of such Spirit RSU Awards that will be assumed by Frontier and converted into Frontier RSU Awards and cash awards immediately prior to the assumed effective time, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards.” For each non-employee director, the value of the Spirit RSU Awards is equal to the product obtained by multiplying the number of such Spirit RSU Awards by $26.59 (the relevant price per share of Spirit common stock, as noted above under “—Certain Assumptions”). All unit numbers and dollar values have been rounded to the nearest whole number.

Name	Spirit RSU Award (#)(1)	Total Value ($)(1)	Double Trigger Value ($)(1)
Carlton D. Donaway	14,548	$386,831	$386,831
Mark B. Dunkerley	5,046	$134,173	$134,173
H. McIntyre Gardner	7,033	$187,007	$187,007
Robert D. Johnson	5,046	$134,173	$134,173
Barclay G. Jones III	6,764	$179,855	$179,855
Christine P. Richards	5,046	$134,173	$134,173
Myrna M. Soto	14,548	$386,831	$386,831
Dawn M. Zier	5,046	$134,173	$134,173

(1) The amounts reported in these columns include the number and value of the Spirit RSU Awards deferred by Messrs. Donaway and Jones and Ms. Soto pursuant to Spirit’s deferral program for non-employee directors. Mr. Donaway and Ms. Soto have elected to defer settlement of 100% of their vested Spirit RSU Awards granted in respect of fiscal years 2019, 2020 and 2021 (i.e., 9,502 Spirit RSU Awards, respectively), and Mr. Jones has elected to defer 100% of his vested Spirit RSU Awards granted in fiscal year 2019 (i.e., 1,718 Spirit RSU Awards). These deferred Spirit RSU Awards will be settled in accordance with the terms of the applicable settlement election form on the earliest to occur of (i) December 31, 2022, December 30, 2023 or December 28, 2024, as applicable, (ii) a change in control (as defined in the Spirit Equity Award Plan) and (iii) a termination of the director’s services.

Equity-Based Awards held by Executive Officers

Spirit equity-based awards (other than Spirit Pre-2022 PSU Awards) held by Spirit’s executive officers are subject to “double-trigger” accelerated vesting upon a termination without “cause” or resignation for “good reason” (as such terms are defined in the applicable award agreement) within 12 months following the completion of the merger. Spirit Pre-2022 PSU Awards held by Spirit’s executive officers are subject to “single trigger” accelerated vesting solely as a result of the closing of the merger and proration based on the portion of the applicable performance period elapsed as of the closing date of the merger, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards.” The amounts reported in the table below reflect the number of outstanding Spirit equity-based awards held by each executive officer as of the assumed effective time, and the value in respect of (i) such Spirit equity-based awards (other than Spirit Pre-2022 PSU Awards) that will be assumed by Frontier and converted into Frontier RSU Awards and cash awards and (ii) Spirit Pre-2022 PSU Awards that will be settled in shares of Spirit common stock immediately prior to the assumed effective time, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards.” All unit numbers and dollar values have been rounded to the nearest whole number.

Name	Spirit RSU Award (#)	Spirit MSU Award (#)	Spirit Pre-2022 PSU Award (#)	Spirit 2022 PSU Award (#)	Total Value ($)(1)	Single Trigger Value ($)(2)	Double Trigger Value ($)(3)
Edward M. Christie	69,462	23,847	20,094	26,912	$3,730,976	$534,299	$3,196,676
Scott M. Haralson	25,415	8,048	6,184	8,724	$1,286,185	$164,433	$1,121,752
John Bendoraitis	42,881	9,936	10,216	18,922	$2,179,183	$271,643	$1,907,540
Matthew H. Klein	39,026	9,936	10,216	15,454	$1,984,465	$271,643	$1,712,821
Thomas C. Canfield	21,459	7,352	6,359	8,388	$1,158,207	$169,086	$989,121
Rocky Wiggins	18,085	6,210	6,215	6,938	$995,742	$165,257	$830,485
Brian J. McMenamy	7,396	2,533	2,197	2,732	$395,074	$58,418	$336,656
Melinda C. Grindle	11,925	—	—	11,924	$634,145	—	$634,145
Kevin Blake Vanier	21,176	2,732	1,062	3,678	$761,750	$28,239	$733,512

(1)

Amounts reported in this column reflect the aggregate value of each executive officer’s outstanding Spirit equity-based awards, which is equal to the product obtained by multiplying the number of shares underlying such Spirit equity-based awards by $26.59 (the relevant price per share of Spirit common stock, as noted above under “—Certain Assumptions”), with the resulting amount in respect of the Spirit Pre-2022 PSU Awards prorated based on the portion of the applicable performance period elapsed as of the assumed effective time. Any performance-vesting condition in respect of the Spirit MSU Awards, Spirit Pre-2022 PSU Awards and Spirit 2022 PSU Awards is treated as having been achieved based on target performance as of the assumed effective time.

(2)

Amounts reported in this column reflect the “single trigger” value solely in respect of outstanding Spirit Pre-2022 PSU Awards, as the other Spirit equity-based awards are subject solely to “double trigger” vesting.

(3)

Amounts reported in this column reflect the “double trigger” value in respect of all outstanding Spirit equity-based awards (other than Spirit Pre-2022 PSU Awards, which are subject solely to “single trigger” vesting, as described in footnote (2) above).

Treatment of Outstanding Spirit Cash-Based Awards

Spirit executive officers, other than Ms. Grindle and Mr. Vanier, hold (i) time-based cash awards (each, a “Spirit Time-Based Cash Award”) and (ii) cash-based awards subject to achievement of performance conditions (each, a “Spirit Performance Cash Award”). The Spirit Time-Based Cash Awards and Spirit Performance Cash Awards shall be assumed by Frontier (treating any performance-vesting condition as being achieved based on target performance) and continue to vest in accordance with the vesting schedule in the applicable award agreement. These awards are subject to “double-trigger” accelerated vesting upon a termination without “cause” or resignation for “good reason” (as such terms are defined in the applicable award agreement) within 12 months following the completion of the merger, and shall vest at (i) the date of such termination of employment, if occurring after April 2, 2023 or (ii) the end of the “Non-Compete Period” (as defined in the following sentence), if the termination occurs prior to April 2, 2023. The Non-Compete Period shall commence on the date of such termination of employment and end on the later to occur of April 2, 2023 and the 90th day following such termination of services. See the section below titled “—Long-Term Incentive Awards—Modifications to Existing Awards.” The amounts in the table below reflect the value in respect of the Spirit Time-Based Cash Awards and Spirit Performance Cash Awards that would be assumed by Frontier at the assumed effective time:

Name	Spirit Performance Cash Award ($)(1)	Spirit Time- Based Cash Award ($)	Total Value ($)	Double Trigger Value ($)
Edward M. Christie	$2,406,000	—	$2,406,000	$2,406,000
Scott M. Haralson	$685,400	$600,000	$1,285,400	$1,285,400
John Bendoraitis	$440,000	—	$440,000	$440,000
Matthew H. Klein	$565,000	—	$565,000	$565,000
Thomas C. Canfield	$637,300	—	$637,300	$637,300
Rocky Wiggins	$627,600	—	$627,600	$627,600
Brian J. McMenamy	$123,700	$20,000	$143,700	$143,700
Melinda C. Grindle	—	—	—	—
Kevin Blake Vanier	—	—	—	—

(1)

The amounts reported in this column reflect the aggregate target value of the Spirit Performance Cash Awards granted to each executed officer in fiscal year 2021 and fiscal year 2022. As of the assumed effective time, Messrs. Christie, Bendoraitis, Klein, Canfield, Wiggins and Vanier and Ms. Grindle do not hold Spirit Time-Based Cash Awards, and Ms. Grindle and Mr. Vanier do not hold Spirit Performance Cash Awards.

2017 Executive Severance Plan

Spirit maintains the 2017 Executive Severance Plan (the “Executive Severance Plan”), which provides for payments and benefits upon a termination of an executive officer’s services with Spirit without “cause” or by the executive officer for “good reason” (as defined in the Executive Severance Plan) within 18 months following a “change in control” (as defined in the Executive Severance Plan) (a “Change in Control Termination”), in each case, conditioned upon the executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenant, as discussed in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger—Restrictive Covenants” below.

In the event of a Change in Control Termination, an executive officer will be entitled to receive:

(i)

a cash severance amount equal to (i) if such executive officer holds a title of “Vice President,” (a) 100% of the executive officer’s base salary in effect on the termination date or the effective date of the Executive Severance Plan (whichever is greater), plus (b) 100% of the executive officer’s target incentive bonus for the year in which the “change in control” occurs, or (ii) if such executive officer holds a title of “Senior Vice President” or above, (a) 200% of the executive officer’s base salary in effect on the termination date or the effective date of the Executive Severance Plan (whichever is greater), plus (b) 200% of the executive officer’s target incentive bonus for the year in which the “change in control” occurs;

(ii)	a pro-rated bonus for actual days of service in the year in which the “change in control” occurs, based on actual performance as of the date of termination;

(iii)

continued coverage under COBRA for a period of six months (if the executive officer holds a title of “Vice President”) or 12 months (if the executive officer holds a title of “Senior Vice President” or above), or, in each case, until the executive officer accepts a new position with another company, whichever is shorter;

(iv)

a family travel pass for a period of six months (if the executive officer holds a title of “Vice President”) or 12 months (if the executive officer holds a title of “Senior Vice President” or above) or, in each case, until the executive officer receives similar flight benefits with a new employer, whichever is shorter;

(v)	continued use of the executive officer’s Spirit-issued cellphone for a period of 30 days following the executive officer’s last day of service; and

(vi)	upon request by the executive officer within 30 days following the termination date, outplacement services through an outplacement provider selected by Spirit, subject to a cap of $10,000.

Pursuant to the terms of the Executive Severance Plan, payments or benefits provided for or otherwise payable to a Spirit executive officer pursuant to the plan that would constitute a “parachute payment” as defined in Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, will be reduced to an amount that can be paid without triggering such excise tax, but only if such reduced amount would be greater than the net after tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive officer with respect thereto) of the unreduced potential “parachute payments.”

For an estimate of the value of the payments and benefits described above that would be payable to Spirit’s named executive officer in connection with a qualifying termination following the merger, see “—Merger-Related Compensation for Spirit’s Named Executive Officers” below.

Existing Spirit Executive Agreements

Spirit has an existing employment letter agreement with Mr. Edward M. Christie III and existing offer letters with the following executive officers: Messrs. Scott M. Haralson, John Bendoraitis, Matthew H. Klein, Thomas C. Canfield, Rocky Wiggins, Brian J. McMenamy, Melinda C. Grindle and Kevin Blake Vanier.

Other than for Mr. Christie, each such employment agreement and offer letter provides for severance solely in accordance with the Executive Severance Plan, which provides for severance benefits upon a Change in Control Termination, as discussed in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger—2017 Executive Severance Plan” above.

Restrictive Covenants

Mr. Christie is subject to a non-competition covenant and a non-solicitation of customers and employees covenant that are each applicable during the period of employment and for 12 months following the termination of his services with Spirit pursuant to the terms of his letter agreement with Spirit. Messrs. Haralson, McMenamy and Vanier and Ms. Grindle are each subject to a non-solicitation of employees covenant applicable during the period of employment and for 12 months following the termination of their services with Spirit, and a perpetual non-disparagement covenant, pursuant to the terms of their respective offer letters.

The other executive officers of Spirit are each subject to the restrictive covenants set forth in the Executive Severance Plan, which include (i) a non-solicitation of employees covenant that is applicable during the period of employment and the longer of (a) the period ending on the first anniversary of the termination of the executive officer’s services or (b) the period over which the executive officer is entitled to receive cash severance payments under the Executive Severance Plan and (ii) a perpetual non-disparagement covenant. Further, the executive officers are also subject to a clawback and forfeiture provision in their equity award agreements with Spirit in the event that they engage in any activity that is in competition with, or harmful to the interests of, Spirit.

All executive officers are required to perpetually maintain the confidentiality of Spirit’s confidential information. Generally, the severance payments for Spirit’s executive officers are conditioned upon (among other things) continued compliance with these covenants.

Spirit Retention Program

In connection with entering into the merger agreement, Spirit has established a retention program (the “Spirit Retention Program”) to incentivize and encourage the continued employment of certain key employees through the consummation of the merger. Pursuant to the Spirit Retention Program, Spirit will provide cash-based retention awards to officers of Spirit, including each of its executive officers (the “Officer Participants”), and to a number of non-officer employees (the “Non-Officer Participants”).

Under the terms of the Spirit Retention Program, retention awards for Non-Officer Participants are generally payable at the closing, subject to the Non-Officer Participant’s continued employment through such date. Retention awards for Officer Participants generally vest on the later of the effective time of the merger and April 2, 2023, in each case, subject to continued employment through such later date. In the event that an Officer Participant is terminated without “cause” or resigns for “good reason” (in each case, as defined in the Executive Severance Plan) following the effective time of the merger and prior to April 2, 2023, then such Officer Participant’s retention award shall vest, subject to compliance with the applicable obligations, at the end of the Officer Participant’s Non-Compete Period (as defined above in “—Treatment of Outstanding Spirit Cash-Based Awards”).

If the closing of the merger has not occurred prior to December 31, 2022, each Non-Officer Participant who remains continuously employed through such date shall receive payment of an amount equal to 25% of such Non-Officer Participant’s retention award. If the closing has not occurred on or before April 2, 2023, each Officer Participant who remains continuously employed through such date will receive payment of an amount equal to 25% of the Officer Participant’s retention award. Any such partial payment of the retention award made prior to the closing of the merger shall reduce, on a dollar for dollar basis, any amount otherwise payable to a participant at or following the closing.

Further, if the merger agreement is terminated and the merger is not consummated, (i) each Non-Officer Participant who is employed on the date on which the merger agreement is terminated will be entitled to 50% of such Participant’s retention award (less any amounts previously paid) and (ii) each Officer Participant who is still employed (a) on the date on which the merger is terminated, if such termination occurs after April 2, 2023 or (b) on April 2, 2023, if such date is on or after the date on which the merger is terminated, shall be entitled to 50% of such Participant’s retention award (less any amounts previously paid).

Subject to the terms and conditions described above, each executive officer who holds a title of “Vice President” will receive a retention award in the sum of each such executive officer’s base salary (as of February 1, 2022) and target short-term incentive bonus. Each executive officer who holds a title of “Senior Vice President” and above will receive a retention award in an amount equal to 150% of the sum of each such executive’s base salary (as of February 1, 2022) and target short-term incentive bonus.

Annual Cash Bonuses

Pursuant to the terms of the merger agreement, if the closing of the merger occurs on or before December 31, 2022, (i) annual cash bonuses in respect of the period between January 1, 2022 and the closing date shall be paid to Spirit employees (including its executive officers) within three business days following the closing of the merger in amounts calculated based on the level of performance attained as of immediately prior to the closing, as determined by Spirit’s board of directors in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2022 performance period elapsed as of the closing date and (ii) Frontier shall pay Spirit continuing employees (including its executive officers) an annual bonus in respect of the 2022 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Spirit bonus plan for 2022 as in effect as of the closing date, calculated based on actual performance for the entire 2022 fiscal year over (y) the bonus paid to such executive officer pursuant to clause (i).

Spirit and Frontier have further agreed that, if the closing of the merger occurs in 2023 but prior to the date on which annual cash bonuses in respect of 2022 are determined and paid to Spirit employees (including its executive officers), such bonus payments in respect of 2022, if any, shall be calculated on the basis of actual performance for the 2022 performance period under the terms of the applicable Spirit bonus plan as shall be determined by Frontier’s board of directors in good faith using a methodology reasonably consistent with the past practices of Spirit’s board of directors. In addition, if the closing does not occur prior to March 1, 2023, then Spirit shall, following prior consultation with Frontier, be permitted to adopt performance goals with respect to an annual cash bonus program for Spirit’s 2023 fiscal year in the ordinary course of business, and in such case Frontier shall honor such bonus program for Spirit continuing employees (including its executive officers) in accordance with its terms (subject to commercially reasonable adjustments after the closing date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by Spirit, in each case, prior to the date of the merger agreement or in accordance with the merger agreement, in order to be eligible to receive any bonus payment, a continuing employee must be employed by either Spirit or Frontier or any of their subsidiaries on the date the bonus is paid (or, with respect to any bonus period in 2022 ending on or prior to the closing, the closing date).

Long-Term Incentive Awards

Modifications to Existing Awards

Under the Spirit Equity Award Plan, Spirit has previously granted (i) Spirit Time-Based Cash Awards (ii) Spirit Performance Cash Awards and (iii) Spirit 2022 PSU Awards to Spirit Employees (including its executive officers). Each of these awards would otherwise have vested and become payable on a pro-rated basis upon the consummation of a “change in control” (as defined in the Spirit Equity Award Plan).

To incentivize the recipients of these awards, including Spirit’s executive officers, to continue in Spirit’s employment through and following the closing of the merger, Spirit has amended the terms of such awards to provide that they shall be assumed or substituted upon the occurrence of a “change in control,” and remain subject to vesting based on the holder’s continued service through the otherwise applicable vesting dates (such awards as amended, the “Adjusted Awards”). To the extent that the Adjusted Awards are subject to performance conditions, any such assumption or substitution will be made based on the amount of cash or number of shares that would be payable if performance were achieved at target and the applicable performance conditions shall cease to apply upon the “change in control.”

Moreover, if the employment of a holder of any Adjusted Award, including an executive officer, is terminated without “cause” or for “good reason” (in each case, as defined in the Executive Severance Plan) following a “change in control” (as defined in the Executive Severance Plan), then the applicable Adjusted Award shall vest at (i) the date of such termination, if occurring on or after April 2, 2023 or (ii) the end of the Non-Compete Period (as defined above in “—Treatment of Outstanding Spirit Cash-Based Awards”), if such termination occurs prior to April 2, 2023. If the successor corporation fails to assume or substitute the Adjusted Awards, the Adjusted Awards (i) shall vest in full, based on target performance (to the extent applicable), on the date of the “change in control,” if occurring on or after April 2, 2023, or (ii) be converted at the date of the “change in control” into a right to receive in cash the value thereof assuming target performance (x) on April 2, 2023, subject to the holder’s continued employment through that date, or (y) if the employment of the holder is terminated after the “change in control” and prior to April 2, 2023 without “cause” or for “good reason” following a “change in control,” upon the end of (and subject to compliance with the obligations applicable during) the Non-Compete Period.

Future Awards

Spirit and Frontier have agreed that Spirit may make cash-based long-term incentive grants to employees, including executive officers, in respect of fiscal year 2023 in the ordinary course of business, including making cash long-term incentive grants in lieu of equity-based awards that would have been made in the ordinary course of business. Spirit may also make off-cycle cash-based long-term incentive grants to promotees and new hires, including any such individuals who become executive officers of Spirit, in the ordinary course of business in amounts that are consistent with the past practice.

Merger-Related Compensation for Spirit’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation for each of Spirit’s named executive officers that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Spirit’s named executive officers. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Spirit’s stockholders, as described above in “Spirit’s Proposals—Proposal No. 2 Compensation Proposal.”

The table below sets forth estimates of the amounts of payments and benefits that each of Spirit’s named executive officers would receive in connection with the merger using the assumptions described above under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect compensation actions that may occur after the date of information statement and proxy statement/prospectus but before the effective time. As a result, the actual amounts, if any, to be received by a Spirit named executive officer may materially differ from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Edward M. Christie	$8,062,336	$3,730,976	$66,872	$11,860,184
Scott M. Haralson	$3,858,003	$1,286,185	$27,591	$5,171,779
John Bendoraitis	$3,431,096	$2,179,183	$16,030	$5,626,309
Matthew H. Klein	$3,284,178	$1,984,465	$27,568	$5,296,211
Thomas C. Canfield	$2,911,701	$1,158,207	$22,491	$4,092,399

(1)

Cash. The amounts reported in this column reflect the aggregate value of the cash severance payments to which the named executive officers are entitled pursuant to (A) the Executive Severance Plan, as described above under “—Executive Severance Plan,” in connection with a qualifying termination following the assumed effective time, (B) each named executive officer’s retention bonus under the Spirit Retention Program, which is equal to the sum of 150% of the named executive’s base salary (as of February 1, 2022) and target short-term incentive bonus, as described above under “—Spirit Retention Program ” and (C) each named executive officer’s unvested Spirit Performance Cash Award and, for Mr. Haralson only, Spirit Time-Based Cash Award, that shall be assumed by Frontier (treating any performance-vesting condition as being achieved based on target performance) as of the assumed effective time and would be subject to accelerated vesting upon a qualifying termination of employment following the merger, as described above under “—Treatment of Outstanding Spirit Cash Based Awards.” The payments of cash severance are each equal to (i) 200% of the named executive officer’s base salary (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date) and (ii) 200% of the named executive officer’s target bonus for fiscal year 2022 (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date), plus (iii) a pro-rated bonus for the named executive officer’s actual days of service in fiscal year 2022 (assuming target performance solely for purposes of this compensation-related disclosure). The following table quantifies each separate form of cash compensation included in the aggregate amounts reported in this column:

Name	Salary Severance ($)(a)	Bonus Severance ($)(a)	Pro-Rated Bonus ($)(a)	Retention Bonus ($)(b)	Cash-Based Awards ($)(c)
Edward M. Christie	$1,400,000	$1,750,000	$143,836	$2,362,500	$2,406,000
Scott M. Haralson	$800,000	$640,000	$52,603	$1,080,000	$1,285,400
John Bendoraitis	$880,000	$792,000	$65,096	$1,254,000	$440,000
Matthew H. Klein	$800,000	$720,000	$59,178	$1,140,000	$565,000
Thomas C. Canfield	$750,000	$525,000	$43,151	$956,250	$637,300

(a) The cash severance payments are “double-trigger” payments, as they are each conditioned upon both the consummation of the merger and a named executive officer’s termination without cause or resignation for good reason within 18 months following the merger. In addition, the receipt of such payments is conditioned upon the named executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenants.

(b) The cash retention bonus payments are “single-trigger” payments, as they are conditioned solely upon the consummation of the merger.

(c) The Spirit Time-Based Cash Awards and Spirit Performance Cash Awards are considered “double trigger” benefits, as they are each conditioned upon both the consummation of the merger and a named executive officer’s termination without cause or resignation for good reason within 12 months following the merger. The following table quantifies the Spirit Performance Cash Awards and, for Mr. Haralson only, the Spirit Time-Based Cash Awards included in the aggregate values reported in this column:

Name	Spirit Performance Cash Award ($)	Spirit Time- Based Cash Award ($)
Edward M. Christie	$2,406,000	—
Scott M. Haralson	$685,400	$600,000
John Bendoraitis	$440,000	—
Matthew H. Klein	$565,000	—
Thomas C. Canfield	$637,300	—

(2)

Equity. The amounts reported in this column represent the aggregate value of the unvested (i) Spirit Pre-2022 PSU Awards held by the named executive officers subject to “single trigger” accelerated vesting solely as a result of the closing of the merger and proration based on the portion of the applicable performance period elapsed as of the closing date of the merger, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards,” and (ii) Spirit RSU Awards (including any Spirit MSU Awards) and Spirit 2022 PSU Awards, which shall be assumed by Frontier as of the assumed effective time (treating any performance-vesting condition as being achieved based on target performance) and converted into Frontier RSU Awards and cash awards as of the assumed effective time, and continue to vest on the same terms and conditions as applied to such Spirit equity-based award as of immediately prior to such effective time, in each case, that are subject to accelerated vesting upon a qualifying termination of employment following the merger. The amounts were calculated by multiplying the number of shares underlying the equity awards (with any performance conditions deemed achieved at target) by $26.59, with the resulting amount in respect of the Spirit Pre-2022 PSU Awards prorated based on the portion of the applicable performance period elapsed as of the assumed effective time. The accelerated vesting of Spirit RSU Awards and Spirit 2022 PSU Awards are considered “double trigger” benefits, as they are each conditioned upon both the consummation of the merger and a named executive officer’s termination without cause or resignation for good reason within 12 months following the merger. The treatment of these awards is described in “—Treatment of Outstanding Spirit Equity Awards”. Depending on the actual effective time of the merger, it is possible that equity values set forth in the table above will be higher or lower depending on actual performance. The following table quantifies the Spirit RSU Awards (including any Spirit MSU Awards), Spirit Pre-2022 PSU Awards and Spirit 2022 PSU Awards included in the aggregate values reported in this column:

Name	Spirit RSU Award ($)(a)	Spirit Pre-2022 PSU Award ($)	Spirit 2022 PSU Award ($)
Edward M. Christie	$2,481,086	$534,299	$715,590
Scott M. Haralson	$889,781	$164,433	$231,971
John Bendoraitis	$1,404,404	$271,643	$503,136
Matthew H. Klein	$1,301,900	$271,643	$410,922
Thomas C. Canfield	$766,084	$169,086	$223,037

(a) Amounts reported in this column include the value of the Spirit MSU Awards held by each named executive officer as of the assumed effective time: Edward M. Christie ($634,092), Scott M. Haralson ($213,996), John Bendoraitis ($264,198), Matthew H. Klein ($264,198) and Thomas C. Canfield ($195,490).

(3)

Perquisites/Benefits. The amounts reported in this column represent the aggregate value of the following perquisites and benefits to which the named executive officers are entitled pursuant to the Executive Severance Plan, as described above under “—2017 Executive Severance Plan,” in connection with a qualifying termination following the assumed effective time: (i) continued health coverage under COBRA for a period of 12 months for each named executive officer, at the same rate as in effect immediately prior to the assumed effective time (assuming that the termination of employment occurs on such date), (ii) outplacement services for each named executive officer, (iii) use of a Spirit-owned mobile phone by each named executive officer for a period of 30 days following the assumed effective time (assuming that the termination of employment occurs on such date), and (iv) for each of Messrs. Haralson, Bendoraitis, Klein and Canfield, a family travel pass for a period of 12 months following the assumed effective time (assuming that the termination of employment occurs on such date) and, for Mr. Christie, a lifetime travel pass (as provided for under his employment letter agreement with Spirit). These perquisites and benefits are considered “double-trigger” payments, as they are each conditioned upon both the consummation of the merger and a named executive officer’s termination without cause or resignation for good reason within 18 months following the merger. In addition, the receipt of such payments is conditioned upon the named executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenants. The following table quantifies each separate perquisite and benefit included in the aggregate values reported in this column:

Name	COBRA ($)(a)	Outplacement Services($)(b)	Mobile Phone($)(c)	Travel Passes ($)(d)
Edward M. Christie	$11,977	$10,000	$75	$44,820
Scott M. Haralson	$11,977	$10,000	$75	$5,539
John Bendoraitis	$5,032	$10,000	$75	$923
Matthew H. Klein	$11,954	$10,000	$75	$5,539
Thomas C. Canfield	$8,724	$10,000	$75	$3,693

(a) Amounts reported in this column are based on the incremental cost to Spirit of providing such continued coverage to each named executive officer. These benefits are also contingent upon each named executive officer timely and properly electing continuation coverage under COBRA.

(b) Amounts reported in this column reflect the maximum of $10,000 that may be incurred by Spirit for such outplacement services in respect of each such named executive officer.

(c) Amounts reported in this column are based on the incremental cost to Spirit of providing each named executive officer with continued use of a mobile phone for a period of 30 days following the assumed effective time.

(d) Amounts reported in this column are based on the incremental cost to Spirit of providing travel passes to each named executive officer, including reasonable estimates of the cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excluding fees and taxes paid by each named executive officer for the transportation. For Messrs. Haralson, Bendoraitis, Klein and Canfield, we have assumed that such named executive officers and their eligible family members would each take 10 round-trip flights during the applicable 12-month post-employment period. For Mr. Christie, the present value of his lifetime travel pass was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables, and we have assumed that Mr. Christie and his eligible family members would each take 10 round-trip flights each year.

Frontier’s Dividend Policy

Frontier does not anticipate declaring or paying, any cash dividends on our common stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of Frontier’s board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors Frontier’s board of directors may deem relevant. Frontier is currently prohibited from making repurchases of and paying dividends on its common stock by operation of restrictions imposed by the CARES Act, which sets restrictions on Frontier’s ability to pay dividend distributions or other transfers.

Public Trading Markets

The Frontier common stock is listed for trading on NASDAQ under the symbol “ULCC,” and the Spirit common stock is listed for trading on the NYSE under the symbol “SAVE.” Upon completion of the merger, the Spirit common stock will no longer be quoted on the NYSE. Following the merger, the Frontier common stock will continue to be traded on NASDAQ.

The merger agreement provides that neither Frontier nor Spirit will be required to complete the merger if the shares of Frontier common stock to be issued in the merger are not authorized for listing on the Nasdaq Stock Market LLC, subject to notice of issuance.

Appraisal Rights in the Merger

Under the DGCL, Spirit stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Spirit common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Spirit stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights in connection with the merger. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this information statement and proxy statement/prospectus and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Spirit common stock unless otherwise indicated.

Section 262 of the DGCL requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This information statement and proxy statement/prospectus constitutes our notice to Spirit’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E to this information statement and proxy statement/prospectus, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Spirit common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will cause you to lose your appraisal rights in respect of the shares so voted and will nullify any written demands for appraisal you previously submitted. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Spirit common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Spirit common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Spirit common stock.

Only a holder of record of shares of Spirit common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Spirit common stock should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Spirit common stock in connection with the merger. If shares of Spirit common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Spirit common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Spirit common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Beneficial owners of shares of Spirit common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Spirit of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Spirit at Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025, and must be delivered before the vote on the merger agreement is taken at the special meeting.

Within 10 days after the effective date of the merger, Spirit, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has complied with Section 262 of the DGCL, has properly delivered a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his, her or its shares of Spirit common stock by delivering to Spirit, as the surviving corporation, a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such demand for appraisal only with the written consent of Spirit, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to Spirit, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Spirit common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either Spirit, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Spirit common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Spirit, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Spirit, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. There is no present intent on the part of Spirit to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Spirit will file such a petition or that Spirit will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Spirit, as the surviving corporation, Spirit will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Spirit common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Spirit, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by Spirit, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by Spirit, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by Spirit, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to Spirit of the certificates representing such stock.

In determining the fair value of the shares of Spirit common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court may consider market value, asset value, the negotiated transaction price, the unaffected stock price, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that absent deficiencies in the sale process the negotiated transaction price should be given “considerable weight” by the Court of Chancery in determining fair value. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Spirit common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Spirit common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon Spirit, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of Spirit, then the right of that stockholder to appraisal will cease. Once a petition for appraisal is filed, the appraisal proceeding in the Court of Chancery will not be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that the foregoing shall not affect the rights of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals Required for the Merger

U.S. Antitrust Laws

Under the HSR Act, and the rules promulgated thereunder, certain transactions may not be consummated unless HSR Notification and Report Forms (which we refer to as “HSR Notifications”) have been filed with the Antitrust Division of the DOJ (which we refer to as the “Antitrust Division”) and the FTC, and certain waiting period requirements have been satisfied. The initial waiting period is 30 days, but (i) this period may be shortened if the reviewing agency grants “early termination,” or (ii) it may be restarted if the acquiring person voluntarily withdraws and re-files its Notification and Report Form (which we refer to as a “pull-and-refile”), and/or (iii) it may be extended if the reviewing agency issues a request for additional information and documentary material (which we refer to as a “Second Request”), in which case the waiting period expires 30 days after the date when both parties have substantially complied with such request. The merger is subject to such requirements. Frontier and Spirit filed a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in connection with the merger on March 14, 2022. On April 13, 2022, the Antitrust Division issued to each of Frontier and Spirit a Second Request. Consequently, the waiting period under the HSR Act is extended until 11:59 p.m., Eastern Time on the 30th day after both Frontier and Spirit have certified their substantial compliance with the Second Request, unless earlier terminated by the Antitrust Division. The Antitrust Division will assess the legality under the antitrust laws of the proposed merger. At any time before or after the consummation of the proposed merger, the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of the assets of Frontier and/or Spirit or their respective subsidiaries. Private parties and individual States of the United States may also bring legal actions under the antitrust laws of the United States. Frontier does not believe that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result would be.

Other Regulatory Approvals

In addition to the antitrust related filings and clearance discussed above, Frontier and Spirit must file notices with, and obtain any approval and authorizations required to be obtained from, the DOT, the FAA and the FCC, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement from any other governmental authority.

Litigation Related to the Merger

As of May 10, 2022, eight lawsuits have been filed by alleged Spirit stockholders against Spirit and the Spirit board of directors related to the merger.

A complaint captioned Stein v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02069, (the “Stein complaint”), was filed in the United States District Court for the Southern District of New York on March 14, 2022. A complaint captioned Shuler v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02141, was filed in the United States District Court for the Southern District of New York on March 15, 2022. A complaint captioned Hiebert v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01494, was filed in the United States District Court for the Eastern District of New York on March 17, 2022. A complaint captioned Lo v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01524, was filed in the United States District Court for the Eastern District of New York on March 20, 2022. A

complaint captioned Crenshaw v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-00358, was filed in the United States District Court for the District of Delaware on March 21, 2022. A complaint captioned Justice v. Spirit Airlines, Inc. et al., Case No. 2:22-cv-01079, was filed in the United States District Court for the Eastern District of Pennsylvania on March 21, 2022. A complaint captioned Daroczi v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02327, was filed in the United States District Court for the Southern District of New York on March 22, 2022. A complaint captioned Votto v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02563, was filed in the United States District Court for the Southern District of New York on March 29, 2022. Spirit also received a draft complaint, captioned Arthur v. Spirit Airlines, Inc. et al., on March 30, 2022. The complaints name as defendants Spirit and members of the Spirit board of directors. The Stein complaint also names as defendants Frontier and Merger Sub.

Each of the complaints alleges violations of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The complaints generally allege that the defendants filed a materially incomplete and misleading registration statement with the SEC. Each of the complaints seeks injunctive relief preventing the consummation of the merger, damages and other relief.

As of May 10, 2022, five stockholder demand letters have been sent to Spirit by alleged Spirit stockholders in connection with the merger. A stockholder demand letter was sent on behalf of Wade Alford on March 29, 2022. A stockholder demand letter was sent on behalf of Catherine Coffman on April 6, 2022. A stockholder demand letter was sent on behalf of Jordan Wilson on April 25, 2022. A stockholder demand letter was sent on behalf of Steven Evans on May 2, 2022. A stockholder demand letter was sent on behalf of Edward Smith on May 3, 2022. Each of the letters alleges disclosure deficiencies in the registration statement soliciting stockholder approval of the Merger Agreement and demands that additional disclosures be made before Spirit stockholders vote on the merger.

Spirit believes that the claims asserted in the complaints and demand letters are without merit. Spirit may receive additional stockholder demand letters and additional lawsuits related to the merger may be filed in the future.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this information statement and proxy statement/prospectus as Annex A and is incorporated by reference into this information statement and proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this information statement and proxy statement/prospectus as Annex A and is incorporated by reference into this information statement and proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Frontier or Spirit contained in this information statement and proxy statement/prospectus or in Frontier or Spirit’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Frontier and Spirit contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Spirit, Frontier and Merger Sub were qualified and subject to important limitations agreed to by Spirit, Frontier and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement and proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement and proxy statement/prospectus. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Spirit, Frontier or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Frontier, will merge with and into Spirit. As a result, the separate corporate existence of Merger Sub will cease and Spirit will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Frontier.

The merger will take place no later than the third business day after satisfaction or waiver of all conditions described under “—Conditions to Completion of the Merger” beginning on page 157 of this information statement and proxy statement/prospectus.

The merger will become effective at the time when Spirit, Frontier and Merger Sub cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or such later date and time as is agreed upon by the parties and specified in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of Spirit common stock outstanding immediately prior to the effective time of the merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Frontier, Merger Sub or any of their respective wholly-owned subsidiaries) will be converted into the right to receive the merger consideration.

Shares of Spirit common stock owned by holders entitled to demand and that have properly demanded appraisal for such shares in accordance with, and who have complied in all respects with, Section 262 of the DGCL will be treated as described under “The Merger—Appraisal Rights in the Merger” beginning on page 125 of this information statement and proxy statement/prospectus. All shares of Spirit common stock that are held in the treasury of Spirit, or owned of record by Frontier, Merger Sub or any of their respective wholly-owned subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of Spirit Equity-Based Awards and Warrants

Spirit RSU Awards. The merger agreement provides that, effective as of immediately prior to the effective time of the merger, each Spirit RSU Award that is outstanding as of immediately prior to the effective time of the merger (including Spirit MSU Awards), shall be assumed by Frontier and converted into:

•

for each share of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive $2.13 per such share in cash, with such cash payment subject to the same vesting schedule applicable to the related Spirit RSU Award; and

•	a Frontier RSU Award.

Each Frontier RSU Award will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit RSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit RSU Award as of immediately prior to the effective time (and after treating any performance-based vesting condition to which a Spirit MSU Award is subject as having been achieved based on target performance), multiplied by (ii) 1.9126.

Spirit Pre-2022 PSU Awards. The merger agreement provides that, effective as of immediately prior to the effective time of the merger, each Spirit Pre-2022 PSU Award that is outstanding immediately prior to the effective time will entitle each holder to receive the number of shares of Spirit common stock earned thereunder based on target performance as of immediately prior to the effective time, multiplied by a fraction, the numerator of which is equal to the number of months elapsed from the first day of the applicable performance period until the closing date, and the denominator of which is equal to the number of months under the applicable performance period.

Any shares of Spirit common stock delivered in respect of a Spirit Pre-2022 PSU Award shall be deemed to be issued and outstanding as of immediately prior to the effective time, and will be canceled and converted into the right to receive the merger consideration.

Spirit 2022 PSU Awards. The merger agreement provides, effective as of immediately prior to the effective time of the merger, each Spirit 2022 PSU Award that is outstanding as of immediately prior to the effective time of the merger shall be assumed by Frontier and converted into:

•

for each share of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time of the merger (treating any performance-based vesting conditions as having been achieved based on target performance as of immediately prior to the effective time), the right to receive $2.13 per such share in cash consideration, with such cash payment subject to the same vesting schedule applicable to the related Spirit 2022 PSU Award; and

•	a Frontier RSU Award.

Each Frontier RSU Award will be a service-vesting award that will be subject to the same terms and conditions (including “double trigger” vesting) as applied to the related Spirit 2022 PSU Award immediately prior to the effective time, and will represent the right to receive upon vesting that number of shares of Frontier common stock equal to the product of (i) the number of shares of Spirit common stock underlying the related Spirit 2022 PSU Award as of immediately prior to the effective time (and after treating any performance-based vesting condition as having been achieved based on target performance), multiplied by (ii) 1.9126.

Warrants. Immediately prior to the effective time, each outstanding warrant to purchase shares of Spirit common stock will be assumed by Frontier and converted into a warrant exercisable for the merger consideration, and each such warrant will continue to have, and be subject to, the same terms and conditions as applied to the warrants prior to the effective time.

Payment and Issuance of Merger Consideration; Surrender of Company Certificates

At or immediately after the effective time of the merger, Frontier or Merger Sub will deposit with an exchange agent selected by Frontier reasonably acceptable to Spirit the amounts equal to the aggregate merger consideration to which holders of Spirit common stock will be entitled at the effective time of the merger.

As promptly as practicable after the effective time of the merger (and in any event, within three business days after the effective time of the merger), the exchange agent will mail to each holder of record of a certificate or certificates representing Spirit common stock, which Spirit common stock were converted into the right to receive the merger consideration at the effective time, a letter of transmittal and instructions for surrendering such certificates in exchange for payment of the merger consideration. Each holder of a certificate or certificates representing Spirit common stock immediately prior to the effective time of the merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Frontier, Merger Sub or any of their respective wholly-owned subsidiaries) will, upon surrender thereof to the exchange agent, together with a properly completed letter of transmittal, be entitled to receive the merger consideration for each share of Spirit common stock represented by such certificate, payable net to the holder in cash, without interest. The certificates so surrendered will be cancelled. Any holder of non-certificated shares of Spirit common stock represented by book-entry will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. In lieu thereof, each registered holder of one or more book-entry shares of Spirit common stock will automatically upon the effective time be entitled to receive the merger consideration payable for each such book-entry book share.

No interest will be paid or accrue on the cash payable for the benefit of the holders of certificated or book-entry shares. The merger consideration will be subject to deduction for any required withholding taxes.

If any certificate representing Spirit common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration with respect to each share of Spirit common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Frontier, a customary indemnity against any claim that may be made against Frontier, Merger Sub, the surviving corporation or the exchange agent with respect to such certificate and, if required by Frontier or the exchange agent, the posting by such person of a bond as indemnity against any claim that may be made against Frontier, Merger Sub, the surviving corporation or the exchange agent with respect to such certificate.

Directors and Officers

The merger agreement provides that, unless otherwise determined by Frontier prior to the effective time, the directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation until successors are duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s governing documents.

Representations and Warranties

The merger agreement contains representations and warranties that Spirit, on the one hand, and Frontier and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Spirit to Frontier and Merger Sub in connection with the signing of the merger agreement and a confidential disclosure letter provided by Frontier and Merger Sub to Spirit in connection with the signing of the merger agreement. While Spirit, Frontier and Merger Sub do not believe that the disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Spirit, Frontier or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Frontier and Merger Sub and are modified in important ways by the confidential disclosure letters.

Spirit has made a number of representations and warranties to Frontier and Merger Sub in the merger agreement regarding aspects of Spirit’s business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Spirit’s organization, valid existence, good standing, qualification to do business and similar corporate matters;

•

Spirit’s capital structure, the reservation of certain shares for issuance for the exercise of Spirit restricted stock units, Spirit performance share awards and Spirit warrants, and the absence of encumbrances on Spirit’s equity interests;

•

Spirit’s corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against Spirit, and the due execution and delivery of the merger agreement;

•

the approval of the merger agreement, the merger and the transactions contemplated thereby by the Spirit board of directors and the recommendation by the Spirit board of directors that the Spirit stockholders adopt the merger agreement;

•

the absence of violations and breaches of, or conflicts with, Spirit’s governing documents, certain material contracts, or any order or law resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•

the absence of defaults or accelerations of any obligations under certain material contracts or creation of any liens on Spirit’s properties or other assets resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•

the absence of consents, approvals, authorizations, permits and filings required from governmental entities or pursuant to certain material contracts resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•	Spirit’s possession of required authorizations and permits necessary to conduct Spirit’s current business;

•

the absence of conflict with, default under or violation of any law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other governmental entity applicable to Spirit or by which any property or asset of Spirit is or was bound and since January 1, 2020, the absence of any violation by Spirit or its directors, officers or employees of any provision under the U.S. Foreign Corrupt Practices Act of 1977, as amended, and/or any other anticorruption or anti bribery law applicable to Spirit;

•	Spirit’s filings with the FAA, the DOT, the FCC, the DHS and the TSA since January 1, 2020;

•	Spirit’s filings with the SEC and compliance with federal securities laws, rules and regulations since January 1, 2020;

•	Spirit’s financial reports and the preparation of Spirit’s financial reports in compliance with GAAP and the applicable requirements of the SEC;

•

the absence of any material changes in the accounting practices or policies applied by Spirit in the preparation of Spirit’s financial reports, other than as required by GAAP, SEC rules or applicable law;

•	the absence of the resignation or dismissal of Spirit’s independent public accountant due to any disagreement with Spirit on matters of accounting principles or practices;

•	the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the proposed transactions;

•	Spirit’s lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•	the absence of certain undisclosed liabilities;

•	the ordinary course operation of Spirit’s business in all material respects since January 1, 2021;

•	the absence of any events that would have a material adverse effect on Spirit since January 1, 2021;

•	Spirit’s material benefit plans and their compliance with applicable laws;

•

Spirit’s compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours;

•	the validity of, and Spirit’s compliance with, Spirit’s material contracts;

•

the absence of any suits, claims, actions, hearings, arbitrations, investigations or other proceedings pending or, to Spirit’s knowledge, threatened against Spirit or any of Spirit’s officers, directors or employees, (i) involving an amount in controversy in excess of $3,000,000 or (ii) seeking material non-monetary or injunctive relief;

•	the absence of certain material orders against Spirit by any governmental entity;

•	Spirit’s compliance with applicable environmental laws;

•	Spirit’s ownership and maintenance of its intellectual property;

•	Spirit’s compliance with applicable data privacy and security laws and policies;

•	Spirit’s material compliance with applicable tax laws;

•	Spirit’s maintenance of, and compliance with, material insurance policies;

•	Spirit’s ownership of, and the condition of, Spirit’s personal property;

•	Spirit’s real estate;

•	the absence of certain transactions between Spirit and its related parties;

•

Spirit’s owned, leased and/or operated aircraft, including the registration of such aircraft with the applicable governmental entities, the maintenance of such aircraft in compliance with applicable law, contracts related to the purchase or lease of the aircraft, engines or simulators and contracts pursuant to which Spirit has financing commitments with respect to the aircraft;

•

Spirit’s take-off and landing slots, operating authorizations from applicable governmental entities and other similar designated take-off and landing rights used or held by Spirit at any U.S. or international airport, and Spirit’s compliance in all material respects with all regulations and laws applicable to Spirit with respect to the foregoing;

•

the absence of any action or, to Spirit’s knowledge, threatened action by any airport or airport authority that would reasonably be expected to materially interfere with Spirit’s ability to conduct its operations at any airport in substantially the manner currently conducted;

•	Spirit’s status as a “citizen of the United States” within the meaning of the Federal Aviation Act and as an authorized and qualified “air carrier” within the meaning of such act;

•	Spirit’s receipt of an opinion from each of Barclays and Morgan Stanley regarding the fairness, from a financial point of view, of the consideration to be received by Spirit stockholders;

•	the Spirit stockholder vote required in order to adopt the merger agreement;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction;

•	the accuracy of the information supplied by Spirit in connection with this information statement and proxy statement/prospectus;

•	the absence of Spirit’s ownership of any of Frontier’s shares or other equity interests in Frontier;

•	Spirit’s compliance in all material respects with the restrictions and limitations Spirit is subject to as a result of Spirit’s participation in the Payroll Support Program under the CARES Act; and

•	the outstanding principal amounts and conversion rates of Spirit’s convertible notes.

Some of Spirit’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” with respect to Spirit means any change, event, circumstance, development, condition, occurrence, or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Spirit or (ii) prevents, or materially delays, the ability of Spirit to consummate the transactions contemplated by the merger agreement, except that, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

•

any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which Spirit conducts business or any industry-wide development generally affecting airline companies;

•	any change in GAAP or any change in applicable laws applicable to the operation of the business of Spirit;

•	any change resulting from the announcement or pendency of the transactions contemplated by the merger agreement, including the merger;

•

acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on Spirit) and other similar events in the United States or any other country or region in the world in which Spirit conducts business;

•

any failure by Spirit to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Spirit’s revenue, earnings or other financial performance or results of operations;

•	the taking of any action expressly contemplated by the merger agreement or at Frontier’s or Merger Sub’s request; or

•	any change in the market price or trading volume, or the downgrade in rating, of Spirit’s securities.

Frontier and Merger Sub have made a number of representations and warranties to Spirit in the merger agreement regarding aspects of Frontier’s business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Frontier’s organization, valid existence, good standing, qualification to do business and similar corporate matters;

•

Frontier’s capital structure, the reservation of certain shares for issuance for the exercise of Frontier restricted stock units, Frontier performance share awards and Frontier warrants, and the absence of encumbrances on Frontier’s equity interests;

•

Frontier’s corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against Frontier and Merger Sub, and the due execution and delivery of the merger agreement;

•

the approval of the merger agreement, the merger and the transactions contemplated thereby by the Frontier board of directors and the recommendation by the Frontier board of directors that the Frontier stockholders approve the issuance of the shares of Frontier common stock as part of the merger consideration;

•

the absence of violations and breaches of, or conflicts with, Frontier’s governing documents, certain material contracts, or any order or law resulting from Frontier’s entry into the merger agreement or the completion of the merger;

•

the absence of defaults or accelerations of any obligations under certain material contracts or creation of any liens on Frontier’s properties or other assets resulting from Frontier’s entry into the merger agreement or the completion of the merger;

•

the absence of consents, approvals, authorizations, permits and filings required from governmental entities or pursuant to certain material contracts resulting from Frontier’s entry into the merger agreement or completion of the merger;

•	Frontier’s possession of required authorizations and permits necessary to conduct Frontier’s current business;

•

the absence of conflict with, default under or violation of any law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other governmental entity applicable to Frontier or by which any property or asset of Frontier is or was bound and since January 1, 2020, the absence of any violation by

Frontier or its directors, officers or employees of any provision under the U.S. Foreign Corrupt Practices Act of 1977, as amended, and/or any other anticorruption or anti bribery law applicable to Frontier;

•	Frontier’s filings with the FAA, the DOT, the FCC, the DHS and the TSA since January 1, 2020;

•	Frontier’s filings with the SEC and compliance with federal securities laws, rules and regulations since March 31, 2021;

•	Frontier’s financial reports and the preparation of Frontier’s financial reports in compliance with GAAP, and the applicable requirements of the SEC;

•

the absence of any material changes in the accounting practices or policies applied by Frontier in the preparation of Frontier’s financial reports, other than as required by GAAP, SEC rules or applicable law;

•	the absence of the resignation or dismissal of Frontier’s independent public accountant due to any disagreement with Frontier on matters of accounting principles or practices;

•	the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the proposed transactions;

•	Frontier’s lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•	the absence of certain undisclosed liabilities;

•	the ordinary course operation of Frontier’s business in all material respects since January 1, 2021;

•	the absence of any events that have had or would reasonably be expected to have a material adverse effect on Frontier since January 1, 2021;

•	Frontier’s material benefit plans and their compliance with applicable laws;

•

Frontier’s compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours;

•	the validity of, Frontier’s compliance with, Frontier’s material contracts;

•

the absence of any suits, claims, actions, hearings, arbitrations, investigations or other proceedings pending or, to Frontier’s knowledge, threatened against Frontier or any of Frontier’s officers, directors or employees, (i) involving an amount in controversy in excess of $3,000,000 or (ii) seeking material non-monetary injunctive relief;

•	the absence of certain material orders against Frontier by any governmental entity;

•	Frontier’s compliance with applicable environmental laws;

•	Frontier’s ownership and maintenance of its intellectual property;

•	Frontier’s compliance with applicable data privacy and security laws and policies;

•	Frontier’s material compliance with applicable tax laws;

•	Frontier’s maintenance of, and compliance with, material insurance policies;

•	Frontier’s ownership of, and the condition of, Frontier’s personal property;

•	Frontier’s owned and leased real estate;

•	the absence of certain transactions between Frontier and its related parties;

•

Frontier’s owned, leased and/or operated aircraft, including the registration of such aircraft with the applicable governmental entities, the maintenance of such aircraft in compliance with applicable law, contracts related to the purchase or lease of the aircraft, engines or simulators and contracts pursuant to which Frontier has financing commitments with respect to the aircraft;

•

Frontier’s take-off and landing slots, operating authorizations from applicable governmental entities and other similar designated take-off and landing rights used or held by Frontier at any U.S. or international airport, and Frontier’s compliance in all material respects with all regulations and laws applicable to Frontier with respect to the foregoing;

•

the absence of any action or, to Frontier’s knowledge, threatened action by any airport or airport authority that would reasonably be expected to materially interfere with Frontier’s ability to conduct its operations at any airport in substantially the manner currently conducted;

•	Frontier’s status as a “citizen of the United States” within the meaning of the Federal Aviation Act and as an authorized and qualified “air carrier” within the meaning of such act;

•	Frontier’s receipt of an opinion from Citi regarding the fairness, from a financial point of view, of the consideration to be received by Frontier stockholders;

•	the majority stockholder consent as the only requisite consent in order to approve the issuance of shares of Frontier common stock as part of the merger consideration;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction;

•	the accuracy of the information supplied by Frontier in connection with this information statement and proxy statement/prospectus;

•	the absence of Frontier’s ownership of any of Spirit’s shares or other equity interests in Spirit;

•	Frontier’s sufficient cash to consummate the merger and other transactions on the closing date;

•	Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the merger agreement;

•	the absence of undisclosed management arrangements; or

•	Frontier’s compliance in all material respects with all restrictions and limitations Frontier is subject to as a result of Frontier’s participation in the Payroll Support Program under the CARES Act.

Some of Frontier’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” with respect to Frontier means any change, event, circumstance, development, condition, occurrence, or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Frontier or (ii) prevents, or materially delays, the ability of Frontier to consummate the transactions contemplated by the merger agreement, except that, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

•

any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which Frontier conducts business or any industry-wide development generally affecting airline companies;

•	any change in GAAP or any change in applicable laws applicable to the operation of the business of Frontier;

•	any change resulting from the announcement or pendency of the transactions contemplated by the merger agreement, including the merger;

•

acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on Frontier) and other similar events in the United States or any other country or region in the world in which Frontier conducts business;

•

any failure by Frontier to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Frontier’s revenue, earnings or other financial performance or results of operations;

•	the taking of any action expressly contemplated by the merger agreement or at Spirit’s request; or

•	any change in the market price or trading volume, or the downgrade in rating, of Frontier’s securities.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Closing

Under the merger agreement, Spirit has agreed that, subject to certain exceptions in the merger agreement or in the disclosure schedule delivered by Spirit in connection with the merger agreement (which we refer to as the “Spirit disclosure schedules”) or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Frontier gives its prior written consent (which consent cannot be unreasonably withheld, delayed or conditioned), Spirit will conduct its operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve substantially intact its business organization; (ii) keep available the services of its executive officers and key employees on commercially reasonable terms; (iii) maintain in effect all of Spirit’s permits; (iv) remain in compliance in all material respects with the Payroll Protection Program under the CARES Act; and (v) maintain satisfactory relationships of Spirit with any persons with which Spirit has material business relations and the governmental entities that have jurisdiction over its business and operations.

Subject to certain exceptions set forth in the merger agreement or in the Spirit disclosure schedules and/or as required under applicable law, unless Frontier consents in writing (which consent, in certain instances, cannot be unreasonably withheld, delayed or conditioned), Spirit will not, directly or indirectly:

•	amend its certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, Spirit of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of Spirit, other than (i) the issuance of shares of Spirit common stock upon the vesting of Spirit restricted stock unit awards or Spirit performance share awards in accordance with their terms, (ii) the issuance of shares of Spirit common stock upon any conversions of the 2025 Convertible Notes in accordance with the terms of the merger agreement and applicable indenture, (iii) the issuance of shares of Spirit common stock upon the exercise of Spirit warrants outstanding as of the date of the merger agreement or (iv) as set forth in the Spirit disclosure schedules;

•

sell, pledge, abandon, dispose of, transfer, lease, license or encumber any material trademarks, material property or assets of Spirit (other than non-exclusive grants of licenses in intellectual property rights of Spirit in the ordinary course of business consistent with past practice), except pursuant to contracts in effect as of the date of the merger agreement;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities;

•

authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for the vesting or settlement of any Spirit equity awards or to fund any tax obligations in connection therewith;

•

merge or consolidate Spirit with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Spirit;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof or any assets thereof, other than (i) the planned purchase of aircraft and associated equipment pursuant to contracts as in effect on the date of the merger agreement, (ii) the purchase of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice; or (iii) any other acquisition (excluding acquisitions of engines) for consideration that is not individually in excess of $5,000,000 or in the aggregate in excess of $20,000,000;

•	enter into any new line of business;

•

(i) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (ii) issue or sell options, warrants, calls or other rights to acquire any debt securities of Spirit, in each case (i) and (ii), other than (A) for the financing or lease of aircraft or associated equipment (including engines) pursuant to Spirit aircraft finance contracts or which Spirit is otherwise contractually obligated as of the date of the merger agreement to purchase or lease, provided any such lease does not have a term of greater than 12 years, and any pre-delivery deposits with respect to the foregoing, (B) under any credit card contract, or (C) in connection with any drawdown or repayment on Spirit’s revolving credit facility in place as of the date of the merger agreement, or, in each case (i) and (ii), assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity in excess of $5,000,000 in the aggregate or assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations;

•

enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person or entity or enter into any arrangement having the economic effect of the foregoing;

•

terminate, cancel, or amend any material contract of Spirit, or cancel, modify or waive any material rights thereunder, or enter into or amend any contract that, if existing on the date of the merger agreement, would be a material contract of Spirit, in each case, other than in the ordinary course of business consistent with past practice;

•

make or authorize any capital expenditure, except for capital expenditures (i) detailed on Spirit’s annual capital expenditure budget, (ii) in respect of assets that are not, in the aggregate, in excess of $5,000,000, (iii) in connection with the planned purchase or delivery of aircraft or associated equipment pursuant to contracts in force on the date of the merger agreement, (iv) required for compliance with FAA regulations applicable to Spirit, including airworthiness directives or (v) in connection with any restoration, repair, maintenance or other necessary work for the proper functioning of Spirit aircraft;

•

except to the extent required by (i) applicable law, (ii) the terms of any Spirit benefit plan or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the merger agreement and that have been specifically noted in the Spirit disclosure schedules as providing for severance or termination pay: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of Spirit (except for increases to non-executive officer employees in the ordinary course of business, consistent with past practice), (B) other than with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of Spirit, grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer or employee of Spirit, (C) other than (1) with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of Spirit and (2) routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits, establish, adopt, enter into or materially amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or arrangement as to any director, officer, consultant, independent contractor or employee of Spirit, (D) loan or advance any money or property to any director, officer, consultant, independent contractor or employee of Spirit (other than in connection with ordinary course business expense reimbursements and advances) or (E) hire or terminate the employment (other than terminations for cause, death or disability) of any employee with the title of “Senior Vice President” or above;

•

(i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees (other than layoffs of less than 50 employees in any six month period other than in the ordinary course of business consistent with past practice), or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

•

other than in the ordinary course of business consistent with past practice or as otherwise required in connection with Spirit’s or its affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, enter into or amend any collective bargaining agreement; provided, that Spirit will use commercially reasonable efforts to keep Frontier reasonably informed of material communications between Spirit and a labor union in connection with any such negotiation or collective bargaining agreement;

•	forgive any loans to any director, officer, consultant, independent contractor or employee of Spirit or any of their respective affiliates;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•	enter into, terminate or materially amend any transaction with any stockholder, director, officer or employee of Spirit that would require disclosure by Spirit under Item 404 of Regulation S-K;

•

implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

•

compromise, settle or agree to settle any suits, claims, actions, hearings, arbitrations, investigations or other proceedings other than compromises, settlements or agreements in the ordinary course of business consistent with past practice for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) of $2,500,000 or less as its sole remedy;

•

make, change or revoke any material tax election, settle or compromise any claim, assessment, audit, proceeding or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) in respect of material taxes, adopt or change any material tax accounting method or period, file or amend any material tax return or take any position on any material tax return filed on or after the date of the merger agreement that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, surrender any right to claim a material tax refund or consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment;

•

write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

•

change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to Spirit under any of Spirit’s aircraft purchase contract from that presently in service with Spirit;

•	acquire, or exercise any option to acquire, any aircraft or engine, or incur or arrange for any financing related thereto other than as set forth on the Spirit disclosure schedules;

•	take any action, or fail to take any action, which action or failure would be reasonably expected to result in the loss of any Spirit slots (excluding temporary returns to the FAA);

•

fail to continue, in respect of all Spirit aircraft, all material maintenance programs in the ordinary course (except as required by applicable law), including using reasonable best efforts to keep all such Spirit aircraft in such condition as may be necessary to enable the airworthiness certification of such Spirit aircraft under the FAA to be maintained in good standing at all times; or

•	agree, resolve, authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

Under the merger agreement, Frontier has agreed that, subject to certain exceptions in the merger agreement or in the disclosure schedule delivered by Frontier in connection with the merger agreement (which we refer to as the “Frontier disclosure schedules”) or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Spirit gives its prior written consent (which consent cannot be unreasonably withheld, delayed or conditioned), Frontier will conduct its operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to (i) preserve substantially intact its business organization; (ii) keep available the services of its executive officers and key employees; (iii) maintain in effect all of Frontier’s permits; (iv) remain in compliance in all material respects with the Payroll Protection Program under the CARES Act; and (v) maintain satisfactory relationships of Frontier with any persons with which Frontier has material business relations and the governmental entities that have jurisdiction over its business and operations.

Subject to certain exceptions set forth in the merger agreement or in the Frontier disclosure schedules and/or as required under applicable law, unless Spirit consents in writing (which consent, in certain instances, cannot be unreasonably withheld, delayed or conditioned), Frontier will not, directly or indirectly:

•	amend its certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, Frontier of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of Frontier, other than (i) the issuance of shares of Frontier common stock upon the vesting of Frontier restricted stock unit awards in accordance with their terms, (ii) the issuance of shares of Frontier common stock upon the exercise of Frontier options, (iii) the issuance of shares of Frontier common stock upon the exercise of Frontier warrants, (iv) the issuance or transfer of equity interests of Frontier or its subsidiaries to another subsidiary of Frontier or Frontier or (iv) as set forth in the Frontier disclosure schedules;

•

sell, pledge, abandon, dispose of, transfer, lease, license or encumber any material trademarks, material property or assets of Frontier (other than non-exclusive grants of licenses in intellectual property rights of Frontier), except pursuant to contracts in effect as of the date of the merger agreement in the ordinary course of business consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities;

•

authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for cashless settlements and purchases of shares of Frontier common stock in connection with the exercise of Frontier options or the vesting or settlement of any Frontier equity awards or to fund any tax obligations in connection therewith;

•

merge or consolidate with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

other than in the ordinary course of business consistent with past practice, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof or any assets in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than the planned purchase of aircraft and associated equipment pursuant to contracts as in effect on the date of the merger agreement;

•	enter into any new line of business;

•

other than in the ordinary course of business consistent with past practice, (i) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (ii) issue or sell options, warrants, calls or other rights to acquire any debt securities of Frontier, in each case (i) and (ii), other than (A) for the financing of aircraft or associated equipment (including engines) pursuant to Frontier aircraft finance contracts or which Frontier is otherwise contractually obligated as of the date of the merger agreement to purchase or lease, and any pre-delivery deposits with respect to the foregoing, (B) under any credit card contract, or (C) in connection with the refinancing of any indebtedness or debt securities of Frontier or, in connection with the closing of the merger, Spirit in a principal amount not greater than the amount so refinanced or (D) in connection with Frontier’s obligations at closing under the merger agreement, or, in each case (i) and (ii), assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations;

•

other than in the ordinary course of business consistent with past practice or as otherwise required in connection Frontier’s or its affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, (i) enter into or amend any collective bargaining agreement; provided, that, Frontier will use commercially reasonable efforts to keep Spirit reasonably informed of material communications between Frontier and a labor union in connection with any such negotiation or collective bargaining agreement or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

•	enter into, terminate or materially amend any transaction with any stockholder, director, officer or employee of Frontier that would require disclosure by Frontier under Item 404 of Regulation S-K;

•

compromise, settle or agree to settle any suits, claims, actions, hearings, arbitrations, investigations or other proceedings other than in the ordinary course of business consistent with past practice for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by Frontier of $5,000,000 or less as its sole remedy;

•

make, change or revoke any material tax election, settle or compromise any claim, assessment, audit, proceeding or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or foreign law) in respect of material taxes, adopt or change any material tax accounting method or period, file or amend any material tax return or take any position on any material tax return filed on or after the date of the merger agreement that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, surrender any right to claim a material tax refund or consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment; or

•	agree, resolve, authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

No-Shop; Acquisition Proposals; Change in Recommendation

Upon entry into the merger agreement, each of Frontier and Spirit agreed that it will, and will cause its officers, directors and employees to, and instruct its other representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons or entities that may be ongoing with respect to any acquisition proposal, or any inquiry, expression of interest, proposal, discussions, negotiations or offer that would reasonably be expected to lead to an acquisition proposal. Frontier and Spirit each also agreed that it will promptly inform each such person or entity of the obligations in the merger agreement and promptly instruct each person or entity that has previously executed a confidentiality agreement in connection with such person or entity’s consideration of an acquisition proposal to return to Frontier or Spirit, as applicable, or destroy any non-public information previously furnished to such person or entity to any person or entity’s representatives by or on behalf of Frontier or Spirit, as applicable, and promptly terminate all physical and electronic data room access previously granted to any such person or entity and its representatives.

Each of Frontier and Spirit also agreed that it will not, and will cause its officers, directors and employees to not, and instruct its other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal, (ii) participate in any discussions or negotiations relating to any acquisition proposal with any person or entity other than Frontier, Merger Sub or Spirit, as applicable, (iii) furnish to any person or entity other than Frontier, Merger Sub or Spirit, as applicable, any non-public information in connection with an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar contract providing for or otherwise relating to any acquisition proposal (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement) or that is intended to result in, or would reasonably be expected to lead to, any acquisition proposal (each of which we refer to as an “alternative acquisition agreement”), or (v) submit any acquisition proposal or any matter related thereto to the vote of the stockholders of Frontier or Spirit, as applicable.

Neither Frontier nor Spirit will terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party; however, Spirit may grant a waiver of any such provision to the extent required to permit a party to submit an acquisition proposal if the Spirit board of directors determines that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties of the Spirit directors and Spirit promptly notifies Frontier.

Each of Frontier and Spirit must promptly (and in any event within 24 hours) (i) notify the other party of (A) any inquiry, proposal or offer (written or oral) relating to an acquisition proposal (including any material modification thereto) that is received by such party or any of its respective representatives or (B) any inquiries, requests, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with such party or any of its respective representatives concerning an acquisition proposal and (ii) disclose to the other party the identity of such person making, and provide an unredacted copy of, any such written acquisition proposal or any such inquiry, expression of interest, request, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such acquisition proposal, inquiry, request, proposal or offer). Spirit will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Frontier (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits relating to such acquisition proposal, in each case exchanged between Spirit or any of its representatives, on the one hand, and the person making such acquisition proposal or any of its representatives, on the other hand. Spirit will keep Frontier reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such acquisition proposal or other inquiry, request, offer or proposal concerning an acquisition proposal. Spirit will promptly, and in any event within 24 hours, following a determination by Spirit’s board of directors that an acquisition proposal is a superior proposal, notify Frontier of such determination.

However, if at any time on or after the date of the merger agreement until the earlier of (1) receipt of Spirit’s stockholder approval to adopt the merger and (2) the termination of the merger agreement in accordance with its terms, (i) Spirit has received a bona fide written acquisition proposal from a third party, (ii) such acquisition proposal did not result from a breach of the provisions of the merger agreement related to acquisition proposals, (iii) Spirit’s board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or could reasonably be likely to lead to a superior proposal, (iv) after consultation with its outside counsel, Spirit’s board of directors determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the Spirit stockholders under applicable law and (v) Spirit receives from such person an executed acceptable confidentiality agreement, then Spirit may take the following actions: (A) furnish information with respect to Spirit to the person or entity making such acquisition proposal pursuant to one or more acceptable confidentiality agreements and/or (B) participate in discussions or negotiations with the person or entity making such acquisition proposal regarding such acquisition proposal. In such event, Spirit must provide written notice to Frontier of the determination referenced in clause (iii) and (iv) in the foregoing sentence promptly (and in any event within 24 hours), and Spirit must provide to Frontier in writing any information concerning Spirit provided to such other person or entity that was not previously provided to Frontier or its representatives prior to or substantially concurrently with the time it is provided to such other person or entity. Spirit will also deliver to Frontier a copy of any executed acceptable confidentiality agreement promptly following its execution.

Subject to the terms and conditions of the merger agreement related to acquisition proposals, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, none of Spirit, Spirit’s board of directors nor any committee thereof will, or will publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Frontier) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by Spirit’s board of directors or any such committee of the merger proposal, (ii) fail to include the Spirit board recommendation in this information statement and proxy statement/prospectus, (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any acquisition proposal, (iv) submit any acquisition proposal or any matter related thereto to the vote of the Spirit stockholders or (v) authorize, commit, resolve or agree to take any such actions (each such action we refer to as a “change of company board recommendation”).

However, if (i) Spirit has received a bona fide written acquisition proposal from a third party that did not result from a breach of the merger agreement and that Spirit’s board of directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior proposal, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that have been delivered to Spirit by Frontier in writing during the notice period provided pursuant thereto, and (ii) Spirit’s board of directors determines in good faith, after consultation with its outside counsel, that a failure to make a change of company board recommendation and/or cause Spirit to enter into an alternative acquisition agreement with respect to such superior proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of Spirit to the Spirit stockholders under applicable law, then, prior to the time (but not after) the required stockholder vote for the merger proposal is obtained, Spirit’s board of directors may take the following actions: (y) effect a change of company board recommendation with respect to such superior proposal or (z) terminate the merger agreement pursuant to its terms and enter into an alternative acquisition agreement with respect to such superior proposal. In connection with such termination of the merger agreement, Spirit would be required to pay Frontier a termination fee of $94.2 million. In addition, prior to effecting such change of company board recommendation or terminating the merger agreement, Spirit is required to: (A) provide prior written notice to Frontier, at least four business days in advance, of Spirit’s intention to take such action with respect to such superior proposal, which notice will specify the material terms and conditions of such superior proposal

(including all of the information that is specified in the merger agreement with respect to such superior proposal), together with a copy of all relevant proposed transaction agreements with the party making such superior proposal; and (B) during such notice period, negotiate with Frontier in good faith (to the extent Frontier desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, provided that in the event of any material revisions to the superior proposal, Spirit will be required to deliver a new written notice to Frontier and to comply with the requirements of the merger agreement with respect to such new written notice; however, the notice period for any subsequent notice will be shortened from four business days to two business days. The notice period (and any extension thereof) must have expired before Spirit effects any such change of company board recommendation or terminates the merger agreement.

In the event that prior to the time (but not after) the required stockholder vote for the merger proposal is obtained, Spirit’s board of directors may make a change of company board recommendation in response to any material event, circumstance, change, effect, development or condition (other than resulting from a breach of the merger agreement by Spirit) that was not known or reasonably foreseeable by Spirit’s board of directors as of the date of the merger agreement and becomes known to Spirit’s board of directors after such date (which we refer to as an “intervening event”), if Spirit’s board of directors has determined in good faith, after consultation with its outside counsel that, in light of such intervening event and taking into account the results of any negotiations with Frontier as provided by the terms and conditions of the merger agreement and any offer from Frontier as provided by the terms and conditions of the merger agreement, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Spirit stockholders under applicable law. However, the Spirit board may not withdraw, modify or amend the Spirit board recommendation in a manner adverse to Frontier unless: (i) Spirit has provided prior written notice to Frontier, at least four business days in advance of Spirit’s intention to make a change of company board recommendation, which notice specifies the Spirit board’s reason for proposing to effect such change of company board recommendation and shall describe in reasonable detail the intervening event; (ii) prior to effecting such change of company board recommendation, Spirit has negotiated with Frontier in good faith (to the extent Frontier desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement in such a manner that would obviate the need for the Spirit board to effect such change of company board recommendation; (iii) Frontier has not, during the applicable notice period, made an offer to modify the terms and conditions of the merger agreement, which is set forth in a definitive written amendment to the merger agreement delivered to Spirit and executed on behalf of Frontier and Merger Sub, that the Spirit board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Spirit board to effect such change of company board recommendation and (iv) the intervening event notice period has expired.

For purposes of this information statement and proxy statement/prospectus, acquisition proposal means, with respect to Frontier or Spirit, any offer or proposal from any person or group (other than Frontier, Merger Sub or Spirit) concerning any, in a single transaction or series of related transactions, direct or indirect, (i) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Frontier or Spirit, as applicable, which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of Frontier or Spirit, as applicable, or 20% of the voting power of the surviving entity in a merger involving Frontier or Spirit, as applicable, or the resulting direct or indirect parent of Frontier or Spirit, as applicable, or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), (ii) sale, lease, exchange, transfer, license or other disposition of assets of Frontier or Spirit, as applicable, representing 20% or more of the consolidated assets of Frontier or Spirit (whether based on fair market value, revenue generation or net income), (iii) issuance or sale by Frontier or Spirit, as applicable, of equity interests representing, convertible into or exchangeable for 20% or more of the voting power of Frontier or Spirit, as applicable, (iv) transaction in which any person or entity will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power of Frontier or Spirit, as applicable, (v) any tender offer of exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the voting power of Frontier or Spirit, as applicable, or (vi) any combination of the foregoing (in each case, other than the merger).

For purposes of this information statement and proxy statement/prospectus, superior proposal means a bona fide written acquisition proposal (except the references therein to “20%” will be replaced by “50%”) made by any person or group (other than Frontier or any of its subsidiaries) after the date of the merger agreement, which acquisition proposal did not result from a breach of the provisions of the merger agreement that relate to acquisition proposal, that Spirit’s board of directors has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would, if consummated, result in a transaction that is more favorable to Spirit’s stockholders, from a financial point of view, than the merger (after giving effect to all adjustments to the terms that may be offered by Frontier as provided by the terms and conditions of the merger agreement) and (b) is reasonably capable of being consummated in accordance with the terms of such acquisition proposal, taking into account all financial, regulatory, legal and other aspects of such acquisition proposal.

Registration Statement, Information Statement and Proxy Statement/Prospectus; Spirit Special Meeting

Frontier and Spirit each agreed to jointly prepare, and for Frontier to file with the SEC, the registration statement, that includes the information statement and proxy statement/prospectus, as promptly as reasonably practicable following the date of the merger agreement. Frontier and Spirit each further agreed to use their respective reasonable best efforts to (i) cause the registration statement, when filed, to comply in all material respects with applicable law, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff, (iii) have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the registration statement effective for so long as necessary to complete the merger. No filing of, or amendment or supplement to, the registration statement, or response to related SEC comments, will be made by Frontier or Spirit, as applicable, without the other’s prior consent and without providing the other party and its counsel a reasonable opportunity to review and comment. Each of Frontier and Spirit agreed to consider in good faith all comments reasonably proposed by the other party. Spirit agreed to mail the proxy statement/prospectus to its stockholders as promptly as reasonably practicable after the registration statement is declared effective under the Securities Act and Frontier agreed to mail the information statement to its stockholders as promptly as reasonably practicable after the registration statement is declared effective under the Securities Act. Frontier or Spirit, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the registration statement, information statement or the proxy statement/prospectus, and will, as promptly as practicable after receipt, provide the other with copies of all material correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the registration statement, information statement or the proxy statement/prospectus received from the SEC and advise the other on any oral comments with respect to the registration statement, information statement or the proxy statement/prospectus received from the SEC.

Spirit agreed to duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders as soon as reasonably practicable after the registration statement is declared effective under the Securities Act (which we refer to as the “SEC effective date”), for the purpose of voting on the adoption of the merger agreement, provided that the Spirit special meeting will not be initially scheduled to occur later than forty-five (45) days following the SEC effective date. Spirit will not, without the consent of Frontier, adjourn or postpone, cancel, recess or reschedule, the Spirit special meeting; provided, however, that Spirit may postpone or adjourn the Spirit special meeting: (A) with the prior written consent of Frontier; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Spirit determines in good faith is reasonably likely to be required under applicable law; (D) to allow reasonable additional time to solicit additional proxies; or (E) if required by law, provided that such postponement or adjournment are subject to certain limitations as set forth in the merger agreement.

Spirit also agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement, and to take all other actions necessary or advisable to secure approval from the Spirit stockholders. If at the time of the originally scheduled date of the Spirit special meeting, a quorum has not been established or Spirit has not received proxies representing a sufficient number of shares of Spirit common stock for approval of the merger agreement and transactions contemplated therein, then Spirit will, at the request of Frontier (to the extent permitted by law), adjourn the Spirit special meeting to a date specified by Frontier. Without the prior written consent of Frontier, the adoption of the merger agreement and the transactions contemplated by the merger agreement will be the only matters (other than matters of procedure and matters required by law to be voted on by the stockholders of Spirit in connection with the adoption of the merger agreement and the transactions contemplated therein) that Spirit will propose to be acted on by the Spirit stockholders at the Spirit special meeting. Spirit also has agreed to submit the merger agreement for adoption by the Spirit stockholders at the special meeting whether or not a change of company board recommendation has occurred.

Employee Matters

Through the first anniversary of the closing date of the merger, Frontier has agreed to provide each continuing employee of Spirit (each, a “continuing employee”) who is not covered by a Spirit collective bargaining agreement with (i) a base salary or wage rate that is no less favorable than that provided by Spirit to such continuing employee as of immediately prior to the effective time, (ii) a target cash bonus opportunity and commissions opportunity that are no less favorable in the aggregate that that provided by Spirit to such continuing employee as of immediately prior to the effective time and (iii) employee benefits (excluding equity and equity-based incentives and, subject to the merger agreement, severance benefits) that are no less favorable in the aggregate than that provided by Spirit to such continuing employee as of immediately prior to the effective time. The employment terms and conditions of each continuing employee whose employment is covered by a Spirit collective bargaining agreement shall be governed by such applicable collective bargaining agreement.

Following the effective time, Frontier may elect to satisfy its obligations in respect of employee compensation and benefits by (i) continuing Spirit benefit plans with respect to continuing employees, (ii) permitting continuing employees and, as applicable, their eligible dependent to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick or personal times off plans or programs) of Frontier or (iii) a combination of clauses (i) and (ii). If Frontier elects to have continuing employees and their eligible dependents participate in Frontier’s benefit plans, programs or policies following the effective time, then Frontier will use commercially reasonable efforts to: (i) subject to certain customary exclusions, recognize the service of continuing employees with Spirit or any of its predecessors for purposes of eligibility to participate, vesting and for other appropriate benefits to the same extent that such service was previously recognized by Spirit as of the date of the merger agreement attributable to any period before the effective time, (ii) waive any pre-existing conditions (to the extent waived under any corresponding Spirit benefit plan in which the continuing employee participated as of immediately prior to the effective time) or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations with respect to continuing employees and their eligible dependents under any health or similar plan of Frontier and (iii) cause any deductibles paid by continuing employees under any Spirit health, dental, vision or similar plans in the plan year in which the continuing employee and their eligible dependents are transferred to Frontier’s health, dental, vision or similar plans to be credited towards deductibles under such plans of Frontier or any of its subsidiaries.

Following the effective time, Frontier will be bound by, honor and comply with the terms of certain employment, severance and change in control plans, policies and agreements and other Spirit benefit plans (each, an “honored Spirit plan”).

Spirit and Frontier have agreed that, if the closing of the merger occurs on or before December 31, 2022, (i) annual cash bonuses in respect of the period between January 1, 2022 and the closing date shall be paid to employees of Spirit within three business days following the closing of the merger in amounts calculated based on the level of performance attained as of immediately prior to the closing, as determined by Spirit’s board of directors in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2022 performance period elapsed as of the closing date and (ii) Frontier shall pay continuing employees an annual bonus in respect of the 2022 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Spirit bonus plan for 2022 as in effect as of the closing date, calculated based on actual performance for the entire 2022 fiscal year over (y) the bonus paid to such continuing employee pursuant to clause (i).

Spirit and Frontier have further agreed that, if the closing of the merger occurs in 2023 but prior to the date on which annual cash bonuses in respect of 2022 are determined and paid, such bonus payments in respect of 2022, if any, shall be calculated on the basis of actual performance for the 2022 performance period under the terms of the applicable Spirit bonus plan as shall be determined by Frontier’s board of directors in good faith using a methodology reasonably consistent with the past practices of Spirit’s board of directors. In addition, if the closing does not occur prior to March 1, 2023, then Spirit shall, following prior consultation with Frontier, be permitted to adopt performance goals with respect to an annual cash bonus program for Spirit’s 2023 fiscal year in the ordinary course of business, and in such case Frontier shall honor such bonus program for continuing employees in accordance with its terms (subject to commercially reasonable adjustments after the closing date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by Spirit, in each case, prior to the date of the merger agreement or in accordance with the merger agreement, in order to be eligible to receive any bonus payment, a continuing employee must be employed by either Spirit or Frontier or any of their subsidiaries on the date the bonus is paid (or, with respect to any bonus period in 2022 ending on or prior to the closing, the closing date), and if not so employed on such date, any bonus payment otherwise due to such individual shall be forfeited.

Following the effective time, Frontier will, or will cause one of its affiliates to, be bound by and comply with the terms of the Spirit collective bargaining agreements as in effect as of the closing date until Frontier or its affiliates negotiate a new collective agreement. Frontier has also agreed to honor all applicable seniority integration or similar rights contained in any Spirit collective bargaining agreement in accordance with the terms thereof.

The merger agreement does not require the continued employment of any Spirit employee and the provisions of the merger agreement related to service providers do not create any rights for Spirit employees, and no provision of the merger agreement prevents Frontier (or, following the effective time, Spirit) from amending or terminating any employee benefit plans, programs, agreements, or arrangements.

From and after the date of the merger agreement until the effective time, Spirit has agreed that any material written or formal oral communications to employees of Spirit regarding the terms and conditions of their employment (including compensation and benefits) following the merger will include the applicable disclaimer set forth in the merger agreement and shall be subject to prior review and (to the extent such communications are not limited to a description or summary of the terms expressly set forth in the merger agreement or in an honored Spirit plan) approval by Frontier and its outside counsel (any such approval not to be unreasonably withheld, conditioned or delayed).

Indemnification and Insurance

For a period of six years from and after the effective time of the merger, the surviving corporation will, and Frontier will cause the surviving corporation to, indemnify and hold harmless all past and present directors, officers and employees of Spirit to the same extent such persons are indemnified as of the date of the merger agreement by Spirit pursuant to applicable law, Spirit’s Amended and Restated Certificate of Incorporation, Spirit’s Amended and Restated Bylaws and the indemnification agreements in existence on the date of the merger agreement with any directors, officers and employees of Spirit arising out of acts or omissions in their capacity as directors, officers or employees of Spirit occurring at or prior to the effective time of the merger. The surviving corporation will, and Frontier will cause the surviving corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any suit, claim, action, hearing, arbitration, investigation or other proceeding with respect to the matters subject to indemnification pursuant to the merger agreement in accordance with the procedures set forth in the governing documents of Spirit and the indemnification agreements in existence on the date of the merger agreement.

For a period of six years from and after the effective time of the merger, Frontier will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of Spirit for periods at or prior to the effective time of the merger than are currently set forth in Spirit’s governing documents. The surviving corporation will cause the indemnification agreements in existence as of the date of the merger agreement with any of the directors, officers or employees of Spirit to continue in full force and effect in accordance with their terms following the effective time.

The surviving corporation will either (i) obtain a tail insurance policy with a claims period of at least six years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Spirit’s existing policies for claims arising from facts or events that occurred on or prior to the effective time or (ii) maintain in effect for six years from the effective time, if available, the current directors’ and officers’ liability insurance policies maintained by Spirit, provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than Spirit’s existing policy with respect to matters occurring prior to the effective time.

However, the surviving corporation will not be required to pay an annual premium for the directors’ and officers’ liability insurance policies in excess of 300% of the last annual premium paid prior to the date of the merger agreement. The provisions of the immediately preceding sentence will be deemed to be satisfied if prepaid policies have been obtained prior to the effective time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events occurring on or before the effective time. If such prepaid policies have been obtained prior to the effective time of the merger, Frontier will cause the surviving corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

In the event Frontier or the surviving corporation (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the merger agreement with respect to indemnification and insurance.

The obligations described in this section will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any suit, action, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom the provisions of the merger agreement relating to insurance and indemnification applies without the consent of such affected indemnitee. The parties expressly agreed that the indemnitees to whom the provisions of the merger agreement relating to insurance and indemnification apply will be third-party beneficiaries of such provisions of the merger agreement.

Other Covenants

Access to Information; Confidentiality

Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Spirit is a party, and except as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent Spirit or any Spirit representative withholds information or access due to the risk of loss or waiver of such privilege, Spirit or such Spirit representative will notify Frontier of such withholding and use commercially reasonable efforts to communicate such information in a manner that does not risk such loss or waiver), from entry into the merger agreement to the effective time, Spirit agreed to: (i) provide to Frontier and Merger Sub and their respective representatives reasonable access at reasonable times during normal operating hours to the books and records of Spirit upon prior written notice; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Spirit as Frontier or its representatives may reasonably request. However, any investigation of Frontier or its representatives will be conducted in such manner as not to interfere unreasonably with the conduct of Spirit.

Appropriate Action; Consents; Filings

Each of Frontier and Spirit agreed to use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, and (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by Frontier or Spirit or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated herein. Neither Frontier nor Spirit, in connection with the receipt of any necessary license, permit, waiver, approval, authorization or order of a governmental entity (including under the HSR Act), will be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Frontier, Spirit or their respective subsidiaries or affiliates.

Spirit Special Meeting

Spirit has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the Spirit board of directors has made a recommendation change with respect to a Superior Proposal (as defined in the merger agreement), the Spirit board of directors is required to use its reasonable best efforts to obtain from its stockholders the vote required to adopt the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this information statement and proxy statement/prospectus) that they adopt the merger agreement and the transactions contemplated thereby.

Notwithstanding any Spirit change in recommendation, unless the merger agreement has been terminated in accordance with its terms, Spirit is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Spirit must, at the request of Frontier (to the extent permitted by Law), adjourn or postpone such meeting if there are insufficient shares of Spirit common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Spirit has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement.

Certain Notices

From and after the date of the merger agreement until the effective time of the merger, each party thereto will promptly notify the other party thereto of: (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to (i) cause any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied or (ii) prevent or materially delay the consummation of the transaction contemplated by the merger agreement, (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the merger agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied, (c) receipt of any written notice to the receiving party from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by the merger agreement and the pursuit of such consent would (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (d) receipt of any notice or other communication from any governmental entity, the NYSE or the Nasdaq Stock market LLC (or any other securities market) in connection with the merger; provided, however, that the delivery of any such notice will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in the merger agreement or otherwise limit or affect the remedies available under the merger agreement to the party receiving such notice. Each of Spirit and Frontier will promptly notify the other party of any action (or threats of action) by the FAA or the DOT that materially amends, modifies, suspends, revokes, terminates, cancels or withdraws any Spirit permit or slots, in the case of Spirit, or any Frontier permits or slots, in the case of Frontier.

Public Announcements

Each of Spirit, Frontier and Merger Sub agreed that no public release or announcement concerning the transactions contemplated by the merger agreement will be issued by any party without the prior written consent of Spirit and Frontier (which consent will not be unreasonably withheld, delayed or conditioned), subject to certain exceptions set forth in the merger agreement, including as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

State Takeover Laws

If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover laws becomes or is deemed to be applicable to Spirit, Frontier, Merger Sub or the merger, including the acquisition of shares of Spirit common stock pursuant thereto or any other transaction contemplated by the merger agreement, then Spirit’s board of directors will take all action necessary to render such law inapplicable to the such entities and transactions.

Frontier Agreement Concerning Merger Sub

Frontier will cause Merger Sub to comply with its obligations under the merger agreement.

Section 16 Matters

Prior to the effective time of the Merger, Spirit’s board of directors, or a duly authorized committee of non-employee directors thereof, and Frontier’s board of directors, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Spirit who is a covered person of Spirit for purposes of Section 16 of the Exchange Act (which we refer to as “Section 16”) of shares of Spirit common stock or equity awards, and the acquisition by any person who is or will after the effective time be, a covered person of Frontier for purposes of Section 16 of Frontier common stock, options or restricted stock unit awards (including shares of Frontier common stock issuable upon the exercise or settlement therefor) pursuant to the merger agreement and the merger and any disposition by any such person of shares of Frontier common stock in connection with any withholding or payment of taxes other withholding or deemed disposition on vesting or settlement will be an exempt transaction for purposes of Section 16 of the Exchange Act.

Spirit Stock Exchange Delisting; Deregistration

Spirit and Frontier will cooperate and use their respective reasonable best efforts to cause the delisting of shares of Spirit common stock from the NYSE and the deregistration of such shares of Spirit common stock as promptly as practicable following the effective time of the merger in compliance with applicable law.

Stockholder Litigation

Frontier or Spirit, as applicable, will promptly provide the other with any pleadings and correspondence relating to any suit, claim, action, hearing, arbitration, investigation or other proceeding involving such party or any of its officers or directors or any other of its representatives relating to the merger agreement or the transactions contemplated by the merger agreement and will keep the other party reasonably and promptly informed regarding the status of any suit, claim, action, hearing, arbitration, investigation or other proceeding. Frontier or Spirit, as applicable, will cooperate with and give the other a reasonable the opportunity to participate in the defense or settlement of any such suit, claim, action, hearing, arbitration, investigation or other proceeding, and no such settlement will be agreed to without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned). Frontier and Spirit, as applicable, will also give the other the right to review and comment on all filings or responses to be made by it in connection with any such suit, claim, action, hearing, arbitration, investigation or other proceeding, and it will in good faith take such comments into account.

Governance Matters

Immediately following the effective time, Frontier’s board of directors will have 12 members, (i) seven of whom will be designated by Frontier (which we refer to as the “Frontier designees”) and (ii) five of whom will be designated by Spirit (which we refer to as the “Spirit designees”). In the event the Chief Executive Officer is (A) an employee or executive of Frontier immediately prior to the closing of the merger, then the Chief Executive Officer will be deemed a Frontier designee or (B) an employee or executive of Spirit immediately prior to the closing of the merger, then the Chief Executive Officer will be deemed a Spirit designee.

Prior to the closing of the merger, Frontier’s board of directors (or a committee thereof) will determine the Chief Executive Officer of Frontier. Prior to the closing of the merger, Frontier’s board of directors may delegate such determination to a committee of the board, provided that such committee consists of the Chairman of Frontier’s board of directors and such other directors as selected by such Chairman, in such person’s sole discretion.

Prior to the closing of the merger, Frontier’s board of directors (or a committee thereof) will determine the location of the headquarters and the brand of the combined business of Frontier and Spirit following the closing, provided that in no event will such decision be announced or made public prior to the earlier of (i) the closing date of the merger or (ii) July 1, 2022. Prior to the closing of the merger, Frontier’s board of directors may delegate such determination to a committee of Frontier’s board of directors, provided that such committee consists of the Chairman of Frontier’s board of directors and such other directors as selected by such Chairman, in such person’s sole discretion.

Following the closing of the merger, the Chairman of Frontier’s board of directors immediately prior to the closing shall continue as Chairman of Frontier’s board of directors.

Tax Matters

Except for payment of any transfer or other taxes required by reason of payment of the merger consideration to a person other than the holder of record of a certificate(s) representing Spirit common stock, each of Spirit,

Frontier and Merger Sub shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar taxes imposed on Spirit, Frontier or Merger Sub, as the case may be, as a result of or in connection with the transactions contemplated under the merger agreement. The parties agreed to cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party to the merger agreement to claim an applicable exemption from any such taxes otherwise payable.

Provided that the requirement set forth in Section 368(a)(2)(E)(ii) of the Code is satisfied as of the closing date of the merger (generally requiring that Spirit shareholders exchange an amount of Spirit stock constituting control of Spirit within the meaning of Section 368(c) of the Code in return for Frontier voting stock in the merger), (i) each of Spirit, Frontier and Merger Sub intends that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall, and shall cause its respective subsidiaries to, use its reasonable best efforts to cause the merger to so qualify and shall not take, or cause to be taken, any action that would be reasonably expected to prevent, preclude or impede the merger from so qualifying, and the parties to the merger agreement adopted the merger agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), and (ii) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Spirit, Frontier and Merger Sub shall report the merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any tax return. If either Spirit or Frontier wishes to obtain a tax opinion regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, each of Spirit, Frontier and Merger Sub shall reasonably cooperate with each other and with the tax counsel that are to render the tax opinion, including by providing appropriate representations as to factual matters.

Spirit Convertible Notes

Within the time periods required by the terms of the applicable indenture for Spirit’s 2025 convertible notes and 2026 convertible notes (which we collectively refer to as the “convertible notes indenture”), Spirit agreed to take all actions required by, or all commercially reasonable actions requested by Frontier pursuant to and in compliance with, the convertible notes indenture to be performed by Spirit as a result of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated thereby, including (i) the giving of any notices that may be required by the convertible notes indenture or reasonably requested by Frontier, and (ii) delivery to the trustee, the holders of Spirit’s convertible notes or other applicable Person, as applicable, of any instruments, certificates, opinions of Spirit’s counsel or other documents required by the convertible notes indenture or reasonably requested by Frontier in connection with the execution, delivery or performance of the merger agreement, the transactions contemplated thereby or as otherwise required by, or reasonably requested by Frontier pursuant to or in compliance with, the convertible notes indenture. Spirit also agreed to deliver a copy of any such notice, instrument, certificate, opinion or other document to Frontier at least three business days (or such shorter period of time as may be required to comply with the terms of the convertible notes indenture) prior to delivering such notice or entering into such other document or instrument, and to consider any reasonable comments thereto proposed by Frontier in good faith. Spirit and the surviving corporation will execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the convertible notes indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and Spirit, pursuant to and with such terms as required under the convertible notes indenture.

Prior to the effective time and without the written consent of Frontier, Spirit will not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the convertible notes indenture) of Spirit’s convertible notes, other than in connection with the entry into or the consummation of the transactions contemplated by the merger agreement.

Except as provided for in the merger agreement, prior to the Effective Time and without the written consent of Frontier, Spirit will not amend the convertible notes indenture.

Prior to the effective time, Spirit will comply with all requirements of the convertible notes indenture. Following the effective time, the surviving corporation will comply with all requirements of the convertible notes indenture.

Prior to the effective time, Spirit will settle any conversions of (i) Spirit’s 2025 convertible notes pursuant to “Physical Settlement” (as defined in the applicable indenture) and (ii) Spirit’s 2026 convertible notes pursuant to “Cash Settlement” (as defined in the applicable indenture).

Conditions to Completion of the Merger

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the effective time of the merger of each of the following conditions:

•

The merger agreement will have been adopted by the holders of Spirit common stock representing a majority in voting power of the outstanding shares of Spirit common stock entitled to vote thereon at a meeting of Spirit’s stockholders;

•

The waiting period applicable to the consummation of the merger under the HSR Act (and any customary timing agreement with any governmental entity to toll, stay or extend any such waiting period, or to delay or not to consummate the merger entered into in connection with the merger agreement) will have expired or been terminated;

•

All consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT and the FCC in connection with the consummation of the merger shall have been obtained or delivered, as applicable;

•

There will have been no governmental order issued enjoining or prohibiting the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger;

•

The registration statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn; and

•

The shares of Frontier common stock to be issued in the merger shall have been authorized and approved for listing on the Nasdaq Stock Market LLC (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

The obligations of Frontier and Merger Sub to consummate the merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the effective time of the merger of each of the following conditions:

•

Each representation or warranty of Spirit regarding (A) Spirit’s organization, valid existence and good standing; (B) (1) Spirit’s power and authority to execute and deliver the merger agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the merger agreement and (2) the due authorization of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and the due and valid execution and delivery of the merger agreement; (C) the absence of outstanding contractual obligations of Spirit affecting voting rights of, requiring the repurchase, redemption or disposition of, right of first refusal with respect to, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to or restricting the transfer of any shares of Spirit common stock or other equity interests of Spirit; (D) the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the proposed transactions; (E) the Spirit stockholder approval required to adopt the merger agreement; and (F) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement, will be true and correct in all material respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

Each representation or warranty of Spirit regarding (A) the number of Spirit’s authorized and outstanding capital stock; (B) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Spirit restricted stock units, performance share awards, warrants and convertible notes; (C) with certain exceptions, the absence of other equity interests or rights obligating Spirit to issue, acquire or sell any securities of Spirit; (D) ownership of the equity interests of Spirit’s subsidiaries; and (E) the conversion rates and outstanding principal amounts under Spirit’s convertible notes will be true and correct in all respects (except for de minimis deviations) as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time);

•

All other representations and warranties of Spirit contained in the merger agreement (without giving effect to any references to any material adverse effect of Spirit or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Spirit regarding (A) the absence of the occurrence of certain changes or events since January 1, 2021 that would have a Spirit material adverse effect; or (B) in the term “Company Material Contract” as such term is defined in the merger agreement), will be true and correct in all respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Spirit material adverse effect;

•

Spirit will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the merger agreement at or prior to the closing, or any breach or failure to do so will have been cured;

•	The receipt by Frontier of a certificate executed by an executive officer of Spirit certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Spirit.

The obligation of Spirit to consummate the merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the merger of each of the following conditions:

•

Each representation or warranty of Frontier regarding (A) Frontier’s organization, valid existence and good standing; (B) (1) Frontier’s power and authority to execute and deliver the merger agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the merger agreement and (2) the due authorization of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and the due and valid execution and delivery of the merger agreement; (C) the absence of outstanding contractual obligations of Frontier affecting voting rights of, requiring the repurchase, redemption or disposition of, right of first refusal with respect to, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to or restricting the transfer of any shares of Frontier common stock or other equity interests of Frontier; and (D) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement, will be true and correct in all material respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

Each representation or warranty of Frontier regarding (A) the number of Frontier’s authorized and outstanding capital stock; (B) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Frontier options, restricted stock unit awards, warrants and phantom units; (C) with certain exceptions, the absence of other equity interests or rights obligating Frontier to issue, acquire or sell any securities of Frontier and (D) ownership of the equity interests of Frontier’s subsidiaries will be true and correct in all respects (except for de minimis deviations) as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time);

•

All other representations and warranties of Frontier contained in the merger agreement (without giving effect to any references to any material adverse effect of Frontier or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Frontier regarding (A) the absence of the occurrence of certain changes or events since January 1, 2021 that would have a Frontier material adverse effect; or (B) in the term “Company Material Contract” as such term is defined in the merger agreement), will be true and correct in all respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Frontier material adverse effect;

•

Each of Frontier and Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so has been cured;

•	The receipt by Spirit of a certificate executed by an executive officer of Frontier certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Frontier.

Termination of the Merger Agreement

In each case described below, the merger agreement may be terminated and the merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The merger agreement may be terminated by mutual written consent of Frontier and Spirit at any time prior to the effective time. In addition, the merger agreement may be terminated by either party if:

•

any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action has become final and nonappealable (which order the party seeking to terminate the merger agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by the merger agreement);

•	the effective time of the merger has not occurred on or before the Outside Date (which Outside Date is subject to certain automatic extensions, as described in the merger agreement); or

•	the required Spirit stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the Spirit special meeting.

The merger agreement may be terminated by Spirit if:

•

in connection with Spirit’s board of directors causing Spirit to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the merger agreement; or

•

there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by either Frontier or Merger Sub that would result in the failure of the conditions to the obligation of Spirit to effect the merger to be satisfied; (ii) Spirit has delivered to Frontier written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Spirit cannot terminate for this reason if it has breached any covenant such that the condition to the merger relating to performance of Spirit’s covenants is not satisfied or there is an uncured inaccuracy in any of Spirit’s representations and warranties such that the condition to the merger relating to the truth and accuracy of Spirit’s representations and warranties is not satisfied.

The merger agreement may be terminated by Frontier if:

•	a Triggering Event occurs; or

•

there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by Spirit that would result in the failure of the conditions to the obligation of Frontier to effect the merger to be satisfied; (ii) Frontier has delivered to Spirit written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Frontier cannot terminate for this reason if it or Merger Sub has breached any covenant such that the condition to the merger relating to performance of Frontier’s and Merger Sub’s covenants is not satisfied or there is an uncured inaccuracy in any of their representations and warranties of Frontier or Merger Sub contained in the merger agreement such that the condition to the merger relating to the truth and accuracy of Frontier’s and Merger Sub’s representations and warranties is not satisfied.

Effect of Termination

In the event the merger agreement is terminated in accordance with the termination provisions in the merger agreement, the merger agreement will become void and of no effect, and there will be no liability or obligation of Frontier, Merger Sub or Spirit or their subsidiaries, officers or directors except (i) the confidentiality agreement between Frontier and Spirit and certain other provisions of the merger agreement, which shall remain in effect and (ii) any liabilities or damages incurred or suffered by a party as a result of the intentional breach by another party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement prior to the date of such termination.

Transaction Expenses and Termination Fee

Except for the expenses in connection with printing and mailing this information statement and proxy statement/prospectus, all SEC filing fees relating to the merger, fees incurred in connection with the preparation of the pro forma financial statements and the fees in connection with the regulatory approvals required pursuant to the merger agreement and the fees in connection with the regulatory approvals required pursuant to the merger agreement and related to the merger (each of which fees and expenses will be borne, in each case, equally by Frontier and Spirit), all fees and expenses incurred in connection with the preparation, negotiation and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. However, Spirit must pay Frontier a termination fee of $94.2 million if:

•	Spirit terminates the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal;

•	Frontier terminates the merger agreement in connection with a Triggering Event; or

•

(i) the merger agreement is terminated (a) at the Outside Date, (b) because there is an intentional breach of Spirit’s covenant with respect to non-solicitation or the Spirit special meeting or (c) because the required Spirit stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the Spirit special meeting, (ii) prior to the date of the Spirit special meeting (or prior to the termination of the merger agreement if there has been no Spirit special meeting) an acquisition proposal has been publicly announced and is not withdrawn and (iii) at any time on or prior to the first anniversary of the termination of the merger agreement, Spirit consummates any acquisition proposal or enters into a definitive written agreement providing for the consummation of an alternative acquisition proposal that is ultimately consummated; provided that for purposes of clauses (ii) and (iii), the references to “20%” in the meaning of acquisition proposal are deemed to be references to “50%”.

In the event that the merger agreement is terminated by either Frontier or Spirit because the Spirit stockholder approval of the merger proposal is not obtained at the Spirit special meeting, then Spirit will pay to Frontier the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Frontier in connection with the transactions contemplated by the merger agreement up to $25.0 million. Any payment of the expense reimbursement will reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable under the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur if any provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the merger agreement pursuant to the provisions described under “—Termination of the Merger Agreement” above, each party is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement and in addition to any other remedy to which they are entitled at law or in equity. Each party to the merger agreement waives any requirement for the posting of any bond or other security in connection therewith.

Amendment; Extension; Waiver

The parties to the merger agreement may amend the merger agreement by their written agreement at any time prior to the effective time of the merger, either before or after the Spirit stockholder approval of the merger proposal. However, after such approval, no amendment may be made that requires further approval by such stockholders under applicable law unless such further approval is obtained.

Prior to the effective time of the merger, the parties to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any uncured inaccuracies in the representations and warranties contained in the merger agreement made to Spirit or Frontier by the other party, and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the party or parties to be bound thereby. Any such extension or waiver will not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Assignment

The merger agreement may not be assigned by any party to the merger agreement, by operation of law or otherwise, without the prior written consent of the other parties. However, each of Frontier and Merger Sub may assign any of their respective rights and obligations to any direct or indirect subsidiary of Frontier prior to the mailing of this information statement and proxy statement/prospectus, but no such assignment will relieve either Frontier or Merger Sub of its obligations under the merger agreement.

Governing Law

The merger agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

ACCOUNTING TREATMENT

GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date; c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The transaction will be accounted for using the acquisition method of accounting and Frontier will be treated as the accounting acquirer. In identifying Frontier as the acquiring entity for accounting purposes, Frontier took into account a number of factors, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. On the acquisition date the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase) will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Spirit common stock that exchange their shares of Spirit common stock for a combination of shares of Frontier common stock and cash in the merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this information statement and proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to holders of Spirit common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Spirit common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Spirit common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Spirit’s common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Spirit common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Spirit common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Spirit common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger in light of their specific circumstances.

All holders of Spirit common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit Common Stock

Provided that the Control Requirement (as defined below) is satisfied as of the closing date of the merger, Debevoise, tax counsel to Spirit, is of the opinion for U.S. federal income tax purposes, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (which we refer to as the “Intended Tax Treatment”). However, the completion of the merger is not conditioned on the merger qualifying for the Intended Tax Treatment or upon the receipt of an opinion of counsel to that effect.

The qualification of the merger for the Intended Tax Treatment depends on compliance with numerous technical requirements, including a requirement set forth in Section 368(a)(2)(E)(ii) of the Code (generally requiring that the value of the shares of Frontier common stock issued to holders of Spirit common stock in the merger, determined as of completion of the merger, represents at least 80 percent of the total consideration paid to holders of Spirit common stock in the merger) (which we refer to as the “Control Requirement”). Because this test is based on the value of Frontier common stock as of completion of the merger, a decline in the value of the Frontier common stock could cause the Control Requirement not to be satisfied. Accordingly, no assurance can be given that the merger will qualify for the Intended Tax Treatment. In addition, neither Spirit nor Frontier intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Accordingly, even if Spirit and Frontier conclude that the merger qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Under the merger agreement, provided that the Control Requirement is satisfied as of the closing date of the merger, Spirit and Frontier will report the merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. It will not be known at the time of the special meeting whether the Control Requirement will be satisfied as of the closing date of the merger. If the Control Requirement is not satisfied as of the closing date of the merger, the merger will not qualify for the Intended Tax Treatment. Frontier will provide notice to the Spirit stockholders if the Control Requirement is not satisfied as of the closing date of the merger by posting a statement on the investor relations portion of the Frontier website within 45 days of the closing of the merger. SPIRIT WILL NOT RESOLICIT STOCKHOLDER VOTES IN THE EVENT THAT THE MERGER FAILS TO QUALIFY FOR THE INTENDED TAX TREATMENT.

If the merger fails to qualify for the Intended Tax Treatment, a U.S. holder of Spirit common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Frontier common stock and the amount of cash received in the merger (including cash received in lieu of fractional shares of Frontier common stock) and (2) the holder’s basis in the Spirit common stock surrendered. Gain or loss must be calculated separately for each block of Spirit common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Spirit common stock exceeds one year at the time of the merger. Long-term capital gain of certain non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of Frontier common stock received in the merger would begin on the day following the merger. Notwithstanding the foregoing, the U.S. federal income tax consequences of the merger to U.S. holders of Spirit common stock could be different from those described above if the merger fails to qualify for the Intended Tax Treatment and Section 304 of the Code applies to the merger. Section 304 may apply to the merger if holders of Spirit common stock, taken together, own (taking into account constructive ownership rules under the Code) 50% or more of Frontier common stock, by vote or value, immediately following the completion of the merger. If Section 304 of the Code applies, instead of recognizing gain or loss in respect of any cash consideration received in the merger, a U.S. holder of Spirit common stock that also actually or constructively owns Frontier common stock (other than Frontier common stock received pursuant to the merger) may recognize dividend income up to the amount of such cash consideration depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends on each holder’s particular circumstances, including the application of constructive ownership rules, holders of Spirit common stock should consult their tax advisors regarding the application of the foregoing rules to such holders’ particular circumstances.

The remainder of this discussion “U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit Common Stock” and the discussion under “Cash Received Instead of a Fractional Share of Frontier Common Stock” below assumes that the merger will qualify for the Intended Tax Treatment. The discussion under “Information Reporting and Backup Withholding” below applies whether or not the merger qualifies for the Intended Tax Treatment.

Assuming that the merger qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the merger to U.S. holders of Spirit common stock generally will be as follows:

•

a U.S. holder of Spirit common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Frontier common stock and cash received by a holder of Spirit common stock exceeds such holder’s tax basis in the holder’s Spirit common stock, and (2) the amount of cash received by such holder of Spirit common stock (in each case excluding any cash received instead of fractional share interests in Frontier common stock, which shall be treated as discussed below);

•

the aggregate tax basis of the Frontier common stock received in the merger (including any fractional share interests in Frontier common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the Spirit common stock exchanged for the Frontier common stock, decreased by the amount of cash received in the merger (excluding any cash received instead of fractional share interests in Frontier common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to fractional share interests in Frontier common stock for which cash is received, as discussed below; and

•

the holding period of Frontier common stock received in exchange for shares of Spirit common stock (including any fractional share interests in Frontier common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Spirit common stock exchanged for the Frontier common stock.

If holders of Spirit common stock acquired different blocks of Spirit common stock at different times or at different prices, any gain will be determined separately with respect to each block of Spirit common stock, and such holders’ basis and holding period in such holders’ shares of Frontier common stock may be determined with reference to each block of Spirit common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Frontier common stock received in the exchange should be allocated among different blocks of Spirit common stock and with respect to identifying the bases or holding periods of the particular shares of Frontier common stock received in the merger.

Gain that holders of Spirit common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held their Spirit common stock for more than one year as of the time of the merger. Long-term capital gain of certain non-corporate holders of Spirit common stock, including individuals, is generally taxed at preferential rates. In certain cases, including if a holder actually or constructively owns Frontier common stock other than Frontier common stock received pursuant to the merger, the recognized gain could potentially be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends on each holder’s particular circumstances, including the application of constructive ownership rules, holders of Spirit common stock should consult their tax advisors regarding the application of the foregoing rules to such holders’ particular circumstances.

Cash Received Instead of a Fractional Share of Frontier Common Stock

A holder of Spirit common stock who receives cash instead of a fractional share of Frontier common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold to Frontier that fractional share of Frontier common stock for cash. As a result, a holder of Spirit common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Frontier common stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of Frontier common stock will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of cash made pursuant to the merger to a U.S. holder of Spirit common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of Spirit common stock should provide the exchange agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Spirit common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF FRONTIER

The audited consolidated financial statements of Frontier as of and for each of the fiscal years ended December 31, 2021, 2020 and 2019 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are incorporated by reference into this information statement and proxy statement/prospectus.

For additional information, please see “Where You Can Find More Information.”

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SPIRIT

The audited consolidated financial statements of Spirit contained in its Annual Report on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020 and the unaudited condensed consolidated financial statements of Spirit contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 are incorporated by reference into this information statement and proxy statement/prospectus. For additional information, please see “Where You Can Find More Information.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Frontier’s and Spirit’s historical per share data for the year ended December 31, 2021 and unaudited pro forma combined per share data for the year ended December 31, 2021. This information should be read together with the consolidated financial statements and related notes of Frontier and Spirit that are incorporated by reference in this document and with the unaudited pro forma combined financial data included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 171. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma loss per share of the combined company is computed by dividing the pro forma loss by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

Frontier—Historical	Year Ended December 31, 2021
Loss per share:
Basic	$(0.48)
Diluted	$(0.48)
Book value per share of common stock	$2.44

Spirit—Historical	Year Ended December 31, 2021
Loss per share:
Basic	$(4.50)
Diluted	$(4.50)
Book value per share of common stock	$19.50

Unaudited pro forma combined amounts	Year Ended December 31, 2021
Loss per share:
Basic	$(1.63)
Diluted	$(1.63)
Pro forma book value per share of common stock	$6.61

Spirit unaudited pro forma equivalent per share data(i)	Year Ended December 31, 2021
Loss per share:
Basic	$(2.28)
Diluted	$(2.28)
Pro forma book value per share of common stock	$10.18

(i)	The Spirit unaudited pro forma equivalent data was calculated using an exchange ratio of 1.9126. The exchange ratio does not include the cash consideration per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Frontier and Spirit after giving effect to the planned merger as described in Note 1—Description of the Merger and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (which we refer to as “ASC”) 805, Business Combinations where the assets and liabilities of Spirit will be recorded by Frontier at their respective fair values as of the date the merger is completed;

•	Adjustments to conform the accounting policies and financial statement presentation of Spirit to those of Frontier;

•

The distribution of shares of Frontier common stock and cash to Spirit’s stockholders in exchange for Spirit’s common stock (based upon an exchange ratio of 1.9126 shares of Frontier common stock and $2.13 in cash, without interest, per share of Spirit common stock);

•	Adjustments to reflect expenses that would have been incurred had the merger been effected as of and for the year ended December 31, 2021, including transaction costs and retention bonuses; and

•	The grant of replacement equity awards to employees of Spirit in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Frontier and the related notes included in Frontier’s Annual Report on Form 10-K for the year ended December 31, 2021, and (ii) the historical audited consolidated financial statements of Spirit and the related notes included in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2021, of which Frontier’s are incorporated by reference into this information statement and proxy statement/prospectus and Spirit’s are incorporated by reference into this information statement and proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the merger as if it had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the merger as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been prepared by Frontier in accordance with Regulation S-X Article 11 under the Securities Act.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve such synergies.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP. GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the planned merger, Frontier will be treated as the accounting acquirer. In identifying Frontier as the acquiring entity for accounting purposes, Frontier considered a number of factors, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. On the acquisition date, the identifiable assets acquired and liabilities assumed, and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date. While pro forma adjustments to Spirit assets and liabilities were based on estimates of fair value determined from preliminary information received from Spirit and initial discussions between Frontier and Spirit management, due diligence efforts, and information available in public filings, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Spirit assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform Frontier and Spirit accounting policies, remain subject to completion because, among other things, prior to the closing of the merger, both companies are limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. Frontier intends to complete the valuations and other studies upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of Spirit have been measured based on various preliminary estimates using assumptions that Frontier believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(in millions)

	Historical Frontier	Historical Spirit	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets			(Note 4)		(Note 6)
Cash and cash equivalents	$918	$1,334	$—		$(231)	6(a)	$2,021
Restricted cash	—	95	—		—		95
Accounts receivable, net	50	129	(66)	4(a)	—		113
Supplies, net	29	—	64	4(b)	—		93
Short-term investment securities	—	106	—		—		106
Aircraft maintenance deposits, net	—	11	(11)	4(c)	—		—
Income tax receivable	—	38	(38)	4(d)	—		—
Other current assets	40	129	40	4(a), 4(b), 4(d)	—		209

Total current assets	1,037	1,842	(11)		(231)		2,637
Flight equipment	—	4,357	(4,357)	4(e)	—		—
Ground property and equipment	—	385	(385)	4(e)	—		—
Less accumulated depreciation	—	(885)	885	4(e)	—		—
Property and equipment, net	186	—	4,187	4(e), 4(f)	(981)	6(b)	3,392
Operating lease right-of-use assets	2,426	1,951	—		(144)	6(c)	4,233
Pre-delivery deposits for flight equipment	260	485	(39)	4(g)	—		706
Aircraft maintenance deposits	98	38	11	4(c)	—		147
Goodwill	—	—	—		1,034	6(d)	1,034
Intangible assets, net	29	—	—		574	6(e)	603
Deferred heavy maintenance, net	—	330	(330)	4(f)	—		—
Other assets	199	37	15	4(g), 4(h)	—		251

Total assets	$4,235	$8,540	$(24)		$252		$13,003

Liabilities and stockholders’ equity
Accounts payable	$86	$45	$—		$—		$131
Air traffic liability	273	382	(33)	4(i)	—		622
Frequent flyer liability	13	—	33	4(i)	—		46
Current maturities of long-term debt, net	127	209	—		13	6(f)	349
Current maturities of operating leases	444	159	—		—		603
Other current liabilities	383	481	—		183	6(g)	1,047

Total current liabilities	1,326	1,276	—		196		2,798
Long-term debt, net	287	2,976	—		21	6(f)	3,284
Long-term operating leases	1,991	1,751	—		—		3,742
Long-term frequent flyer liability	41	—	10	4(i)	—		51
Other long-term liabilities	60	48	(10)	4(i)	—		98
Deferred income taxes	—	375	(24)	4(h)	(124)	6(h)	227

Total liabilities	3,705	6,426	(24)		93		10,200

Commitments and contingencies
Stockholders’ equity:
Common stock	—	—	—		—	6(i)	—
Additional paid-in capital	381	1,132	—		1,261	6(i)	2,774
Treasury stock	—	(76)	—		76	6(i)	—
Retained earnings	159	1,059	—		(1,179)	6(g), 6(i)	39
Accumulated other comprehensive income (loss)	(10)	(1)	—		1	6(i)	(10)

Total stockholders’ equity	530	2,114	—		159		2,803

Total liabilities and stockholders’ equity	$4,235	$8,540	$(24)		$252		$13,003

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in millions, except for per share data)

	Historical Frontier	Historical Spirit	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Operating revenues			(Note 4)		(Note 7)
Passenger	$2,000	$3,176	$—		$—		$5,176
Other	60	55	—		—		115

Total operating revenues	2,060	3,231	—		—		5,291

Operating Expenses
Aircraft fuel	575	914	—		—		1,489
Salaries, wages and benefits	616	1,065	(33)	4(j), 4(k)	98	7(a)	1,746
Aircraft rent	530	247	—		15	7(b), 7(c)	792
Station operations	384	—	585	4(l), 4(m)	—		969
Sales and marketing	109	—	133	4(n)	—		242
Maintenance materials and repairs	119	160	—		—		279
Depreciation and amortization	38	297	—		(45)	7(d), 7(e)	290
CARES Act credits	(295)	—	(380)	4(o)	—		(675)
Landing fees and other rents	—	316	(316)	4(l), 4(p)	—		—
Distribution	—	133	(133)	4(n)	—		—
Loss on disposal of assets	—	3	(3)	4(q)	—		—
Special charges (credits)	—	(378)	378	4(k), 4(o)	—		—
Other operating	101	531	(231)	4(j), 4(m), 4(p), 4(q)	85	7(f)	486

Total operating expenses	2,177	3,288	—		153		5,618

Operating income (loss)	(117)	(57)	—		(153)		(327)

Other income (expense)
Interest expense	(33)	(155)	—		11	7(g)	(177)
Capitalized interest	4	19	—		—		23
Loss on extinguishment of debt	—	(332)	—		—		(332)
Interest income and other	2	—	4	4(r)	—		6
Interest income	—	5	(5)	4(r)	—		—
Other (income) expense	—	(1)	1	4(r)	—		—

Total other income (expense)	(27)	(464)	—		11		(480)

Income (loss) before income taxes	(144)	(521)	—		(142)		(807)
Income tax expense (benefit)	(42)	(48)	—		(32)	7(h)	(122)

Net Income (loss)	$(102)	$(473)	$—		$(110)		$(685)

Earnings (loss) per share
Basic earnings per common share	$(0.48)	$(4.50)					$(1.63)
Diluted earnings per common share	$(0.48)	$(4.50)					$(1.63)
Basic weighted average shares outstanding (in 000’s)	211,437	105,000				7(i)	419,110
Diluted weighted average shares outstanding (in 000’s)	211,437	105,000				7(i)	419,110

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Merger

On February 5, 2022, Frontier and Spirit entered into the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Merger Sub, a direct wholly owned subsidiary of Frontier, will merge with and into Spirit, with Spirit continuing as the surviving corporation and as a wholly owned subsidiary of Frontier. The merger agreement and the consummation of the transactions contemplated by the merger agreement are subject to certain conditions, including approval by a vote of the stockholders of Spirit, as the Frontier stockholders have already approved the merger agreement, and receipt of required regulatory approvals.

Each share of Spirit’s common stock that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive (i) 1.9126 shares of Frontier common stock and (ii) $2.13 in cash, without interest, with cash being paid in lieu of any fractional shares of Frontier common stock that Spirit stockholders would otherwise be entitled to receive in the merger. The closing trading price of Frontier common stock on March 4, 2022 of $11.50 was used to estimate merger consideration. After consummation of the merger, Frontier stockholders and Spirit stockholders are expected to own approximately 51.5% and 48.5%, respectively, of the fully diluted common stock of the combined company.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical consolidated statements of operations of Frontier and Spirit, giving effect to the merger as if it had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheets of Frontier and Spirit, giving effect to the merger as if it had been completed on December 31, 2021. Both Frontier and Spirit have a fiscal year end of December 31.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Frontier and Spirit under the acquisition method of accounting with Frontier as the acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Spirit, as of the effective time of the merger, will be recorded by Frontier at their respective fair values, and the excess of the merger consideration over the fair value of Spirit’s net assets will be allocated to goodwill. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded at the time the merger is completed since, among other reasons, certain information necessary to complete this allocation will not be available until after the merger is completed.

As discussed in Note 4, certain reclassifications were made to align Frontier’s and Spirit’s financial statement presentation. There may be further reclassifications identified as future information is received and because certain information will not be available until after the merger is completed. Upon completion of such review, additional conforming material adjustments or financial statement reclassification, may be necessary.

Note 3. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Frontier’s audited consolidated financial statements as of and for the year ended

December 31, 2021. Management has determined that certain adjustments, described in Note 4 and Note 7, are necessary to conform Spirit’s historical consolidated financial statements to the accounting policies and presentation used by Frontier in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These adjustments have no effect on previously reported total assets, total liabilities, stockholders’ equity, or income from continuing operations.

Upon closing of the merger, as part of the application of ASC 805, Business Combinations, Frontier will conduct a more detailed review of Spirit’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Spirit’s results of operations, or reclassification or adjustment of assets or liabilities to conform to Frontier’s accounting policies and presentation. Therefore, Frontier may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and impacts thereof will not be available until after the merger is completed.

Note 4. Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Spirit’s historical consolidated balance sheet as of December 31, 2021 to Frontier’s presentation:

(a)	Represents an adjustment to reclassify $66 million related to non-income tax balances from accounts receivable, net to other current assets.

(b)	Represents an adjustment to reclassify $64 million from other current assets to supplies, net.

(c)	Represents an adjustment to reclassify $11 million from current aircraft maintenance deposits, net to non-current aircraft maintenance deposits.

(d)	Represents an adjustment to reclassify $38 million from income tax receivable to other current assets.

(e)

Represents an adjustment to reclassify $3,857 million to property and equipment, net, consisting of $4,357 million from flight equipment and $385 million from ground property and equipment, net of $885 million of accumulated depreciation.

(f)	Represents an adjustment to reclassify $330 million from deferred heavy maintenance, net to property and equipment, net.

(g)	Represents an adjustment to reclassify $39 million related to capitalized interest from pre-delivery deposits for flight equipment to other assets.

(h)	Represents an adjustment to net $24 million related to Frontier’s historical deferred tax assets within other assets into deferred income taxes.

(i)

Represents an adjustment to reclassify $33 million representing Spirit’s historical short-term frequent flyer liability from air traffic liability to frequent flyer liability, as well as reclassifying $10 million for Spirit’s historical long-term frequent flyer liability from other long-term liabilities to long-term frequent flyer liability.

The following reclassification adjustments were made to conform the presentation of Spirit’s historical consolidated statement of operations for the year ended December 31, 2021 to Frontier’s presentation:

(j)	Represents an adjustment to reclassify $35 million related to per diem expenses from salaries, wages and benefits to other operating.

(k)	Represents an adjustment to reclassify $2 million related to severance costs from special charges (credits) to salaries, wages and benefits.

(l)	Represents an adjustment to reclassify $302 million from landing fees and other rents to station operations.

(m)	Represents an adjustment to reclassify $283 million of station-related and ground handling costs from other operating to station operations.

(n)	Represents an adjustment to reclassify $133 million from distribution to sales and marketing.

(o)	Represents an adjustment to reclassify $380 million from special charges (credits) to CARES Act credits.

(p)	Represents an adjustment to reclassify $14 million for aircraft related fees from landing fees and other rents to other operating.

(q)	Represents an adjustment to reclassify $3 million from loss on disposal of assets to other operating.

(r)	Represents an adjustment to reclassify $4 million to interest income and other consisting of $5 million from interest income, partially offset by $1 million from other (income) expense.

Note 5. Preliminary Purchase Price Allocation

Estimated Merger Consideration

The total estimated merger consideration is calculated as follows:

(Amounts in millions except per share data)	Amount
Cash consideration
Spirit common shares outstanding as of March 4, 2022	108.6
Multiplied by merger agreement cash consideration per share paid to Spirit stockholders	$2.13

Preliminary estimate of cash consideration paid to Spirit stockholders	$231

Share consideration
Spirit common shares outstanding as of March 4, 2022	108.6
Multiplied by merger agreement exchange ratio per share of Spirit common stock	1.9126
Multiplied by per share price of Frontier common stock as of March 4, 2022	$11.50

Preliminary estimate of fair value of common stock issued to Spirit stockholders	$2,389

Preliminary estimate of fair value of equity awards issued(1)	$4
Total consideration
Cash consideration	$231
Common share consideration	2,389
Equity award consideration	4

Total estimated merger consideration	$2,624

(1)

Certain equity awards historically granted to Spirit employees will not be settled upon completion of the merger, and instead will be converted into replacement awards issued by Frontier. The total merger consideration will include the portion of the fair values of the replacement awards that is attributed to pre-combination services. The fair value attributable to post-combination services will be recorded as compensation expense in Frontier’s post-merger financial statements. Fair value was calculated as of March 4, 2022 and assuming a transaction closing date of March 4, 2022. The total fair value of Spirit equity awards of $25 million was allocated between total estimated merger consideration for pre-combination services of $4 million and post-merger compensation expense of $21 million based on the portion of total service period of the underlying awards that will be completed by the estimated transaction date. This estimated allocation is preliminary and actual results may differ significantly upon completion of the merger.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of Frontier common stock up to the closing date of the merger. A sensitivity analysis related to fluctuation in the price of Frontier common stock was performed to assess the impact that a hypothetical change of 10% on the closing trading price of Frontier common stock on NASDAQ would have on the estimated merger consideration and goodwill as of the closing date of the merger.

Change in Fair Value of Frontier Common Stock	Frontier Common Stock Price	Estimated Merger Consideration	Estimated Goodwill
	($ in millions, except share price)
Increase of 10%	$12.65	$2,863	$1,273
Decrease of 10%	$10.35	$2,385	$795

Preliminary Purchase Price Allocation

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Spirit based on their preliminary estimated fair values. The fair value assessments are preliminary and are based on available information and certain assumptions, which Frontier believes are reasonable. The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Spirit using Spirit’s consolidated balance sheet as of December 31, 2021, adjusted for reclassification alignments to that of Frontier’s historical financial information, with the excess recorded to goodwill:

(Amounts in millions)	Amount
Description
Preliminary fair value of estimated total merger consideration	$2,624
Assets
Cash and cash equivalents	1,334
Restricted cash	95
Accounts receivable, net	63
Supplies, net	64
Short-term investment securities	106
Other current assets	169
Property and equipment, net	3,206
Operating lease right-of-use assets	1,807
Pre-delivery deposits for flight equipment	446
Aircraft maintenance deposits	49
Intangible assets, net	574
Other assets	76

Total Assets	$7,989

(Amounts in millions)	Amount
Liabilities
Accounts payable	$45
Air traffic liability	349
Frequent flyer liability	33
Current maturities of long-term debt, net	222
Current maturities of operating leases	159
Other current liabilities	544
Long-term debt, net	2,997
Long-term operating leases	1,751
Long-term frequent flyer liability	10
Other long-term liabilities	38
Deferred income taxes	251

Total liabilities	$6,399

Net assets	$1,590
Goodwill	$1,034

Preliminary fair value of estimated total merger consideration	$2,624

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Represents an adjustment of $231 million to record the cash consideration paid to historical Spirit stockholders. Cash consideration is based on $2.13, without interest, paid per share under the terms of the merger agreement for each of the 108.6 million shares of Spirit common stock issued and outstanding as of March 4, 2021.

(b)

Represents an adjustment of $981 million to decrease the carrying value of Spirit’s fixed assets from their recorded net book values to their preliminary estimated fair values, which includes Spirit’s deferred heavy maintenance balance. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The fixed assets acquired with preliminary fair value adjustment estimates consist of the following:

($ amounts in millions)	Estimated Remaining Useful Life (in years)	December 31, 2021
		Spirit Historical Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Aircrafts & Engines	18	$3,825	$(971)	$2,854
Leasehold Improvements	7	$12	$2	$14
Software	3	$32	$(8)	$24
FF&E/Office equipment	3	$18	$(6)	$12
Flight simulators	3	$4	$(3)	$1
Ground / inflight equipment	—	$58	$—	$58
Maintenance equipment & tooling	—	$77	$—	$77
Airport equipment	6	$9	$2	$11
Vehicles	4	$2	$—	$2
Spare Parts Inventory	—	$81	$—	$81
Land and Buildings	37	$69	$3	$72

The estimated fair values and estimated useful lives are based on the initial valuation and are preliminary in nature and subject to change once Frontier has sufficient information as to the specific types, nature, age, condition and location of Spirit’s flight equipment and ground property and equipment.

(c)

Represents an adjustment of $41 million to measure the operating lease right-of-use assets at the same amount as the associated lease liability, and also adjusted to reflect $103 million of unfavorable terms of the aircraft leases when compared with current market terms as of the date of preparation.

(d)

Represents an adjustment of $1,034 million to record the goodwill associated with the merger. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired as calculated in Note 5 and largely results from expected future synergies from combining operations as well as an assembled workforce, which does not qualify for separate recognition. Goodwill is not amortized but is reviewed for impairment at least annually.

(e)	Represents an adjustment of $574 million to intangible assets presently expected to be recognized in connection with the merger, consisting of the following:

($ Amounts in millions)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Amortizing intangible assets	$500	7
Non-amortizing intangible assets	74	—

Total fair value of Spirit’s identifiable intangible assets (other than Goodwill)	$574	—
Less: Spirit historical intangible assets	—	—

Pro forma adjustment	$574	—

The estimates of fair value for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The fair value of Spirit’s identified intangible assets includes indefinite-lived intangible assets such as take-off and landing slots, and amortizable intangible assets such as Spirit’s frequent flyer customer relationships, trademark, and co-branding agreements. The assumptions used in estimated fair value were made solely for purposes of preparing the foregoing unaudited pro forma condensed combined financial information and the accounting treatment of acquired brand assets will only be determinable when final, definitive decisions are made regarding the use of such assets post-closing, which has not occurred as of the date hereof.

(f)	Represents adjustments of $13 million of current maturities of long-term debt, net and $21 million of long-term debt, net to reflect the estimated fair value.

(g)

Represents an adjustment to record transaction costs of $85 million as an increase to other current liabilities and a decrease to retained earnings. Total transaction costs expected to be incurred in connection with the merger is $85 million. For the twelve months ended December 31, 2021, no transaction costs related to the merger were incurred by Frontier or Spirit.

Further, this adjustment includes retention bonuses to be paid to non-union employees who remain employed through the closing date of the merger. The adjustment to increase other current liabilities and decrease retained earnings consists of i) $63 million to record Spirit retention bonuses to be recognized in Spirit’s pre-combination financial statements and ii) $35 million to record Frontier retention bonuses.

(h)

Reflects an adjustment of $124 million to reduce the deferred tax liability for temporary differences between the book and tax basis as a result of the preliminary purchase price allocation. A blended U.S. federal and state statutory rate of 22.6% was used in establishing the deferred tax liability.

(i)

The following table summarizes the transaction accounting adjustments impacting the historical equity balances of Spirit as well as new equity issued as consideration for the merger in exchange for historical shares of Spirit’s common stock:

(Amounts in millions)	Spirit Retention	Adjustments to Historical Equity	New Equity Structure	Transaction Costs and Frontier Retention	Total Transaction Accounting Adjustments
Common stock	$—	$—	$—	$—	$—
Additional paid-in capital	—	(1,132)	2,393	—	1,261
Treasury stock	—	76	—	—	76
Retained earnings	(63)	(996)	—	(120)	(1,179)
Accumulated other comprehensive income (loss)	—	1	—	—	1

Total equity	$(63)	$(2,051)	$2,393	$(120)	$159

Spirit Retention: Represents $63 million to reflect the impact of Spirit retention bonuses to be paid to Spirit non-union employees who remain employed through the closing date of the merger. As there is no post-combination service required, the retention bonuses are associated with a pre-combination arrangement, and would be recognized in the pre-combination financial statements of Spirit. Refer to Note 7(a) below for additional disclosure.

Adjustments to Historical Equity: Represents the elimination of Spirit’s historical stockholders’ equity balances as of December 31, 2021.

New Equity Structure: Represents the issuance of 208 million shares of Frontier common stock at a par value of $0.001 and resulting in an immaterial increase to common stock and an increase to additional paid-in-capital of $2,389 million, based on Frontier’s closing stock price of $11.50 as of March 4, 2022. The additional increase in additional paid-in-capital of $4 million relates to the fair value of equity awards for pre-combination services.

Transaction Costs and Frontier Retention: Represents $85 million and $35 million of transaction costs and retention bonuses, respectively. The $85 million of transaction costs is the total amount expected to be incurred in connection with the merger. There were no historical transaction costs recorded on the books of Frontier or Spirit as of December 31, 2021. The $35 million of retention bonuses are for Frontier non-union employees who remain employed through the closing date of the merger.

Note 7. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)

Represents an adjustment of $98 million to record retention bonuses to be paid to Frontier and Spirit non-union employees who remain employed through the closing date of the merger. Severance and other integration-related restructuring costs have not been reflected in the unaudited pro forma condensed combined financial information given the preliminary nature of these anticipated actions.

(b)	Represents an adjustment of $12 million to decrease Spirit’s historical aircraft rent expense to market consistent with the fair value adjustment of its right-of-use assets.

(c)

Represents an adjustment to include $27 million in aircraft rent expense as a result of an accounting policy difference on the treatment of COVID-19 rent deferrals, in which Frontier records such expenses when they become payable under vendor deferral arrangements.

(d)

Represents an adjustment to reflect a reduction to depreciation expense for the estimated fair value adjustment of acquired property and equipment on a straight-line basis over a weighted-average remaining useful life of 17 years as follows:

(Amounts in millions)	Twelve months ended December 31, 2021
Elimination of historical depreciation and amortization expense	$(297)
Depreciation expense based on fair value of acquired Spirit Property and equipment	175

Pro Forma Adjustment	$(122)

(e)

Represents an adjustment to reflect amortization expense of $77 million for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over a weighted-average useful life of 7 years. Spirit did not record any amortization expense related to intangible assets in its historical statement of operations for the year ended December 31, 2021, and as such there is no elimination of historical expense associated with this adjustment.

(f)

Represents an adjustment to record $85 million of estimated transaction costs related to the merger in other operating expenses. Total transaction costs of $85 million are expected. For the twelve months ended December 31, 2021, no transaction costs related to the merger were incurred by Frontier or Spirit.

(g)

Represents an adjustment to decrease interest expense which includes the elimination of Spirit’s historical amortization of deferred financing costs of $13 million offset by $2 million of accretion of the incremental fair value adjustment to debt in accordance with Note 6(f).

(h)

A blended federal and state statutory rate of 22.6% for the year ended December 31, 2021 has been assumed for the pro forma adjustments. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. Further, as preliminary assessments are ongoing, no adjustments have been recorded related to tax deduction limitations for transaction costs or retention bonuses.

(i)

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined weighted average basic and diluted shares of Frontier and Spirit. The historical weighted average basic and diluted shares of Spirit were assumed to be replaced by the common stock and replacement awards to be issued by Frontier in connection with the merger.

The following tables summarize the computation of the unaudited pro forma combined weighted average shares outstanding for the year ended December 31, 2021:

Pro forma basic and diluted weighted average shares (in millions)	Twelve months ended December 31, 2021
Historical Frontier weighted average shares outstanding	211
Shares of Frontier common stock to be issued to Spirit stockholders pursuant to the Merger Agreement	208

Pro forma weighted average shares – basic and diluted(1)	419

Pro forma basic and diluted earnings per share
Pro forma net loss	$(685)
Pro forma weighted average shares – basic and diluted(1)	419
Pro forma basic and diluted and earnings per share	$(1.63)

(1)

Because the combined entity is in a net loss position, any additional shares included in the denominator of the diluted earnings per share calculation would have had an anti-dilutive effect. Therefore, weighted average shares outstanding is equal for both basic and diluted earnings per share.

Note 8. Non-Recurring adjustments

The following table reflects the adjustments related to non-recurring items within the pro forma condensed combined financial information. These non-recurring items were assumed to have occurred on January 1, 2021, the beginning of the twelve-month period ended December 31, 2021.

Non-Recurring adjustments

(Amounts in millions)	Twelve months ended December 31, 2021
Transaction costs	$85
Retention bonuses	98

Total Non-Recurring Adjustments	183
Income tax expense/ (benefit)—assumed 22.6% statutory tax rate	(41)

Total Non-Recurring Adjustments, net of tax effects	$142

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Frontier common stock is listed on the NASDAQ under the symbol “ULCC”, and Spirit common stock is listed on the NYSE under the symbol “SAVE.”

The following table sets forth the closing sale price per share of Frontier common stock reported on NASDAQ and Spirit common stock reported on the NYSE as of (1) February 4, 2021, the last trading day before the public announcement of the execution of the merger agreement and (2) May 10, 2022, the latest practicable trading date before the date of this information statement and proxy statement/prospectus. This table also shows the estimated implied value of the per share stock consideration payable for each share of Spirit common stock. This implied value was calculated by multiplying the closing prices per share of Frontier common stock on those dates by the exchange ratio of 1.9126 and adding the per share cash consideration of $2.13 per share of Spirit common stock, without interest.

	Closing Price of Frontier Common Stock	Closing Price of Spirit Common Stock	Implied Value of One Share of Spirit Common Stock
February 4, 2022	$12.39	$21.73	$25.83
May 10, 2022	$8.98	$17.44	$19.31

Frontier stockholders and Spirit stockholders are advised to obtain current market quotations for Frontier common stock and Spirit common stock. The market prices of Frontier common stock and Spirit common stock will fluctuate between the date of this information statement and proxy statement/prospectus and the date of completion of the merger and thereafter (in the case of Frontier common stock). No assurance can be given concerning the market price of Spirit common stock before the effective time or Frontier common stock before or after the effective time. Changes in the market price of Frontier common stock prior to the completion of the merger will affect the market value of the merger consideration that Spirit stockholders receive upon completion of the merger.

DESCRIPTION OF CAPITAL STOCK OF FRONTIER

As a result of the merger, Spirit stockholders who receive shares of Frontier common stock in the merger will become stockholders of Frontier. Your rights as stockholder of Frontier will be governed by the DGCL, the Frontier certificate of incorporation, and the Frontier bylaws. The following briefly summarizes the material terms of Frontier common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the DGCL, the Frontier certificate of incorporation, and the Frontier bylaws. Copies of Frontier’s and Spirit’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

Description of Capital Stock

The following is a summary of Frontier’s capital stock and certain terms of Frontier’s certificate of incorporation and bylaws. This discussion summarizes some of the important rights of Frontier’s stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding Frontier’s capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state laws and regulations, the DGCL, and Frontier’s amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this information statement and proxy statement/prospectus is a part, and applicable law.

The following description of Frontier’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Frontier’s amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

General

Frontier’s authorized capital stock consists of 750,000,000 shares of voting common stock, $0.001 par value, 150,000,000 shares of non-voting common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. As of May 10, 2022, approximately 217,550,059 shares of Frontier’s voting common stock were outstanding. Also as of May 10, 2022, there were no shares of Frontier’s non-voting common stock and no shares of Frontier’s preferred stock outstanding.

Frontier presently intends to amend its certificate of incorporation prior to the closing of the merger to increase its authorized capital stock.

The following description summarizes the material terms of Frontier’s securities. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

The rights of holders of Frontier’s voting common stock and non-voting common stock are identical, except with respect to voting and conversion rights.

Voting Rights

Shares of Frontier’s voting common stock are entitled to one vote per share and shares of Frontier’s non-voting common stock are not entitled to vote on any matters submitted to a vote of our stockholders, including the election of directors, except to the extent required under the DGCL.

Frontier has not provided for cumulative voting for the election of directors in its amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of Frontier’s voting common stock are able to elect all of the directors properly up for election at any given stockholders’ meeting.

Conversion Rights

Each share of Frontier’s non-voting common stock will be convertible at the election of the holder into one share of Frontier’s voting common stock.

Economic Rights

Dividends. Holders of shares of Frontier’s voting common stock and non-voting common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by Frontier’s board of directors out of legally available funds, subject to preferences that may be applicable to any then outstanding preferred stock and limitations under the DGCL; provided, however, that (i) if dividends are declared and paid in shares of common stock, the dividends payable to holders of voting common stock shall be payable in voting common stock, and the dividends payable to the holders of non-voting common stock shall be payable in non-voting common stock, and (ii) if the dividends are declared and paid in other voting securities, Frontier shall pay to each holder of voting common stock dividends consisting of voting securities and shall pay to each holder of non-voting common stock dividends consisting of non-voting securities (except as otherwise required by law) which are otherwise identical to Frontier’s voting securities so declared and paid on the voting common stock.

Liquidation. In the event of Frontier’s liquidation, dissolution or winding up, holders of shares of Frontier’s voting common stock and non-voting common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all of Frontier’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

No Preemptive or Similar Rights

Holders of shares of Frontier’s voting common stock and non-voting common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Frontier’s voting common stock. The rights, preferences and privileges of the holders of shares of Frontier’s voting common stock and non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Frontier may designate in the future.

Fully Paid and Nonassessable

All of Frontier’s outstanding shares of voting common stock are fully paid and nonassessable.

Non-Voting Common Stock

Frontier’s board of directors has the authority, without further action by Frontier’s stockholders, to issue up to 150,000,000 shares of non-voting common stock with the rights, preferences, privileges and restrictions set forth below. Among other circumstances, shares of Frontier’s non-voting common stock may be issued if and when required or desirable to comply with restrictions imposed by federal law on foreign ownership of U.S. airlines. There are no shares of non-voting common stock outstanding and there are no present plans to issue any such shares of non-voting stock.

Dividend Rights. Holders of Frontier’s non-voting common stock are entitled to receive dividends, if any, as may be declared from time to time by Frontier’s board of directors out of legally available funds ratably with shares of Frontier’s common stock, subject to preferences that may be applicable to any then outstanding preferred stock and limitations under Delaware law.

Voting Rights. Shares of Frontier’s non-voting common stock are not entitled to vote on any matters submitted to a vote of Frontier’s stockholders, including the election of directors, except to the extent required under Delaware law.

Conversion Rights. Shares of Frontier’s non-voting common stock will be convertible on a share-for-share basis into common stock at the election of the holder.

Liquidation. In the event of Frontier’s liquidation, dissolution or winding up, holders of Frontier’s non-voting common stock will be entitled to share ratably with shares of Frontier’s common stock in the net assets legally available for distribution to Frontier’s stockholders after the payment of all of Frontier’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of Frontier’s non-voting common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Frontier’s non-voting common stock. The rights, preferences and privileges of the holders of Frontier’s non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Frontier may designate in the future.

Preferred Stock

Frontier’s board of directors has the authority, without further action by Frontier’s stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Frontier’s common stock. Frontier’s issuance of preferred stock could adversely affect the voting power of holders of Frontier’s common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Frontier or other corporate action.

Registration Rights

Frontier is party to the Registration Rights Agreement, dated April 6, 2021, by and between Frontier and Indigo Fund. The following description of the terms of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, which has been filed with the Securities and Exchange Commission.

Demand and Short-Form Registration Rights

Indigo Fund may request that Frontier initiate up to eight registrations of its shares (and the shares of any other parties that may become a party to the Registration Rights Agreement) on Form S-1 or any similar or successor long-form registration and, if available, an unlimited number of registrations of its shares (and the shares of any other parties that may become a party to the Registration Rights Agreement) on Form S-3 or any successor or similar short-form registration.

Piggyback Registration Rights

At any time that Frontier proposes to register any of its securities under the Securities Act, Indigo Fund and any other parties that may become a party to the Registration Rights Agreement will be entitled to certain “piggyback” registration rights allowing such parties to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever Frontier proposes to file a registration statement under the Securities Act (other than pursuant to a demand or short-form registration, or pursuant to a registration on Form S-4 or S-8 or any successor or similar forms), the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Expenses of Registration, Restriction and Indemnification

Frontier will pay all registration expenses, including the legal fees of one counsel for all holders under the Registration Rights Agreement. The demand, short-form and piggyback registration rights are subject to customary restrictions such as limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions.

Anti-Takeover Provisions of Frontier’s Certificate of Incorporation and Bylaws

Frontier’s amended and restated certificate of incorporation provides that Frontier’s board of directors shall be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of Frontier’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because Frontier’s stockholders do not have cumulative voting rights, holders of common stock representing a majority of the voting rights of Frontier’s common stock will be able to elect all of Frontier’s directors up for election at any given stockholders’ meeting. Accordingly, until such time as Indigo Fund and its affiliates beneficially own shares of Frontier’s common stock representing less than a majority of the voting rights of Frontier’s common stock, Indigo Fund will elect Frontier’s entire board of directors. Frontier’s amended and restated bylaws includes advance notice procedures and other content requirements applicable to stockholders other than Indigo Fund for proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors.

Until such time as Indigo Fund and its affiliates beneficially own shares of Frontier’s common stock representing less than a majority of the voting rights of Frontier’s common stock, Frontier’s amended and restated certificate of incorporation and amended and restated bylaws require a majority stockholder vote for the removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of Frontier’s amended and restated certificate of incorporation and amended and restated bylaws including, among other things, relating to the classification of Frontier’s board of directors. From and after such time as Indigo Fund and its affiliates hold less than a majority of the voting rights of Frontier’s common stock, a majority stockholder vote is required for removal of a director only for cause (and a director may only be removed for cause), and a 66 2/3% stockholder vote is required for the amendment, repeal or modification of certain provisions of Frontier’s amended and restated certificate of incorporation and amended and restated bylaws.

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws also provide that, until such time as Indigo Fund and its affiliates beneficially own shares of Frontier’s common stock representing less than a majority of the voting rights of Frontier’s common stock, Indigo Fund will have the ability to take stockholder action by written consent without calling a stockholder meeting and to approve amendments to Frontier’s amended and restated certificate of incorporation and amended and restated bylaws and to take other actions without the vote of any other stockholder. From and after such time as Indigo Fund and its affiliates beneficially own shares of Frontier’s common stock representing less than a majority of the voting rights of Frontier’s common stock, all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and further provide that, from and after such time as Indigo Fund and its affiliates beneficially own shares of Frontier’s common stock representing less than a majority of the voting rights of Frontier’s common stock, only Frontier’s corporate secretary, upon the direction of Frontier’s board of directors, or the Chairman of the Board, may call a special meeting of stockholders.

The combination of the classification of Frontier’s board of directors (from and after such time as Indigo Fund and its affiliates hold less than a majority of the voting rights of Frontier’s common stock), lack of cumulative voting rights, prohibitions on stockholder actions by written consent and stockholder ability to call a special meeting by a stockholder other than Indigo Fund, and super majority voting requirements make it more difficult for stockholders other than Indigo Fund (for so long as it holds sufficient voting rights) to replace Frontier’s board of directors as well as for another party to obtain control of Frontier by replacing Frontier’s board of directors. Because Frontier’s board of directors has the power to retain and discharge Frontier’s officers, these provisions could also make it more difficult for stockholders other than Indigo Fund (for so long as it holds sufficient voting rights) or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for Frontier’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change Frontier’s control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in Frontier’s control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of Frontier’s board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Frontier. These provisions are designed to reduce Frontier’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Frontier’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Frontier’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in Frontier’s management.

Section 203 of the Delaware General Corporation Law

Frontier’s amended and restated certificate of incorporation provides that Frontier will not be subject to the provisions of Section 203 of the DGCL unless and until such time when Indigo Fund and its affiliates cease to beneficially own at least 15% of the then outstanding shares of Frontier’s voting common stock. Following such date, Frontier will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder, subject to certain exceptions; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with its affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Corporate Opportunity

Frontier’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply to Indigo Fund, any of Frontier’s non-employee directors who are employees, affiliates or consultants of Indigo Fund or its affiliates (other than Frontier or Frontier’s subsidiaries) or any of their respective affiliates in a manner that would prohibit them from investing in competing businesses or doing business with Frontier’s customers.

Limited Ownership and Voting by Foreign Owners

To comply with restrictions imposed by federal law on foreign ownership and control of U.S. airlines, Frontier’s amended and restated certificate of incorporation and amended and restated bylaws restrict ownership, voting, and control of shares of Frontier’s capital stock by non-U.S. citizens. The restrictions imposed by federal law and DOT policy require that Frontier be owned and controlled by U.S. citizens; that no more than 25.0% of Frontier’s voting stock be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens, as defined in 49 U.S.C. § 40102(a)(15); that Frontier’s president, chief executive officer, if any, chairman of the board, at least two-thirds of the members of Frontier’s board of directors and other managing officers be U.S. citizens; that Frontier be under the actual control of U.S. citizens; and, subject to the limitation that no more than 25.0% of Frontier’s voting stock be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens, up to 49% of Frontier’s outstanding stock may be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens, but only if those non-U.S. citizens are from countries that have entered into “open skies” air transport agreements with the U.S. which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. Frontier’s amended and restated certificate of incorporation and amended and restated bylaws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, referred to as the “foreign stock record,” would result in a loss of their voting rights. Additionally, in no event shall such shares owned or controlled by a non-U.S. citizen be voted if the aggregate foreign ownership of the outstanding common stock exceeds the foreign ownership restrictions imposed by federal law. Frontier’s amended and restated bylaws further provide that no shares of Frontier’s common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record, resulting in loss of voting rights, in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. Frontier believes it is currently in compliance with these ownership restrictions.

Forum Selection

Frontier’s amended and restated certificate of incorporation and amended and restated bylaws provide that: (i) unless Frontier consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of Frontier, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of Frontier’s current or former directors, officers, other employees, agents or stockholders to Frontier or Frontier’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against Frontier or any of Frontier’s current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or Frontier’s amended and restated certificate of incorporation or amended and restated

bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving Frontier that is governed by the internal affairs doctrine; (ii) unless Frontier consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of Frontier’s capital stock will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause Frontier irreparable harm, and Frontier will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. This provision is intended to benefit and may be enforced by Frontier, Frontier’s officers and directors, the underwriters to any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in Frontier’s amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although Frontier’s amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

For more information regarding the rights of holders of Frontier common stock, see “Comparison of Frontier Stockholders’ and Spirit Stockholders’ Rights.”

COMPARISON OF FRONTIER STOCKHOLDERS’ AND SPIRIT STOCKHOLDERS’ RIGHTS

If the merger is completed, Spirit stockholders will receive shares of Frontier common stock in the merger. Frontier and Spirit are both organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Spirit stockholders under the Spirit certificate of incorporation and bylaws and (2) the current rights of Frontier stockholders under the Frontier certificate of incorporation and bylaws.

Frontier and Spirit believe that this summary describes the material differences between the rights of Frontier stockholders as of the date of this information statement and proxy statement/prospectus and the rights of Spirit stockholders as of the date of this information statement and proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Frontier’s and Spirit’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

SPIRIT	FRONTIER
AUTHORIZED CAPITAL STOCK
Spirit is authorized to issue up to 240 million shares of voting common stock, par value $0.0001 per share, 50 million shares of non-voting common stock, par value $0.0001 per share, and 10 million shares of preferred stock, par value $0.0001 per share. As of the Spirit record date, there were 108,618,703 shares of Spirit voting common stock outstanding and no shares of Spirit non-voting common stock or preferred stock outstanding.	Frontier is authorized to issue up to 750 million shares of voting common stock, par value $0.001 per share, 150 million shares of non-voting common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share. As of May 6, 2022, there were 217,550,059 shares of Frontier voting common stock outstanding and no shares of Frontier non-voting common stock or preferred stock outstanding.

VOTING LIMITATIONS
Each share of Spirit voting common stock is entitled to one vote on each matter voted on at a meeting of Spirit’s stockholders. Holders of non-voting common stock shall have no right to vote on any matters to be voted on by Spirit stockholders.	Each share of Frontier voting common stock is entitled to one vote on each matter voted on at a meeting of Frontier’s stockholders. Holders of non-voting common stock shall have no right to vote on any matters to be voted on by Frontier stockholders, except to the extent required by the DGCL. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation or pursuant to the DGCL.

RIGHTS OF PREFERRED STOCK
Spirit’s certificate of incorporation provides that the Spirit board of directors may issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights	Frontier’s certificate of incorporation provides that the Frontier board of directors may issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the

SPIRIT	FRONTIER

(if any) of the shares of the series, and the powers, preferences and relative participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

As of the date hereof, there were no shares of preferred stock outstanding.

series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

As of the date hereof, there were no shares of preferred stock outstanding.

SIZE OF BOARD OF DIRECTORS
Spirit’s bylaws provide that the size of its board of directors shall be fixed from time to time by resolution of the Spirit board of directors; provided, however, that the board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Spirit board of directors currently has nine directors.	Frontier’s bylaws provide that the Frontier board of directors shall consist of between one and 15 directors, and the size of the board of directors shall be fixed from time to time by resolution of the Frontier board of directors. Frontier’s board of directors currently has eleven directors.

CLASSES OF DIRECTORS
The Spirit board of directors is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.	The Frontier board of directors is divided into three classes, designated as Class I, Class II and Class III.

REMOVAL OF DIRECTORS
Except as otherwise provided by the DGCL, Spirit directors may be removed from office at any time only with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors.	Except as otherwise provided by the DGCL, Frontier directors may be removed from office at any time (a) until such time as Indigo Fund, or any of its successors or affiliates, still beneficially own at least a majority of the voting power of the outstanding stock of Frontier (“Indigo Control”), with or without cause by the affirmative vote of the holders of a majority of the voting power of the voting common stock and (b) from and after the time Frontier is no longer under Indigo Control, only for cause by the affirmative vote of the holders of a majority of the voting power of the voting common stock.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason shall be filled only by the vote of a majority of the directors then in office, even if less than a quorum exists, or by a sole remaining director, unless the board determines by resolution that any such vacancy or newly created directorship shall be filled by stockholders. The term of any director elected to fill a vacancy shall be for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.	Newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason shall be filled only by the vote of a majority of the directors then in office, even if less than a quorum exists, or by a sole remaining director, unless the board determines by resolution that any such vacancy or newly created directorship shall be filled by stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class for which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and

SPIRIT	FRONTIER
qualified, or until such director’s earlier death, resignation, disqualification or removal.

SPECIAL MEETINGS OF STOCKHOLDERS
Spirit’s certificate of incorporation and bylaws provide that a special meeting of the stockholders may be called at any time by the chairman of the board or by the Secretary of Spirit upon direction of the board pursuant to a resolution adopted by a majority of the entire board. The business that may be transacted at any special meeting of stockholders is limited to that proposed in the notice of the special meeting.	Frontier’s certificate of incorporation and bylaws provide that a special meeting of the stockholders may be called at any time by the chair of the board or by the Secretary of Frontier upon direction of the board. Until such time as Frontier is no longer under Indigo Control, special meetings of Frontier stockholders may also be called at any time by the holders of a majority of the voting power of the voting common stock. The business that may be transacted at any special meeting of stockholders is limited to that proposed in the notice of the special meeting.

QUORUM
Under Spirit’s bylaws, at any meeting of Spirit’s stockholders, except as otherwise provided by law or by Spirit’s certificate of incorporation or bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum.	Under Frontier’s bylaws, except as otherwise provided by law or by Frontier’s certificate of incorporation or bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, constitute a quorum at a meeting of Frontier’s stockholders.

NOTICE OF STOCKHOLDER MEETINGS
Spirit’s bylaws provide that notice of the place, date and time of all meetings of Spirit stockholders must be sent or otherwise given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting. The notice must specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. If a meeting is adjourned to a different date, time or location, unless Spirit’s bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.	Frontier’s bylaws provide that notice of the place, if any, date and time of all meetings of Frontier stockholders must be sent or otherwise given, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting. The notice must specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. If a meeting is adjourned to another time or place, unless Frontier’s bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SPIRIT	FRONTIER

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS
Spirit’s bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Spirit’s annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of Spirit and (ii) provide any updates or supplements to such notice at the times and in the forms required by the bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Spirit not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. To be in proper form, the notice must contain specified information, as set forth in Spirit’s bylaws.	Frontier’s bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Frontier’s annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of Frontier and (b) provide any updates or supplements to such notice at the times and in the forms required by Frontier’s bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Frontier not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Frontier. To be in proper form, the notice must contain specified information, as set forth in Frontier’s bylaws.

ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

The Spirit board of directors is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned

The Frontier board of directors is divided into three classes, designated as Class I, Class II and Class III.

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the

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by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Spirit is governed by the requirements of Section 203 of the DGCL.

outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Frontier has made an election to be exempt from the requirements of Section 203 of the DGCL until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for those certain provisions in Frontier’s certificate of incorporation, apply to Frontier; and (b) Indigo does not beneficially own shares of voting stock representing at least 15% of the voting power of all the then outstanding shares of Frontier voting stock.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
Spirit’s certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director of Spirit will have any personal liability to Spirit or its stockholders for monetary damages for any breach of fiduciary duty as a director.	Frontier’s certificate of incorporation provides that no director of Frontier will have any personal liability to Frontier or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may thereafter be amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to	Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal

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believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Spirit’s bylaws provide that it must indemnify, to the fullest extent permitted by the DGCL as it presently exists or may thereafter be amended, its directors and officers who are made or threatened to be made party or are otherwise involved in a proceeding by reason of the fact that they were are director or officer of Spirit or were serving at the request of Spirit as a director, officer, employee or agent or another corporation or entity against all liability and loss suffered and expenses reasonably incurred in connection with any such proceeding. Notwithstanding the foregoing, except as otherwise provided in Spirit’s bylaws, Spirit shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized in the specific case by the board.

proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Frontier’s certificate of incorporation provides that it must indemnify, to the fullest extent permitted by the DGCL as it presently exists or may thereafter be amended, its directors and officers who are made or threatened to be made party or are otherwise involved in a proceeding by reason of the fact that they were are director or officer of Frontier or were serving at the request of Frontier as a director, officer, employee or agent or another corporation or entity against all liability and loss suffered and expenses reasonably incurred in connection with any such proceeding. Notwithstanding the foregoing, except as otherwise provided in Frontier’s certificate of

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Spirit is also expressly required to advance certain expenses to its directors and officers, to the fullest extent not prohibited by applicable law, and it may carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities.

incorporation, Frontier shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized in the specific case by the board.

Frontier is also expressly required to advance certain expenses to its directors and officers, to the fullest extent not prohibited by applicable law, and it may carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Spirit’s certificate of incorporation requires that certain provisions of the certificate of incorporation may be amended only upon the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class.

Spirit’s bylaws provide that the board of directors has the power to adopt, amend or repeal the bylaws. The stockholders also have the power to adopt, amend or repeal Spirit’s bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Spirit required by law or by Spirit’s certificate of incorporation, such action by stockholders requires the affirmative vote of the holders of at least 66 2/3% of the voting stock.

Frontier’s certificate of incorporation requires that certain provision of the certificate of incorporation may be amended only upon the affirmative vote of (a) a majority of the voting power of the voting common stock while Frontier is under Indigo Control and (b) from and after the time that Frontier is no longer under Indigo Control, at least 66 2/3% of the voting power of the voting common stock.

Frontier’s bylaws provide that the Frontier board has the power to adopt, amend or repeal the bylaws or waive the observance of any bylaw. The stockholders also have the power to adopt, amend or repeal Frontier’s bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Frontier required by law or by Frontier’s certificate of incorporation, such action by stockholders requires the affirmative vote of (a) a majority of the voting power of the voting common stock while Frontier is under Indigo Control and (b) from and after the time that Frontier is no longer under Indigo Control, at least 66 2/3% of the voting power of the voting common stock.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS
Spirit’s certificate of incorporation does not permit action by written consent in lieu of a meeting of stockholders.	Frontier’s certificate of incorporation provides that stockholder action by consent in lieu of a meeting is permitted only with the approval of the holders of outstanding capital stock having at least the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that from and after the time that Frontier is no longer under Indigo Control, any action required or permitted to be taken by Frontier’s stockholders must be effected only at an annual or special meeting of Frontier stockholders and may not be effected by any consent in lieu of a meeting by such stockholders.

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STOCKHOLDER RIGHTS PLAN
Spirit does not currently have a stockholder rights plan in effect.	Frontier does not currently have a stockholder rights plan in effect.

RESTRICTIONS ON OWNERSHIP FOR NON-U.S. CITIZENS

Spirit’s certificate of incorporation and bylaws provide for limits on the voting and ownership of Spirit capital stock (which includes voting common stock and non-voting common stock) owned or controlled by persons who are not “citizens of the United States” as defined by Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended (which we refer to as the “Federal Aviation Act”) and administrative interpretations issued by the DOT (such persons we refer to as a “Non-Citizen”) in order to comply with U.S. law and related rules and regulations of the DOT.

In no event will the total number of shares of Spirit capital stock held by Non-Citizens be entitled to more than 25% of the aggregate voting interest of Spirit or 49% of the total number of outstanding shares of all outstanding capital stock of Spirit. Spirit’s bylaws also include special procedures designed to assure compliance with the foregoing requirements of the Federal Aviation Act.

Frontier’s certificate of incorporation and bylaws provide for limits on the voting and ownership of Frontier equity securities owned or controlled by persons who are Non-Citizens in order to comply with U.S. law and related rules and regulations of the DOT.

In no event will the total number of shares of Frontier equity securities held by Non-Citizens be entitled to more than 25% of the aggregate votes of all outstanding equity securities of Frontier or 49% of the total number of outstanding shares of all outstanding equity securities of Frontier. Frontier’s bylaws also include special procedures designed to assure compliance with the foregoing requirements of the Federal Aviation Act.

EXCLUSIVE FORUM
Spirit’s certificate of incorporation adopts the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation.

Unless Frontier consents in writing to the selection of an alternative forum, Frontier’s certificate of incorporation adopts (i) the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware) as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction.

CORPORATE OPPORTUNITIES
Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the	Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within

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corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

Spirit does not renounce its interest in such business opportunities.

the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

In the Frontier certificate of incorporation, Frontier renounces any interest or expectancy in venture capital, private equity or similar investments in other entities conducting business of any kind, nature or description involving Indigo Fund or Frontier’s non-employee directors who are employees, affiliates or consultants of Indigo Fund or its affiliates (each person, an “Indigo Party”) or any business opportunities therefor, which allows such Indigo Party to pursue those business opportunities without the need to comply with the corporate opportunity doctrine.

LEGAL MATTERS

The validity of the shares of Frontier common stock to be issued in connection with the merger will be passed upon for Frontier by Latham & Watkins LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Spirit by Debevoise & Plimpton LLP.

EXPERTS

Frontier

The consolidated financial statements of Frontier Group Holdings, Inc. at December 31, 2021 and December 31, 2020 and for each of the three years in the period ended December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing in the Frontier Group Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2021. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Spirit

The consolidated financial statements of Spirit Airlines, Inc. at December 31, 2021 and December 31, 2020 and for each of the three years in the period ended December 31, 2021, and the effectiveness of Spirit Airlines, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing in the Spirit Airlines, Inc. Annual Report on Form 10-K for the year ended December 31, 2021. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Spirit

Only such business shall be conducted at the Spirit special meeting as shall have been brought before the meeting pursuant to Spirit’s notice of meeting. Spirit stockholders may not bring business before the Spirit special meeting.

Any stockholder nominations or proposals for other business intended to be presented at Spirit’s next annual meeting in 2023 must be submitted to Spirit as set forth below. If the merger is consummated prior to Spirit’s next annual meeting, Spirit will not hold such annual meeting.

To be considered for inclusion in the proxy materials for Spirit’s 2023 annual meeting, your proposal must be submitted in writing by November 30, 2022, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that annual meeting is more than thirty (30) days from the first anniversary of the 2022 annual Meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials for the 2023 annual meeting. If you wish to submit a proposal that is not to be included in the proxy materials for the 2023 annual meeting pursuant to the SEC’s stockholder proposal procedures or to nominate a director, you must do so between January 10, 2023 and February 9, 2023; provided that if the date of that annual meeting is earlier than April 23, 2023 or later than July 9, 2023 you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND MORE INFORMATION

Frontier has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Frontier common stock to be issued in connection with the merger. This information statement and proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Frontier, in addition to being an information statement for Frontier stockholders and a proxy statement for Spirit stockholders. The registration statement, including this information statement and proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Frontier and the Frontier common stock.

Frontier and Spirit also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as Frontier and Spirit, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Frontier with the SEC are also available at Frontier’s website at https://ir.flyfrontier.com. The reports and other information filed by Spirit with the SEC are available at Spirit’s website at https://ir.spirit.com. The web addresses of the SEC, Frontier and Spirit are included as inactive textual references only. Except as specifically incorporated by reference into this information statement and proxy statement/prospectus, information on those web sites is not part of this information statement and proxy statement/prospectus.

The SEC allows Frontier and Spirit to incorporate by reference information in this information statement and proxy statement/prospectus. This means that Frontier and Spirit can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this information statement and proxy statement/prospectus, except for any information that is superseded by information that is included directly in this information statement and proxy statement/prospectus.

This information statement and proxy statement/prospectus incorporates by reference the documents listed below that Frontier and Spirit previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

Frontier SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2021, filed on February 23, 2022.

Current Reports on Form 8-K	Filed on February 2, 2022, February 7, 2022, April 14, 2022 and April 28, 2022, as amended (other than the portions of those documents not deemed to be filed).

Definitive Proxy Statement on Schedule 14A	Filed on April 13, 2022.

Spirit SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2021, filed on February 8, 2022.

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2022, filed on May 4, 2022.

Current Reports on Form 8-K	Filed on February 7, 2022, February 17, 2022, March 10, 2022, March 24, 2022, April 14, 2022, April 20, 2022 and May 2, 2022.

Definitive Proxy Statement on Schedule 14A	Filed on March 30, 2022

Frontier also incorporates by reference the description of Frontier common stock contained in Frontier’s registration statement on Form S-1 initially filed on March 8, 2021 with the SEC pursuant to which the shares of Frontier common stock was initially registered under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, Frontier and Spirit also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this information statement and proxy statement/prospectus and, in the case of Spirit, the date of the Spirit special meeting, provided that Frontier and Spirit are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Frontier has supplied all information contained or incorporated by reference in this information statement and proxy statement/prospectus relating to Frontier, and Spirit has supplied all information contained or incorporated by reference relating to Spirit.

Documents incorporated by reference are available from Frontier and Spirit without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this information statement and proxy statement/prospectus. You can obtain documents incorporated by reference in this information statement and proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Frontier Group Holdings, Inc. 4545 Airport Way Denver, Colorado 80239 Attention: Investor Relations Telephone: (720) 374-4550	Spirit Airlines, Inc. 2800 Executive Way Miramar, Florida 33025 Attention: Investor Relations Telephone: (954) 447-7920

Spirit stockholders requesting documents must do so by June 3, 2022 to receive them before the Spirit special meeting. Frontier stockholders and Spirit stockholders will not be charged for any of these documents that you request. If you request any incorporated documents from Frontier or Spirit, Frontier and Spirit, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Frontier nor Spirit has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this information statement and proxy statement/prospectus or in any of the materials that have been incorporated in this information statement and proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement and proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement and proxy statement/prospectus does not extend to you. The information contained in this information statement and proxy statement/prospectus speaks only as of the date of this information statement and proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

Frontier Group Holdings, Inc.,

Top Gun Acquisition Corp.

and

Spirit Airlines, Inc.

Dated as of February 5, 2022

A-i

(Continued)

A-ii

(Continued)

Exhibit A	Form of Indigo Written Consent
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Certificate of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2022 (this “Agreement”), is entered into by and among Frontier Group Holdings, Inc., a Delaware corporation (“Parent”), Top Gun Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Airlines, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to this Agreement (such issuance, the “Parent Share Issuance” and such recommendation, the “Parent Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Indigo Frontier Holdings Company, LLC (the “Indigo Stockholder”) is providing an irrevocable written consent to Parent and a copy of the same to the Company, substantially in the form attached hereto as Exhibit A (the “Indigo Written Consent”);

WHEREAS, the Company, Parent and Merger Sub intend that, provided the Control Requirement is satisfied as of the Closing Date, the Merger will qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code and this Agreement will constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)    At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter amended as provided therein or by applicable Law. In addition, Parent and the Company shall take such actions reasonably necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended and restated to thereafter be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Spirit Airlines, Inc.”), until thereafter amended as provided therein or by applicable Law.

(c)    Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the directors of the Company to resign as of the Effective Time and to cause the persons who are the directors of Merger Sub immediately prior to the Effective Time to, from and after the Effective Time, be the sole directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the officers of Merger Sub immediately prior to the Effective Time, to, from and after the Effective Time, be the sole officers of the Surviving Corporation, each to hold the same office with the Surviving Corporation as such officer held with Merger Sub immediately prior to the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)    If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the

Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2    Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third Business Day after satisfaction or written waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit C (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES

2.1    Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)    Conversion of Company Common Stock. Each share (“Share”) of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive, upon surrender of the Certificate formerly representing such Shares in the case of certificated Shares, or automatically in the case of Book-Entry Shares formerly representing such Shares, in accordance with Section 2.3, (i) $2.13 in cash, without interest (the “Per Share Cash Consideration”) and (ii) 1.9126 fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Consideration” and, together with Per Share Cash Consideration, the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate and Book-Entry Share that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, and the right to receive, pursuant to Section 2.2, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”) and any dividends or other distributions under Section 2.3(g).

(b)    Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c)    Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2    No Fractional Shares. Notwithstanding anything to the contrary set forth in this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to Section 2.1(a) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall instead receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Parent Closing Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.3    Payment and Issuance of Merger Consideration; Surrender of Company Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the exchange agent for purposes of effecting the payment and issuance of the Merger Consideration in connection with the Merger (the “Exchange Agent”). At or immediately following the Effective Time (but in any event substantially concurrently with the Closing), Parent or Merger Sub will deposit, or cause to be deposited, with the Exchange Agent (i) the shares of Parent Common Stock in book entry form issuable pursuant to Section 2.1(a) in exchange for shares of Company Common Stock (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement and the Fractional Share Consideration in accordance with Section 2.2 (collectively, the “Exchange Fund”). The cash portion of the Exchange Fund will be invested by the Exchange Agent as directed by Parent, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings resulting from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares. Any losses resulting from such investments shall not impact Parent’s obligations under this Article 2, and in the event of any such losses, Parent shall take all actions necessary to cause to deposit into the Exchange Fund sufficient shares of Parent Common Stock and/or cash, as needed, to satisfy Parent’s obligations under this Article 2.

(b)    Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within three Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement and the right to receive the Fractional Share Consideration and any dividends or other distributions under Section 2.3(g).

(c)    Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.3(b)) they will be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration, including any Fractional Share Consideration and any dividends or other distributions under Section 2.3(g), payable upon due surrender of their Certificates and compliance with the procedures in Section 2.3(b). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.3(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary affidavit of loss and, if required by Parent or the Exchange Agent, the posting by such Person of a bond as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)    Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any applicable provisions of state, local or foreign Tax Law; provided, that withholding for Merger Consideration or other payments received in respect of Company RSU Awards, Company Performance Share Awards and 2022 Company Performance Share Awards shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

(g)    Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.4    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration and the right to receive the Fractional Share Consideration and any dividends or other distributions under Section 2.3(g) and shall no longer be Dissenting Shares. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.5    Treatment of Company Equity Awards; Stock Plans.

(a)    Treatment of Company RSU Awards. Effective as of immediately prior to the Effective Time, each outstanding award of restricted stock units (other than Company Performance Share Awards and 2022 Company Performance Share Awards, but including, for clarity, performance market stock unit awards denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company MSU Award”)) denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company RSU Award”), shall be assumed by Parent and converted into (i) for each share of Company Common Stock underlying the related Company RSU Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition to which a Company MSU Award is subject as having been achieved based on target performance as of immediately prior to the Effective

Time), the right to receive the Per Share Cash Consideration, which cash will be subject to the same vesting schedule applicable to the related Company RSU Award, and (ii) a Parent restricted stock unit award (a “Parent RSU Award”) denominated in Parent Common Stock in accordance with this Section 2.5(a). Each such Parent RSU Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (including “double trigger” vesting) as applied to the Company RSU Award immediately prior to the Effective Time (and shall take into account any changes thereto provided for in the applicable Company Equity Award Plan or in any applicable award agreement by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Parent RSU Award as so assumed and converted shall represent the right to receive upon vesting that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying the related Company RSU Award as of immediately prior to the Effective Time and after taking into account the achievement of any performance-based vesting condition (treating for this purpose any performance-based vesting condition to which a Company MSU Award is subject as having been achieved based on target performance) multiplied by (ii) the Merger Exchange Ratio.

(b)    Treatment of Company Performance Share Awards. Effective as of immediately prior to the Effective Time, each outstanding performance share award denominated in Company Common Stock granted pursuant to the Company Equity Award Plans (other than, for clarity, Company MSU Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(a), or 2022 Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(c)) (each, a “Company Performance Share Award”) shall entitle the holder thereof to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, the number of Shares that are earned thereunder based on target performance as of immediately prior to the Effective Time, multiplied by a fraction, the numerator of which is equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the first day of the applicable performance period until the Closing Date and the denominator of which is the number of total months in such performance period. Any Shares so delivered in respect of Company Performance Share Awards shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 2.1(a).

(c)    Treatment of 2022 Company Performance Share Awards. Effective as of immediately prior to the Effective Time, each outstanding performance share award denominated in Company Common Stock granted in fiscal year 2022 pursuant to any Company Equity Award Plan (other than, for clarity, Company MSU Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(a), or Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(b)) (each, a “2022 Company Performance Share Award”), shall be assumed by Parent and converted into (i) for each share of Company Common Stock underlying the related 2022 Company Performance Share Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition to which a 2022 Company Performance Share Award is subject as having been achieved based on target performance as of immediately prior to the Effective Time), the right to receive the Per Share Cash Consideration, which cash will be subject to the same vesting schedule applicable to the related 2022 Company Performance Share Award, and (ii) a Parent RSU Award denominated in Parent Common Stock in accordance with this Section 2.5(c). Each such Parent RSU Award as so assumed and converted shall be a service-vesting award and shall continue to have, and shall be subject to, the same terms and conditions (including “double trigger” vesting) as applied to the 2022 Company Performance Share Award immediately prior to the Effective Time (and shall take into account any changes thereto provided for in the applicable Company Equity Award Plan or in any applicable award agreement by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Parent RSU Award shall represent the right to receive upon vesting that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying the related 2022 Company Performance Share Award as of immediately prior to the Effective Time and after taking into account the achievement of any performance-based vesting condition (treating for this purpose any performance-based vesting condition to which a 2022 Company Performance Share Award is subject as having been achieved based on target performance as of immediately prior to the Effective Time) multiplied by (ii) the Merger Exchange Ratio.

(d)    Termination of Company Equity Award Plans. After the Effective Time, all Company Equity Award Plans will be terminated, and no further Company RSU Awards, Company Performance Share Awards, 2022 Company Performance Share Awards or other rights with respect to Shares will be granted thereunder.

(e)    Corporate Actions. At or prior to the Effective Time, the Company, Parent, the Company Board (or a duly authorized committee thereof) and the Parent Board (or a duly authorized committee thereof), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.5. The Company shall take all actions necessary to ensure that from and after the Effective Time, except as expressly contemplated by this Agreement, neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company RSU Awards, Company Performance Share Awards, 2022 Company Performance Share Awards or other rights with respect to Shares.

(f)    Filing of Form S-8. On the Closing Date, Parent shall file an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable with respect to Parent RSU Awards assumed by Parent pursuant to this Section 2.5 that are held by employees (within the meaning of Form S-8) of Parent or its Subsidiaries as of the Closing Date and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Parent RSU Awards that are held by employees (within the meaning of Form S-8) of Parent or its Subsidiaries as of the Closing Date and are assumed and converted in accordance with this Section 2.5 remain outstanding.

2.6    Treatment of Company Warrants. Prior to the Effective Time, the Parent Board will adopt resolutions and take all other actions necessary and appropriate, including an assignment and assumption agreement in accordance with the applicable warrant agreement, to provide that, immediately prior to the Effective Time, (i) the Company Warrants shall be assumed by Parent and shall be converted into warrants exercisable for the Merger Consideration (the “Parent Assumed Warrants”) and (ii) Parent shall assume the due and punctual performance and observance of each and every covenant, agreement and condition of the Company Warrant Agreements, such that the Parent Assumed Warrants as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrants immediately prior to the Effective Time.

2.7    Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Merger Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock and Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.28, Section 3.29, Section 3.30 and Section 3.32) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its Business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has made available to Parent and Merger Sub accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of the Company Charter.

(d)    Section 3.1(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each such Subsidiary has all requisite corporate power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2    Capitalization.

(a)    As of the close of business on February 4, 2022, the authorized capital stock of the Company consists of (i) 240,000,000 shares of Company Common Stock, of which there were 108,600,736 shares issued and outstanding, (ii) 50,000,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Company Non-Voting Common Stock”), of which there were no shares issued and outstanding, and (iii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding. As of the date of this Agreement, there were 1,861,655 shares of Company Common Stock held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are no Restricted Shares outstanding.

(b)    As of the close of business on February 4, 2022, the Company has no shares of Company Common Stock, Company Non-Voting Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 699,790 shares of Company Common Stock reserved for issuance pursuant to outstanding Company RSU Awards (other than Company MSU Awards), (ii) 343,697 shares of Company

Common Stock reserved for issuance pursuant to outstanding Company Performance Share Awards (including 2022 Company Performance Share Awards) (assuming target payment with respect to any performance conditions), (iii) 107,412 shares of Company Common Stock reserved for issuance pursuant to outstanding Company MSU Awards (assuming target payment with respect to any performance conditions), (iv) 12,399,747 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Convertible Notes and (v) 739,089 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Warrants. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (x) the aggregate number of shares of Company Common Stock subject to each Company Warrant and (y) the aggregate number of shares of Company Common Stock subject to outstanding Company RSU Awards, Company Performance Share Awards (including 2022 Company Performance Share Awards) (assuming any performance-based vesting conditions to which outstanding Company Performance Share Awards (including 2022 Company Performance Share Awards) are subject have been attained at “target” levels) and Company MSU Awards (assuming target payment with respect to any performance conditions), in each case, along with the applicable grant dates, remaining vesting schedules (if applicable), exercise prices and exercise periods (if applicable), expiration dates (if applicable) and the Company Equity Award Plan pursuant to which such Company Warrant, Company RSU Awards, Company Performance Share Awards and 2022 Company Performance Share Awards were granted (if applicable).

(c)    Except as described in Section 3.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company to issue, acquire or sell any Shares or other Equity Interests of the Company or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    There are no outstanding contractual obligations of the Company (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company.

(e)    The Company or another member of the Company Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

3.3    Authority.

(a)    Assuming the accuracy of the representation in the second sentence of Section 4.28, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (together, (i) and (ii), the “Enforceability Exceptions”).

(b)    At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

3.4    No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 3.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company Group pursuant to, any Company Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5    Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (d) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Company Material Adverse Effect.

3.6    Permits; Compliance With Law.

(a)    Each member of the Company Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Company Group and necessary for it to own, lease and operate its assets and properties and to operate the Business as currently conducted (the “Company Permits”), except where the failure to hold any Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group is, and since January 1, 2020 has been, operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in conflict with, default under or violation of, and is not being investigated for, or charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity applicable to the Company or by which any property or asset of the Company is or was bound, (ii) there is no pending, or to the knowledge of the Company, threatened investigation or review by any Governmental Entity with respect to the Company that challenges or questions the validity of any rights of the holder under the Company Permits or that alleges the existence of any violation of any Company Permit, (iii) since January 1, 2020, the Company has timely filed all submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity has taken any action or, to the knowledge of the Company, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Company Permit. The Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c)    Since January 1, 2020, no member of the Company Group nor, to the knowledge of the Company, any of their respective directors, officers, employees, partners or Affiliates (i) has directly or indirectly, offered, promised to pay, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering, or (ii) is aware of any action taken that has had the result or would result in a violation by any such person of the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, no member of the Company Group nor any of their respective directors, officers or employees has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with any regulatory review of the Business.

3.7    SEC Filings; Financial Statements.

(a)    Since January 1, 2020, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since January 1, 2021, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)    No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other Company SEC Documents.

(c)    Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2020, neither the Company Group nor, to the knowledge of the Company, any Company Representative has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Company Group has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)    As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation. The Company has made available, to the extent not available on EDGAR, to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company Group, on the other hand, occurring since January 1, 2020.

3.8    Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances

(a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9    State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the Company has taken all necessary action so that the restrictions on business combinations in Section 203 of the DGCL do not apply to this Agreement or any of the transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound. The Rights Agreement, dated as of March 30, 2020, between the Company and Equiniti Trust Company, expired by its terms on March 29, 2021 and is no longer in effect.

3.10    No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, the Company Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

3.11    Absence of Certain Changes or Events.

(a)    Since January 1, 2021 until the date of this Agreement, the Company Group has conducted its businesses in all material respects in the ordinary course of business.

(b)    Since January 1, 2021, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Company Material Adverse Effect.

(c)    Since January 1, 2021 until the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(g), 5.1(i), 5.1(k), 5.1(l), 5.1(u), 5.1(v) or 5.1(w) (or 5.1(z) with respect to any of the foregoing).

3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan as of the date of this Agreement. With respect to each Company Benefit Plan, the

Company has provided to Parent complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within three years prior to the date of this Agreement.

(b)    Except as would not reasonably be expected to result in material liability to the Company Group, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)    There are no, and the Company Group does not have any material liability in respect of, Foreign Benefit Plans.

(d)    Except as would not reasonably be expected to result in material liability to the Company Group, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) no member of the Company Group nor any Company Benefit Plan or, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Company Group.

(e)    No Company Benefit Plan is, and no member of the Company Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has within the six years ending on the date hereof sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code in respect of Service Providers.

(g)    No member of the Company Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors (the “Service Providers”) (or the spouses, dependent or beneficiaries of any Service Providers) of the Company and its Subsidiaries, whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(h)    Except as contemplated by the express terms of this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Benefit Plans.

(i)    No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Company Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

3.13    Labor and Other Employment Matters.

(a)    Except as would not reasonably be expected to result in material liability to the Company Group, (i) each member of the Company Group is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against any member of the Company Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Company Group, each Service Provider has been properly classified by the Company Group as exempt or non-exempt and as an employee or non-employee.

(b)    The Company has made available to Parent true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it is a party that are applicable to any employees of any member of the Company Group (the “Company CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Company Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated thereby.

(c)    Except as would not reasonably be expected to result in material liability to the Company Group, as of the date of this Agreement:

i.    no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Company CBA are pending;

ii.    there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against any member of the Company Group;

iii.    to the knowledge of the Company, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Company Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority; and

iv.    there is no unfair labor practice charge against any member of the Company Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

3.14    Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which a member of the Company Group is a party to or bound by which falls within any of the following categories:

i.    any Contract (other than Company CBAs) that limits or restricts in any material respect the Company Group from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract that may be cancelled without penalty by the Company Group upon notice of 120 days or less;

ii.    any joint venture, partnership, business alliance, code sharing, frequent flyer or interline Contract which involves revenue to the Company Group in excess of $5,000,000 per year;

iii.    any maintenance Contract for repair and overhaul that would be expected to result in the Company Group incurring costs in excess of $5,000,000 per year;

iv.    any Contract relating to indebtedness for borrowed money or any guarantee by the Company Group of any such indebtedness of any other person, in each case in excess of $5,000,000 individually, other than any Company Aircraft Finance Contract;

v.    any material credit card-related Contract (a “Credit Card Contract”), including material (i) credit card processing or card services agreements, merchant services agreements and on-line payment services agreements, (ii) agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) agreements governing participation in credit card related awards programs;

vi.    any other Contract (other than (x) purchase or sale orders in the ordinary course of business not involving the purchase or lease of aircraft, aircraft engines or simulators, (y) Contracts that are terminable or cancelable by the Company Group without penalty on 120 days’ notice or less or (z) Contracts for the purchase or lease of aircraft, aircraft engines or simulators identified in Section 3.24(d) or Section 3.24(e) of the Company Disclosure Schedule), which requires or involves payments by the Company Group in excess of $5,000,000 per annum;

vii.    any Contract related to any Company Slot;

viii.    any Contract pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the Business is granted (x) by the Company Group to any Person or (y) by any Person to the Company Group (including, in each case, any such Contracts involving branding, trademark licensing, advertising or promotions, but excluding, in each case, non-disclosure agreements, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the Business) and standard, off-the-shelf software licenses made available on standard, non-negotiable terms, in each case entered into in the ordinary course of business);

ix.    any Contract relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Company Aircraft Finance Contract; and

x.    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Company Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Company Aircraft Purchase Contract and each Company Aircraft Finance Contract, is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been made available by the Company Group to Parent (except as otherwise indicated in the Company Disclosure Schedule), in each case prior to the date of this Agreement.

(b)    Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as would not reasonably be expected to be material to the Company Group, each Company Material Contract is a valid and binding obligation of the applicable member of the Company Group and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Company Group, the Company Group has performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract. Except as would not reasonably be expected to be material to the Company Group, the Company Group has not received written notice of any violation or default under any Company Material Contract.

3.15    Litigation.

(a)    As of the date of this Agreement, there is no civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding (a “Proceeding”) pending or, to the knowledge of the Company, threatened against any member the Company Group, any property or assets of the Company Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Company Group.

(b)    As of the date of this Agreement, no member of the Company is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered by any arbitrator or any Governmental Entity (each, an “Order”) that would reasonably be expected to have a Company Material Adverse Effect.

3.16    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)    Each member of the Company Group is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, and the Company Group has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of the Business;

(b)    there are not now, and since January 1, 2020 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company Group, except in compliance with, and as would not result in liability under, any applicable Environmental Laws;

(c)    since January 1, 2020, no member of the Company Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; and

(d)    the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information prepared since January 1, 2020 in its possession relating to the Company Group and its current or former properties or operations.

3.17    Intellectual Property; IT Assets.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Intellectual Property Rights owned or purported to be owned by the Company Group (the “Company Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable (ii) the Company Group exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and (iii) has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Company Group (collectively referred to herein as the “Company Licensed Intellectual Property”).

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect:

i.    no Proceedings are pending or, to the knowledge of the Company, threatened against any member of the Company Group that challenge the Company Group’s ownership of Company Owned Intellectual Property or rights under any Company Licensed Intellectual Property;

ii.    no member of the Company Group has received any written notice alleging the invalidity or unenforceability of any Company Owned Intellectual Property; and

iii.    no Person has notified the Company Group that it is claiming any ownership of or right to use any Company Owned Intellectual Property.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Business as currently conducted by the Company Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2020 has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the knowledge of the Company, threatened against any member of the Company Group alleging any of the foregoing.

(d)    (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information, in each case, included in the Company Owned Intellectual Property and (ii) to the knowledge of the Company, since January 1, 2020, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

(e)    Section 3.17(e) of the Company Disclosure Schedule is a list of all material Company Registered IP owned by the Company Group. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Registered IP is valid, subsisting and enforceable and there are no Proceedings pending or, to the knowledge of the Company, threatened challenging any of the foregoing. Section 3.17(e) of the Company Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Company Group.

(f)    To the knowledge of the Company, no Company IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Company Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Company IT Assets, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)    The Company Group has in effect commercially reasonable disaster recovery plans, procedures, and facilities for its business that meet or exceed industry standard. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Company Group to conduct the Business in the ordinary course, and (ii) to the knowledge of the Company, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Company IT Assets. Each member of the Company Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

3.18    Data Privacy and Security

(a)    Each member of the Company Group complies and at all times has complied with (i) the written privacy policies of the Company, (ii) written contractual obligations governing the treatment of Personal Information by the Company, and (iii) Privacy Laws (collectively, the “Company Data Privacy Requirements”). Each member of the Company Group has at all times presented a privacy policy to individuals prior to the collection of any Personal Information to the extent required by Company Data Privacy Requirements, and all privacy policies are and have at all times been accurate, consistent and complete, and not misleading or deceptive (including by omission), in each case, in all material respects.

(b)    The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Company Data Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) prohibit the transfer of Personal Information to Parent except, for any such conflicts, violations, consents, prohibitions, or other occurrences which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. To the extent that any Personal Information transferred as part of the transactions contemplated by this Agreement satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated by this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(c)    There has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Company Group (“Company PII Security Incident”), except as would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group has taken commercially reasonable steps and implemented and maintained commercially reasonable policies and procedures (that meet or exceed industry standard) to (i) monitor, detect, prevent, mitigate, and remediate Company PII Security Incidents, (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, and (iii) monitor adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information.

(d)    No member of the Company Group has been the subject of any inquiry, investigation, or enforcement action of any Governmental Entity with respect to compliance with any Privacy Law, or received any claims, notices, or complaints alleging or investigating a security event, Company PII Security Incident, or violation of any Company Data Privacy Requirement.

(e)    Since January 1, 2020, (i) the processing, storage, retention, use, transmission and disclosure of credit card information by the Company Group has been in compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) and (ii) to the knowledge of the Company, there has been no security event involving unauthorized access, use, or disclosure of any “cardholder data”, except, in each case of clauses (i) and (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

3.19    Tax Matters.

(a)    Each member of the Company Group has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company Group, and all such Tax Returns are true, complete and accurate in all material respects. Except as would not reasonably be expected to be material to the Company Group, no claim has been made in the past six years in writing by a Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to Taxes in such jurisdiction.

(b)    All material amounts of Taxes of the Company Group due and payable (whether or not shown on any Tax Return) have been timely paid.

(c)    No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Company Group by any Governmental Entity except for deficiencies that have since been resolved. No member of the Company Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)    No member of the Company Group is a party to, and has no material obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(e)    No member of the Company Group is, or has been, a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Company Group has any material liability for the Taxes of any Person (other than Taxes of the Company Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f)    No member of the Company Group will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or closing agreement with any Governmental Entity filed or made on or prior to the date of this Agreement, (ii) any prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement, or (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement.

(g)    Except as would not reasonably be expected to be material to the Company Group, each member of the Company Group has withheld and, to the extent required by Law, paid to the appropriate Governmental

Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    No member of the Company Group nor any predecessor of any member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(i)    No member of the Company Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    No member of the Company Group has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(k)    There are no Liens with respect to any material Taxes on any of the assets of the Company Group other than Permitted Liens.

(l)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.20    Insurance. The Company Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company Group and which comply in all material respects with the requirements of Law and Contracts to which the Company Group is a party (including any lease for personal or real property). The Company has made available to Parent an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the Business, assets and operations of the Company Group (the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company Group is in compliance in all material respects with the terms and conditions of such Company Insurance Policies. Since January 1, 2020, the Company Group has not received any written notice regarding any invalidation or cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.21    Properties and Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Company SEC Documents prior to the date hereof as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Company Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.22    Real Property.

(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company Group that require fixed payments by the Company Group in excess of $1,000,000 per annum, excluding any airport where the Company Group leases five or fewer airport gates (collectively, the “Company Leased Real Property”), (ii) the address for each Company Leased Real

Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company Group has a valid and subsisting leasehold interest in all Company Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(b)    No member of the Company Group owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c)    The Company Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

3.23    Related Party Transactions. As of the date of this Agreement, no member of the Company Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K (a “Company Related Party Transaction”). For purposes of this Section 3.23 and Section 4.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.24    Aircraft.

(a)    Section 3.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Company Group and (ii) all aircraft owned or leased by any member of the Company Group, (collectively, the “Company Aircraft”), including, for each Company Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which member of the Company Group.

(b)    As of the date of this Agreement, all Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage), and have validly issued and current FAA certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)    As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Company Group. The Company Group has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Company Group, and the Company Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft in storage as identified on Section 3.24(c) of the Company Disclosure Schedule), and the Company Group, as of the date of this Agreement, has no reason to believe that the Company Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Company Group’s maintenance programs.

(d)    Section 3.24(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Company Group without incurring any material penalty) pursuant to which any member of the Company Group has a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)    Section 3.24(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Company Group has financed, or has commitments to finance, Company Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Finance Contract”).

(f)    As of the date of this Agreement, the Company has made available to Parent copies of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts (except as otherwise indicated in the Company Disclosure Schedule).

(g)    As of the date of this Agreement, no member of the Company Group is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

3.25    Company Slots and Operating Authorizations.

(a)    Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions, and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any member of the Company Group (the “Company Slots”) at any domestic or international airport and such list indicates (i) any Company Slots that have been permanently allocated to the Company Group from another air carrier and (ii) any Contracts concerning specific Company Slots.

(b)    Since January 1, 2020, the Company Group has complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Company Group operates by either a civil aviation authority, airport authority or slot coordinator with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of any Company Slot by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Company Group has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity, or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Company Slots have been filed in a timely manner.

3.26    Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company Group operates more than five departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Company Group to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

3.27    U.S. Citizen; Air Carrier. Each member of the Company Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and the Company is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

3.28    Opinion of Financial Advisor. The Company Board has received (i) the opinion (the “Barclays Fairness Opinion”) of Barclays Bank PLC (“Barclays”) and (ii) the opinion (the “Morgan Stanley Fairness Opinion”) of Morgan Stanley & Co. LLC (“Morgan Stanley”), in each case to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, and neither the Barclays Fairness Opinion nor the Morgan Stanley Fairness Opinion has been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes and for purposes of inclusion in the Registration Statement, Information Statement and Proxy Statement/Prospectus, a written copy of each of the Barclays Fairness Opinion and the Morgan Stanley Fairness Opinion.

3.29    Required Vote. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Company Required Vote”) is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.30    Brokers. Except for the Company’s obligations to Barclays and Morgan Stanley, no member of the Company Group nor any stockholder, director, officer, employee or affiliate of any member of the Company Group, has incurred or will incur on behalf of the Company Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, the Company has made available to Parent a copy of the engagement letters or other agreements, in each case, as amended or modified, between the Company and Barclays and the Company and Morgan Stanley.

3.31    Information Supplied. The information supplied by the Company Group in writing for inclusion in the Registration Statement, Information Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, and (c) in the case of the Information Statement, as of the date the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no member of the Company Group makes any representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Parent or Merger Sub for inclusion therein.

3.32    Ownership of Parent Common Stock. No member of the Company Group owns (beneficially or otherwise) any shares of Parent Common Stock or other Equity Interests in Parent or any options, warrants or other rights to acquire Parent Common Stock or other Equity Interests in Parent (or any other economic interest through derivative securities or otherwise in the Company). No member of the Company Group, nor any of their respective “affiliates” and “associates,” is an “interested stockholder” of Parent, as defined in Section 203 of the DGCL.

3.33    Company Treasury Restrictions. Each member of the Company Group is, and since April 20, 2020 has been, in compliance with the Company Treasury Restrictions in all material respects.

3.34    Company Convertible Notes. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2025 Convertible Notes, as defined in the 2025 Convertible Notes Indenture, is 78.4314 shares of Company Common Stock per $1,000 principal amount of 2025 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2025 Convertible Notes is $28,180,000. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2026 Convertible Notes, as defined in the 2026 Convertible Notes Indenture, is 20.3791 shares of Company Common Stock per $1,000 principal amount of 2026 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2026 Convertible Notes is $500,000,000.

3.35    No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Documents that are publicly available on EDGAR prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with or submitted to the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Parent SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Parent SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.9, Section 4.28, Section 4.32 and Section 4.33) or (ii) the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization and Qualification; Subsidiaries.

(a)    Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Parent has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Parent is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    Parent has made available to the Company accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Parent Charter”), Amended and Restated Bylaws of Parent and the currently effective certificate of incorporation and by-laws of Merger Sub. Parent is not in violation of the Parent Charter.

(d)    Section 4.1(d) of the Parent Disclosure Schedule sets forth each Subsidiary of Parent. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each such Subsidiary has all requisite corporate power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2    Capitalization.

(a)    As of the close of business on February 4, 2022, the authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, of which there were 217,101,433 shares issued and outstanding and there were zero shares held by Parent in its treasury, (ii) 150,000,000 shares of Non-Voting Common Stock, par value $0.001 per share, of Parent (the “Parent Non-Voting Common Stock”), of which there were no shares issued and outstanding, and (iii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding. As of the date of this Agreement, (i) 7,616,946 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding Parent Options, (ii) 2,939,995 shares of Parent Common Stock were reserved for issuance upon the vesting of outstanding Parent RSU Awards, (iii) 3,117,940 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Warrants and (iv) zero shares of Parent Common Stock underlie outstanding Parent Phantom Units. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b)    As of the close of business on February 4, 2022, Parent has no shares of Parent Common Stock or Parent Non-Voting Common Stock reserved for or otherwise subject to issuance, except for (i) 7,616,946 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding Parent Options, (ii) 2,939,995 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding Parent RSU Awards (assuming maximum payment with respect to any performance conditions) and (iii) 3,117,940 shares of Parent Common Stock pursuant to outstanding Parent Warrants. Section 4.2(b) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (w) the aggregate number of shares of Parent Common Stock subject to outstanding Parent Options, (x) the aggregate number of shares of Parent Common Stock subject to outstanding Parent RSU Awards, and (y) the aggregate number of shares of Parent Common Stock subject to outstanding Parent Warrants, in each case, along with the applicable grant dates, remaining vesting schedules (if applicable), exercise prices and exercise periods (if applicable), expiration dates (if applicable) and the equity award plan pursuant to which such Parent Options, Parent RSU Awards and Parent Warrants were granted (if applicable).

(c)    Except as described in Section 4.2(a) and Section 4.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating Parent to issue, acquire or sell any shares of Parent Common Stock or other Equity Interests of Parent or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    There are no outstanding contractual obligations of Parent (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any shares of Parent Common Stock or other Equity Interests in Parent.

(e)    Parent or another member of the Parent Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of Parent, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

(f)    All shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

4.3    Authority.

(a)    Assuming the accuracy of the representation in the second sentence of Section 3.32, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Parent Stockholder Approval. Assuming the accuracy of the representation in the second sentence of Section 3.32, the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval, the filing of the Certificate of Merger as required by the DGCL and the adoption of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    At a meeting duly called and held prior to the execution and delivery of this Agreement, the Parent Board adopted resolutions by which the Parent Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of Parent vote their Shares in approval of the Parent Share Issuance, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

(c)    Prior to the execution and delivery of this Agreement, the Board of Directors of Merger Sub adopted resolutions by which the Board of Directors of Merger Sub (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

4.4    No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this

Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to the Parent Stockholder Approval, conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 4.5 have been obtained and all applications, filings, notifications, reports, registrations, and submissions described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of any member of the Parent Group pursuant to, any Parent Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (x) be material to the Parent Group or (y) prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

4.5    Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, confirmation, clearance or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Parent Material Adverse Effect.

4.6    Permits; Compliance With Law.

(a)    Each member of the Parent Group holds all material authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Parent Group and necessary for it to own, lease and operate its assets and properties and to operate its businesses as currently conducted (the “Parent Permits”), except where the failure to hold any Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect. Each member of the Parent Group is, and since January 1, 2020 has been, operating in compliance with the terms of such Parent Permits, except where the failure to be in compliance with such Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent is not in conflict with, default under or violation of, and is not being investigated for, or charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and mandatory policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity applicable to Parent or by which any property or asset of Parent is or was bound, (ii) there is no pending, or to the knowledge of Parent, threatened investigation or review by any Governmental Entity with respect to Parent that challenges or questions the validity of any rights of the holder under the Parent

Permits or that alleges the existence of any violation of any Parent Permit, (iii) since January 1, 2020, Parent has timely filed all material submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all fees and assessments due and payable in connection therewith and (iv) neither the DOT nor the FAA nor any other Governmental Entity has taken any action or, to the knowledge of Parent, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Parent Permit. Parent has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c)    Since January 1, 2020, no member of the Parent Group nor, to the knowledge of Parent, any of their respective directors, officers, employees, partners or Affiliates (i) has directly or indirectly, offered, promised to pay, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering, or (ii) is aware of any action taken that has had the result or would result in a violation by any such person of the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2020, no member of the Parent Group nor any of their respective directors, officers or employees has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with any regulatory review of their businesses.

4.7    SEC Filings; Financial Statements.

(a)    Since March 31, 2021, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in or incorporated by reference into the Parent SEC Documents, including the related notes and schedules (collectively, the “Parent Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since March 31, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)    No member of the Parent Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Parent Group in Parent’s published financial statements or other Parent SEC Documents.

(c)    Without limiting the generality of Section 4.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2020, neither the Parent Group nor, to the knowledge of Parent, any Parent Representative has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent Group has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d)    As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing SEC review or investigation. Parent has made available, to the extent not available on EDGAR, to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Parent Group, on the other hand, occurring since March 31, 2021.

4.8    Internal Controls. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and the directors of Parent and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

4.9    State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including Section 203 of the DGCL) will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Parent is a party or is otherwise bound.

4.10    No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Parent Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent included in the Parent Financial Statements, the Parent Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Parent Material Adverse Effect.

4.11    Absence of Certain Changes or Events.

(a)    Since January 1, 2021 until the date of this Agreement, the Parent Group has conducted its businesses in all material respects in the ordinary course of business.

(b)    Since January 1, 2021, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Parent Material Adverse Effect.

(c)    Since January 1, 2021 until the date of this Agreement, Parent has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of the Company under, any of the covenants set forth in Sections 5.2(a), 5.2(c), 5.2(d), 5.2(g) or 5.2(i) (or 5.2(n) with respect to any of the foregoing).

4.12    Employee Benefit Plans.

(a)    Section 4.12(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Parent Benefit Plan as of the date of this Agreement. With respect to each Parent Benefit Plan, Parent has provided to the Company complete and accurate copies of (i) each such Parent Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Parent, threatened audits or investigations) with respect to each Parent Benefit Plan, in each case, made within three years prior to the date of this Agreement.

(b)    Except as would not reasonably be expected to result in material liability to the Parent Group, each Parent Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)    There are no, and the Parent Group does not have any material liability in respect of, Foreign Parent Benefit Plans.

(d)    Except as would not reasonably be expected to result in material liability to the Parent Group, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of Parent, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) no member of the Parent Group nor any Parent Benefit Plan or, to the knowledge of Parent, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Parent Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Parent Group.

(e)    No Parent Benefit Plan is, and no member of the Parent Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has within the six years ending on the date hereof sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)    No member of the Parent Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors of Parent or its Subsidiaries (the “Parent Service Providers”) (or the spouses, dependent or beneficiaries of any Parent Service Providers), whether under a Parent Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(g)    None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Parent Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits or (iv) otherwise give rise to any material liability under any Parent Benefit Plan.

(h)    No Parent Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(i)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Parent Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

4.13    Labor and Other Employment Matters.

(a)    Except as would not reasonably be expected to result in material liability to the Parent Group, (i) each member of the Parent Group is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of Parent, threatened against any member of the Parent Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Parent has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Parent Group, each Service Provider has been properly classified by the Parent Group as exempt or non-exempt and as an employee or non-employee.

(b)    Parent has made available to the Company true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it is a party that are applicable to any employees of any member of the Parent Group (the “Parent CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Parent Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated thereby.

(c)    Except as would not reasonably be expected to result in material liability to the Parent Group, as of the date of this Agreement:

i.    no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Parent CBA are pending;

ii.    there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of Parent, threatened, against any member of the Parent Group;

iii.    to the knowledge of Parent, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Parent Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with any labor relations tribunal or authority; and

iv.    there is no unfair labor practice charge against any member of the Parent Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the knowledge of Parent, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

4.14    Contracts.

(a)    Section 4.14(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which the Parent Group is a party to or bound by which falls within any of the following categories:

i.    any Contract (other than Parent CBAs) that limits or restricts in any material respect the Parent Group from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract that may be cancelled without penalty by the Parent Group upon notice of 120 days or less;

ii.    any joint venture, partnership, business alliance, code sharing, frequent flyer or interline Contract which involves revenue to the Parent Group in excess of $5,000,000 per year;

iii.    any maintenance Contract for repair and overhaul that would be expected to result in the Parent Group incurring costs in excess of $5,000,000 per year;

iv.    any Contract relating to indebtedness for borrowed money or any guarantee by the Parent Group of any such indebtedness of any other person, in each case in excess of $5,000,000 individually, other than any Parent Aircraft Finance Contract;

v.    any material Credit Card Contract;

vi.    any other Contract (other than (x) purchase or sale orders in the ordinary course of business not involving the purchase or lease of aircraft, aircraft engines or simulators, (y) Contracts that are terminable or cancelable by the Parent Group without penalty on 120 days’ notice or less or (z) Contracts for the purchase or lease of aircraft, aircraft engines or simulators identified in Section 4.24(d) or Section 4.24(e) of the Parent Disclosure Schedule), which requires or involves payments by the Parent Group in excess of $5,000,000 per annum;

vii.    any Contract related to any Parent Slot;

viii.    any Contract pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the businesses of the Parent Group is granted (x) by the Parent Group to any Person or (y) by any Person to the Parent Group (including, in each case, any such Contracts involving branding, trademark licensing, advertising or promotions, but excluding, in each case, non-disclosure agreements, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the businesses of the Parent Group) and standard, off-the-shelf software licenses made available on standard, non-negotiable terms, in each case entered into in the ordinary course of business);

ix.    any Contract relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Parent Aircraft Finance Contracts; and

x.    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Parent Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Parent Aircraft Purchase Contract and each Parent Aircraft Finance Contract, is referred to herein as a “Parent Material Contract.” Accurate and complete copies of each Parent Material Contract have been made available by the Parent Group to the Company (except as otherwise indicated in the Parent Disclosure Schedule) prior to the date of this Agreement.

(b)    Except for any Parent Material Contract that has terminated or expired in accordance with its terms and except as would not reasonably be expected to be material to the Parent Group, each Parent Material Contract is a valid and binding obligation of the applicable member of the Parent Group and, to the knowledge of the Parent, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Parent Group, the Parent Group has performed all obligations required to be performed by it under each Parent Material Contract and, to the knowledge of the Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract. Except as would not reasonably be expected to be material to the Parent Group, the Parent Group has not received written notice of any violation or default under any Parent Material Contract.

4.15    Litigation.

(a)    As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against any member of the Parent Group, any property or assets of the Parent Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Parent Group.

(b)    As of the date of this Agreement, no member of the Parent Group is subject to any outstanding Order that would reasonably be expected to have a Parent Material Adverse Effect.

4.16    Environmental Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a)    each member of the Parent Group is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, and the Parent Group has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of its respective business;

(b)    there are not now, and since January 1, 2020 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Parent Group, except in compliance with, and as would not result in liability under, any applicable Environmental Laws;

(c)    since January 1, 2020, no member of the Parent Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; and

(d)    Parent has made available to the Company prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information prepared since January 1, 2020 in its possession relating to the Parent Group and its current or former properties or operations.

4.17    Intellectual Property; IT Assets.

(a)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) none of the Intellectual Property Rights owned or purported to be owned by the Parent Group (the “Parent Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable (ii) the Parent Group exclusively owns the Parent Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and (iii) has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Parent Group (collectively referred to herein as the “Parent Licensed Intellectual Property”).

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect:

i.    no Proceedings are pending or, to the knowledge of Parent, threatened against any member of the Parent Group that challenge the Parent Group’s ownership of Parent Owned Intellectual Property or rights under any Parent Licensed Intellectual Property;

ii.    no member of the Parent Group has received any written notice alleging the invalidity or unenforceability of any Parent Owned Intellectual Property; and

iii.    no Person has notified the Parent Group that it is claiming any ownership of or right to use any Parent Owned Intellectual Property.

(c)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, the conduct of the Business as currently conducted by the Parent Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2020 has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the knowledge of Parent, threatened against any member of the Parent Group alleging any of the foregoing.

(d)    (i) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each member of the Parent Group has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information, in each case, included in the Parent Owned Intellectual Property and (ii) to the knowledge of Parent, since January 1, 2020, no Person has infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property.

(e)    Section 4.17(e) of the Parent Disclosure Schedule is a list of all material Parent Registered IP owned by the Parent Group. Except as would not reasonably be expected to have a Parent Material Adverse

Effect, the Parent Registered IP is valid, subsisting and enforceable and there are no Proceedings pending or, to the knowledge of Parent, threatened challenging any of the foregoing. Section 4.17(e) of the Parent Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Parent Group.

(f)    To the knowledge of Parent, no Parent IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Parent Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Parent IT Assets, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)    The Parent Group has in effect commercially reasonable disaster recovery plans, procedures, and facilities for its business that meet or exceed industry standard. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent IT Assets operate and perform in a manner that permits the Parent Group to conduct its business in the ordinary course, and (ii) to the knowledge of Parent, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Parent IT Assets. Each member of the Parent Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

4.18    Data Privacy and Security

(a)    The Parent complies and at all times has complied with (i) the written privacy policies of Parent, (ii) written contractual obligations governing the treatment of Personal Information by Parent, and (iii) Privacy Laws (collectively, the “Parent Data Privacy Requirements”). Parent has at all times presented a privacy policy to individuals prior to the collection of Personal Information to the extent required by Parent Data Privacy Requirements, and all such privacy policies are and have at all times been accurate, consistent and complete, and not misleading or deceptive (including by omission), in each case, in all material respects.

(b)    The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Parent Data Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) prohibit the transfer of Personal Information to Company Group, except, for any such conflicts, violations, consents, prohibitions or other occurrences which would not reasonably be expected to (x) be material to the Parent Group or (y) prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. To the extent that any Personal Information transferred as part of the transactions contemplated by this Agreement satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated by this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(c)    There has been no accidental, unlawful or unauthorized Processing of Personal Information in the possession or control of Parent (“Parent PII Security Incident”), except as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has taken commercially reasonable steps and implemented and maintained commercially reasonable policies and procedures (that meet or exceed industry standard) to (i) monitor, detect, prevent, mitigate, and remediate Parent PII Security Incidents, (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, and

(iii) monitor adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information.

(d)    Parent has not been the subject of any inquiry, investigation, or enforcement action of any Governmental Entity with respect to compliance with any Privacy Law, or received any claims, notices, or complaints alleging or investigating a security event, Parent PII Security Incident, or violation of any Parent Data Privacy Requirement.

(e)    Since January 1, 2020, (i) the processing, storage, retention, use, transmission and disclosure of credit card information by the Parent Group has been in compliance with all applicable requirements contained in the PCI DSS relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) and (ii) to the knowledge of Parent, there has been no security event involving unauthorized access, use, or disclosure of any “cardholder data,” except, in each case of clauses (i) and (ii), as would not reasonably be expected to have a Parent Material Adverse Effect.

4.19    Tax Matters.

(a)    Each member of the Parent Group has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Parent Group, and all such Tax Returns are true, complete and accurate in all material respects. Except as would not reasonably be expected to be material to the Parent Group, no claim has been made in the past six years in writing by a Governmental Entity in a jurisdiction where the Parent Group does not file Tax Returns that any member of the Parent Group is or may be subject to Taxes in such jurisdiction.

(b)    All material amounts of Taxes of the Parent Group due and payable (whether or not shown on any Tax Return) have been timely paid.

(c)    No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Parent Group by any Governmental Entity except for deficiencies that have since been resolved. No member of the Parent Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)    No member of the Parent Group is a party to, and has no material obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(e)    No member of the Parent Group is, or has been, a member of a group (other than a group the common parent of which is the Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Parent Group has any material liability for the Taxes of any Person (other than Taxes of the Parent Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f)    No member of the Parent Group will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or closing agreement with any Governmental Entity filed or made on or prior to the date of this Agreement, (ii) any prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement, or (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement.

(g)    Except as would not reasonably be expected to be material to the Parent Group, each member of the Parent Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    No member of the Parent Group nor any predecessor of any member of the Parent Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(i)    No member of the Parent Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    There are no Liens with respect to any material Taxes on any of the assets of the Parent Group other than Permitted Liens.

(k)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) none of Parent or any of its Subsidiaries or Merger Sub or, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.20    Insurance. The Parent Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Parent Group and which comply in all material respects with the requirements of Law and Contracts to which the Parent Group is a party (including any lease for personal or real property). Parent has made available to the Company an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to its business, assets and operations of the Parent Group (the “Parent Insurance Policies”). Each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Parent Group is in compliance in all material respects with the terms and conditions of such Parent Insurance Policies and, since January 1, 2020, the Parent Group has not received any written notice regarding any invalidation or cancellation of any such Parent Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

4.21    Properties and Assets. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) the Parent Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Parent SEC Documents prior to the date hereof as being owned by the Parent Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Parent Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

4.22    Real Property.

(a)    Section 4.22(a) of the Parent Disclosure Schedule sets forth (i) an accurate and complete list of all material real property (by address and legal description) owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”) and (ii) (A) an accurate and complete list of all real property leased or subleased by the

Parent Group that require fixed payments by the Parent Group in excess of $1,000,000 per annum, excluding any airport where the Parent Group leases five or fewer airport gates (collectively, the “Parent Leased Real Property”), (B) the address for each Parent Leased Real Property and (C) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) a member of the Parent Group has good and marketable title to the Parent Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein. The Parent Group has a valid and subsisting leasehold interest in all Parent Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(c)    The Parent Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of Parent, there are no such Proceedings threatened, affecting any portion of the Parent Owned Real Property or any portion of the Parent Leased Real Property.

4.23    Related Party Transactions. As of the date of this Agreement, no member of the Parent Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by Parent under Item 404 of Regulation S-K (a “Parent Related Party Transaction”).

4.24    Aircraft.

(a)    Section 4.24(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Parent Group and (ii) all aircraft owned or leased by any member of the Parent Group (collectively, the “Parent Aircraft”), including, for each Parent Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which member of the Parent Group.

(b)    As of the date of this Agreement, all Parent Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Parent Aircraft undergoing maintenance or in storage) and have validly issued FAA certificates of airworthiness that are in full force and effect (except for the period of time any Parent Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)    As of the date of this Agreement, all Parent Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Parent Group. The Parent Group has implemented maintenance schedules with respect to Parent Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Parent Group, and the Parent Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Parent Aircraft in storage), and the Parent Group, as of the date of this Agreement, has no reason to believe that the Parent Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Parent Aircraft in storage as identified on Section 4.24(c) of the Parent Disclosure Schedule). As of the date of this Agreement, each Parent Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Parent Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Parent Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Parent Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Parent Group’s maintenance programs.

(d)    Section 4.24(d) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Parent Group without incurring any material penalty) pursuant to which any member of the Parent Group has a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)    Section 4.24(e) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Parent Group has financed, or has commitments to finance, Parent Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Finance Contract”).

(f)    As of the date of this Agreement, Parent has made available to the Company copies of all Parent Aircraft Purchase Contracts and Parent Aircraft Finance Contracts (except as otherwise indicated in the Parent Disclosure Schedule).

(g)    As of the date of this Agreement, no member of the Parent Group is a party to any interchange or pooling agreements with respect to the Parent Aircraft, other than pooling agreements in the ordinary course of business.

4.25    Parent Slots and Operating Authorizations.

(a)    Section 4.25(a) of the Parent Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any member of the Parent Group (the “Parent Slots”) at any domestic or international airport and such list indicates (i) any Parent Slots that have been permanently allocated to the Parent Group from another air carrier and (ii) any Contracts concerning specific Parent Slots.

(b)    Since January 1, 2020, the Parent Group has complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Parent Group operates by either a civil aviation authority, airport authority or slot coordinator with respect to the Parent Slots. Parent has not (a) received any written notice of any proposed withdrawal of any Parent Slots by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Parent Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Parent Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Parent Group has used the Parent Slots (or the Parent Slots have been used by other operators) either at least 80% of the maximum amount that each Parent Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Parent Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Parent Slots have been filed in a timely manner.

4.26    Parent Airports. As of the date of this Agreement, no airport authority at any airport at which the Parent Group operates more than five departures per day (each such airport, a “Parent Airport”) has taken any action, nor, to the knowledge of Parent, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Parent Group to conduct its respective operations at any Parent Airport in substantially the manner as currently conducted.

4.27    U.S. Citizen; Air Carrier. Each member of the Parent Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and Frontier Airlines, Inc., an indirect wholly-owned Subsidiary of Parent, is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

4.28    Ownership of Company Common Stock. None of the Indigo Stockholder, Parent nor any of their respective Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company). None of Parent or its “affiliates” and “associates” is an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

4.29    Available Funds. The Parent Group collectively will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date.

4.30    Ownership of Merger Sub; No Prior Activities.

(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)    Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.31    Management Arrangements. As of the date hereof, except as disclosed in Section 4.31 of the Parent Disclosure Schedule, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.32    Required Vote. Assuming the accuracy of the representation in the second sentence of Section 3.32 hereof, the Indigo Written Consent, which constitutes written consent of the holders of shares of Parent Common Stock representing a majority of the voting power of the outstanding shares of the Parent Common Stock entitled to vote thereon (“Parent Required Vote”), is the only vote or consent required of the holders of any class of capital stock of Parent to approve the Parent Share Issuance (the “Parent Stockholder Approval”).

4.33    Brokers. Except for Parent’s obligations to Citigroup Global Markets Inc. (“Citigroup”), neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of any member of the Parent Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, Parent has made available to the Company a copy of the engagement letter, as amended or modified, between the Parent Group and Citigroup.

4.34    Information Supplied. The information supplied in writing by the Parent Group for inclusion in the Registration Statement, Proxy Statement/Prospectus and Information Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting and (c) in the case of the Information Statement, as of the date the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no member of the Parent Group makes any representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by the Company for inclusion therein.

4.35    Parent Treasury Restrictions. Parent is, and since April  30, 2020 has been, in compliance with the Parent Treasury Restrictions in all material respects.

4.36     Opinion of Financial Advisor. The Parent Board has received the opinion (the “Citigroup Fairness Opinion”) of Citigroup to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by Parent pursuant to the Merger is fair to Parent from a financial point of view, and the Citigroup Fairness Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, Parent will make available to the Company, solely for informational purposes and for purposes of inclusion in the Registration Statement, Information Statement and Proxy Statement/Prospectus, a written copy of the Citigroup Fairness Opinion.

4.37    No Other Representations or Warranties. Except for the representations and warranties contained in Article 3, Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1    Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), unless Parent provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will conduct its operations in the ordinary course of business and use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all Company Permits, (iv) remain in compliance in all material respects with the Company Treasury Restrictions and (v) maintain satisfactory relationships of the Company with any persons with which the Company has material business relations and with Governmental Entities that have jurisdiction over its Business and operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company or any other member of the Company Group is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), the Company will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Company Group to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned, except with respect to Section 5.1(a), (b), (d), (e), (h), (i)(i)(2), (r) and (y), which may be granted or withheld in Parent’s sole discretion):

(a)    amend the Company Charter or Company Bylaws;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company, other than (i) the issuance of Shares upon the vesting of Company RSU Awards, Company Performance Share Awards or 2022 Company Performance Share Awards (in each case, outstanding as of the date hereof) in accordance with their terms, (ii) the issuance of Shares upon any conversions of the 2025 Convertible Notes pursuant to the 2025 Convertible Notes Indenture and in accordance with Section 5.18, provided the Company shall not take any action that would result in an adjustment of the “Conversion Rate” (as defined in the 2025 Convertible Notes Indenture) of the 2025 Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement, (iii) the issuance of Shares upon the exercise of the Company Warrants outstanding as of the date hereof or (iv) as set forth on Section 5.1(b) of the Company Disclosure Schedule;

(c)    sell, pledge, abandon, dispose of, transfer, lease, license or encumber (other than pursuant to Permitted Liens) any material Trademarks or material property or assets of the Company (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of business), except pursuant to, or as required by, Contracts in effect as of the date of this Agreement;

(d)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

(e)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for the vesting or settlement of any Company Equity Award or to fund any Tax obligations in connection therewith;

(f)    merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g)    acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) the planned purchase of aircraft and associated equipment pursuant to Contracts in force on the date hereof as set forth in Section 5.1(g) of the Company Disclosure Schedule, (ii) the purchase of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business or (iii) any other acquisition (excluding acquisitions of engines) for consideration that is not individually in excess of $5,000,000 or in the aggregate in excess of $20,000,000;

(h)    enter into any new line of business;

(i)    (i) (1) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (2) issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company, in each case (1) and (2), other than (A) for the financing or lease of aircraft or associated equipment (including engines) pursuant to the Company Aircraft Finance Contracts or which the Company is otherwise contractually obligated as of the date hereof to purchase or lease, provided any such lease shall not have a term of greater than 12 years, and any pre-delivery deposits with respect to the foregoing, (B) under any Credit Card Contract, or (C) in connection with any drawdown or repayment on the revolving credit facility set forth on Section 5.1(i)(i)(C) of the Company Disclosure Schedule, (ii) make any loans, advances or capital contributions to, or investments in, any other Person in the aggregate in excess of $5,000,000, (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations contemplated in clauses (i) and (ii) of any Person for borrowed money;

(j)    terminate, cancel or amend any Company Material Contract (other than as provided for under clause (i)), or cancel, modify or waive any material rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business;

(k)    make or authorize any capital expenditure except for capital expenditure (i) detailed on the Company’s annual capital expenditure budget (a copy of which in respect of 2022 has been set forth in Section 5.1(k) of the Company Disclosure Schedule), (ii) in respect of assets that are not, in the aggregate, in excess of $5,000,000, (iii) in connection with the planned purchase or delivery of aircraft or associated equipment (including engines) pursuant to Contracts in effect as of the date hereof and disclosed on Section 5.1(k) of the Company Disclosure Schedule, (iv) required for compliance with FAA regulations applicable to the Company, including airworthiness directives or (v) in connection with any restoration, repair, maintenance or other necessary work for the proper functioning of the Company Aircraft;

(l)    except to the extent required by (i) applicable Law, (ii) the terms of any Company Benefit Plan or Company CBA, (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement that have been specifically noted in Section 3.12(a) of the Company Disclosure Schedule as providing for severance or termination pay or (iv) as expressly permitted under Section 5.1(b)(ii): (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of the Company (except for increases to an employee who is not an “executive officer” as defined in Rule 3b-7 under the Exchange Act in the ordinary course of business), (B) other than with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company, grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer or employee of the Company, (C) other than (i) with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company and (ii) routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits, establish, adopt, enter into or materially amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any Service Provider, (D) loan or advance any money or property to any Service Provider (other than in connection with ordinary course business expense reimbursement and advances) or (E) (x) except with respect to the open positions set forth in Section 5.1(l) of the Company Disclosure Schedule, hire or terminate the employment (other than terminations for cause, death or disability) of any employee with the title of “Senior Vice President” or above;

(m)    (i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees (other than layoffs of less than 50 employees in any six month period other than in the ordinary course of business), or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(n)    other than in the ordinary course of business or as otherwise required in connection the Company’s or its Affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, enter into or amend any collective bargaining agreement; provided, that, the Company shall use commercially reasonable efforts to keep Parent reasonably informed of material communications between the Company and a labor union in connection with any such negotiation or collective bargaining agreement;

(o)    forgive any loans to Service Providers or any of their respective affiliates;

(p)    make any material change in accounting policies, practices, principles, methods or procedures in effect as of December 31, 2021, other than as required by GAAP or by Law;

(q)    enter into, terminate or materially amend any Company Related Party Transaction;

(r)    implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(s)    compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by the Company of $2,500,000 or less as its sole remedy;

(t)    (i) make, change, or revoke any material Tax election, (ii) settle or compromise any claim, assessment, audit, proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any material Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(u)    write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(v)    change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to the Company under any Company Aircraft Purchase Contract from that presently in service with the Company, other than as set forth in Section 5.1(v) of the Company Disclosure Schedule;

(w)    acquire, or exercise any option to acquire, any aircraft or engine, or incur or arrange for any financing related thereto, other than as set forth in Section 5.1(w) of the Company Disclosure Schedule;

(x)    take any action, or fail to take action, which action or failure would be reasonably expected to result in the loss of any Company Slots (excluding temporary returns to the FAA);

(y)    fail to continue, in respect of all Company Aircraft, all material maintenance programs in the ordinary course (except as required by applicable Law), including using reasonable best efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the Federal Aviation Act to be maintained in good standing at all times; or

(z)    agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (y).

Without limiting Section 5.1, nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its operations.

5.2    Conduct of Business by Parent Pending the Closing. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedules or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if Parent or any member of the Parent Group is required by applicable Law to take an action in conflict with this Section 5.2, Parent will, to the extent permitted by Law, provide the Company with written notice in advance of taking such action), unless the Company provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), Parent will conduct and cause each member of the Parent Group to conduct its operations in the ordinary course of business and use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all Parent Permits, (iv) remain in compliance in all material respects with the Parent Treasury Restrictions and (v) maintain satisfactory relationships of the Parent Group with any persons with which the Parent Group has material business relations and with Governmental Entities that have jurisdiction over its business and operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if Parent or any other member of the Parent Group is required by applicable Law to take an action in conflict with this Section 5.2, Parent will, to the extent permitted by Law, provide the Company with written notice in advance of taking such action), Parent will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Parent Group to do, or agree to do, any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned, except with respect to Section 5.2(a), (b), (d), (e) and (h), which may be granted or withheld in the Company’s sole discretion):

(a)    amend the certificate of incorporation or by-laws of Parent;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, any member of Parent Group of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of any member of Parent Group, other than (i) the issuance of Shares upon the vesting of Parent RSU Awards outstanding as of the date hereof in accordance with their terms, (ii) the issuance of Shares upon the exercise of the Parent Options, (iii) the issuance of Shares upon the exercise of the Parent Warrants, (iv) the issuance or transfer of Equity Interests of a member of Parent Group to another member of Parent Group or (v) as set forth on Section 5.2(b) of the Company Disclosure Schedule;

(c)    sell, pledge, abandon, dispose of, transfer, lease, license or encumber (other than pursuant to Permitted Liens) any material Trademarks or material property or assets of Parent Group (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of business), except pursuant to, or as required by, Contracts in effect as of the date of this Agreement;

(d)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of Parent’s capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

(e)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of Parent’s capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for cashless settlements and purchases of Parent Common Stock in connection with the exercise of Parent Options or the vesting or settlement of any Parent Equity Award or to fund any Tax obligations in connection therewith;

(f)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)    other than in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than the planned purchase of aircraft and associated equipment pursuant to Contracts in force on the date hereof as set forth in Section 5.1(g) of the Parent Disclosure Schedule;

(h)    enter into any new line of business;

(i)    other than in the ordinary course of business, (i) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of any member of Parent Group, other than (A) for the financing of aircraft or associated equipment (including engines) pursuant to the Parent Aircraft Finance Contracts or which Parent is otherwise contractually obligated as of the date hereof to purchase or lease, and any pre-delivery deposits with respect to the foregoing, (B) under any Credit Card Contract, (C) in connection with the refinancing of any indebtedness or debt securities of Falcon or, in connection with Closing, Saturn in a principal amount not greater than the amount so refinanced or (D) in connection with Parent’s obligations at Closing under this Agreement, or (ii) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations contemplated in clauses (i) and (ii) of any Person for borrowed money;

(j)    other than in the ordinary course of business or as otherwise required in connection Parent’s or its Affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, (i) enter into or amend any collective bargaining agreement; provided, that, Parent shall use commercially reasonable efforts to keep the Company reasonably informed of material communications between any member of Parent Group and a labor union in connection with any such negotiation or collective bargaining agreement, or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(k)    enter into, terminate or materially amend any Parent Related Party Transaction;

(l)    compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by Parent of $5,000,000 or less as its sole remedy;

(m)    (i) make, change, or revoke any material Tax election, (ii) settle or compromise any claim, assessment, audit, proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any material Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(n)    agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (m).

Without limiting Section 5.2, nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct the operations of the Parent Group prior to the Effective Time. Prior to the Effective Time, the Parent Group will exercise, consistent with the terms and conditions of this Agreement, including Section 5.2, complete control and supervision over its operations.

5.3    Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent the Company or any Company Representative shall withhold information or access due to the risk of loss or waiver of such privilege, the Company or such Company Representative shall notify Parent of such withholding and shall use commercially reasonable efforts to communicate such information in a manner that does not risk such loss or waiver), from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers and employees, and will instruct each of its accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to the Parent Group and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior written notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Parent or the Parent Representatives may reasonably request; provided, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated as of January 7, 2022, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect a Change of Board Recommendation of a type described in Section 5.4(f) or actually effects such Change of Board Recommendation, the restrictions set forth in Section 9 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Merger Sub). The Company and Parent hereby agree, in accordance with Section 13 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 5.3.

5.4    No-Shop; Acquisition Proposals.

(a)    Except as otherwise permitted by this Section 5.4, each of the Company and Parent will, and will cause its respective directors, officers and employees to, and will instruct its other Representatives to:

i.    (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, discussions, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) promptly inform such Persons of the obligations set forth in this Section 5.4, (C) promptly instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to Parent or the Company, as applicable, or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of Parent or the Company and (D) promptly terminate all physical and electronic data room access previously granted to such Person and its Representatives; and

ii.    not, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Acquisition Proposal with any Person other than Parent, Merger Sub or the Company, as applicable, (C) furnish to any Person other than Parent, Merger Sub or the Company, as applicable, any non-public information in connection with an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”) or (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent or the Company, as applicable.

(b)    Neither Parent nor the Company will terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and each of Parent and the Company will enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and will not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit an Acquisition Proposal, (ii) if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (iii) the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver, amendment or release.

(c)    From and after the date of this Agreement, Parent and the Company will each promptly (and in any event within 24 hours) (i) notify the other party of (A) any inquiry, proposal or offer (whether written or oral) relating to an Acquisition Proposal (including any material modification thereto) that is received by such party or any of its respective Representatives from any Person (other than Parent, Merger Sub or the Company, as applicable) or (B) any inquiries, requests, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with such party or any of its respective Representatives concerning an Acquisition Proposal and (ii) disclose to the other party the identity of such person making, and provide an unredacted copy of, any such written Acquisition Proposal or any such inquiry, expression of interest, request, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, request, proposal or offer). The Company will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any Company Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, request, offer or proposal concerning an Acquisition Proposal. The Company will promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Company Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.4, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes or could reasonably be likely to lead to a Superior Proposal, (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (v) the Company receives from such Person an executed Acceptable Confidentiality Agreement, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (x) the Company provides written notice to Parent of the determination referenced in clause (iii) and clause (iv) promptly (and in any event within 24 hours) and (y) the Company will provide to Parent in writing any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives prior to or substantially concurrently with the time it is provided to such Person. The Company will deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly following its execution.

(e)    Subject to Section 5.4(f) and Section 5.4(g), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company, the Company Board nor any committee thereof will, or will publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (v) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (v) being referred to as a “Change of Board Recommendation”).

(f)    Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.4 and that the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period (or any extension thereof) provided pursuant to this Section 5.4(f), and (ii) the Company Board determines in good faith, after consultation with its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless the Company concurrently pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i.    the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including all of the information that is specified in Section 5.4(c)), and the Company has contemporaneously provided a copy of all relevant proposed transaction agreements with the party making such Superior Proposal;

ii.    prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, that in the event of any material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(f) with respect to such new written notice; provided, further, that the Notice Period for any subsequent notice will be shortened from four Business Days to two Business Days; and

iii.    the Notice Period (and any extension thereof) shall have expired.

(g)    Notwithstanding anything to the contrary contained in this Agreement, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may make a Change of Board Recommendation for an Intervening Event if the Company Board has determined in good faith, after consultation with its outside counsel, that, in light of such Intervening Event and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i.    the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation and shall describe in reasonable detail the Intervening Event;

ii.    prior to effecting such Change of Board Recommendation, the Company shall, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation;

iii.    Parent shall not have, within the Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iv.    the Intervening Event Notice Period shall have expired.

(h)    Nothing contained in this Agreement shall prohibit Parent or the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to such party’s stockholders that the Parent Board or Company Board, as applicable, determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Parent Board Recommendation or Company Board Recommendation, as applicable, without any modification thereof, and (B) in the case of the Company, does not contain a Change of Board Recommendation.

5.5    Registration Statement, Information Statement and Proxy Statement/Prospectus; Company Stockholder Meeting.

(a)    As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, the Registration Statement, which will include the Information Statement and Proxy Statement/Prospectus. Each of Parent and the Company will use their respective reasonable best efforts to (i) cause the Registration Statement, Information Statement and the Proxy Statement/Prospectus, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, Information Statement and the Proxy Statement/Prospectus, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Merger. No filing of, or amendment or supplement to, the Registration Statement, Information Statement or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party and its outside counsel a reasonable opportunity to review and comment thereon, and each party shall consider in good faith all comments reasonably proposed by the other party; provided, however, that the Company, in connection with a Change of Board Recommendation, may amend or supplement the Registration Statement, Information Statement or the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.5(a) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (but in no event earlier than the record date set by the Company for the Company Stockholder Meeting). Parent will cause the Information Statement to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent or the Company, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, Information Statement or the Proxy Statement/Prospectus, and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement, Information Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement, Information Statement or the Proxy Statement/Prospectus received from the SEC. Parent will advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent and the Company will also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the Merger. The Company will use its reasonable best efforts to furnish all information concerning the Company and the holders of the Shares as Parent may reasonably request in connection with any such actions. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement, Information Statement or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and each of Parent and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Company stockholders.

(b)    The Company shall duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act (the “SEC Effective Date”) for the purpose of voting on the adoption of this Agreement, provided that the Company Stockholder Meeting shall not be initially scheduled to occur later than forty-five (45) days following the SEC Effective Date. In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the filing of the Registration Statement, the Company shall set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholder Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting (A) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Company Stockholder Meeting shall not be postponed or adjourned (x) to a date later than the third Business Day preceding the Outside Date (as it may be extended pursuant to Section 7.1(e)) or (y) for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)    Subject to the provisions of Section 5.4, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholder Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholder Meeting to a date specified by Parent; provided, that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two times or for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated by this Agreement will be the only matters (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company will propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, the Company’s obligations to hold the Company Stockholder Meeting pursuant to this Section 5.5 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change of Board Recommendation.

5.6    Appropriate Action; Consents; Filings.

(a)    Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger.

(b)    In furtherance and not in limitation of Section 5.6(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, (x) pursuant to the HSR Act within 20 Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties) or (y) pursuant to other applicable Competition Laws with respect to the Merger as promptly as practicable. Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made as promptly as practicable, and (iv) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable following the date of this Agreement (and prior to the Outside Date) (as may be extended pursuant to Section 7.1(e)); provided, that in the event of any disagreement between the parties regarding the strategy in respect of the foregoing, such matters will be determined by Parent in its good faith reasonable discretion. Without limiting the generality of the foregoing, (A) both Parent and Company (and their respective Subsidiaries and Affiliates) shall contest, defend and appeal any Proceedings brought by a Governmental Entity, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent or the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or similar applicable Law, and (B) Parent and the Company shall not, and shall not permit any of their respective Subsidiaries and, in the case of Parent, the Indigo Stockholder to, (1) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, and (2) enter into, significantly expand or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership with another Person, in each case (1) and (2), if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment, agreement or expansion would reasonably be expected to (I) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (II) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (III) materially delay the consummation of the transactions contemplated hereby.

(c)    In furtherance and not in limitation of Section 5.6(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to any other applicable Laws with respect to the Merger as promptly as practicable. Each of Parent, Merger Sub, and the Company will (i) cooperate and coordinate with the other in the making of any filings, registrations, notices, applications, submissions, information or documentation, including Joint Applications, that are required to be made or advisable under any other applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, including but not limited to, with the FAA, the DOT under 49 U.S.C. §§ 40109, 41105, and 41110, and the FCC, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings, registrations, notices, applications, submissions, information or documentation, (iii) supply any additional information that may be required or requested by the FAA, the DOT, the FCC or any other Governmental Entities, in connection with any such filings, registrations, notices, applications, submissions, information or documentation as promptly as practicable, and (iv) use their respective reasonable best efforts to obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FAA, the DOT, the FCC, and any other Governmental Entity.

(d)    Without limiting the generality of anything contained in this Section 5.6, each party hereto will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger; (iv) except in respect of the matters described in clause (v) immediately below, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity (other than a Competition Authority) in connection with the Merger or any of the other transactions contemplated by this Agreement, (v) permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to the U.S. Department of Justice or the applicable Governmental Entity of another jurisdiction from which consent, license, permit, waiver, exemption, approval, authorization, confirmation, clearance, certificate, registration or order is required under applicable Competition Law in connection with the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Competition Authorities”) relating to any request, inquiry, investigation or Proceeding by or before a Competition Authority with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any request, inquiry or investigation by, or and Proceeding before, a Competition Authority, each party will permit authorized Representatives of the other party to be present at each meeting or conference relating to such any request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to a Competition Authority in connection with such request, inquiry, investigation or Proceeding. None of Parent, Merger Sub or the Company will agree to participate in any substantive meeting, telephone call or discussion with a Competition Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, except as may be prohibited by a Competition Authority or by any Law, will permit authorized Representatives of the other parties to be present at each substantive meeting, telephone call or discussion. Each of Parent, Merger Sub and the Company will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to (i) comply with contractual arrangements and (ii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary license, permit, waiver, approval, authorization or order of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates.

(f)    The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers.

(g)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent and the Company, no party shall not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Company nor any of their respective Subsidiaries and Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.7    Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to (i) cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (ii) prevent or materially delay the consummation of the transaction contemplated by this Agreement, (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, (c) receipt of any written notice to the receiving party from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and the pursuit of such consent would (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (d) receipt of any notice or other communication from any Governmental Entity, the NYSE or NASDAQ (or any other securities market) in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Each of the Company and Parent will promptly notify the other party of any action (or threats of action) by the FAA or the DOT that materially amends, modifies, suspends, revokes, terminates, cancels or withdraws any Company Permit or Company Slots, in the case of the Company, or any Parent Permits or Parent Slots, in the case of Parent.

5.8    Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) to the extent such release or announcement contains information that is consistent with the press release referred to in the subsequent sentence or any other previously issued or made in accordance with this Section 5.8 or (c) with respect to any Change of Board Recommendation made in accordance with this Agreement. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement of each of Parent and the Company will not be issued prior to the written consent of each of the Company and Parent, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned.

5.9    Employee Benefit Matters.

(a)    For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by a member of the Parent Group (individually, a “Continuing Employee” and collectively, “Continuing Employees”) who is not covered by a Company CBA with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target cash bonus opportunity and commissions opportunity that are no less favorable in the aggregate than the target cash bonus opportunity and commissions opportunity provided to such Continuing Employee as of immediately prior to the Effective Time and (iii) employee benefits (excluding equity and equity-based incentives and, subject to Section 5.9(d), severance benefits) that are no less favorable in the aggregate than employee benefits (excluding equity and equity-based incentives and, subject to Section 5.9(d), severance benefits) provided to such Continuing Employee as of immediately prior to the Effective Time. The employment terms and conditions of each Continuing Employee whose employment is covered by a Company CBA shall be governed by the applicable Company CBA.

(b)    As of and following the Effective Time, Parent may satisfy its obligations pursuant to Section 5.9(a) in respect of employee benefits by (i) continuing Company Benefit Plans with respect to Continuing Employees, (ii) permitting Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Parent, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the Effective Time. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health, dental, vision or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c)    If the Closing occurs on or before December 31, 2022, (i) annual cash bonuses in respect of the period between January 1, 2022 and the Closing Date shall be paid to employees of the Company within three (3) Business Days following the Closing in amounts calculated based on the level of performance attained as of immediately prior to the Closing, as determined by the Company Board (or a duly authorized committee thereof) in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2022 performance period elapsed as of the Closing Date and (ii) Parent shall, or shall cause the Surviving Corporation to, pay Continuing Employees an annual bonus in respect of the 2022 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Company bonus plan for 2022 as in effect as of the Closing Date calculated based on actual performance for the entire 2022 fiscal year over (y) the bonus paid to such Continuing Employee pursuant to clause (i) of this Section 5.9(c). If the Closing occurs in 2023 but prior to the date on which annual cash bonuses in respect of 2022 are determined and paid, such bonus payments in respect of 2022, if any, shall be calculated on the basis of actual performance for the 2022 performance period under the terms of the applicable Company bonus plan as shall be determined by the Parent Board (or a duly authorized committee thereof) in good faith using a methodology reasonably consistent with the past practices of the Company Board (or a duly authorized committee of non-employee directors thereof). In addition, if the Closing does not occur prior to March 1, 2023, then, notwithstanding anything in Section 5.1 to the contrary, the Company shall, following prior consultation with Parent, be permitted to adopt performance goals with respect to an annual cash bonus program for the Company’s 2023 fiscal year in the ordinary course of business, and in such case Parent shall, or shall cause the Surviving Corporation to, honor such bonus program for Continuing Employees in accordance with its terms (subject to commercially reasonable adjustments after the Closing Date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by the Company, in each case, prior to the date of this Agreement or in accordance with this Section 5.9, in order to be eligible to receive any bonus payment pursuant to this Section 5.9(c), a Continuing Employee must be employed by either the Company or a member of the Parent Group on the date the bonus is paid (or, with respect to any bonus period in 2022 ending on or prior to the Closing Date, the Closing Date), and if not so employed on such date, any bonus payment otherwise due to such individual shall be forfeited.

(d)    Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Benefit Plan. From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement and other Company Benefit Plan listed in Section 5.9(d) of the Company Disclosure Schedule.

(e)    From and after the Closing, Parent shall, or shall cause one of its affiliates to, be bound by, and to comply with the terms of, the Company CBAs as in effect as of the Closing Date until Parent or its affiliates negotiate a new collective agreement. Notwithstanding anything to the contrary in this Section 5.9, Parent further agrees that the provisions of this Section 5.9 shall be subject to any applicable provisions of the Company CBA in respect of Continuing Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such Company CBA as in effect as of the date of this Agreement. Furthermore, Parent agrees to honor all applicable seniority integration or similar rights contained in any Company CBA in accordance with the terms thereof.

(f)    Nothing in this Agreement will require the continued employment of any Person and no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans, programs, agreements or arrangements of any Parent or its Subsidiaries. The Company and Parent acknowledge and agree that all provisions contained in this Agreement with respect to Service Providers are included for the sole benefit of the respective parties signatory hereto and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary or dependent thereof, or any collective bargaining representative thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Service Provider, and any such plan may be amended or terminated in accordance with its terms and applicable Law. This Agreement is not intended to amend any Company Benefit Plan.

(g)    From and after the date of this Agreement until the Effective Time, the Company agrees that any material written or formal oral communications to employees of the Company regarding the terms and conditions of their employment (including compensation and benefits) following the Merger will include the disclaimer set forth in Section 5.9(f) and shall be subject to prior review and (to the extent such communications are not limited to a description or summary of the terms expressly set forth in this Section 5.9, in Section 2.5 or in a Company Benefit Plan set forth in Section 5.9(d) of the Company Disclosure Schedule) approval by Parent and its outside counsel (any such approval not to be unreasonably withheld, conditioned or delayed).

5.10    Indemnification of Directors and Officers.

(a)    For a period of six years from and after the Effective Time, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. The Surviving Corporation will, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.10(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements in existence on the date of this Agreement.

(b)    For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The Surviving Corporation will cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c)    The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies (accurate and complete copies which have been previously provided to Parent) for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (the “D&O Insurance”); provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the Company’s existing policy with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is set forth on Section 5.10 of the Company Disclosure Schedule). The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)    In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.10.

(e)    The obligations under this Section 5.10 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies will be third-party beneficiaries of this Section 5.10).

5.11    State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.12    Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

5.13    Section 16 Matters. Prior to the Effective Time, each of the Company Board, or a duly authorized committee of non-employee directors thereof, and the Parent Board, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or Company Equity Awards, and the acquisition by any Person who is or will after the Effective Time be, a covered Person of Parent for purposes of Section 16 of Parent Common Stock, Parent Options and Parent RSU Awards (including Parent Common Stock issuable upon the exercise or settlement thereof) pursuant to this Agreement and the Merger and any disposition by any such Person of Parent Common Stock in connection with any withholding or payment of Taxes or other withholding or deemed disposition on vesting or settlement will be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.14    Company Stock Exchange Delisting; Deregistration. The Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from the NYSE and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.15    Stockholder Litigation. Parent or the Company, as applicable, will promptly provide the other with any pleadings and correspondence relating to any Proceedings involving it, any of its officers or directors or any other of its Representatives relating to this Agreement or the transactions contemplated hereby and will keep the other reasonably and promptly informed regarding the status of any such Proceedings. Parent or the Company, as applicable, will cooperate with and give the other a reasonable opportunity to participate in, the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the preceding sentence, Parent or the Company, as applicable, will give the other the right to review and comment on all filings or responses to be made by it in connection with any such Proceeding, and it will in good faith take such comments into account.

5.16    Governance Matters.

(a)    Immediately following the Effective Time, the Parent Board shall have twelve (12) members, (i) seven (7) of whom shall be designated by Parent (the “Parent Designees”) and (ii) five (5) of whom shall be designated by the Company (the “Company Designees”). In the event the Chief Executive Officer determined pursuant to Section 5.16(b) is (A) an employee or executive of Parent immediately prior to Closing, then the Chief Executive Officer shall be deemed a Parent Designee or (B) an employee or executive of the Company immediately prior to Closing, then the Chief Executive Officer shall be deemed a Company Designee. Parent shall take such actions as are reasonably necessary to cause such directors to be appointed to the Parent Board as of immediately after the Effective Time (with such directors to be appointed to such classes as set forth on Section 5.16(a) of the Parent Disclosure Schedule), to serve in such capacity until his or her successor is duly elected or appointed and qualified in accordance with applicable Law or until such director’s earlier death, resignation or removal.

(b)    Prior to the Closing, the Parent Board (or a committee thereof) shall determine the Chief Executive Officer of Parent. Prior to the Closing, the Parent Board may delegate such determination to a committee of the Parent Board, provided that such committee consists of the Chairman of the Parent Board and such other directors as selected by the Chairman of the Parent Board, in such person’s sole discretion.

(c)    Prior to the Closing, the Parent Board (or a committee thereof) shall determine the location of the headquarters and the brand of the combined business of Parent and the Company following the Closing, provided that in no event shall such decision be announced or made public prior to the earlier of (i) the Closing Date or (ii) July 1, 2022. Prior to the Closing, the Parent Board may delegate such determination to a committee of the Parent Board, provided that such committee consists of the Chairman of the Parent Board and such other directors as selected by the Chairman of the Parent Board, in such person’s sole discretion.

(d)    Following the Closing, the Chairman of the Parent Board immediately prior to Closing shall continue as Chairman of the Parent Board.

5.17    Tax Matters.

(a)    Except as provided in Section 2.3(b), each of Parent, Merger Sub and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the transactions contemplated hereby. The parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party hereto to claim an applicable exemption from any such Taxes otherwise payable.

(b)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) each of Parent, Merger Sub and the Company intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify and shall not take, or cause to be taken, any action that would be reasonably expected to prevent, preclude or impede the Merger from so qualifying, and the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), and (ii) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return. If either the Company or Parent wishes to obtain a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, each of Parent, Merger Sub and the Company shall reasonably cooperate with each other and with the tax counsel that are to render the tax opinion, including by providing appropriate representations as to factual matters.

5.18    Company Convertible Notes.

(a)    Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall take all actions required by, or all commercially reasonable actions requested by Parent pursuant to and in compliance with, the Convertible Notes Indenture to be performed by the Company as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including (i) the giving of any notices that may be required by the Convertible Notes Indenture or reasonably requested by Parent, and (ii) delivery to the trustee, the holders of Company Convertible Notes or other applicable Person, as applicable, of any instruments, certificates, opinions of the Company’s counsel or other documents required by the Convertible Notes Indenture or reasonably requested by Parent in connection with the execution, delivery or performance of this Agreement, the transactions contemplated hereby or as otherwise required by, or reasonably requested by Parent pursuant to or in compliance with, the Convertible Notes Indenture. The Company shall deliver a copy of any such notice, instrument, certificate, opinion or other document to Parent at least three (3) Business Days (or such shorter period of time as may be required to comply with the terms of the Convertible Notes Indenture) prior to delivering such notice or entering into such other document or instrument, and shall consider any reasonable comments thereto proposed by Parent in good faith. Without limiting the generality of the foregoing, the Company and the Surviving Corporation shall execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the Convertible Notes Indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and the Company, pursuant to and with such terms as required under the Convertible Notes Indenture.

(b)    Prior to the Effective Time and without the written consent of Parent, the Company shall not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the Convertible Note Indentures) of the Company Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement.

(c)    Except as provided for in Section 5.18(a), prior to the Effective Time and without the written consent of Parent, the Company shall not amend the Convertible Notes Indenture.

(d)    Prior to the Effective Time, the Company shall comply with all requirements of the Convertible Notes Indenture. Following the Effective Time, the Surviving Corporation shall comply with all requirements of the Convertible Notes Indenture.

(e)    Prior to the Effective Time, the Company shall settle any conversions of (i) the 2025 Convertible Notes pursuant to “Physical Settlement” (as defined in the 2025 Convertible Note Indenture) and (ii) the 2026 Convertible Notes pursuant to “Cash Settlement” (as defined in the 2026 Convertible Note Indenture).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    (i) The waiting period applicable to the consummation of the Merger under the HSR Act (and any customary timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) shall have expired or been terminated and (ii) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT, and the FCC in connection with the consummation of the Merger shall have been obtained or delivered, as applicable.

(c)    (i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the making or consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

(d)    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn.

(e)    The shares of Parent Common Stock to be issued in the Merger shall have been authorized and approved for listing on NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(d), Section 3.3, Section 3.9, Section 3.29 and Section 3.30 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(e) and the first and second sentences of Section 3.34 shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b) or in the term “Company Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)    Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2(d), Section 4.3 and Section 4.33 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.2(a), the first sentence of Section 4.2(b), Section 4.2(c) and Section 4.2(e) shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time) and (iii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 4.11(b) or in the term “Parent Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b)    Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)    The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a)    By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b)    By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by Section 5.6);

(c)    By Parent, if a Triggering Event has occurred;

(d)    By the Company, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.4(f);

(e)    By Parent or the Company, if the Effective Time has not occurred on or before February 5, 2023 (the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to August 5, 2023 (as so extended, the “Extended Outside Date”) if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the initial Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Extended Outside Date shall be automatically extended to February 5, 2024 (as so extended, the “Second Extended Outside Date”) if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the Extended Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Company and Parent may agree to further extend the Second Extended Outside Date by mutual written agreement; and provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any agreements or covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(f)    By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any covenant of Parent or Merger Sub contained in this Agreement has been breached such that the condition to the Merger in Section 6.3(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that the condition to the Merger in Section 6.3(a) is not satisfied;

(g)    By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement, in any case, such that any condition to the Merger in Section 6.3(a) or Section 6.3(b) is not satisfied, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any covenant of the Company contained in this Agreement has been breached such that the condition to the Merger in Section 6.2(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that the condition to the Merger in Section 6.2(a) is not satisfied; or

(h)    By Parent or the Company, if the Company Required Vote shall not have been obtained at the Company Stockholder Meeting duly convened therefor, including at any adjournment or postponement thereof.

7.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) the Confidentiality Agreement (as amended hereby) and Section 3.35, Section 4.37, the last two sentences of Section 5.3, this Section 7.2 and Article 8 shall remain in effect and (ii) nothing herein shall relieve any party from any liabilities or damages incurred or suffered by a party as a result of the Intentional Breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity.

(b)    In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)    In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (solely with respect to any Intentional Breach of Section 5.4 or Section 5.5) or Section 7.1(h), (ii) prior to the date of the

Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal will have been publicly announced and is not withdrawn and (iii) within 12 months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into a definitive written agreement providing for the consummation of any Acquisition Proposal which is ultimately consummated, then, concurrently with the consummation of such Acquisition Proposal, the Company will pay to Parent the Breakup Fee; provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50%”.

(d)    In the event that this Agreement is terminated pursuant to Section 7.1(h), the Company will pay to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement up to $25,000,000 (the “Expense Reimbursement”), with such payment being made concurrently with the termination of this Agreement by the Company or within two (2) Business Days of a termination of this Agreement by Parent.

(e)    In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion. Any payment of the Expense Reimbursement shall reduce, on a dollar-for-dollar basis, any Breakup Fee that becomes due and payable under Section 7.2(c). All payments under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(e) of the Parent Disclosure Schedule. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.2, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If a suit is brought over the payments under this Section 7.2, the prevailing party shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit.

(f)    Subject to clause (ii) of Section 7.2(a) in the case of Intentional Breach, in the event that the Breakup Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither the Company nor any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

7.3    Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto that expressly refers to this Section 7.3.

7.4    Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby that expressly refers to this Section 7.4, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2    Fees and Expenses. Except for (a) the expenses in connection with printing and mailing the Proxy Statement/Prospectus, Information Statement and the Registration Statement required in connection with the actions specified in Section 5.5, (b) all SEC filing fees relating to the Merger and (c) the fees in connection with the approvals required under Section 6.1(b) related to the Merger (each of which fees and expenses shall be borne, in each case, equally by Parent and the Company), all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.3    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by email transmission (provided, that (x) confirmation of email transmission is obtained and (y) any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (ii) on the next Business Day if transmitted by national overnight courier service, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Frontier Group Holdings, Inc.

4545 Airport Way

Denver CO, 80239

Attention:        Howard Diamond

Email:              [***]

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:        Anthony J. Richmond

                         Mark M. Bekheit

Email:              [***]

                         [***]

If to the Company, addressed to it at:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention:        Thomas Canfield

Email:              [***]

with a copy to (for information purposes only):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:        Gregory V. Gooding

                         William D. Regner

Email:              [***]

                          [***]

8.4    Certain Definitions. For purposes of this Agreement, the term:

“2025 Convertible Notes” means the Company’s 4.75% Convertible Senior Notes due 2025, issued under the 2025 Convertible Notes Indenture.

“2025 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“2026 Convertible Notes” means the Company’s 1.00% Convertible Senior Notes due 2026, issued under the 2026 Convertible Notes Indenture.

“2026 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of April 30, 2021, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.4 or any other provision of this Agreement and (ii) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided, that such agreement need not include any “standstill” or similar restriction.

“Acquisition Proposal” means, with respect to Parent or the Company, any offer or proposal from any person or group (other than Parent, Merger Sub or the Company) concerning any, in a single transaction or series of related transactions, direct or indirect, (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Parent or the Company, as applicable, which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of Parent or the Company, as applicable, or 20% of the voting power of the surviving entity in a merger involving Parent or the Company, as applicable, or the resulting direct or indirect parent of the Parent or the Company, as applicable, or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of Parent or the Company, as applicable, representing 20% or more of the consolidated assets of Parent or the Company (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by Parent or the Company, as applicable, of Equity

Interests representing, convertible into or exchangeable for 20% or more of the voting power of Parent or the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of Parent or the Company, as applicable, (e) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the voting power of Parent or the Company, as applicable, or (f) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $94.2 million.

“Business” means the business conducted by the Company and its Subsidiaries.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans and “multiemployer plans” (as defined in Section 3(37) of ERISA), all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which a member of the Company Group is a party, with respect to which any member of the Company Group has any obligation or which are maintained, contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director or consultant of any member of the Company Group.

“Company Convertible Notes” means the 2025 Convertible Notes and 2026 Convertible Notes.

“Company Equity Award” means a Company RSU Award, Company Performance Share Award, 2022 Company Performance Share Award or any other equity award granted under a Company Equity Award Plan.

“Company Equity Award Plans” means the Company’s 2011 Equity Incentive Award Plan and the Company’s 2015 Incentive Award Plan.

“Company Group” means the Company and each Subsidiary of the Company.

“Company IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company Group (excluding, in each case, any public networks).

“Company Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company Group, taken as a whole, or (b) prevents, or materially delays, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which the Company conducts business or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws applicable to the operation of the business of the Company; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on the Company) and other similar events in the United States or any other country or region in the world in which the Company conducts business; (v) any failure by the Company to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Company Material Adverse Effect); (vi) the taking of any action expressly contemplated by this Agreement or at Parent’s or Merger Sub’s request; or (vii) any change in the market price or trading volume, or the downgrade in rating, of the Company’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Company Material Adverse Effect); provided, further, that the effects or changes set forth in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has occurred a Company Material Adverse Effect only to the extent such developments have, individually or in the aggregate, a disproportionate impact on the Company relative to other companies in the airline industry, in which case only the incremental disproportionate impact may be taken into account.

“Company PSP Warrant Agreement” means that certain warrant agreement, dated as of April 20, 2020, between the Company and the Treasury.

“Company PSP Warrants” means warrants issued to the Treasury to purchase up to 520,797 shares of Company Common Stock at an exercise price of $14.08 per share, in connection with the Company’s receipt of funding under the PSP.

“Company PSP2 Warrant Agreement” means that certain warrant agreement, dated as of January 15, 2021, between the Company and the Treasury.

“Company PSP2 Warrants” means warrants issued to the Treasury to purchase up to 137,753 shares of Company Common Stock at an exercise price of $24.42 per share, in connection with the Company’s receipt of funding under the PSP2.

“Company PSP3 Warrant Agreement” means that certain warrant agreement, dated as of April 29, 2021, between the Company and the Treasury.

“Company PSP3 Warrants” means warrants issued to the Treasury to purchase up to 80,539 shares of Company Common Stock at an exercise price of $36.45 per share, in connection with the Company’s receipt of funding under the PSP3.

“Company Registered IP” means all Intellectual Property Rights included in the Company Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Company Treasury Restrictions” means the restrictions and limitations that the Company has been, and will continue to be, subject to as a result of the Company’s participation in the PSP, PSP2 and PSP3, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until September 30, 2022, (iii) prohibition on the repurchase of any of the Company’s equity securities that are listed on a national securities exchange until September 30, 2022, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until April 1, 2023, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022 and (viii) additional reporting and recordkeeping requirements.

“Company Warrant Agreements” means the Company PSP Warrant Agreement, the Company PSP2 Warrant Agreement and the Company PSP3 Warrant Agreement.

“Company Warrants” means the Company PSP Warrants, the Company PSP2 Warrants and the Company PSP3 Warrants.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Control Requirement” means the requirement set forth in Section 368(a)(2)(E)(ii) of the Code.

“Convertible Notes Indenture” means the 2025 Convertible Notes Indenture, providing for the 2025 Convertible Notes, and the 2026 Convertible Notes Indenture, providing for the 2026 Convertible Notes, and as each may have been further amended or supplemented prior to the date of this Agreement.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19 (including any evolutions, mutations or variations thereof) and any other epidemics, pandemics or disease outbreaks.

“COVID-19 Changes” means, which respect to any Person, any action taken (or not taken) that is required to comply with COVID-19 Measures and any commercially reasonable action taken (or not taken) in good faith to mitigate the risk of COVID-19 or the COVID-19 Measures on such Person, its business or its Subsidiaries.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines, responses or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Foreign Benefit Plans” means material benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Foreign Parent Benefit Plans” means material benefit plans that are comparable to Parent Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of a member of the Parent Group who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which a member of the Parent Group is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county municipal, local or foreign government, or other political subdivision thereof, any multinational organization or authority, any authority, agency, commission, or any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions, power or authority of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Statement” a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act (including any amendment or supplement thereto) included in the Registration Statement, providing notice to the Parent stockholders of the Indigo Written Consent, which shall also constitute notice under Section 228 of the DGCL.

“Intellectual Property Rights” means, in any and all jurisdictions, (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, livery, logos, trade names, social media identifiers, and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (e) Trade Secrets, (f) URL and Internet domain name registrations and (g) any and all other similar proprietary rights whether now known or hereafter recognized, in each case of (a) – (g) whether registered or unregistered, and any applications for registration therefor.

“Intentional Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party, (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (c) the failure to effect the Closing when required pursuant to the terms of this Agreement.

“Intervening Event” means any material event, circumstance, change, effect, development or condition that was (i) not known or reasonably foreseeable by the Company Board as of the date of this Agreement or (ii) known to the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable and, in either such case, becomes known to the Company Board after the date of this Agreement; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (a) any Acquisition Proposal; (b) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transactions contemplated hereby; (c) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the United States Internal Revenue Service.

“knowledge” means (a) with respect to the Company, the actual knowledge of each of the individuals set forth on Section 8.4 of the Company Disclosure Schedule, and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the individuals set forth on Section 8.4 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, code, constitution, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Exchange Ratio” means 1.9126.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Parent Aircraft” means all aircraft owned or leased by any member of the Parent Group, in each case, as of the date of this Agreement.

“Parent Benefit Plans” means, other than Foreign Parent Benefit Plans and “multiemployer plans” (as defined in Section 3(37) of ERISA), all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which a member of the Parent Group or is a party, with respect to which a member of the Parent Group has any obligation or which are maintained, contributed to or sponsored by a member of the Parent Group for the benefit of any current or former employee, officer, director or consultant of any member of the Parent Group.

“Parent Board” means the board of directors of Parent.

“Parent Closing Price” means the closing sale price for one share of Parent Common Stock as quoted on NASDAQ on the trading day that is three Business Days preceding the Closing Date.

“Parent Common Stock” means the Voting Common Stock of Parent, par value $0.001 per share.

“Parent Equity Award” means a Parent Option, Parent RSU Award, Restricted Shares and any other equity award granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Parent.

“Parent Group” means Parent and each Subsidiary of Parent.

“Parent IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, any member of the Parent Group (excluding, in each case, any public networks).

“Parent Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Parent Group, taken as a whole, or (b) prevents, or materially delays, the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which Parent conducts business or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws applicable to the operation of the business of Parent; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Parent or Merger Sub herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on Parent) and other similar events in the United States or any other country or region in the world in which Parent conducts business; (v) any failure by Parent to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Parent Material Adverse Effect); (vi) the taking of any action expressly contemplated by this Agreement or at the Company’s request or (vii) any change in the market price or trading volume, or the downgrade in rating, of Parent’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Parent Material Adverse Effect); provided, further, that the effects or changes set forth in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has occurred a Parent Material Adverse Effect only to the extent such developments have, individually or in the aggregate, a disproportionate impact on Parent relative to other companies in the airline industry, in which case only the incremental disproportionate impact may be taken into account.

“Parent Options” means an option to purchase shares of Parent Common Stock.

“Parent Phantom Units” means the units issued by Parent pursuant to the Amended and Restated Phantom Equity Investment Agreement, dated as of December 3, 2013, by and among Frontier Airlines, Inc., Parent and FAPAInvest, LLC.

“Parent PSP Warrants” means warrants issued to the Treasury to purchase up to 522,576 shares of Parent Common Stock at an exercise price of $6.36 per share, in connection with Parent’s receipt of funding under the PSP.

“Parent PSP2 Warrants” means warrants issued to the Treasury to purchase up to 157,313 shares of Parent Common Stock at an exercise price of $11.65 per share, in connection with Parent’s receipt of funding under the PSP2.

“Parent PSP3 Warrants” means warrants issued to the Treasury to purchase up to 79,961 of Parent Common Stock at an exercise price of $18.85 per share, in connection with Parent’s receipt of funding under the PSP3.

“Parent Registered IP” means all Intellectual Property Rights included in the Parent Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Parent Treasury Loan Warrants” means warrants issued to the Treasury to purchase up to 2,358,090 shares of Parent Common Stock at an exercise price of $6.36 per share, in connection with Parent’s borrowing under the Treasury Loan.

“Parent Treasury Restrictions” means the restrictions and limitations that Parent was and is subject to as a result of Parent’s participation in the PSP, PSP2, PSP3 and the Treasury Loan, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until one year after the Treasury Loan has been repaid, (iii) prohibition on the repurchase of any of Parent’s equity securities that are listed on a national securities exchange until one year after the Treasury Loan has been repaid, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until the later of April 1, 2023 and one year after the Treasury Loan has been repaid, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022 and (viii) additional reporting and recordkeeping requirements.

“Parent Warrants” means the aggregate of the Parent PSP Warrants, the Parent PSP2 Warrants, the Parent PSP3 Warrants and the Parent Treasury Loan Warrants.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) statutory Liens in favor of lessors arising in connection with any Leased Real Property, (f) Liens pursuant to the Company’s or Parent’s existing indebtedness, as the case may be, and (g) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means all information that identifies, could reasonably be used to identify, or is otherwise identifiable with an individual or individual’s device (i.e. device identifiers, IP address, MAC address, or other device identifier) and including any information combined with or associated with Personal Information or that could be used to contact or locate an individual (e.g. geolocation data). Personal Information includes such information in any form, including paper, electronic, and other forms.

“Privacy Laws” means all applicable Laws as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications, including the Federal Trade Commission Act; the Children’s Online Privacy Protection Act; the Telemarketing Consumer Protection Act; the CAN-SPAM Act; and California Consumer Privacy Act of 2018.

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, cleaning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to Company stockholders for approval at the Company Stockholder Meeting, which will also be used as a prospectus of Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger.

“PSP” means the Payroll Support Program established under Division A, Title IV, Subtitle B of the CARES Act.

“PSP2” means the Payroll Support Program Extension established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (December 27, 2020), as the same may be amended from time to time.

“PSP3” means the Payroll Support Program established under Section 7301 of the American Rescue Plan Act of 2021 (March 11, 2021), as the same may be amended from time to time.

“Qualifying Amendment” shall mean an amendment or supplement to the Information Statement relating to Parent, the Proxy Statement/Prospectus relating to the Company or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Change of Board Recommendation, (ii) a statement of the reasons of the Company Board for making such Change of Board Recommendation and (iii) additional information reasonably related to the foregoing.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act registering the shares of Parent Common Stock to be issued in connection with the Merger.

“Restricted Shares” means each outstanding and issued Share that is subject to one or more vesting conditions.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach of Section 5.4, that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 5.4(e)) and (b) is reasonably capable of being consummated in accordance with the terms of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.

“Tax Return” means any report, return (including information return), claim for refund, declaration or other information or filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, duties, levies, assessments or charges of any kind (together with any and all interest, penalties and additions thereto, whether disputed or not) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, escheat, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury” means the U.S. Department of the Treasury.

“Treasury Loan” means the term loan facility of up to $574 million pursuant to the secured loan program established under the CARES Act, of which Parent has drawn $150 million and for which Parent’s right to draw any further funds has lapsed.

“Treasury Regulations” means regulations promulgated by the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.4); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; or (f) the Company Board formally resolves to take or publicly announces its intention to take any of the foregoing action.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2022 Company Performance Share Award”	Section 2.5(c)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.4(a)ii

“Barclays”	Section 3.28

“Barclays Fairness Opinion”	Section 3.28

“Book-Entry Shares”	Section 2.3(b)

“CCPA”	Section 3.18(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.3(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.4(d)

“Citigroup”	Section 4.33

“Citigroup Fairness Opinion”	Section 4.36

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Aircraft”	Section 3.24(a)

“Company Aircraft Finance Contract”	Section 3.24(e)

“Company Aircraft Purchase Contract”	Section 3.24(d)

“Company Airport”	Section 3.26

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company CBAs”	Section 3.13(b)

“Company Charter”	Section 3.1(c)

“Company Common Stock”	Section 2.1(a)

“Company Data Privacy Requirements”	Section 3.18(a)

“Company Designees”	5.16(a)

“Company Disclosure Schedule”	Article 3

“Company Financial Statements”	Section 3.7(a)

“Company Insurance Policies”	Section 3.20

“Company Leased Real Property”	Section 3.22(a)

“Company Licensed Intellectual Property”	Section 3.17(a)

“Company Material Contract”	Section 3.14(a)

“Company MSU Award”	Section 2.5

“Company Non-Voting Common Stock”	Section 3.2(a)

“Company Owned Intellectual Property”	Section 3.17(a)

“Company Performance Share Award”	Section 2.5(b)

“Company Permits”	Section 3.6(a)

“Company PII Security Incident”	Section 3.18(c)

“Company Preferred Stock”	Section 3.2(a)

“Company Related Party Transaction”	Section 3.23

“Company Representatives”	Section 5.3

“Company Required Vote”	Section 3.29

“Company RSU Awards”	Section 2.5(a)

“Company SEC Documents”	Section 3.7(a)

“Company Slots”	Section 3.25(a)

“Company Stockholder Approval”	Section 3.29

“Company Stockholder Meeting”	Section 5.5(b)

“Competition Authorities”	Section 5.6(d)

“Confidentiality Agreement”	Section 5.3

“Continuing Employee”	Section 5.9(a)

“Credit Card Contract”	Section 3.14(a)v

“D&O Insurance”	Section 5.10(c)

“DGCL”	Recitals

“DHS”	Section 3.5

“Dissenting Shares”	Section 2.4

“DOT”	Section 3.5

“EDGAR”	Article 3

“Effective Time”	Section 1.2

“Enforceability Exceptions”	Section (d)(a)

“Exchange Act”	Section 3.5

“Exchange Agent”	Section 2.3(a)

“Exchange Fund”	Section 2.3(a)

“Expense Reimbursement”	Section 7.2(d)

“Extended Outside Date”	Section 7.1(e)

“FAA”	Section 3.5

“FCC”	Section 3.5

“Fractional Share Consideration”	Section 2.3(a)

“Indigo Written Consent”	Recitals

“Intervening Event Notice Period”	Section 5.4(g)i

“Leased Real Property”	Section 3.22(a)

“Malicious Code”	Section 3.17(f)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“Morgan Stanley”	Section 3.28

“Morgan Stanley Fairness Opinion”	Section 3.28

“Notice Period”	Section 5.4(f)i

“Order”	Section 3.15(b)

“Outside Date”	Section 7.1(e)

“Parent”	Preamble

“Parent Aircraft Finance Contract”	Section 4.24(e)

“Parent Aircraft Purchase Contract”	Section 4.24(d)

“Parent Airport”	Section 4.26

“Parent Assumed Warrants”	Section 2.6

“Parent Board Recommendation”	Recitals

“Parent CBAs”	Section 4.13(b)

“Parent Charter”	Section 4.1(c)

“Parent Data Privacy Requirements”	Section 4.18(a)

“Parent Designees”	5.16(a)

“Parent Disclosure Schedule”	Article 4

“Parent Financial Statements”	Section 4.7(a)

“Parent Group”	Section 4.1(c)

“Parent Insurance Policies”	Section 4.20

“Parent Leased Real Property”	Section 4.224.22(a)

“Parent Licensed Intellectual Property”	Section 4.17(a)

“Parent Material Contract”	Section 4.14(a)

“Parent Non-Voting Common Stock”	Section 4.2(a)

“Parent Owned Intellectual Property”	Section 4.17(a)

“Parent Owned Real Property”	Section 4.224.22(a)

“Parent Permits”	Section 4.6(a)

“Parent PII Security Incident”	Section 4.18(c)

“Parent Related Party Transaction”	Section 4.23

“Parent Representatives”	Section 5.3

“Parent Required Vote”	Section 4.32

“Parent RSU Award”	Section 2.5(a)

“Parent SEC Documents”	Section 4.7(a)

“Parent Service Providers”	Section 4.12(f)

“Parent Share Issuance”	Recitals

“Parent Slots”	Section 4.25(a)

“Parent Stockholder Approval”	Section 4.32

“PCI DSS”	Section 3.17(g)

“Per Share Cash Consideration”	Section 2.1(a)

“Per Share Stock Consideration”	Section 2.1(a)

“Proceeding”	Section 3.15(a)

“Representatives”	Section 5.3

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“SEC Effective Date”	Section 5.5(b)

“Section 16”	Section 5.13

“Second Extended Outside Date”	Section 7.1(e)

“security events”	Section 3.17(f)

“Service Providers”	Section 3.12(g)

“Share”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“TSA”	Section 3.5

8.6    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever (including Section 5.9) under or by reason of this Agreement except for the individuals referenced in Section  5.10.

8.10    Assignment. This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary prior to the mailing of the Information Statement and Proxy Statement/Prospectus, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11    Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. Documents, materials and information are deemed to have been “made available” to (a) Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Galaxy,” which is hosted by Datasite (www.datasite.com) in connection with the transactions contemplated hereby or disclosed in a Company SEC Document filed and publicly available and (b) Company, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Top Gun II”, which is hosted by Donnelley Financial Solutions Venue (www.dfsvenue.com) in connection with the transactions contemplated hereby or disclosed in a Parent SEC Document filed and publicly available, in each case, at least three (3) Business Days prior to the date of this Agreement. The phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, including any COVID-19 Changes. References to “days” will mean “calendar days” unless expressly stated otherwise. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is not a Business Day, the period will end on the immediately following Business Day. No specific provision, representation or warranty will limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement will be given full, separate, and independent effect and that such provisions are cumulative.

8.12    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.14    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto will waive any requirement for the posting of any bond or other security in connection therewith.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Barry L. Biffle
Name: Barry L. Biffle
Title: President and Chief Executive Officer

TOP GUN ACQUISITION CORP.

By:	/s/ Barry L. Biffle
Name: Barry L. Biffle
Title: President

SPIRIT AIRLINES, INC.

By:	/s/ Edward M. Christie
Name: Edward M. Christie
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

388 Greenwich Street New York, NY 10013

February 5, 2022

The Board of Directors

Frontier Group Holdings, Inc.

4545 Airport Way

Denver, CO 80239

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Frontier Group Holdings, Inc. (“Frontier”) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger, dated as of February 5, 2022, (the “Merger Agreement”) among Frontier, Top Gun Acquisition Corp., a wholly owned, direct subsidiary of Frontier (“Merger Sub”), and Spirit Airlines, Inc. (“Spirit”), taking into account the Cash Consideration (as defined below) to be paid by Frontier pursuant to the Merger Agreement. As more fully described in the Merger Agreement, Merger Sub will be merged with and into Spirit, with Spirit continuing as the surviving corporation (the “Merger”) and each outstanding share of the common stock, par value $0.0001 per share, of Spirit (“Spirit Common Stock”) will be converted into the right to receive (i) 1.9126 (the “Exchange Ratio”) shares of the common stock, par value $0.001 per share, of Frontier (“Frontier Common Stock”), and (ii) $2.13 in cash, without interest (the “Cash Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Frontier and certain senior officers and other representatives and advisors of Spirit concerning the businesses, operations and prospects of Frontier and Spirit. We examined certain publicly available business and financial information relating to Frontier and Spirit, certain financial forecasts and other information and data relating to Spirit which were provided to or discussed with us by the management of Spirit, as well as certain financial forecasts and other information and data relating to Frontier and Spirit which were provided to or discussed with us by the management of Frontier, including certain information and data relating to potential revenue enhancements, cost savings and other strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Frontier and Spirit to result from the Merger (such potential revenue enhancements, cost savings and other strategic implications and financial and operational benefits, collectively, the “Synergies”). We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Frontier Common Stock and Spirit Common Stock; the historical and projected earnings and other operating data of Frontier and Spirit; and the capitalization and financial condition of Frontier and Spirit. We considered, to the extent publicly available, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Frontier and Spirit. We also evaluated certain potential pro forma financial effects of the Merger on Frontier. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Frontier that they are not aware

The Board of Directors

Frontier Group Holdings, Inc.

February 5, 2022

of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Spirit which were provided to or discussed with us by the management of Spirit, and which you have directed us to use for purposes of our analysis and this opinion, we have been advised by the management of Spirit, and have assumed, with your consent, that they were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Spirit as to the future financial performance of Spirit, and have assumed, with your consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. With respect to financial forecasts and other information and data relating to Frontier and Spirit which were provided to or discussed with us by the management of Frontier, including the potential Synergies anticipated by the managements of Frontier and Spirit to result from the Merger, we have been advised by the management of Frontier and have assumed, with your consent, that such forecasts and potential Synergies and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Frontier as to the future financial performance of Frontier, including the potential Synergies and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential Synergies) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. In addition, we have relied, at your direction, upon the assessments of the management of Frontier, as to, among other things, (i) the potential impact on Frontier and Spirit of certain market, competitive, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the airline industry, including assumptions of the management of Frontier as to, among other things, future energy prices, operational, maintenance and other costs, and demand for air travel reflected in the financial forecasts and other information and data utilized in our analysis or otherwise relevant for purposes of our opinion, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses and opinion, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships of Frontier and Spirit, and (iii) the ability of Frontier to integrate the businesses and operations of Frontier and Spirit and to realize the potential Synergies anticipated by the management of Frontier to result from the Merger. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Frontier and Spirit or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We express no opinion as to any financial and other information or data (or any underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Frontier, Spirit or the contemplated benefits of the Merger that would be material to our analysis or opinion. We are not expressing any opinion or view with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Frontier as to such matters.

Our opinion does not address any terms (other than the Exchange Ratio, taking into account the Cash Consideration to be paid by Frontier pursuant to the Merger Agreement, to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consent, indemnification, escrow, holdback or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Merger or otherwise. Our opinion, as set forth herein, relates to the relative values of Frontier and Spirit (taking into account the Cash Consideration to be paid by

The Board of Directors

Frontier Group Holdings, Inc.

February 5, 2022

Frontier pursuant to the Merger Agreement). We are not expressing any opinion as to what the value of the Frontier Common Stock actually will be when issued pursuant to the Merger or the prices at which the Frontier Common Stock or Spirit Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio, taking into account the Cash Consideration to be paid by Frontier pursuant to the Merger Agreement. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Frontier or Spirit nor have we made any physical inspection of the properties or assets of Frontier or Spirit. We express no view as to, and our opinion does not address, the underlying business decision of Frontier to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Frontier or the effect of any other transaction in which Frontier might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio, taking into account the Cash Consideration to be paid by Frontier pursuant to the Merger Agreement, or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries and sectors in which Frontier and Spirit operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Frontier, Spirit (or their respective businesses) or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Frontier in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, Frontier has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and/or in the future may provide, certain investment banking, commercial banking and other financial services to Frontier unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as lead left bookrunner in connection with Frontier’s initial public offering, as facility agent, arranger, and lender in connection with an amendment to a certain pre-delivery payment facility of Frontier and as lender in connection with certain loans of Frontier. We and our affiliates in the past have provided, currently are providing and in the future may provide, certain investment banking, commercial banking and other financial services to Indigo Partners, LLC and/or its affiliates and portfolio companies (“Indigo”), the controlling shareholder of Frontier, unrelated to the proposed Merger and excluded from the services provided to Frontier, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting as financial advisor in connection with certain M&A related activity and as bookrunner in connection with certain equity offerings of Indigo. We and our affiliates in the past have provided, currently are providing and in the future may provide, certain investment banking, commercial banking and other financial services to Spirit, unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting as bookrunner in connection with certain equity offerings of Spirit, including Spirit’s convertible senior notes, as a bookrunner in connection with certain credit facilities of Spirit and as lender in connection with certain loans of Spirit. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Frontier, affiliates of Indigo and Spirit for our own account or for the account of our customers and, accordingly, may at any time hold a long or short

The Board of Directors

Frontier Group Holdings, Inc.

February 5, 2022

position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Frontier, Indigo, Spirit and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Frontier (solely in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio, taking into account the Cash Consideration to be paid by Frontier pursuant to the Merger Agreement, is fair, from a financial point of view, to Frontier.

Very truly yours,

/s/ Citigroup Global Markets Inc

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

February 5, 2022

Board of Directors

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Members of the Board of Directors:

We understand that Spirit Airlines, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Frontier Group Holdings, Inc. (“Parent”) and Top Gun Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), and (ii) each share of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than any shares of Company Common Stock held in the treasury of the Company, shares of Company Common Stock owned of record by Parent, Merger Sub or any of their respective wholly owned subsidiaries, or Dissenting Shares (as defined in the Agreement (as defined below) and together, the “Excluded Shares”), will be converted into the right to receive (x) $2.13 in cash, without interest, and (y) 1.9126 of a fully paid and non-assessable share of Voting Common Stock of Parent (the “Parent Common Stock”), par value $0.001 per share (the cash and stock consideration described in the foregoing clauses (x) and (y), collectively, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated on or about February 5, 2022, by and among Parent, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than holders of the Excluded Shares) of the Consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of February 4, 2022, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, the Parent’s Registration Statement on Form S-1 filed on March 8, 2021, the Company’s and Parent’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by the Company, including financial projections of Parent prepared by management of Parent and approved for our use by the Company (the “Parent Projections”); (5) a trading history of the Company Common Stock from February 4, 2017 to February 4, 2022, a trading history of the Parent Common Stock from April 1, 2021 to February 4, 2022 and a comparison of those trading histories with those of other companies that we deemed relevant; (6) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); (7) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Parent; (8) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; and (9) a comparison of the relative contributions of the Company and Parent to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the management of the Company and Parent concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Parent Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent and the Company as to the future financial performance of Parent and that Parent will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the Expected Synergies reflect the best currently available estimates and judgments of the management of Parent and the Company as to their amounts and timing and will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We express no opinion as to the prices at which (i) the Company Common Stock or Parent Common Stock would trade following the announcement of the Proposed Transaction or (ii) the Parent Common Stock would trade at any time following the consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services.

Specifically, in the past two years, we have performed the following investment banking and financial services: (i) having acted as a joint bookrunner on Parent’s initial public offering in March 2021; (ii) having acted as an underwriter on the Company’s 4.75% Convertible Senior Notes due 2025 in May 2020; (iii) having acted as an underwriter on the Company’s $175 million follow on equity offering in May 2020; (iv) having acted as a financial advisor to the Company in connection with the Coronavirus Aid, Relief, and Economic Security Act of 2020; (v) having acted as a structuring agent and joint bookrunner on the Company’s $850 million senior secured notes in September 2020; (vi) having acted as an underwriter on the Company’s 1.00% Convertible Senior Notes due 2026 in April 2021; (vii) having acted as an advisor on the Company’s registered direct offering and repurchase in April 2021; (viii) having served as a lender under the Company’s existing revolving credit facility; (ix) having served as a lender under Parent’s pre-delivery deposit payments financing facility; and (x) having provided advisory services to the Company on its assessment of certain strategic alternatives.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc

BARCLAYS CAPITAL INC.

ANNEX D

February 5, 2022

Board of Directors

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Members of the Board:

We understand that Spirit Airlines, Inc. (“Spirit” or the “Company”), Frontier Group Holdings, Inc. (“Parent”) and Top Gun Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 5, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares (i) owned of record by Parent, Merger Sub or any of their respective wholly owned subsidiaries, (ii) held in the Company’s treasury or (iii) which constitute Dissenting Shares (as defined in the Merger Agreement) (collectively, the “Excluded Shares”), will be converted into the right to receive (a) $2.13 per share in cash, without interest, and (b) 1.9126 fully paid and non-assessable shares (the “Exchange Ratio”) of voting common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) and any cash payable, without interest, in lieu of fractional shares of Parent Common Stock (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein that are not otherwise defined shall have the meaning set forth for such term in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement (other than the Excluded Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)    Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)    Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)    Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively;

4)    Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Parent, respectively;

5)    Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)    Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent;

7)    Reviewed the pro forma impact of the Merger on Parent’s earnings, cash flow, consolidated capitalization and certain financial ratios;

8)    Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

9)    Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly traded companies comparable with the Company and Parent, respectively, and their securities;

10)    Participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;

11)    Reviewed the Merger Agreement and certain related documents; and

12)    Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and Parent of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Parent; (iii) their ability to retain key employees of the Company and Parent, respectively and (iv) the validity of, and risks associated with, the Company and Parent’s existing and future technologies, intellectual property, products, services and business models. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) in the transaction. We express no opinion with respect to the treatment of the Company Convertible Notes or the Company Warrants pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than Parent, which expressed interest to Morgan Stanley in the possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and financing services for Parent and Indigo

Partners LLC (an affiliate of Parent) (“Indigo Partners”) and its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, the Company, Indigo Partners and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, Indigo Partners, their respective affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed, and may commit in the future, to invest in investment funds managed by Indigo Partners or its affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Indigo Partners or its affiliates.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock or the Company Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Company should vote at the shareholders’ meeting to be held in connection with the Merger or whether to take any other actions in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Healy
Kristin Healy
Managing Director

ANNEX E

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPIRIT® SPIRIT AIRLINES, INC. 2800 EXECUTIVE WAY MIRAMAR, FL 33025
VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SAVE2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time by and between Spirit Airlines, Inc., Frontier Group Holdings, Inc. and Top Gun Acquisition Corp; 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and 3. To approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal. NOTE: The meeting agenda also includes the transaction of such other business as may come before the Special Meeting or any adjournment or postponement thereof. For Against Abstain 0000572105_1 R1.0.0.24 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on June 10, 2022:
The Proxy Statement is available at www.proxyvote.com SPIRIT AIRLINES, INC. 2022 Special Meeting of Stockholders June 10, 2022 9:00 a.m. ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas C. Canfield and Edward M. Christie III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPIRIT AIRLINES, INC. that the stockholder(s) is/are entitled to vote at the 2022 Special Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/ SAVE2022SM, on June 10, 2022, at 9:00 a.m. ET, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side 0000572105_2 R1.0.0.24